UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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AMYRIS, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Amyris stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Amyris, Inc., a Delaware corporation (“Amyris” or the “Company”), will be held on [             ], [             ] [   ], 2013, at [_______] Pacific Time, at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (the “Special Meeting”). At the Special Meeting, our stockholders will be asked to consider and vote upon:

1.  Approval of the issuance of up to $110,000,000 aggregate principal amount of senior convertible promissory notes and a warrant to purchase 1,000,000 shares of our common stock in a private placement transaction or series of private placement transactions and the issuance of the common stock issuable upon conversion or exercise of such notes and warrant, in accordance with NASDAQ Marketplace Rules 5635(b)-(d).

This item of business is more fully described in the Proxy Statement accompanying this Notice of Special Meeting of Stockholders. The record date for the Special Meeting is August 16, 2013. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters in Emeryville, California for the ten days prior to the meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Please note that if you do not give your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to the approval of the issuance of up to $110,000,000 aggregate principal amount of senior convertible promissory notes and a warrant to purchase 1,000,000 shares of our common stock in a private placement transaction or series of private placement transactions and the issuance of the common stock issuable upon conversion or exercise of such notes and warrant in accordance with NASDAQ Marketplace Rules 5635(b)-(d). Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [ ], 2013: the Proxy Statement is available at [ ].

By Order of the Board,

[Insert Signature Image]

John Melo
President and Chief Executive Officer

Emeryville, California

August [__], 2013

AMYRIS, INC.

PROXY STATEMENT FOR A
SPECIAL MEETING OF STOCKHOLDERS

Information About the Meeting, Meeting Materials, Voting and Proxies

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (“Amyris,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at a special meeting of stockholders (the “Special Meeting”) and at any adjournments or postponements thereof. We are holding the Special Meeting on [            ], [    ] [   ], 2013, at [_______] Pacific Time, at our offices at 5885 Hollis Street, Suite 100, Emeryville, California 94608. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about [        ] [  ], 2013. The address of our principal executive offices is 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Purpose of Meeting

On August 8, 2013, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) for the sale and issuance of up to $73,057,060.41 of senior convertible promissory notes to existing investors, Maxwell (Mauritius) Pte Ltd (“Maxwell”), which is currently one of our largest stockholders, and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total”), currently our largest stockholder (the “Initial Note Offering”). The Initial Note Offering will consist of two tranches of note offerings, the first tranche, for the sale of up $42,616,618.57 of senior convertible promissory notes, is contemplated to occur following satisfaction of the closing conditions in the Securities Purchase Agreement, including stockholder approval of the transaction at the Special Meeting, and the second tranche, for the sale of up to $30,440,441.84 of senior convertible promissory notes, will occur at the option of the Company at any time up to 24 months after the date of the Securities Purchase Agreement following the satisfaction of certain closing conditions in the Securities Purchase Agreement, including stockholder approval of the transaction at the Special Meeting. The Initial Note Offering will also involve the issuance to Maxwell of a warrant to purchase 1,000,000 shares of our common stock at an exercise price per share of $0.01 that will be exercisable only if Total converts existing convertible promissory notes with a certain per share conversion price into shares of our Common Stock. In addition to the Initial Note Offering, the Company is requesting your approval of the sale of up to an additional $36,942,939.59 of convertible promissory notes to new investors on substantially the same terms as the Initial Note Offering (such additional sales also to occur in two separate tranches of approximately $12,380,000 and $24,600,000, respectively) (such additional sales, together with the Initial Note Offering, the “Private Placement”). The Board and the Audit Committee of the Board approved the Private Placement on July 26, 2013 and a special Independent Committee of the Board approved the Private Placement on August 7, 2013, and in connection with such approvals we have agreed to solicit stockholder approval of the Private Placement in accordance with NASDAQ Marketplace Rules 5635(b)-(d). The amount of senior convertible promissory notes to be sold to Total in the Initial Note Offering will be based on its exercise of its pro rata rights to purchase such securities, which will be based on its percentage ownership at the time of the sale of the notes. Further, Total and Maxwell may exercise their right to purchase their pro rata share of any additional amount of senior convertible promissory notes sold to new investors. The amount of senior convertible promissory notes that may be sold to new investors as shown throughout this proxy statement assumes that neither Total nor Maxwell exercise their pro rata rights with respect to the sale of additional senior convertible promissory notes to new investors. If the amount of senior convertible promissory notes that Total purchases pursuant to the Securities Purchase Agreement decreases due to a change in its pro rata percentage, or if Total or Maxwell elects to purchase their pro rata percentage of senior convertible promissory notes to be sold to new investors, the amount of senior convertible promissory notes to be sold to new investors would be adjusted accordingly.

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Information Regarding Solicitation and Voting

Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (“Intermediaries”) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [ ], 2013
The SEC’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access the Company’s proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since, based on timing considerations for the 2013 Special Meeting, we are mailing full sets of proxy materials to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Special Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.
The proxy materials, including this Proxy Statement, and a means to vote your shares are available at [ ]. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers

Who can vote at the meeting?

The Board set August 16, 2013 as the record date for the meeting. If you owned shares of our common stock as of the close of business on August 16, 2013, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of August 16, 2013, there were [                           ] shares of our common stock outstanding and entitled to vote.

What is the quorum requirement for the meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

As of the record date of August 16, 2013, there were [                        ] shares of our common stock outstanding and entitled to vote, which means that holders of [                       ] shares of our common stock must be present in person or by proxy for there to be a quorum.

What proposals will be voted on at the meeting?

There is one proposal scheduled to be voted on at the meeting:

•	Approval of the issuance of up to $110,000,000 aggregate principal amount of senior convertible promissory notes and a warrant to purchase 1,000,000 shares of our common stock in a private placement transaction or series of private placement transactions and the issuance of the common stock issuable upon conversion or exercise of such notes and warrant in accordance with NASDAQ Marketplace Rules 5635(b)-(d) (“Proposal 1”).

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Some of the members of the Board have interests and arrangements that could affect their decision to support or approve the proposal. Please refer to the section of this proxy statement entitled “Proposal 1 — Approval of the Issuance of up to $110,000,000 Aggregate Principal Amount of Senior Convertible Promissory Notes and a Warrant to Purchase 1,000,000 Shares of Our Common Stock in a Private Placement Transaction or Series of Private Placement Transactions and the Issuance of the Common Stock Issuable upon Conversion or Exercise of Such Notes and Warrant in Accordance with NASDAQ Marketplace Rules 5635(b)-(d)— Interests of Certain Persons in the Private Placement.”

How does the Board recommend I vote on the proposal?

The Board recommends that you vote:

•	FOR approval of Proposal 1.

How do I vote my shares in person at the meeting?

If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on [                   ], [                    ] [   ], 2013 at [____] a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.

‚	Voting by Internet or telephone. You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
‚	Voting by mail. You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board with respect to Proposal 1 and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

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If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal 1, assuming a quorum is obtained.

Is the proposal considered “routine” or considered “non-routine”?

The approval of Proposal 1 is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposal 1.

What if I am party to a voting agreement related to Proposal 1?

Under the terms of the voting agreement entered into between Amyris, Maxwell, Total, Biolding Investment SA, KPCB Holdings, Inc., Naxyris S.A., Sualk Capital LTD and TPG Biotechnology Partners II, LP, each stockholder who is a party to such agreement has agreed, subject to the terms and conditions set forth in such voting agreement, to vote the shares of our common stock subject to the voting agreement for the approval of Proposal 1. As of August 1, 2013, the parties to the voting agreement beneficially owned and were entitled to vote approximately 45,000 shares of our common stock, or approximately 60% of the shares of common stock outstanding as of the record date. Please refer to the section of this proxy statement entitled “Proposal 1 — Approval of The Issuance of up to $110,000,00 Aggregate Principal Amount of Senior Convertible Promissory Notes and a Warrant to Purchase 1,000,000 Shares of Our Common Stock in a Private Placement Transaction or Series of Private Placement Transactions and the Issuance of the Common Stock Issuable upon Conversion or Exercise of Such Notes and Warrant in Accordance with NASDAQ Marketplace Rules 5635(b)-(d)—Voting Agreements.”

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.

What is the vote required to approve Proposal 1?

•	The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on this Proposal 1 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.

How can I revoke my proxy and change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 12:00 noon Central Time on [             ] [ ], 2013 - your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

How can I find out the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the SEC within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

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Forward-Looking Statements

This Proxy Statement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations, our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals, and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1-

Approval of the Issuance of up to $110,000,000 Aggregate Principal Amount of

Senior Convertible Promissory Notes and a Warrant to Purchase 1,000,000 Shares of Our Common Stock in a Private Placement Transaction or Series of Private Placement Transactions and the Issuance of the Common Stock Issuable Upon Conversion or Exercise of Such Notes and Warrant in Accordance with NASDAQ Marketplace Rules 5635(b)-(d).

General

We are asking stockholders to approve the issuance in the Private Placement of up to $110,000,000 aggregate principal amount of senior convertible promissory notes, the issuance of a warrant to purchase 1,000,000 shares of our common stock and the issuance of the common stock issuable upon conversion or exercise of such notes and warrant in accordance with NASDAQ Marketplace Rules 5635(b)-(d). Up to $73,057,060.41 principal amount of the promissory notes will be sold to existing investors, Maxwell and Total, pursuant to the Securities Purchase Agreement in the Initial Note Offering in two tranches of up to $42,616,618.57 principal amount and $30,440,441.84 principal amount, respectively. The closing of the initial tranche is contemplated to occur following stockholder approval of the Private Placement at the Special Meeting. The second tranche is contemplated to occur at the option of the Company at any time up to 24 months after the signing of the Securities Purchase Agreement following the satisfaction of certain closing conditions, including stockholder approval of the Private Placement at the Special Meeting.

In addition to the Initial Note Offering, the Company is requesting in Proposal 1 your approval of the sale of up to an additional $36,942,939.59 principal amount of senior convertible promissory notes to new investors on substantially the same terms as the Initial Note Offering as outlined in the Securities Purchase Agreement and the Tranche I Notes (as defined below) and the Tranche II Notes (as defined below) (such additional sales also to occur in two separate tranches of approximately $12,380,000 principal amount and $24,600,000 principal amount, respectively). The maximum aggregate principal amount of senior convertible promissory notes issuable in each of the first tranche and the second tranche is $55,000,000 principal amount.

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The conversion price of the Tranche I Notes will initially be $2.44, and will be subject to certain price adjustments, including but not limited to, adjustments (i) in connection with any future securities issuance by the Company at a price less than the then effective conversion price for such notes, (ii) in connection with failure by the Company to achieve certain milestones agreed upon in connection with the execution of the Securities Purchase Agreement (as further described below), (iii) if the Company reduces the conversion price of certain existing promissory notes held by Total (other than pursuant to the terms of such notes) and (iv) in the event that Total exchanges existing convertible notes for new securities of the Company in connection with future financing transactions in excess of its pro rata amount (calculated pursuant to the Securities Purchase Agreement). When, and if, the second tranche of the promissory notes are issued, the conversion price of the Tranche II Notes will initially be $2.87, and will be subject to certain price adjustments, including adjustment (i) in connection with any future securities issuance by the Company at a price less than the then effective conversion price for such notes and (ii) in the event that Total exchanges existing convertible notes for new securities of the Company in connection with future financing transactions in excess of its pro rata amount (calculated pursuant to the Securities Purchase Agreement). The warrant to purchase 1,000,000 shares of our common stock at a per share exercise price of $0.01 will be issued in the Initial Note Offering to Maxwell and will only be exercisable in the event that Total converts certain outstanding convertible promissory notes that have a conversion price as of the date hereof of $3.08 into shares of the Company’s common stock. The issuance of the warrant to Maxwell is a condition to its obligation to purchase senior convertible promissory notes in the Initial Note Offering.

In connection with the Initial Note Offering, the Company also agreed to grant a senior security interest in the Company’s intellectual property to Maxwell in connection with their participation in the Initial Note Offering, subject to certain conditions outlined below.

Vote Required and Board Recommendation for Proposal 1

The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 1 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” this Proposal 1.

The Board unanimously determined that Proposal 1 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 1.

In reaching its determination to approve Proposal 1, the Board, with advice from our management and legal advisors, considered a number of factors, including:

•	the fact that the proceeds from the Private Placement will enable us to advance our strategic direction;

•	our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

•	our view that the proceeds from the Private Placement will enhance our balance sheet;

•	the fact that our management and certain of our directors have explored financing options with other potential investors and are not aware of an ability for us to obtain the financing needed for our ongoing cash needs on comparable or better terms to the Private Placement, or at all;

•	the fact that the issuance of the Tranche II Notes (as defined below) will be at our election; and

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•	the fact that our stockholders would have an opportunity to approve the Private Placement.

The Independent Committee also considered the following factors adverse to the Private Placement:

•	the fact that our stockholders who are not participating in the Private Placement may be diluted and the value of our common stock could be diluted upon conversion of the promissory notes and exercise of the warrant;

•	the fact that the conversion price for the convertible promissory notes to be issued in the first tranche of the Private Placement will initially be at a discount to the market price on the date the Company entered into the Securities Purchase Agreement;

•	the fact that the conversion prices of the promissory notes issuable in the Private Placement are subject to adjustment and there is no cap on the maximum number of shares that we could be required to issue upon conversion of the promissory notes (in the case of potential anti-dilution adjustments if the Company sells any shares of common stock or securities exchangeable for or convertible into its common stock, at a price, or with an exercise or conversion price, less than the conversion price of the notes to be issued in the Private Placement);

•	the fact that the ownership by Maxwell and Total of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our Company;

•	the fact that convertible promissory notes issuable to Total in the Private Placement will be issued for the conversion of existing debt and, as such, will not be an immediate source of liquidity to us;

•	the fact that the Private Placement may result in Maxwell sharing a senior security interest in the Company’s intellectual property with Total;

•	the fact that the Private Placement will involve the issuance of a warrant to Maxwell that, under certain circumstances, would be exercisable for 1,000,000 shares of our common stock at a per share exercise price of $0.01;

•	the fact that in connection with the Private Placement, the Company may be required to enter into an agreement to reduce the conversion price of certain outstanding convertible promissory notes held by Total, which reduction would result in a related reduction of the conversion price of the convertible notes to be issued in the Private Placement;

•	the fees and expenses to be incurred by us in connection with the Private Placement; and

•	the fact that the covenants and restrictions in the Securities Purchase Agreement as described in “Terms of the Private Placement – Summary of the Terms of the Securities Purchase Agreement” below may limit our financing flexibility in the future or our ability to participate in a change of control transaction.

In view of the variety of factors considered in connection with the evaluation of the Private Placement and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.

After evaluating these factors for and against the Private Placement, and based upon their knowledge of our business, financial condition and prospects, and the view of our management, the Board unanimously concluded that the Private Placement is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 1 at the Special Meeting.

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Purpose of Proposal 1—Nasdaq Stockholder Approval Requirement

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) and trades under the ticker symbol AMRS. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock on the date the Company enters into a binding agreement for the issuance of such securities. This requirement is set forth in Nasdaq Marketplace Rule 5635(d). Based on a market price on August 7, 2013 of $2.82 per share and the sale of the full $110,000,000 aggregate principal amount of notes issuable in the Private Placement (including notes that may be sold to new investors under terms substantially similar to the terms of the Initial Note Offering), the issuance of the promissory notes would involve the issuance of securities convertible into more than 20% of our common stock at a discount to the market value of our common stock on the date of execution of the binding agreement to issue such securities. Further, the 1,000,000 shares of our common stock issuable to Maxwell upon exercise of the warrant to be issued in connection with the Initial Note Offering would also be counted against the 20% limit.

As detailed in “Terms of the Private Placement” below, the first tranche of promissory notes to be sold in the Private Placement will be issued with a conversion price equal to $2.44, which conversion price is below the greater of book value or market value of the stock at the time the Company entered into a binding agreement to issue such notes and which conversion price will be subject to certain downward adjustments. The notes to be issued in the second tranche of the Private Placement will be issued with a conversion price equal to $2.87, which conversion price will be subject to downward conversion price adjustments. Finally, the warrant to be issued to Maxwell in the Private Placement will, subject to certain contingencies, be exercisable at a per share exercise price of $0.01.

Because the Private Placement involves the potential issuance by us of securities convertible into shares of common stock that would represent more than 20% of our currently outstanding common stock at a price below the greater of book or market value of the common stock at the time the Company entered into a binding agreement to issue such securities, stockholder approval is required for the issuance of the senior convertible promissory notes being issued in the Private Placement, the issuance of the shares of common stock issuable upon full conversion of such notes, the issuance of the warrant to be issued to Maxwell in the Private Placement and the issuance of the shares of common stock issuable upon exercise of such warrant.

Nasdaq additionally requires stockholder approval prior to the issuance of securities when the issuance or potential issuance of securities will result in a change of control of the Company. This requirement is set forth in Nasdaq Marketplace Rule 5635(b). Nasdaq defines a change of control as occurring when, as a result of an issuance, an investor or a group would own, or have the right to acquire 20% or more of the outstanding shares of common stock or voting power of a company, and such ownership or voting power would be the largest ownership position. Under certain circumstances, Proposal 1 could result in Maxwell being the largest owner of common stock of the Company in an amount greater than 20%.

Nasdaq Marketplace Rule 5635(c) requires stockholder approval of security issuances at below fair market value made to officers, directors, employees or consultants, or affiliated entities of any such persons. Proposal 1 will result in purchase of securities convertible into shares of common stock by entities affiliated with Philippe Boisseau below the fair market value of our common stock at the time the Company entered into the Securities Purchase Agreement (as outlined above).

By approving Proposal 1, you are approving the proposal for purposes of the requirements under Nasdaq Marketplace Rules 5635(b), (c) and (d), which will result in the purchase of securities convertible into shares of our common stock.

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Terms of the Private Placement

We have entered into the Securities Purchase Agreement with Maxwell and Total (the “Investors”) under which (i) Maxwell has agreed to purchase $35,000,000 principal amount of senior convertible promissory notes in the first tranche and up to, at our election, $25,000,000 principal amount of senior convertible promissory notes in the second tranche and (ii) Total has agreed to purchase the lesser of $7,616,618.57 principal amount and its actual pro rata share of the senior convertible promissory notes sold pursuant to the Securities Purchase Agreement in the first tranche and the lesser of $5,440,441.84 principal amount and its actual pro rata share of the senior convertible promissory notes sold pursuant to the Securities Purchase Agreement in the second tranche. The Company is also seeking your approval in Proposal 1 to sell up to an additional $36,942,939.59 principal amount of senior convertible promissory notes to new investors under terms substantially similar to the terms of the Initial Note Offering. The Company contemplates selling such new notes in two tranches paralleling the tranches of the Initial Note Offering such that the Company would issue an additional $12,383,381.43 principal amount of convertible notes in substantially the form of the Tranche I Notes and an additional $24,559,558.16 principal amount of convertible notes in substantially the form of the Tranche II Notes.

In addition, the Private Placement will involve the issuance to Maxwell of a warrant to purchase 1,000,000 shares of the Company’s common stock at a per share exercise price of $0.01. Such warrant will only be exercisable if Total converts existing promissory notes with a certain per share conversion price into shares of the Company’s common stock. The issuance of the warrant to Maxwell is a condition to its obligation to purchase senior convertible promissory notes in the Initial Note Offering.

We are requesting in this Proposal 1 that our stockholders approve the issuance of up to $110,000,000 aggregate principal amount of senior convertible promissory notes and a warrant to purchase 1,000,000 shares of our common stock in a private placement transaction or series of private placement transactions and the issuance of the common stock issuable upon conversion or exercise of such notes and warrants in accordance with NASDAQ Marketplace Rules 5635(b)-(d). The issuance and sale of the convertible promissory notes and the warrant in the Private Placement are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act. Set forth below are the material terms of the Private Placement.

THIS SUMMARY OF THE TERMS OF THE Private Placement IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE Private Placement; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE FORM OF SECURITIES PURCHASE AGREEMENT, THE FORM OF TRANCH I SENIOR CONVERTIBLE NOTE AND THE FORM OF TRANCHE II SENIOR CONVERTIBLE NOTE IN THEIR ENTIRETY, WHICH WE HAVE INCLUDED AS ANNEXES A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT. THE COMPANY HAS ALSO ATTACHED CERTAIN FINANCIAL INFORMATION OF THE COMPANY AS ANNEX D TO THIS PROXY STATEMENT. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.

Summary of the Terms of the Securities Purchase Agreement

We and the Investors have entered into the Securities Purchase Agreement and any additional investors who participate will be required to enter into a securities purchase agreement on substantially similar terms. The Securities Purchase Agreement contains representations and warranties by us and the Investors to each other and is not intended to provide any other factual information about us.

Representations and Warranties. We provided representations and warranties that we believe are customary for transactions of this nature for similar businesses. In addition, each Investor made representations and warranties to us that we believe are customary for transactions of this nature. The representations and warranties in the Securities Purchase Agreement were made only for the purposes of the Securities Purchase Agreement and solely for the benefit of the parties to the Securities Purchase Agreement as of specific dates. The assertions embodied in the representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Securities Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standards of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Securities Purchase Agreement as characterizations of the actual state of facts about us and you should read the Securities Purchase Agreement together with the other information concerning us that we publicly file in reports and statements with the SEC.

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Covenants. We made certain covenants to the Investors that we believe are customary for transactions of this nature for similar businesses, including (a) limitations on the Company’s ability to incur additional debt, (b) restrictions on the Company’s ability to engage in certain change of control transactions without the consent of the holders of at least a majority of the outstanding principal of all outstanding Tranche I Notes and Tranche II Notes then held by the Investors, (c) restrictions on the Company’s ability to purchase assets in one transaction or a series of related transactions in excess of $20,000,000 without the consent of holders of at least a majority of the outstanding principal of all outstanding Tranche I Notes and Tranche II Notes then held by the Investors, and (d) the provision of certain information rights to the Investors.

Preemptive Rights. The Securities Purchase Agreement grants a right of first investment to holders of the Notes with respect to future securities issuances by the Company while such Notes are outstanding.

Conditions to the Initial Closing. The obligation of the Investors to purchase the promissory notes on the date of the initial closing of the Private Placement (the “Initial Closing”), which closing is expected to occur shortly after stockholder approval of the Private Placement and which closing will involve the sale and issuance of the Tranche I Notes, is subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following:

•	our stockholders shall have approved the Private Placement;

•	the representations and warranties made by us in the Securities Purchase Agreement shall be true and correct in all respects as of the Initial Closing;

•	unless Total shall have previously released all security interests it holds with respect to the Company’s intellectual property, Total, Maxwell and the Company shall have reached an agreement whereby Maxwell shall be given a shared security interest with Total in the Company’s intellectual property;

•	the Company shall have issued a warrant to Maxwell to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share, exercisable only if Total converts existing promissory notes with a certain per share conversion price into shares of the Company’s common stock; and

•	the Company and the Investors shall have obtained all necessary third-party consents and approvals, including any approval required by the relevant competition authorities.

Conditions to Sale of Tranche II Notes. The obligation of the Investors to purchase any of the Tranche II Notes, which the Company may require for up to 24 months from the signing date, in addition to the conditions to the Initial Closing outlined above, will be subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following:

•	a specified Company manufacturing plant shall have previously achieved total production of 750,000 liters within a run period of 45 days;

•	the current chief executive officer of the Company or an individual approved by holders of at least a majority of the outstanding principal of all outstanding Tranche I Notes and Tranche II Notes, if any, then held by Investors shall remain chief executive officer of the Company;

•	there shall be no material adverse change in the Company’s business from the signing of the Securities Purchase Agreement; and

•	any security interests held by the Investors in the Company’s intellectual property shall have been released in full.

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Description of Senior Convertible Promissory Notes to be Issued

Tranche I Notes

The first tranche of senior convertible promissory notes to be issued in the Private Placement under the Securities Purchase Agreement and such substantially similar notes as shall be issued to new investors in the Private Placement (the “Tranche I Notes”) shall be issued for up to $55,000,000 aggregate principal amount. Maxwell is committed to purchase $35,000,000 principal amount of Tranche I Notes pursuant to the Securities Purchase Agreement. Total is committed to purchase the lesser of $7,616,618.57 principal amount and its actual pro rata share of the Tranche I Notes sold pursuant to the Securities Purchase Agreement, all of which will be issued upon the conversion of outstanding convertible promissory notes of the Company held by Total. Total and Maxwell may also elect to purchase their pro rata share of any of the additional $12,383,381.43 principal amount of Tranche I Notes which may be sold to new investors.

Interest and Payment. The Tranche I Notes shall bear interest at 5.00% per six-month period (subject to adjustment as provided in the Tranche I Notes), compounded semi-annually, and payable beginning on the thirty (30) month anniversary of the issue date, and thereafter, every six months. Should the Company default on a Tranche I Note, the interest rate on such note would increase to 6.5% per six-month period until such default is cured. Should the Company fail to maintain NASDAQ listing status, the interest rate on such note would increase to 8% after the first 180 days of such failure. Interest for the first 30 months will be payable in kind (“PIK”) and added to principal every six months, and thereafter, at the option of the Company, may be payable in cash.

Conversion. The Tranche I Notes will be convertible into common stock of the Company at the option of the holder thereof, at any time following the eighteen (18) month anniversary of the Securities Purchase Agreement or earlier in connection with an event of default or change in control.

Conversion Price. The Tranche I Notes will be convertible into common stock of the Company at a conversion price equal to $2.44, and will be subject to certain price adjustments set forth in the Tranche I Notes. The conversion price of the Tranche I Notes will be reduced to $2.15 if either (a) a specified Company manufacturing plant fails to achieve a total production of 1,000,000 liters within a run period of 45 days prior to June 30, 2014, or the Company fails to achieve gross margins from product sales for a fiscal quarter of at least 5% prior to June 30, 2014 or (b) the Company reduces the conversion price of certain existing promissory notes held by Total prior to the repayment or conversion of the Tranche I Notes, and to $1.87 if both of the conditions described in clauses (a) and (b) occur. In addition, if the Company sells any shares of its common stock, or securities exercisable for or convertible into its common stock, at a price, or with an exercise or conversion price, less than the conversion price of the Tranche I Notes, the conversion price of the Tranche I Notes will be reduced to the price or exercise or conversion price of such subsequently issued securities. No maximum number has been provided for the amount of shares that could be issuable on conversion of the Tranche I Notes as a result of the adjustment of the conversion price (in the case of potential anti-dilution adjustments if the Company sells any shares of common stock or securities exchangeable for or convertible into its common stock, at a price, or with an exercise or conversion price, less than the conversion price of the Tranche I Notes).

Maturity. The Tranche I Notes will mature and become payable in full sixty (60) months from the date of the first issuance of such notes, unless converted into our common stock prior to such time.

Redemption. The Tranche I Notes will be redeemable at the Company’s option by prepayment of the principal plus all accrued interest of such notes thirty (30) months after the issuance of such notes and on every six-month anniversary thereafter and will be mandatorily redeemable on the maturity date; provided further that the holder of such notes may demand redemption in cash in an amount equal to 101% of the principal plus all accrued interest thereunder in connection with a change of control of the Company.

Change of Control. Upon the occurrence of a change of control prior to the maturity date of the Tranche I Notes, each holder will have the right to require the Company to repurchase all or any part of the Tranche I Notes at an offer price in cash equal to 101% of the face value of the Tranche I Notes.

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Second Tranche Notes

The second tranche of senior convertible promissory notes to be issued in the Private Placement and such substantially similar notes as shall be issued to new investors in the Private Placement (the “Tranche II Notes” and, with the Tranche I Notes, the “Notes”) shall be issued for up to $55,000,000 aggregate principal amount. Maxwell is committed to purchase up to $25,000,000 principal amount of Tranche II Notes at the election of the Company and pursuant to the Securities Purchase Agreement. Total is committed to purchase the lesser of up to $5,440,441.84 principal amount and its actual pro rata share of the Tranche II Notes sold pursuant to the Securities Purchase Agreement at the election of the Company, all of which could be issued upon the conversion of outstanding convertible promissory notes of the Company held by Total. An additional $36,942,939.59 principal amount of Tranche II Notes may be sold to new investors. Total and Maxwell may elect to purchase their pro rata share of such additional Tranche II Notes.

Our Ability to Issue the Tranche II Notes. The Company has the ability to cause the Investors to purchase the Tranche II Notes any time within 24 months of execution of the Securities Purchase Agreement if the Company meets certain conditions within such time period, including that: (a) a specified Company manufacturing plant has achieved total production of 750,000 liters within a run period of 45 days, (b) the current chief executive officer or an individual approved by a majority of the holders of at least a majority of the outstanding principal of all outstanding Tranche I Notes and Tranche II Notes, if any, held by the Investors remains chief executive officer of the Company, (c) there is no material adverse change in the Company’s business and (d) all security interests in the Company’s intellectual property held by the Investors shall have been released in full. The Investors do not have an option to require the Company to sell the Tranche II Notes other than upon the Company’s election to do so. Any new investors will, similarly, be obligated to purchase Tranche II Notes upon the Company’s election.

Interest and Payment. The Tranche II Notes shall bear interest at 10% per annum (subject to adjustment as provided in the Tranche II Notes), compounded annually; provided, however, that should the Company default on a Tranche II Note, the interest rate on such note would increase to 12% per annum until such default is cured and should the ompany fail to maintain NASDAQ listing status the interest rate on such note would increase to 13% applicable to the first 180 days and 16% applicable thereafter. Interest for the first 36 months shall be payable in kind and added to principal every year following the issue date, and thereafter the Company may continue to pay interest in kind by adding to principal on every year anniversary of the issue date or may elect to pay interest in cash.

Conversion. Unless an Event of Default (as defined in the Tranche II Notes) occurs, each Tranche II Note will be convertible into Common Stock at the option of the holder thereof, at any time following the twelve (12) month anniversary of the applicable drawdown or earlier in connection with an event of default or change in control.

Conversion Price. When issued, the Tranche II Notes will be convertible into common stock at a conversion price equal to $2.87 and will be subject to adjustment as set forth in the Tranche II Notes.

Per the price adjustment provisions of the Tranche II Notes, if the Company sells any shares of our common stock, or securities exercisable for or convertible into our common stock, at a price, or with an exercise or conversion price, less than the conversion price of the Tranche II Notes, the conversion price of the Tranche II Notes will be reduced to the price or exercise or conversion price of such subsequently issued securities. No maximum number has been provided for the amount of shares that could be issuable on conversion of the Tranche II Notes as a result of the adjustment of the conversion price (in the case of potential anti-dilution adjustments if the Company sells any shares of common stock or securities exchangeable for or convertible into its common stock, at a price, or with an exercise or conversion price, less than the conversion price of the Tranche II Notes). The Tranche II Notes also provide for downward adjustments for Tranche II Notes held by investors other than Total in the event that Total exchanges existing convertible notes for new securities of the Company in connection with future financing transactions in excess of its pro rata amount.

Maturity. The Tranche II Notes will mature and become payable in full sixty (60) months from the date of the first issuance of such notes, unless converted into our common stock prior to such time.

Redemption. The Tranche II Notes will be mandatorily redeemable by the Company in cash on the maturity date; provided, however, that the holder of such notes may demand redemption in cash in an amount equal to 101% of the principal plus all accrued interest thereunder in connection with a change of control of the Company.

Change of Control. Upon the occurrence of a change of control prior to the maturity date of the Tranche II Notes, each holder will have the right to require the Company to repurchase all or any part of the Tranche II Notes at an offer price in cash equal to 101% of the face value of the Tranche II Notes.

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Seniority. The Notes, collectively, will be senior indebtedness of the Company.

Description of Warrants to be Issued

The warrant to be issued to Maxwell in the Private Placement (the “Warrant”) will be issued for the purchase of up to 1,000,000 shares of the Company’s common stock at a per share exercise price of $0.01, provided, however, that such warrant will only be exercisable in the event that Total converts any of its currently outstanding convertible promissory notes that have a conversion price as of the date of Securities Purchase Agreement of $3.08, as such price may be adjusted pursuant to the terms of such notes, into shares of the Company’s Common Stock. The warrant will be issued in a form that is mutually agreeable to the Company and Maxwell. The issuance of the warrant to Maxwell is a condition to its obligation to purchase senior convertible promissory notes in the Initial Note Offering.

Voting Agreements

Under the terms of the voting agreement entered into between Amyris, Maxwell, Total, Biolding Investment SA, KPCB Holdings, Inc., Naxyris S.A., Sualk Capital LTD and TPG Biotechnology Partners II, LP, each party has agreed, subject to the terms and conditions set forth in the voting agreement, to vote the shares of our common stock subject to the voting agreement for Proposal 1. As of August 1, 2013, these entities beneficially own and are entitled to vote approximately 45,000,000 shares of our common stock, or approximately 60% of the shares of common stock outstanding as of the record date.

Use of Proceeds

We currently intend to use the net proceeds from the Private Placement for working capital and general corporate purposes, which may include the repayment of indebtedness. Stockholders should understand that we have wide discretion over the use of proceeds.

Potential Adverse Effects of Proposed Amendment—Dilution and Impact of the Private Placement on Existing Stockholders

The Private Placement could have a dilutive effect on current stockholders who are not participating in the Private Placement in that the percentage ownership of the Company held by such current stockholders will decline as a result of the issuance of the common stock issuable upon conversion or exercise of the Notes and the Warrant. This means also that our current stockholders who are not participating in the Private Placement will own a smaller interest in us as a result of the Private Placement and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the common stock issuable upon conversion or exercise of the Notes and the Warrant could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

Because of the conversion price adjustments contained in the Notes and the uncertainty about the aggregate value, if any, of the Notes that will be issued to new investors, the exact magnitude of the dilutive effect of the Notes cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of the Company. By way of example, assuming the sale and issuance of the full $55,000,000 principal amount of Tranche I Notes and assuming the conversion price of such notes will remain unchanged from the initial conversion price of $2.44, then approximately 22,540,000 shares of the Company’s common stock will be issuable upon conversion of the Tranche I Notes. Assuming sale and issuance of the full $55,000,000 principal amount of Tranche II Notes (or substantially similar notes issued to new investors) and assuming the conversion price of such notes will remain unchanged from the initial conversion price of $2.87, then approximately 19,160,000 shares of the Company’s common stock will be issuable upon conversion of the Tranche II Notes. Note however that the Private Placement documents do not provide for a floor on the downwards adjustments to the conversion price of the Notes (in the case of potential anti-dilution adjustments if the Company sells any shares of common stock or securities exchangeable for or convertible into its common stock, at a price, or with an exercise or conversion price, less than the conversion price of the Notes). As a result, the number of shares issuable upon conversion of the Notes could be significantly larger than these examples.

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In addition to dilution, the existence of additional convertible debt could, under certain circumstances, discourage or make more difficult the Company’s efforts to obtain additional financing. And the covenant in the Securities Purchase Agreement imposing restrictions on the Company’s ability to engage in a change of control transaction may limit the Company’s ability to participate in a change of control transaction.

As a condition to the Initial Closing of the Tranche I Notes, unless Total shall have previously released any security interests it holds with respect to the Company’s intellectual property, the Company, Total and Maxwell must reach an agreement whereby Maxwell shall be given a shared security interest with Total in the Company’s intellectual property. Such agreement will result in an additional party having a secured interest in the Company’s intellectual property and will likely increase the value of the secured interest in the Company’s intellectual property, which could limit the Company’s ability to pursue certain strategic transactions.

Risks to Stockholders of Non-Approval

If the stockholders do not approve this proposal, one of the conditions to closing the Private Placement will not be achieved and the Company will have to renegotiate financing terms or look for alternative capital investments. Such investments may not be available on favorable terms or at all. Failure to raise additional capital investment would have a material adverse effect on our business and prospects.

Interests of Certain Persons in the Private Placement

When you consider the Board’s recommendation to vote in favor of Proposal 1, you should be aware that our directors and executive officers and existing stockholders may have interests in the Private Placement that may be different from, or in addition to, the interests of other of our stockholders. In particular, our director Philippe Boisseau is affiliated with Total and Maxwell is our second largest stockholder and pursuant to its contractual rights with us has appointed a desginee Nam Hai Chua, to our Board to serve as a director (the “Affiliated Investors”). Mr. Boisseau is an affiliate of Total and Dr. Chua is the Board designee of Maxwell. The beneficial ownership of such Affiliated Investors as of August 1, 2013, shortly before the signing of the Securities Purchase Agreement is outlined below in the Section titled Security Ownership of Certain Beneficial Owners and Management. Maxwell may purchase up to $60,000,000 principal amount of Notes in the Private Placement (plus such additional amount, if any, as Maxwell elects to purchase pursuant to its pro rata rights with respect to Notes sold to new investors) and Total may purchase up to $13,057,060.41 principal amount of Notes in the Private Placement (or such lesser amount as determined based upon Total’s pro-rata share of each tranche of Notes pursuant to the Securities Purchase Agreement plus such additional amount, if any, as Total elects to purchase pursuant to its pro rata rights with respect to Notes sold to new investors).

Because of the conversion price adjustments contained in the Notes, the exact number of shares issuable to the Affiliated Investors on conversion of the Notes cannot be conclusively determined. The interests to be acquired by such Affiliated Investors may be of material interest to stockholders of the Company in considering Proposal 1. By way of example, assuming Maxwell purchases its full commitment of $60,000,000 principal amount of Notes and assuming the conversion prices of such notes remain unchanged from the initial conversion price of $2.44 in the case of Tranche I Notes and $2.87 in the case of Tranche II Notes, then approximately 23.1 million shares of the Company’s common stock will be issuable upon conversion of the Notes purchased by Maxwell and 1,000,000 shares of the Company’s common stock will be issuable upon exercise of the Warrant to be issued to Maxwell in the Private Placement, in the event the trigger event for the exercisability of the warrant occurs. Assuming Total purchases its full maximum commitment of $13,057,060.41 principal amount of Notes (without giving effect to any portion of the Notes sold to new investors that Total may elect to purchase pursuant to its pro rata rights) and assuming the conversion prices of such notes remain unchanged from the initial conversion price of $2.44 in the case of Tranche I Notes and $2.87 in the case of Tranche II Notes, then approximately 5.0 million shares of the Company’s common stock will be issuable upon conversion of the Notes purchased by Total. As a result, Total and Maxwell could significantly increase their ownership interests in the Company upon conversion or exercise of the Notes and Warrant to be issued in the Private Placement.

The Private Placement was separately approved by the Independent Committee and the Audit Committee of the Board, and neither Mr. Boisseau nor Dr. Chua was a member of, nor participated in, any meetings of the Independent Committee or the Audit Committee.

Each of Maxwell, Total, Biolding Investment SA, KPCB Holdings, Inc., Naxyris S.A., Sualk Capital LTD and TPG Biotechnology Partners II, LP, entered into a voting agreement with Amyris in connection with the Private Placement. Under this voting agreement, each such stockholder agreed, subject to the terms and conditions set forth therein, to vote the shares of our common stock subject to their voting agreements for the approval of the Private Placement.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of August 1, 2013, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 76,191,229 shares of our common stock outstanding on August 1, 2013. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of August 1, 2013. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

The number and percent of shares owned by Maxwell, Total and their designees does not include any shares issuable on conversion or exercise of any of the Notes or the Warrant that will be issued if Proposal 1 is approved.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS)(1)	13,617,212	17.9
Maxwell (Mauritius) Pte Ltd.(2)	10,353,478	13.6
Entities affiliated with FMR LLC(3)	7,507,863	9.9
Biolding Investment SA(4)	7,484,601	9.8
Naxyris SA(5)	5,639,398	7.4
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	4,183,224	5.5
TPG Biotechnology Partners II, L.P.(7)	3,933,590	5.2
Entities affiliated with Khosla Ventures(8)	3,753,156	5.0
Directors and Named Executive Officers
John Melo(9)	1,151,923	1.5
Philippe Boisseau(1)(10)	13,617,212	17.9
Nam-Hai Chua(2)(11)	20,333		*
John Doerr(6)(12)	7,032,825	9.2
Geoffrey Duyk(7)(13)	20,333		*
Arthur Levinson(14)	372,864		*
Carole Piwnica(5)(15)	37,666		*
Fernando de Castro Reinach(16)	208,063		*
HH Sheikh Abdullah bin Khalifa Al Thani(4)(17)	7,506,601	9.9
R. Neil Williams(18)	4,666		*
Joel Cherry(19)	479,350		*
Paulo Diniz(20)	262,083		*
Susanna McFerson (21)	130,600		*
Steven Mills(22)	546,830		*
All Directors and Executive Officers as a Group (14 Persons)(23)	31,391,349	39.73

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*	Represents beneficial ownership of less than 1%.

(1)	The address of Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)	Maxwell (Mauritius) Pte Ltd. (“Maxwell”) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.
(3)	Includes 3,536,968 shares of common stock issuable upon conversion of convertible promissory notes that are convertible within 60 days of August 1, 2013. The following information is based solely on a Schedule 13G/A filed by FMR LLC on February 14, 2013: Fidelity Management & Research Company (“Fidelity”) was the beneficial owner of 7,335,368 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares our common stock owned by the investment companies at December 31, 2012 included 3,439,207 shares of Common Stock resulting from the assumed conversion of $24,309,000 principal amount of outstanding convertible promissory notes. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each had sole power to dispose of the 7,335,368 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 172,495 shares or 0.274% of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. The number of shares of our common stock owned by the institutional account(s) at December 31, 2012 included 97,761 shares of Common Stock resulting from the assumed conversion of $691,000 principal amount of outstanding convertible promissory notes. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 172,495 shares and sole power to vote or to direct the voting of 172,495 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. Except as otherwise noted above, the address for these entities is listed as 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Biolding Investment SA is indirectly owned by HH, who shares voting and investment control over the shares held by such entity. The address for Biolding Investment SA is 11A Boulevard Prince Henri, L-1724, Luxembourg.

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(5)	Shares of common stock held by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.
(6)	Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (“KPCB XII”), 67,952 shares held by KPCB XII Founders Fund, LLC (“KPCB XII Founders”), 144,707 shares beneficially held by Clarus, LLC, whose manager is L. John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(7)	Includes 3,933,590 shares of common stock (the “TPG Stock”) held by TPG Biotechnology Partners II, L.P. (“Partners II”), a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Messrs. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(8)	The following information is based solely on a Schedule 13G/A filed on February 14, 2013 by Khosla Ventures II, L.P. (“KV II”), Khosla Ventures Associates II, LLC (“KVA II”), Khosla Ventures III, L.P. (“KV III”), Khosla Ventures Associates III, LLC (“KVA III”), Vinod Khosla (“Khosla”) and VK Services, LLC (“VK Services,” together with KV II, KVA II, KV III, KVA III and Khosla, collectively, the “Reporting Persons”): Includes (i) 3,424,654 shares of common stock held by KV II, (ii) 161,504 shares of common stock held by KV III, (iii) 109,326 shares of common stock held by VK Services and (iv) 57,672 shares of common stock held by affiliates of the Reporting Persons that are subject to the voting and investment control of certain of the Reporting Persons. VK Services serves as the manager of KVA II and KVA III, which serves as the general partner of KV II and KV III, respectively. As such, KVA II, KVA III and VK Services possess power to direct the voting and disposition of the shares owned by KV II and KV III and may be deemed to have indirect beneficial ownership of the shares held by KV II and KV III. In addition, Khosla serves as the manager of VK Services. As such, Khosla possesses power to direct the voting and disposition of the shares owned by KV II and KV III and may be deemed to have indirect beneficial ownership of the shares held by KV II and KV III. KVA II, KVA III and Khosla hold no shares directly.
(9)	Shares beneficially owned by Mr. Melo include (i) 2,525 shares of common stock, (ii) 479,999 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 669,399 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013. If these options were exercised in full, 94,368 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.
(10)	Shares beneficially owned by Mr. Boisseau represent 13,617,212 shares of common stock held by Total Energies Nouvelles Activités USA. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total Energies Nouvelles Activités USA, and, as such, may be deemed to share voting or investment power over the securities held by Total Energies Nouvelles Activités USA. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.

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(11)	Shares beneficially owned by Dr. Chua include (i) 6,000 restricted stock units, all of which were unvested as of August 1, 2013 and (ii) 14,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013. Dr. Chua was designated to serve as our director by Maxwell. Dr. Chua is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.
(12)	Shares beneficially owned by Mr. Doerr include (i) 3,000 shares of common stock, (ii) 3,049,439 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (vi) 28,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(13)	Shares beneficially owned by Dr. Duyk include (i) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (ii) 14,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates.
(14)	Shares beneficially owned by Dr. Levinson include (i) 214,864 shares of common stock, (ii) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 152,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(15)	Shares beneficially owned by Ms. Piwnica include (i) 3,000 shares of common stock, (ii) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 28,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.
(16)	Shares beneficially owned by Dr. Reinach include (i) 3,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iv) 28,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(17)	Shares beneficially owned by HH include (i) 7,484,601 shares of common stock held by Biolding Investment SA, an entity indirectly owned by HH, (ii) 6,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 16,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(18)	Shares beneficially owned by Mr. Williams include (i) 3,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 1,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(19)	Shares beneficially owned by Dr. Cherry include (i) 19,331 shares of common stock, (ii) 250,999 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 209,020 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013. If these options were exercised in full, 11,334 of these shares would be subject to vesting and a right of repurchase in our favor upon Dr. Cherry’s cessation of service prior to vesting.
(20)	Shares beneficially owned by Mr. Diniz include (i) 43,334 shares of common stock, (ii) 86,666 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 132,083 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(21)	Shares beneficially owned by Ms. McFerson include (i) 600 shares of common stock, and (ii) 130,000 restricted stock units, all of which were unvested as of August 1, 2013.
(22)	Shares beneficially owned by Mr. Mills include (i) 15,830 shares of common stock, (ii) 391,000 restricted stock units, all of which were unvested as of August 1, 2013, and (iii) 140,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of August 1, 2013.
(23)	Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (9) through (22) above.

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Financial Information

Certain financial information is provided with this proxy statement and is attached hereto as Annex D, consisting of:

A. Condensed Consolidated Financial Statements as of and for the Three and Six Months ended June 30, 2013 (Unaudited):

Condensed Consolidated Balance Sheets as of June 30, 2013 and December 31, 2013

Condensed Consolidated Statements of Operations for the Three and Six months ended June 30, 2013 and 2012

Condensed Consolidated Statements of Comprehensive Loss for the Three and Six months ended June 30, 2013 and 2012

Condensed Consolidated Statements of Stockholders’ Equity for the Six months ended June 30, 2013

Condensed Consolidated Statements of Cash Flows for the Six months ended June 30, 2013 and 2012

B. Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three and Six Months ended June 30, 2013

C. Consolidated Year-End Financial Statements:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2012 and 2011

Consolidated Statements as of Operations for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit) for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements

Year-End Financial Statement Schedules:

Schedule II Valuation and Qualifying Accounts for the years ended December 31, 2012, 2011 and 2010

D. Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years ended December 31, 2012, 2011 and 2010

E. Quantitative and Qualitative Disclosures About Market Risk

F. Supplementary Financial Data - Selected Quarterly Financial Data (Unaudited)

We will provide to any stockholder entitled to vote at our 2013 Special Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on March 28, 2013, including the financial statements and the financial statement schedules contained in the Form 10-K and our Quarterly Report on Form 10-Q for the six months ended June 30, 2013. We make our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K and Quarterly Report on Form 10-Q in writing by sending an e-mail request to Amyris Investor Relations, attention Joel Velasco, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholder Proposals to be Presented at Next Annual Meeting

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 10, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 23, 2014 nor earlier than January 24, 2014.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

John Melo
President and Chief Executive Officer

Emeryville, California

August [  ], 2013

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ANNEX A

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2013 by and among Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

Subject to the terms and conditions hereof, the Purchasers desire to purchase, and the Company desires to offer and sell to the Purchasers, (a) $42,616,618.57 in principal amount of the Company’s Tranche I Senior Convertible Notes (the “Tranche I Notes”) and (b) $30,440,441.84 in principal amount of the Company’s Tranche II Senior Convertible Notes (the “Tranche II Notes,” and, together with the Tranche I Notes, the “Securities” and each, a “Security”). The Tranche I Notes will be evidenced by convertible notes in the form attached hereto as Exhibit A and the Tranche II Notes will be evidenced by convertible notes in the form attached hereto as Exhibit B. The Securities will be convertible into shares (the “Underlying Securities”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Securities.

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1
SALE OF SECURITIES

1.1.          Tranche I Closing. Subject to the terms and conditions hereof, at the Tranche I Closing (as defined in Section 2.1) the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, a Tranche I Note in the principal amount set forth next to such Purchaser’s name on Schedule I hereto under the column “Tranche I Closing Amount.” The total purchase price payable by each Purchaser for the Tranche I Notes that such Purchaser is hereby agreeing to purchase at the Tranche I Closing is the amount set forth next to such Purchaser’s name on Schedule I hereto under the column “Tranche I Closing Amount” (the “Tranche I Closing Total Purchase Price”). The sale and purchase of the Tranche I Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

1.2.          Tranche II Closings. Subject to the terms and conditions hereof, from time to time at a Tranche II Closing (as defined in Section 2.2), the Company may elect to sell to each Purchaser, and upon such election each Purchaser will purchase from the Company, a Tranche II Note in a principal amount equal to the product of (a) the aggregate principal amount of Tranche II Notes the Company elects to sell at such Tranche II Closing, and (b) the percentage set forth next to such Purchaser’s name on Schedule I hereto under the column “Tranche II Closing Percentage” (such amount, a “Tranche II Closing Total Purchase Price”, with any Purchaser’s Tranche I Closing Total Purchase Price or any other Tranche II Closing Total Purchase Price being referred to herein as a “Total Purchase Price”); provided, however, that in no event shall the aggregate Tranche II Closing Total Purchase Price paid by any Purchaser exceed that amount set forth on Schedule I hereto under the column “Maximum Tranche II Closing Amount.” The total purchase price payable by each Purchaser for the Tranche II Notes that such Purchaser hereby agrees to purchase at any Tranche II Closing shall be the Tranche II Closing Total Purchase Price applicable to such Purchaser in connection with such Tranche II Closing. The sale and purchase of the Tranche II Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

ARTICLE 2
CLOSING; DELIVERY

2.1.          Tranche I Closing. The closing of the purchase and sale of the Tranche I Notes by and to the Purchasers hereunder (the “Tranche I Closing”) shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 within three (3) business days following the date on which the last of the conditions set forth in Articles 5 and Section 6.1 have been satisfied or waived in accordance with this Agreement (such date, the “Tranche I Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon.

2.2.          Tranche II Closings. At any time and from time to time after the satisfaction of the Tranche II Closing Conditions (as defined in Section 6.2), the Company may in its sole discretion elect to sell to each Purchaser, on the terms and conditions set forth in this Agreement, without obtaining the signature, consent or permission of any of the Purchasers, in additional closings (each, a “Tranche II Closing”, with each of the Tranche I Closing and any other Tranche II Closing being referred to herein as a “Closing”), Tranche II Notes in a principal amount equal to the applicable Tranche II Closing Total Purchase Price for such Purchaser, provided that each such subsequent sale is consummated no later than two (2) years after the date of this Agreement, and (b) the aggregate principal amount of Tranche II Notes sold at all the Tranche II Closings shall not exceed $30,440,441.84. Schedule I to this Agreement shall be updated to reflect the principal amount of Tranche II Notes purchased by each Purchaser at each such Tranche II Closing and, if applicable, the cancellation or conversion of convertible indebtedness of the Company to such applicable Purchaser in connection with such Tranche II Closing.

2.3.        Delivery.

(a)          At the Tranche I Closing, the Company shall execute and deliver to the Purchasers this Agreement, the Amendment No. 4 to Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Rights Agreement Amendment”), and the other documents referenced in Section 6.1.

(b)          At any Closing, each Purchaser shall either (i) pay the Company the applicable Total Purchase Price in immediately available funds, (ii) pay the Company the applicable Total Purchase Price by cancellation or conversion of the principal amount of convertible indebtedness of the Company to such applicable Purchaser (other than indebtedness pursuant to an outstanding Security) for borrowed money, plus any then accrued and unpaid interest thereon, in an amount equal to the applicable Total Purchase Price, or (iii) (A) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable Payment Instruction”) to the Company of the applicable Total Purchase Price in immediately available funds and (B) deliver to the Company confirmation that such Purchaser has made an Irrevocable Payment Instruction, such confirmation to either be in the form of (x) a federal reference number or other similar written evidence that a wire has been initiated, or (y) a side letter in the form attached hereto as Schedule 2.3(b) (a “Payment Commitment Letter”).

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(c)          At any Closing, or, if applicable, upon receipt of the applicable amount of the Total Purchase Price due in respect of such Closing from a Purchaser who makes an Irrevocable Payment Instruction at such Closing, the Company shall deliver to each Purchaser a Tranche I Note or Tranche II Note, as applicable, with a principal amount as provided in Article I above, such Tranche I Note or Tranche II Note, as applicable, to be registered in the name of such Purchaser, or in such nominee’s or nominees’ name(s) as set forth next to such Purchaser’s name on Schedule I hereto, against payment of the purchase price therefor as provided in Article I above by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser at least two (2) days prior to the date of the applicable Closing or by cancellation or conversion of convertible indebtedness of the Company to such applicable Purchaser. Each Purchaser purchasing a Tranche I Note or Tranche II Note, as applicable, through conversion or cancellation of convertible indebtedness agrees that each convertible promissory note held by such Purchaser is cancelled as of the applicable Closing and all principal and interest outstanding thereunder shall be converted as reflected on Schedule I (as updated from time to time in accordance with Section 2.2 hereof); provided that to the extent only a portion of the principal and interest outstanding thereunder shall be converted as reflected on Schedule I (as updated from time to time in accordance with Section 2.2 hereof) as of the date of such Closing, then the Company shall issue a new convertible promissory note to such Purchaser reflecting the remaining principal and interest outstanding under such original convertible promissory note after giving effect to the conversion contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and covenants to each Purchaser, except as set forth in the disclosure letter supplied by the Company to the Purchasers dated as of the date hereof (the “Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder as provided therein, as follows:

3.1.          Organization and Standing. The Company and each of its subsidiaries is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as proposed to be conducted. The Company and each of its subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a Material Adverse Effect. As used herein, a “Material Adverse Effect” means any event, change, occurrence, condition, circumstance or effect, individually or in the aggregate, that has been, is or could reasonably be expected to be, directly or indirectly, materially adverse to the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company and its subsidiaries or the ability of the Company or any of its subsidiaries to perform their respective obligations under the Transaction Agreements (as defined below).

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3.2.          Subsidiaries. As used in this Agreement, references to any “subsidiary” of a specified Person shall refer to an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, as such terms are used in and construed under Rule 405 under the Securities Act (which, for the avoidance of doubt, shall include the Company’s controlled joint ventures, including shared-controlled joint ventures). The Company’s subsidiaries are listed on Exhibit 21.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and, except as Previously Disclosed (as defined in Section 3.9) are the only subsidiaries, direct or indirect, of the Company as of the date hereof. All the issued and outstanding shares of each subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and, except as Previously Disclosed, are owned by the Company or a Company subsidiary free and clear of all liens, encumbrances and equities and claims. As used herein, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and an “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

3.3.          Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement Amendment, the Securities and any ancillary agreements and instruments to be entered into by the Company hereunder (together, the “Transaction Agreements”).

3.4.          Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and the Transaction Agreements constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5.          Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements. Assuming the accuracy of each of the representations and warranties of each Purchaser in Article 4 of this Agreement, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of these Transaction Agreements, the valid issuance, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

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3.6.          Non-Contravention. The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities (including the issuance of the Underlying Securities upon conversion thereof) to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3.6, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

3.7.          The Securities. The Securities have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. The issuance and delivery of the Securities is not subject to any preemptive or similar rights.

3.8.          The Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement, the Securities will be convertible at the option of the holder thereof into shares of the Underlying Securities in accordance with the terms of the Securities. The Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

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3.9.          No Registration. Assuming the accuracy of each of the representations and warranties of each Purchaser herein, the issuance by the Company of the Securities (including the issuance of the Underlying Securities upon conversion thereof) is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

3.10.         Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the date hereof or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after March 28, 2013 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

3.11.         Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions.

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3.12.         Capitalization. As of the date of the Agreement, the authorized capital stock of the Company consists of (a) 200,000,000 shares of Common Stock, $0.0001 par value per share, 76,191,229 shares of which are issued and outstanding as of the date hereof, and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. All subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company issued and outstanding as of the date hereof, or material contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may be obligated to issue shares of capital stock, or securities or rights convertible or exchangeable for shares of capital stock, are as set forth in the SEC Documents. The issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as Previously Disclosed, no holder of the Company’s capital stock is entitled to preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as Previously Disclosed, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available to the Purchasers, a true, correct and complete copy of the Company’s Certificate of Incorporation and Bylaws.

3.13.         Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

3.14.         No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

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3.15.       Governmental Permits; FDA Matters.

(a)          Permits. The Company and its subsidiaries possess all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, except where such failure to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          EPA and FDA Matters. As to each of the manufacturing processes, intermediate products and research or commercial products of the Company and each of its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and TSCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA, EPA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar or equivalent functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

3.16.         Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market. The Company will comply with all requirements of The NASDAQ Stock Market with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof), including the filing of any additional listing notice with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof).

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3.17.       Intellectual Property.

(a)          The Company and/or its subsidiaries owns or possesses, free and clear of all encumbrances, all legal rights to all intellectual property and industrial property rights and rights in confidential information, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (iii) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and other methodologies, (iv) copyrights, (v) computer programs (whether in object code, subject code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all related documentation, (vi) licenses to any of the foregoing, and (vii) all applications and registrations of the foregoing, and (viii) all other similar proprietary rights (collectively, “Intellectual Property”) used or held for use in, or necessary for the conduct of their businesses as now conducted and as proposed to be conducted, and neither the Company nor any of its subsidiaries (i) has received any communications alleging that either the Company or any of its subsidiaries has violated, infringed or misappropriated or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, (ii) knows of any basis for any claim that the Company or any of its subsidiaries has violated, infringed or misappropriated, or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, and (iii) knows of any third-party infringement, misappropriation or violation of any Company or any Company subsidiary’s Intellectual Property. The Company has taken and takes reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property, including requiring all Persons with access thereto to enter into appropriate non-disclosure agreements. To the knowledge of the Company, there has not been any disclosure of any material trade secret of the Company or a Company subsidiary (including any such information of any other Person disclosed in confidence to the Company) to any other Person in a manner that has resulted or is likely to result in the loss of trade secret in and to such information. Except as Previously Disclosed, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s or its subsidiaries’ Intellectual Property, nor is the Company or its subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

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(b)          To the Company’s knowledge, none of the employees of the Company or its subsidiaries are obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature or contracts entered into with prior employers), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or its subsidiaries or would conflict with their businesses as now conducted and as proposed to be conducted. Neither the execution nor delivery of the Transaction Agreements will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which the Company or its subsidiaries or any of the employees of the Company or its subsidiaries is now obligated, and neither the Company nor its subsidiaries will need to use any inventions that any of its employees, or Persons it currently intends to employ, have made prior to their employment with the Company or its subsidiaries, except for inventions that have been assigned or licensed to the Company or its subsidiaries as of the date hereof. Each current and former employee or contractor of the Company or its subsidiaries that has developed any Intellectual Property owned or purported to be owned by the Company or its subsidiaries has executed and delivered to the Company a valid and enforceable Invention Assignment and Confidentiality Agreement that (i) assigns to the Company or such subsidiaries all right, title and interest in and to any Intellectual Property rights arising from or developed or delivered to the Company or such subsidiaries in connection with such Person’s work for or on behalf of the Company or such subsidiaries, and (ii) provides reasonable protection for the trade secrets, know-how and other confidential information (1) of the Company or such subsidiaries and (2) of any third party that has disclosed same to the Company or such subsidiaries. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. Except as Previously Disclosed, to the knowledge of the Company, no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned, in whole or part, by the Company or its subsidiaries.

3.18.       Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

3.19.       Accountants. PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, are registered independent public accountants as required by the Exchange Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board).

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3.20.       Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

3.21.       Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

3.22.       No Material Adverse Change. Except as set forth in the SEC Documents in each case, filed or made through and including the date hereof, since March 28, 2013:

(a)         there has not been any event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect;

(b)         the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC;

(c)         the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock other than routine withholding in accordance with the Company’s existing stock-based plan;

(d)          the Company has not altered its method of accounting or the identity of its auditors, except as Previously Disclosed;

(e)          the Company has not issued any equity securities except pursuant to the Company’s existing stock-based plans or as otherwise Previously Disclosed; and

(f)          there has not been any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries.

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The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be Insolvent (as defined below). For purposes of this Section, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

3.23.         No Manipulation of Stock. Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any of their respective officers, directors, employees, Affiliates or controlling Persons has taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock.

3.24.         Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged. The Company and its subsidiaries will continue to maintain such insurance or substantially similar insurance, which covers the same risks at the same levels as the existing insurance with insurers which guarantee the same financial responsibility as the current insurers, and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.25.         Properties. The Company and its subsidiaries have good and marketable title to all the properties and assets (both tangible and intangible) described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its subsidiaries. The Company and each of its subsidiaries hold their leased properties under valid and binding leases. The Company and each of its subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

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3.26.         Tax Matters. The Company and its subsidiaries have filed all Tax Returns, and these Tax Returns are true, correct, and complete in all material respects. The Company and each subsidiary (i) have paid all Taxes that are due from the Company or such subsidiary for the periods covered by the Tax Returns or (ii) have duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any subsidiary, on the one hand, and any other Person, on the other, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, by contract or otherwise. Since the date of the Company's most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. Neither the Company nor its subsidiaries has been advised (a) that any of its Tax Returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes. Neither the Company nor any of its subsidiaries has knowledge of any Tax liability to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the purchase of the Securities. “Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge, including any interest, penalties or additions to Taxes or additional amounts with respect to the foregoing. “Tax Returns” means all returns, reports, or statements required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

3.27.         Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

3.28.         Transactions With Affiliates and Employees. Except as Previously Disclosed, none of the officers or directors of the Company or its subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).

3.29.         Foreign Corrupt Practices. Neither the Company nor its subsidiaries or Affiliates, any director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or of any political party or part official or candidate for political office (each such Person, a “Government Official”)) from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official.

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3.30.         Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

3.31.         OFAC. Neither the Company, any director or officer, nor, to the Company’s knowledge, any agent, employee, subsidiary or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.32.         Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

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3.33.         Employee Relations. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is (i) (x) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (y) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries and (z) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, and (ii) to the Company’s knowledge, (x) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (y) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.

3.34.         ERISA. The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.35.         Obligations of Management. To the Company’s knowledge, each officer and key employee of the Company or its subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or its subsidiaries, respectively. The Company is not aware that any officer or key employee of the Company or its subsidiaries is planning to work less than full time at the Company or its subsidiaries, respectively, in the future. To the Company’s knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the Company’s knowledge, no officer or Person currently nominated to become an officer of the Company or its subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.36.         Integration; Other Issuances of Securities. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Securities to the Purchasers for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the Company or its subsidiaries or Affiliates take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings if any such integration would cause the issuance of the Securities hereunder to fail to be exempt from registration under the Securities Act as provided in Section 3.9 above or cause the transactions contemplated hereby to contravene the rules and regulations of The NASDAQ Stock Market. The Company is eligible to register the Underlying Securities for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

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3.37.         No General Solicitation. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.

3.38.         No Brokers’ Fees. The Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.39.         Registration Rights. Except as set forth in (i) the Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013, and as further amended by the Rights Agreement Amendment (as amended, the “Rights Agreement”); (ii) the Registration Rights Agreement, dated February 27, 2012, by and among the Company and the several purchasers signatory thereto; and (iii) the Registration Rights Agreement, dated July 30, 2012, by and between the Company and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total”), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.40.         Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to any of the Purchasers as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including, without limitation, as a result of the Company’s issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Purchasers’ ownership of the Securities.

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3.41.         Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Securities. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchasers make or have made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Article 4 hereto. Other than (a) side letters contemplated by Section 2.3(b) hereof, (b) that certain letter agreement and memorandum of understanding of even date herewith by and among the Company, Total and Maxwell (Mauritius) Pte Ltd (“Temasek”) (such agreement, the “MOU”), and (c) letter agreements regarding waivers of rights entered into by the Company and certain of its stockholders on or about August 8, 2013, the Company has not entered into any letter agreement with a Purchaser hereunder in connection with the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, as to itself only and not with respect to any other Purchaser, represents, warrants and covenants to the Company with respect to this purchase as follows:

4.1.          Organization. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2.          Power. The Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3.          Authorization. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms (subject to the Enforceability Exceptions).

4.4.          Consents and Approvals. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.5.          Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.

4.6.          Purchase for Investment Only. The Purchaser is purchasing the Securities for the Purchaser’s own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” in violation of the Securities Act. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Securities. The Purchaser understands that the Securities have not been registered under the Securities Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

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4.7.          Disclosure of Information. The Purchaser has had an opportunity to review the Company’s filings under the Securities Act and the Exchange Act (including risks factors set forth therein) and the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company to evaluate the financial risk inherent in making an investment in the Securities. The Purchaser has not been offered the opportunity to purchase the Securities by means of any general solicitation or general advertising.

4.8.          Risk of Investment. The Purchaser realizes that the purchase of the Securities will be a highly speculative investment and the Purchaser may suffer a complete loss of its investment. The Purchaser understands all of the risks related to the purchase of the Securities. By virtue of the Purchaser’s experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the Company and has the capacity to protect the Purchaser’s own interests.

4.9.          Advisors. The Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements and the transactions contemplated thereby with the Purchaser’s own legal counsel.

4.10.         Finder. The Purchaser is not obligated and will not be obligated to pay any broker commission, finders’ fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

4.11.         Restricted Securities. The Purchaser understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that, except as set forth in the Rights Agreement, the Company is under no obligation to register the Securities. The Purchaser is aware of Rule 144 promulgated under the Securities Act (“SEC Rule 144”) that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.12.         Legend. It is understood by the Purchaser that the Security and any other document representing or evidencing the Securities shall be endorsed with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

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Subject to Section 8.3, the Company need not register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. Subject to Section 8.3, the Company may also instruct its transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied.

4.13.      Investor Qualification. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser agrees to furnish any additional information that the Company deems reasonably necessary in order to verify such Purchaser’s status as an “accredited investor.”

ARTICLE 5
CONDITIONS TO COMPANY’S OBLIGATIONS AT each CLOSING.

The Company’s obligation to complete the sale and issuance of the Securities and deliver the Securities to each Purchaser, individually, at each Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)          Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made, or a Payment Commitment Letter has been delivered, with respect to such payment), by wire transfer of immediately available funds or by conversion of indebtedness of the Company to such applicable Purchaser, in the full amount of the applicable Total Purchase Price for the applicable Securities being purchased by such Purchaser at such Closing as set forth next to such Purchaser’s name on Schedule I hereto (as updated from time to time in accordance with Sections 2.1 and 2.2 hereof).

(b)          Representations and Warranties. The representations and warranties made by such Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of the applicable Closing.

(c)          Receipt of Executed Documents. Such Purchaser shall have executed and delivered to the Company the Rights Agreement Amendment.

ARTICLE 6
CONDITIONS TO PURCHASERS’ OBLIGATIONS AT EACH CLOSING

6.1.        Conditions to any Closing. Each Purchaser’s obligation to accept delivery of the Securities and to pay for the Securities at the applicable Closing shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)          Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof (i) with respect to the Tranche I Closing, shall be true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Tranche I Closing as though such representations and warranties were made on and as of such date, and (ii) with respect to any other Closing, shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the date of such Closing as though such representations and warranties were made on and as of such date.

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(b)          Receipt of Related Documents. The Company shall have executed and delivered to such Purchaser the Rights Agreement Amendment.

(c)          Legal Opinion. The Purchasers shall have received an opinion of Fenwick & West LLP, counsel to the Company, dated as of the applicable Closing, substantially in the form set forth in Exhibit D hereto.

(d)          Certificate. Each Purchaser shall have received a certificate dated as of the applicable Closing and signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that (i) with respect to the Tranche I Closing, the representations and warranties of the Company in Section 3 hereof are true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Tranche I Closing, and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement and required to be satisfied as of the Tranche I Closing, or (ii) with respect to any other Closing, the representations and warranties of the Company in Section 3 hereof are true and correct in all material respects as of, and as if made on, the date of this Agreement and as of such Closing, and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement and required to be satisfied as of such Closing.

(e)          Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchasers on the applicable Closing.

(f)          Secretary’s Certificate. Each Purchaser shall have received a certificate, executed by the Secretary of the Company and dated as of the applicable Closing, as to (A) the resolutions approving the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) as adopted by an Independent Committee of the Board of Directors and/or the Company’s Board of Directors in a form reasonably acceptable to such Purchaser, (B) confirmation that the Company has obtained the Stockholder Approval, (C) the Certificate of Incorporation, and (D) the Bylaws, each as in effect as of such Closing.

(g)          Board Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by an Independent Committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.

(h)          Stockholder Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by a majority of the Company’s stockholders whose vote was counted at the Stockholders Meeting (such approval, the “Stockholder Approval”).

(i)          Other Approvals. The Company and Temasek, as applicable, shall have obtained all governmental, regulatory or third party consents and approvals, if any, including, but not limited to, regulatory approvals (if any) from Austria, Germany and Japan, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from The NASDAQ Stock Market.

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(j)          Receipt of Securities. The Company shall have executed and delivered to the Purchasers the Securities to be purchased by and sold to the Purchasers at the applicable Closing as described herein, duly executed by the Company.

(k)          Security Interest. Unless Total shall have previously released all security interests it holds with respect to the Company’s and its subsidiaries’ Intellectual Property, including, but not limited to, any such security interest created in favor of Total pursuant to the Intellectual Property Security Agreement dated as of April 26, 2013, by the Company in favor of Total, and any related security documents, Total, Temasek and the Company shall have executed an agreement in accordance with the terms of the MOU whereby Temasek shall be given a security interest in collateral that shall be acceptable to Temasek but that will not include any intellectual property that has been or will be licensed exclusively to Total pursuant to the terms of the Master Framework Agreement, made and entered into as of July 30, 2012, between the Company and Total (the “Master Framework Agreement”) and any agreements or amendments entered into pursuant thereto or in connection therewith (the “Temasek Collateral”), and the Company shall have used commercially reasonable efforts to perfect such security interest in the Temasek Collateral in accordance with applicable law.

(l)          Warrant. The Company shall have issued to Temasek a warrant in a form reasonably acceptable to Temasek, which warrant will be exercisable for 1,000,000 shares of Common Stock at an exercise price per share of $0.01; provided, however, that such warrant shall only be exercisable in the event that Total converts any of the Total Notes (as defined in the Securities) issued pursuant to the Second Closing (as defined in that certain Securities Purchase Agreement dated July 30, 2012 by and between the Company and Total (the “Total Purchase Agreement”)) that have a conversion price as of the date hereof of $3.08, as may be adjusted pursuant to the terms of the Total Notes, into shares of the Company’s Common Stock.

(m)        Brazilian Antitrust Approval. Pursuant to the Brazilian Law No. 12.529 as of November 30, 2011 (the “Brazilian Competition Law”), the Purchasers shall have obtained any required approvals from the Brazilian competition authorities with respect to the transactions contemplated hereby.

6.2.        Additional Conditions to Tranche II Closings. Each Purchaser’s obligation to accept delivery of the Tranche II Notes in connection with any Tranche II Closing and to pay for such Tranche II Notes at a Tranche II Closing shall be subject to the conditions set forth in Section 6.1 and the following additional conditions (collectively, the “Tranche II Closing Conditions”) to the extent not waived by such Purchaser:

(a)          Tranche II Milestone. The Company shall have achieved a total production of 750,000 liters within a run period of forty-five (45) days at the fermentation plant owned and operated by Paraíso Bioenergia S.A. in Brotas, Sao Paulo State, in Brazil.

(b)          Key Man. John Melo shall continue to serve as the Company’s Chief Executive Officer unless Mr. Melo shall have ceased to serve as the Company’s Chief Executive Officer due to death or Disability (as defined in Section 22(e)(3) of the Code) or, to the extent Mr. Melo is not the Company’s Chief Executive Officer, any such new Chief Executive Officer shall have been approved by the Purchasers holding at least 50% in principal amount of all then outstanding Tranche I Notes and Tranche II Notes.

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(c)          No Material Adverse Effect. There shall not have occurred any event and no circumstance shall exist that, in combination with any other events or circumstances, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and each of its subsidiaries, taken as a whole.

(d)          Release of Security Interest. All security interests held by the Purchasers in respect of the Company’s and its subsidiaries’ Intellectual Property shall have been released in full.

ARTICLE 7
COVENANTS of the company

7.1.        Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay the principal of and interest on the Securities in accordance with the terms of such Securities.

7.2.        Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Securities; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

7.3.        Corporate Existence. Subject to Section 7 of the Securities, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Purchasers.

7.4.        Taxes. The Company shall pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.

7.5.        Proxy Filing. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 7.6) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the staff of the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

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7.6.        Stockholders Meeting. The Company will take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of holders of the Company’s Common Stock (the “Stockholders Meeting”) as promptly as practicable after the date of this Agreement to consider and vote upon the adoption of this Agreement and the transactions contemplated hereby.

7.7.        Right of First Investment.

(a)         For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company hereby agrees to provide each of the Purchasers the “Right of First Investment” (as defined below). The “Right of First Investment” means that the Company will use all reasonable efforts to provide the Investors with (i) a right to participate in future sales by the Company in a capital raising transaction for cash of any debt securities or shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company’s capital stock (“ROFI Securities”) that are offered pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act; and (ii) a right to participate in future sales of any ROFI Securities of any existing or future subsidiary of the Company by the Company or any subsidiary of the Company; provided, however, that “ROFI Securities” shall not include any Total Notes issued to Total pursuant to the Total Purchase Agreement as part of the Third Closing (as defined in the Total Purchase Agreement) on the terms set forth in the Total Purchase Agreement and the related Total Note as waived by Temasek pursuant to the Waiver Regarding Right of First Investment dated as of August 17, 2012 among the Company and the “Investors” set forth therein, including but not limited to the “Conversion Price” being $7.0682 (“Excluded Securities”).

(b)         In connection with any exercise of a Purchaser’s Right of First Investment pursuant to this Agreement, such Purchaser shall be permitted to pay for any ROFI Securities purchased in connection with such exercise by surrendering to the Company all, or any portion, of the Tranche I Notes or Tranche II Notes issued by the Company to such Purchaser pursuant to this Agreement and all or a portion of the outstanding amounts due pursuant to such Tranche I Notes or Tranche II Notes, as applicable, shall be cancelled in exchange for the ROFI Securities and the Company shall immediately issue a new Security for the remaining amounts under such Tranche I or Tranche II Notes.

(c)         With respect to any future sales of ROFI Securities as set forth in Section 7.7(a) above, the Company, on behalf of itself or its applicable subsidiary, will notify the Purchasers in writing (the “Notice”) stating (i) its bona fide intention to offer such ROFI Securities, (ii) the number of such ROFI Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such ROFI Securities.

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(d)          Within thirty (30) business days after giving of the Notice, each Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such ROFI Securities that equals the proportion that the number of shares of, and/or securities convertible into or exchangeable or exercisable for any shares of (on an as converted basis), any class or series of the Company’s capital stock held by such Purchaser bears to the total number of shares of, and securities convertible into or exchangeable or exercisable for any shares of (on an as converted basis), any class or series of the Company’s capital stock then outstanding. The Company shall promptly, in writing, inform each Purchaser that elects to purchase all the ROFI Securities available to it (“Fully Exercising Investor”) of any other Purchaser’s failure to do likewise. During the five (5) business day period commencing after such information is given, each Fully Exercising Investor shall be entitled to elect to purchase up to that portion of the ROFI Securities offered hereunder to, and not subscribed for by, the Purchasers that is equal to the proportion that the number of shares of Common Stock of the Company issued and held by such Fully Exercising Investor bears to the total number of shares of Common Stock of the Company issued and held by all Fully Exercising Investors who wish to purchase some of the unsubscribed ROFI Securities.

(e)          The Company may, during the seventy-five (75) day period following the expiration of the period provided in paragraph 7.7(d) hereof, offer the remaining unsubscribed portion of such ROFI Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of the ROFI Securities, or enter into a definitive agreement for the sale of such ROFI Securities, within such period, or if the Company enters into such a definite agreement and such agreement is not consummated within seventy-five (75) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such ROFI Securities shall not be offered unless first reoffered to the Purchasers in accordance herewith.

7.8.        Change of Control. For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company shall not consummate a Change of Control (as defined in the Tranche I Notes) without the prior written consent of the Purchasers holding at least 50% in principal amount of all then outstanding Tranche I Notes and Tranche II Notes.

7.9.        Competition Laws. Each Purchaser and the Company agree to (i) file any notifications required by the Brazilian Competition Law or any similar laws of Austria, Germany or Japan, if applicable, in connection with the transactions contemplated hereby, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Brazilian Competition Law or any similar laws of Austria, Germany or Japan, if applicable, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 7.9 to promptly obtain any clearance required by the Brazilian, Austrian, German or Japanese competition authorities, and in any event prior to the Tranche I Closing.

7.10.      Information Rights.  For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company shall provide the Purchasers with the following information:

(a)         unaudited quarterly (as soon as available and in any event within 40 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 60 days of the end of each fiscal year) financial statements prepared in accordance with GAAP, which statements shall include:

(i)         the consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;

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(ii)        a comparison to the corresponding data for the corresponding periods of the previous fiscal year; and

(iii)       a reasonably detailed narrative descriptive report of the operations of the Company and its subsidiaries in the form and to the extent prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period;

(b)         to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available;

(c)          such other information as the Purchasers shall reasonably request; and

(d)          the JV Documents (as defined in the MOU);

provided that any such information shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.

Additionally, the Company shall permit any authorized representatives designated by any Purchaser reasonable access during normal business hours and upon reasonable notice to visit and inspect any of the properties of the Company or any of its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as such Purchaser may reasonably request.

7.11.         Updated Disclosure Letter. Prior to any Closing, the Company shall deliver to the Purchasers an updated Disclosure Letter (each, an “Updated Disclosure Letter”), which Updated Disclosure Letter shall be dated as of such Closing but shall not be deemed to be part of the representations and warranties made at such Closing as provided therein.

7.12.         Seniority of Notes.  The Company acknowledges, agrees and covenants that the Securities shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt (as defined in the Tranche I Notes) other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 of the Tranche I Notes under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Securities except as provided in the MOU.

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ARTICLE 8
OTHER AGREEMENTS OF THE PARTIES

8.1.          Securities Laws Disclosure; Publicity. Promptly after the Tranche I Closing Date, the Company shall issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. On or before 5:30 p.m., New York City time, on the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Agreements. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or an Affiliate of any Purchaser, or include the name of any Purchaser or an Affiliate of any Purchaser in any press release or filing with the SEC or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law, request of the Staff of the SEC or trading market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii). Each Purchaser, until such time as the transactions contemplated by this Agreement are required to be publicly disclosed by the Company as described in this Section 8.1, will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

8.2.          Form D. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser (provided that the posting of the Form D on the SEC’s EDGAR system shall be deemed delivery of the Form D for purposes of this Agreement).

8.3.          Removal of Legend and Transfer Restrictions. The Company hereby covenants with the Purchasers to promptly, and in no event later than three trading days following the delivery by the Purchaser to the Company of a Security (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), in connection with the transfer or sale of all or a portion of the Securities pursuant to (1) an effective registration statement that is effective at the time of such sale or transfer, (2) a transaction exempt from the registration requirements of the Securities Act in which the Company, if reasonably requested, receives an opinion of counsel reasonably satisfactory to the Company that the Securities are freely transferable and that the legend is no longer required on such Security, or (3) an exemption from registration pursuant to SEC Rule 144, deliver or cause the Company’s transfer agent to deliver to the transferee of the Securities or to the Purchaser, as applicable, a new Security representing such Securities that is free from all restrictive and other legends. The Company acknowledges that the remedy at law for a breach of its obligations under this Section 8.3 may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 8.3 with respect to any Purchaser, the Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

8.4.          Use of Proceeds. The Company agrees to use the proceeds of the offering for bona fide general corporate purposes and to provide working capital.

8.5.          Subsequent Securities Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

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8.6.        Listing; SEC Compliance.

(a)          Listing. The Company shall promptly take any action required to maintain the listing of all of the Underlying Securities, once they have been issued, upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Underlying Securities from time to time issuable under the terms of the Securities. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The NASDAQ Stock Market.

(b)          SEC Filings. The Company shall take all actions within its control to comply with the reporting requirements of the Exchange Act and each applicable national securities exchange and automated quotation system on which the Common Stock is listed. The Purchasers’ sole remedy for breach of this Section 8.6(b) will be as set forth in Section 5 of the Securities.

(c)          Current Information. The Company shall make and keep public information available, as those terms are understood and defined in SEC Rule 144 for so long as required in order to permit the resale of the Securities or Underlying Securities pursuant to SEC Rule 144.

8.7.          Register. The Company shall keep a “register” which shall provide for the recordation of the name and address of, and the amount of outstanding principal and interest owing to, each Purchaser. The entries in the register shall be conclusive evidence of the amounts due and owing to each Purchaser in the absence of manifest error. The Company and each Purchaser shall treat each Person whose name is recorded in the register pursuant to the terms hereof as a Purchaser for all purposes. The obligations of the Company to each Purchaser under the Securities (the “Obligations”) are registered obligations and the right, title and interest of any Purchaser and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register. This Section 8.7 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). The register shall be available for inspection by any Purchaser from time to time upon reasonable prior notice.

8.8.          Federal Income Tax Reporting. Notwithstanding anything to the contrary contained herein, each party hereto hereby acknowledges and agrees that for United States federal, state and local income tax purposes, the aggregate “issue price” of the Securities under Section 1273(b) of the Code shall equal the principal amount of any such Securities on the date of issuance. Each party hereto agrees to use the foregoing issue price for all income tax, financial accounting and regulatory purposes with respect to this transaction. Each party hereto further acknowledges and agrees that the Obligations shall be treated as debt for all tax and accounting purposes and no party shall take any position inconsistent therewith.

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ARTICLE 9
MISCELLANEOUS

9.1.        Survival. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Securities.

9.2.        Indemnification.

(a)          Indemnification of Purchasers. The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such Losses as they are incurred by such Person.

(b)          Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification and (ii) permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the Company has agreed to pay such fees or expenses, or (b) the Company shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the Company with respect to such claims (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the Company in the defense of any such claim or litigation. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. The Company will not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the Company, consent to entry of any judgment or enter into any settlement.

9.3.        Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, that this Agreement may be assigned by any Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

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9.4.        Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Purchaser at the address and facsimile number set forth below the Purchaser’s signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.5.        Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

9.6.        Dispute Resolution.

9.6.1           Escalation. Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of relating to this Agreement or the breach, termination or validity thereof (“Dispute”), the parties shall first engage in the procedures set forth in this Section 9.6.1. Such Dispute shall first be referred by written notice of the Dispute (the “Dispute Notice”) from any party to its executive officers and to the executive officers of each party that the party sending the Dispute Notice has the Dispute with (the “Executive Officers”) and the Executive Officers shall attempt to resolve such Dispute within ten (10) days after a party sent the Dispute Notice to the Executive Officers by meeting (either in person or by video teleconference, unless otherwise mutually agreed) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days after the Dispute Notice has been sent by a party to its Executive Officers and to the Executive Officers of the other party or parties, then either the party that has sent the Dispute Notice, or the party or parties that have received the Dispute Notice may, by written notice to the other party or parties, elect to submit the Dispute to arbitration pursuant to Section 9.6.2. If a party’s Executive Officer intends to be accompanied at a meeting by an attorney, the Executive Officers of the other party shall be given at least seventy-two (72) hours’ notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to this Section 9.6.1, and all documents and information exchanged by the parties in furtherance of such negotiations, (i) are the Confidential Information (as defined in Section 9.6.4) of the parties, and (ii) shall be inadmissible in any arbitration conducted pursuant to this Section 9.6 or other proceeding with respect to a Dispute.

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9.6.2      Arbitration.

(a)       All Disputes arising out of, relating to or in connection with this Agreement, which have not been resolved pursuant to Section 9.6.1, shall be submitted to mandatory, final and binding arbitration before an arbitral tribunal pursuant to the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”), in effect at the time of filing of the request for arbitration, as modified hereby. The International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) shall administer the arbitration.

(b)      There shall be three (3) arbitrators. If there are two parties to the arbitration, then one arbitrator shall be nominated by the initiating claimant party in the request for arbitration, the second nominated by the respondent party within thirty (30) days of receipt of the request for arbitration, and the third (who shall act as chairperson of the arbitral tribunal) nominated by the two (2) party-appointed arbitrators within thirty (30) days of the selection of the second arbitrator. In the event that either party fails to nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. If there are more than two parties to the arbitration, the claimant(s) shall jointly nominate one arbitrator and the respondent(s) shall jointly nominate one arbitrator, within thirty (30) days of receipt by respondent(s) of a copy of the request for arbitration. For avoidance of doubt, where there are two or more claimant(s), none of the claimants has to nominate an arbitrator in their request for arbitration. The third arbitrator (who shall act as chairperson of the arbitral tribunal) shall be nominated by the two (2) party-appointed arbitrators within thirty (30) days of the nomination of the second arbitrator. If either the claimant(s) or the respondent(s) fail to timely nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, then on the request of any party, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(c)      Each arbitrator chosen under this Section shall speak, read, and write English fluently and shall be either (i) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience in a law firm, (ii) an arbitrator experienced with commercial disputes, or (iii) a retired judge.

(d)      The place of arbitration shall be Paris, France. The language of the arbitral proceedings and of all submissions and written evidence and any award issued by the arbitral tribunal shall be English. Any party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. For the avoidance of doubt, no party is under any obligation to provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal.

(e)      The award shall be in writing, state the reasons for the award and be final and binding. The arbitral tribunal shall, subject to its discretion, endeavor to issue its award within four (4) months of the end of the hearing, or as soon as possible thereafter. It is expressly understood and agreed by the parties that the rulings and award of the arbitral tribunal shall be binding on the parties, their successors and permitted assigns. Judgment on the award rendered by the arbitral tribunal may be entered in any court having competent jurisdiction.

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(f)      Each party shall bear its own costs and expenses and attorneys’ fees, and the party that does not prevail in the arbitration proceeding, as determined by the arbitral tribunal, shall pay the arbitrator’s fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 9.6.4.

9.6.3      Interim Relief.

(a)       The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

(b)      In addition to the remedies and relief available under Section 9.6.3(a) above and the ICC Rules, and subject to Section 9.6.2 above, each party expressly retains the right at any time to apply to any court of competent jurisdiction for interim, injunctive, provisional or conservatory relief, including pre-arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(c)      For purposes of Section 9.6.3(b), each party hereby irrevocably and unconditionally consents and agrees that any action for interim, provisional and/or conservatory relief brought against it with respect to its obligations or liabilities under or arising out of or in connection with this Agreement may be brought in the courts located in Paris, France or the state or federal courts located in the Borough of Manhattan, New York City, New York, and each party hereby irrevocably accepts and unconditionally submits to the non-exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action for interim, provisional or conservatory relief. In any such action, each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in the courts located in Paris, France or in the state or federal courts located in the Borough of Manhattan, New York City, New York.

(d)      Each party hereby irrevocably consents and agrees that the service of any and all legal process, summons, notices and documents which may be served in any action arising under this Agreement may be made by sending a copy thereof by express courier to the party to be served at the address set forth in the notice provision of this Agreement, with such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)      Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding brought pursuant to this Section 9.6.

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9.6.4      Confidentiality. The Company and each of the Purchasers agree to use, and to use its reasonable best efforts to ensure that its authorized representatives use the same degree of care as such party uses to protect its own confidential information (but in no event less than reasonable care) to keep confidential the information provided to it pursuant to this Agreement, and any other information furnished to it which the disclosing party identifies as being confidential or proprietary (so long as such information is not in the public domain) or, under the circumstances surrounding disclosure, such party knows or has reason to know should be treated as confidential (“Confidential Information”), unless otherwise required by law (provided that a party shall, to the extent permitted by law, promptly notify the other party of any required disclosure and take reasonable steps to minimize the extent of any such required disclosure); provided, however, that Confidential Information shall not include information, that (i) was in the public domain prior to the time it was furnished to such recipient, (ii) is at the time of the alleged breach (through no willful or improper action or inaction by such recipient) generally available to the public, (iii) was rightfully disclosed to such recipient by a third party without restriction or (iv) as of the time of the alleged breach, had been independently developed (as evidenced by written records) without any use of Confidential Information.

9.7.          Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

9.8.          Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

9.9.          Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation, solely with respect to Section 7.7 hereof and only for as long as any Tranche I Notes or Tranche II Notes are outstanding, any right of first investment a Purchaser may have pursuant to a previously existing agreement with the Company, including without limitation that certain letter agreement dated as of February 23, 2012 by and among the Company and the stockholders of the Company party thereto and the Master Framework Agreement; provided that notwithstanding anything in this Agreement, Total retains the right to pay the Company the applicable Total Purchase Price for the Tranche I and Tranche II Notes by the cancellation of Total Notes (as defined in the Securities), as provided in Section 5.1 of the Master Framework Agreement.

9.10.        Finder’s Fee. The Company agrees that it shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

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9.11.         Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

9.12.         Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.13.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

9.14.         Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with obligations of each other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreements. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any ancillary document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement. Each Purchaser acknowledges that no other Purchaser has or will be acting as agent of such Purchaser in enforcing its rights under this Agreement or any other Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Purchaser, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

9.15.         Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the parties. No waiver by any of the parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No action taking pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Signature pages follows]

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This Securities Purchase Agreement is hereby confirmed and accepted by the Company as of August 8, 2013.

AMYRIS, INC.

By:	/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

This Securities Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first written above.

PURCHASERS:

Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS)

By:	/s/ Jean Francois Arrighi de Casanova
(signature)

Name:	Jean Francois Arrighi de Casanova
(printed name)

Title:	Attorney in Fact

Address:	24 Cours Michelet
92800 Puteaux, France

Facsimile No:	+331 4744 8178

E-mail Address:	bernard.clement@total.com

This Securities Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first written above.

PURCHASERS:

PURCHASERS:

Maxwell (Mauritius) Pte Ltd

By:	/s/ Chia Song Hwee
(signature)

Name:	Chia Song Hwee
(printed name)

Title:	Managing Member

Addrss:	60B Orchard Road #06-18
Tower 2, The Atrium @ Orchard
Singapore 238891

Facsimile No:	(65) 6821 1188

E-mail Address:	enquiry@temasek.com.sg

Schedule I

Schedule of Purchasers

Purchaser	Tranche I Closing Amount	Tranche I Cancellation of Indebtedness	Tranche II Closing Percentage	Maximum Tranche II Closing Amount	Maximum Tranche II Cancellation of Indebtedness	Tranche I Total Purchase Price	Tranche II Total Purchase Price
Maxwell (Mauritius) Pte Ltd (“Temasek”)	$35,000,000.00		82.13%	$25,000,000.00		$35,000,000.00

Total Energies Nouvelles Activités USA (“Total”)	$7,616,618.57	$7,616,618.57	17.87%	$5,440,441.84	$5,440,441.84	$7,616,618.57

TOTAL	$42,616,618.57	$7,616,618.57	100.00%	$30,440,441.84		$42,616,618.57

Schedule 2.3(b)

Payment commitment letter

Exhibit A

FORM OF TRANCHE I NOTE

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Exhibit B

FORM OF TRANCHE II NOTE

40

Exhibit C

RIGHTS AGREEMENT AMENDMENT

41

Exhibit D

FORM OF Opinion of Company Counsel

42

Annex B

Form of Tranche I Note

TRANCHE I SENIOR CONVERTIBLE NOTE

U.S.$____________	[Insert Date of Issuance]

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to [Investor Name], or its assigns (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided in Section 3), U.S. $[•] (the “Face Amount”), together with any interest accrued thereon or premiums due in respect thereof, all in accordance with the provisions of this Note. The “Issue Date” of this Note is [Insert Date of Issuance].

This Note was issued pursuant to the Securities Purchase Agreement, dated as of August 7, 2013 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Tranche I Notes (as defined in the Agreement) issued pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note, and “Notes” means all such Notes in the aggregate.

1.           Definitions. For purposes of this Note, the following definitions shall be applicable:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and ‘under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Common Stock” means the Company’s common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization).

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

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“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

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“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Holder” means the Person in whose name this Note is registered in the Company’s Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company’s Note Register.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Master Framework Agreement” means that certain Master Framework Agreement dated as of July 30, 2012, by and among the Company and Total.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013, and as further amended by Amendment No. 4 to Amended and Restated Investors’ Rights Agreement dated August [•], 2013.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person:

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(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total” means Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS).

“Total Notes” means the Securities as defined in the Total Purchase Agreement.

“Total Purchase Agreement” means that certain securities purchase agreement dated as of July 30, 2012 by and among the Company and Total with respect to the Total Notes.

“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Tranche I Milestones” means the achievement of both of the following milestones: (i) the fermentation plant owned and operated by Paraíso Bioenergia S.A. in Brotas, Sao Paulo State, in Brazil achieves a total production of 1,000,000 liters within a run period of forty-five (45) days, and (ii) the Company achieves gross margins from product sales for a fiscal quarter of at least five percent (5%), calculated on a cash basis (which, for clarity, shall mean, for such fiscal quarter, GAAP gross margin from product sales, excluding depreciation).

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.          Interest; Payment of Principal of Note. Interest. This Note shall bear interest on the Face Amount and any compounded interest hereunder at a rate per six months equal to 5.00% (subject to Section 5(c)). Interest shall begin to accrue on the Issue Date and shall continue to accrue on the outstanding principal until the entire Face Amount and all accrued and unpaid interest, including any interest that is added to the principal pursuant to this Section 2, under this Note (the “Balance”) are paid (or converted, as provided in Section 3 hereof), and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty (360) days and a six-month period of one hundred eighty (180) days (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall be compounded on a semi-annual basis and accordingly shall be added to the Balance under this Note on a semi-annual basis and interest shall accrue on such resulting Balance thereafter. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, this Note shall bear interest on the Face Amount plus any previously compounded interest in respect thereof at a rate per six months equal to 6.5% (as may be further adjusted pursuant to Section 5(c)). Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

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(b)          Scheduled Payment of Principal and Interest. Unless paid earlier in accordance with the terms hereof, including by conversion into shares of Common Stock, the Company shall deliver to the Holder of this Note, on the five-year anniversary of the Issue Date (the “Final Maturity Date”), an amount in cash equal to the then applicable Balance. Notwithstanding the foregoing, on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter until the Final Maturity Date (each such date, an “Interest Payment Date”), the Company shall pay either (i) in cash or (ii) in kind by increasing the Face Amount by the amount of interest payable to Holder all of the accrued interest of this Note as of each such Interest Payment Date, the form of such payment to be determined by the Company in its sole discretion.

(c)          Prepayment. Subject to Section 2(d) hereof, the Company may prepay in cash all, or any portion, of the then applicable Balance (including any accrued interest as of such date of prepayment) on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter and upon five (5) business days’ prior written notice to the Holders of the Notes, which notice shall set forth the amount of the then applicable Balance to be prepaid (the “Prepayment Amount”). Upon receipt of such notice but no later than four (4) business days thereafter, each Holder shall send to the Company their respective Note or Notes. Any Notes subject to prepayment pursuant to the provisions of this Section 2(c) shall be retired and cancelled upon receipt by the Holder in cash of the applicable Prepayment Amount regardless of whether such Holder shall have delivered such Holder’s Note or Notes or Lost Note Documentation (as defined in Section 14(b) herein) in respect thereof to the Company by such date; provided, however, that if the Balance on the date of prepayment is greater than the Prepayment Amount, then the Company shall execute and make available for delivery to the Holder of such Note without service charge, but only upon receipt by the Company of the Note or Notes subject to prepayment or Lost Note Documentation in respect thereof, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the portion of the Balance of such Holder’s Note or Notes that have not been prepaid by the Company.

(d)          Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 5) shall be made pro rata among all such Holders based upon the aggregate principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder’s pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(d).

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3.          Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):

(a)          Holder’s Right to Convert. Holder shall have the option to convert this Note as follows:

(i)          At any time after the eighteen (18) month anniversary of the date of the Agreement and prior to the fifth Trading Day prior to the Final Maturity Date, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Holder hereof, at any time within the period specified above and from time to time into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price (as defined below) on the Conversion Date (as defined below) (each such conversion, an “Optional 18-Month Conversion”);

(ii)         At any time if a Change of Control occurs prior to the Final Maturity Date, then the Company shall provide Holder written notice of such Change of Control at least twenty (20) days prior to the consummation of such Change of Control and Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time until the fifteenth (15th) day following receipt of such notice of such Change of Control, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional COC Conversion”); or

(iii)        At any time if an Event of Default has occurred and is continuing, subject to Section 5(c) hereof, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time while such Event of Default is continuing, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional EOD Conversion”, and together with an Optional 18-Month Conversion and an Optional COC Conversion, “Holder’s Optional Conversion”).

In the event of a Holder’s Optional Conversion, all accrued interest in respect of the Face Amount converted in connection with such Holder’s Optional Conversion shall be cancelled without any obligation of payment by the Company.

(b)          Conversion Price. The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be US$2.44. Such initial Conversion Price shall be subject to adjustment as provided below.

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(c)          Mechanics of Conversion.

(i)          In order to exercise its rights pursuant to a Holder’s Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the then outstanding Balance of this Note. Such notice shall state the portion of the Balance of this Note which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.

(ii)         The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Notes, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, if practicable and upon the reasonable request of any Holder after the date six months after the initial issuance of this Note, and if the Holder is not an “affiliate” of the Company (as defined under the Securities Act of 1933, as amended), cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date.

(iii)        The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(iv)        No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.

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(v)         All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive (A) shares of Common Stock in exchange therefor, (B) any accrued and unpaid interest, if applicable, as described in Section 5(c), and (C) if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

(vi)        If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of the shares of Common Stock issuable to such Holder in connection with such conversion pursuant to such offering, or the closing of such Change of Control, as applicable, in which event the Holders entitled to receive the shares of Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities or consummation of the Change of Control, as applicable.

(d)          Adjustment for Failure to Achieve Tranche I Milestones. Following completion of the Tranche I Milestones by the Company, the Company shall submit to the Holders written notice of completion of the Tranche I Milestones. Such written notice shall include evidence of the completion of the Tranche I Milestones and the Holders shall have the right to examine and verify such evidence, including with input from outside advisors who are approved by the Company, which approval shall not be unreasonably withheld and who agree to be bound by the confidentiality obligations contained in Section 9.6.4 of the Agreement. If the Holders dispute the completion of such Tranche I Milestones then such dispute shall be resolved as promptly as practicable in accordance with the dispute resolution provisions set forth in Section 9.6 of the Agreement. If the Tranche I Milestones have not been achieved prior to June 30, 2014, then the Conversion Price in effect on and after June 30, 2014 shall be reduced to (i) if a Total Note Price Reduction has not occurred, US$2.15, or (ii) if a Total Note Price Reduction has occurred, US$1.87.

(e)          Adjustment for Reduction in Total Notes Conversion Price. If prior to the repayment or conversion of this Note and following the date hereof, the Company shall reduce the conversion price of the Total Notes issued by the Company at the Initial Closing (as defined in the Total Purchase Agreement) other than in accordance with the terms of the Total Notes as in effect on the date hereof (a “Total Note Price Reduction”), then the Conversion Price in effect on the date of such reduction shall be reduced to (i) if no reduction in the Conversion Price has occurred pursuant to Section 3(d) above on such date, US$2.15, or (ii) if there has been a prior reduction in the Conversion Price in accordance with clause (i) of Section 3(d) above as of such date, US$1.87.

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(f)          Adjustment for Dilutive Issuances. If prior to the repayment or conversion of this Note the Company shall sell, in a bona fide capital raising transaction for cash consideration (including cancellation of pre-existing Debt as payment of consideration), any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company’s capital stock (the “Securities”) at a per share purchase price (including any applicable conversion or exercise price) equal to an amount less than the effective Conversion Price on the date of such issuance, then such Conversion Price in effect immediately prior to such issuance of Securities shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue or the deemed issue of the Securities. If such per share consideration is not a cash amount, then the value of such per share consideration shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(g)          Adjustment for Issuances to Total. If the Company shall permit Total to exchange Total Notes in connection with any future issuance by the Company of Securities (other than the issuance of Total Notes or shares of Common Stock issuable upon conversion thereof pursuant to the Total Purchase Agreement or the issuance of Notes, Tranche II Notes (as defined in the Agreement) or shares of Common Stock issuable upon conversion thereof pursuant to the Agreement), whereby the Company shall issue to Total in exchange for such Total Notes a number of Securities in excess of Total’s Pro Rata Share (as defined in the Master Framework Agreement), then the then effective Conversion Price of this Note, any other Note and any Tranche II Note held by Holder as of immediately prior to such exchange (collectively, the “Holder Notes”) shall be adjusted pro rata based on the principal amount of each such Holder Note, such that the Holder Notes then outstanding shall be convertible in aggregate into an additional number of shares of Common Stock equal to the difference between (i) the actual number of Securities issued to Total in exchange for such Total Notes and (ii) Total’s Pro Rata Share of such Securities. Notwithstanding the foregoing, no adjustment under this Section 3(g) will apply to any Note or Tranche II Note held by Total.

(h)          Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(i)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

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(j)          Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(k)          Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of Notes after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

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(l)          No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.

(m)          Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(n)          Notice of Record Date. In the event:

(i)          that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;

(ii)         that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)        of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Common Stock or a share dividend or share distribution thereon);

(iv)        of any Capital Reorganization; or

(v)         of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)        the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)         the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up

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(o)          Notice of Adjustment to Conversion Price. The Company will provide notice to each Holder upon the occurrence of any adjustment to the Conversion Price.

4.          Repurchase Right Upon a Change of Control.  Upon the occurrence of a Change of Control prior to the Final Maturity Date, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Balance of its Notes as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”).

(b)          On or before the earlier of fifteen (15) days prior to the Final Maturity Date (if a Change of Control will occur prior to the Final Maturity Date), and thirty (30) days following the consummation of a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:

(i)          the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than fifteen (15) days and no later than sixty (60) days from the date of the Company’s delivery of the Change of Control Notice;

(ii)         the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii)        the amount of the Change of Control Payment;

(iv)        a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v)         the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.

No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.

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(c)          To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Balance of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

(d)          On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.

(e)          The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(g)          Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.

(h)          The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5.          Events of Default.  Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i)          default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the then applicable Balance on this Note;

(ii)         failure by the Company for thirty (30) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 4 or Section 6 of this Note;

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(iii)        failure by the Company for sixty (60) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(a) of the Agreement);

(iv)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(v)         failure by the Company to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vi)        the Company:

(A)         commences a voluntary case under any Bankruptcy Law,

(B)         consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(C)         consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)         makes a general assignment for the benefit of its creditors, or

(E)         is unable to pay its debts as they become due; or

(vii)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company;

(B)         appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or

(C)         orders the liquidation of the Company; and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)      failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.

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(b)          Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within five (5) days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.

(c)          Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% of the then applicable Balance of the then outstanding Notes may declare all the Notes to be due and payable immediately, which Notes shall then be immediately payable in, at the election of each Holder, either cash or shares of Common Stock in accordance with Section 3(a)(iii) hereof. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vi) or (vii) with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Holders for a failure by the Company to comply with Section 8.6 of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by holders of a majority in aggregate principal amount of the Notes then outstanding, to increase the six-month rate of interest on this Note to the lower of (i) the Highest Lawful Rate, and (ii) 6.5% for the first 180 days of such failure, and 8% thereafter (which increased interest shall constitute liquidated damages for such failure).

(d)          Waiver of Past Defaults. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the Balance of the Notes and/or any applicable premium required in connection with a Change of Control Payment. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(e)          Control by Majority. Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.

(f)          Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the Balance of this Note, any interest required in connection with Section 5(c), and/or any applicable premium required in connection with a Change of Control Payment, on or after the respective due dates expressed in this Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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6.          Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:

(a)          Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP);

(b)          Debt in existence on the Issue Date or which as of the Issue Date the Company is obligated to issue thereafter, including Total Notes pursuant to the Total Purchase Agreement;

(c)          the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries;

(d)          Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

(e)          Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and

(f)          Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) Debt incurred pursuant to clause (b) of this paragraph, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.

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For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)).

As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords’ Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(v) or securing appeal or other surety bonds related to such judgments.

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7.          Successors. Merger, Consolidation or Sale of Assets or Purchase of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i)          the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and

(ii)         immediately after such transaction no Default or Event of Default exists.

(b)          Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

(c)          Purchase of Substantial Assets. The Company will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then outstanding Notes and Tranche II Notes, purchase assets in one transaction or a series of related transactions in an amount greater than $20,000,000.

8.          Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of the Notes, (iii) change the time at which any Note must be repurchased or amend the conversion rights as set forth under Sections 3 or 4, (iv) make any Note payable in any money or at any place other than as stated in the Note, (v) impair the right of any Holder to receive payments of the Balance of such Holder’s Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or (vi) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.

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9.          Seniority of Notes.  The Company acknowledges, agrees and covenants that the Notes and the Tranche II Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 hereof under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Notes and Tranche II Notes except as provided in the MOU (as defined in the Agreement).

10.         Place of Payment. Payments of the Balance of the Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, deliverable upon repayment or conversion of this Note (unless otherwise specified in the conversion notice or any other notice delivered by Holder pursuant to the terms hereof) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

11.          Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of the Balance hereunder, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys’ fees and expenses.

12.         Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13.         Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

14.         Registration of Transfer and Exchange Generally.

(a)          Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

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Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company’s principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes.

(b)          Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless (clauses (i) or (ii) referred to herein as “Lost Note Documentation”), then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 14 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

The provisions of this Section 14 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

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15.         Antitrust. Holder and the Company hereto agree to (i) file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the conversion of this Note not more than 35 days prior to the date of conversion or at such other time as agreed by Holder and the Company, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 15(a) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

16.         Governing Law.

(a)          This Note, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of delaware without giving effect to its conflict of law provisions.

(b)          Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be resolved pursuant to Section 9.6 of the Agreement.

17.         Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Investor at the address and facsimile number set forth in the Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has executed and delivered this Note on [•], 2013.

AMYRIS, INC.

By:
Name:
Title:

EXHIBIT 1

(To be Executed by Registered Holder in order to Convert Note)

CONVERSION NOTICE
FOR
TRANCHE I SENIOR CONVERTIBLE NOTE

The undersigned, as Holder of the Tranche I Senior Convertible Note of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $_________  (the “Note”), hereby elects to convert that portion of the outstanding Balance of the Note shown on the next page into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), of the Company, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder

Issue Common Stock:

at:

Electronically transmit and credit Common
Stock to	at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:			$

Conversion Price			$

Number of shares of Common Stock =	Total dollar amount converted	=	$
Conversion Price
Number of shares of Common Stock =

If the conversion is not being settled by DTC, please issue and deliver ___ certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver ______ new Note(s) in the following amounts:

ANNEX C

FORM OF TRANCHE II NOTE

TRANCHE II SENIOR CONVERTIBLE NOTE

U.S.$____________	[Insert Date of Issuance]

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to [Investor Name], or its assigns (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided in Section 3), U.S. $[•] (the “Face Amount”), together with any interest accrued thereon or premiums due in respect thereof, all in accordance with the provisions of this Note. The “Issue Date” of this Note is [Insert Date of Issuance].

This Note was issued pursuant to the Securities Purchase Agreement, dated as of August 7, 2013 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Tranche II Notes (as defined in the Agreement) issued pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note, and “Notes” means all such Notes in the aggregate.

1.            Definitions. For purposes of this Note, the following definitions shall be applicable:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and ‘under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Common Stock” means the Company’s common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization).

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

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“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

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“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Holder” means the Person in whose name this Note is registered in the Company’s Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company’s Note Register.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Master Framework Agreement” means that certain Master Framework Agreement dated as of July 30, 2012, by and among the Company and Total.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013, and as further amended by Amendment No. 4 to Amended and Restated Investors’ Rights Agreement dated August [•], 2013.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person:

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(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total” means Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS).

“Total Notes” means the Securities as defined in the Total Purchase Agreement.

“Total Purchase Agreement” means that certain securities purchase agreement dated as of July 30, 2012 by and among the Company and Total with respect to the Total Notes.

“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.          Interest; Payment of Principal of Note. Interest. This Note shall bear interest on the Face Amount and any compounded interest hereunder at a rate per annum equal to 10.00% (subject to Section 5(c)). Interest shall begin to accrue on the Issue Date and shall continue to accrue on the outstanding principal until the entire Face Amount and all accrued and unpaid interest, including any interest that is added to the principal pursuant to this Section 2, under this Note (the “Balance”) are paid (or converted, as provided in Section 3 hereof), and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty (360) days (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall be compounded on an annual basis and accordingly shall be added to the Balance under this Note on an annual basis and interest shall accrue on such resulting Balance thereafter. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, this Note shall bear interest on the Face Amount plus any previously compounded interest in respect thereof at a rate per annum equal to 12% (as may be further adjusted pursuant to Section 5(c)). Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

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(b)          Scheduled Payment of Principal and Interest. Unless paid earlier in accordance with the terms hereof, including by conversion into shares of Common Stock, the Company shall deliver to the Holder of this Note, on the five-year anniversary of the date that a Note is first issued to a Holder pursuant to the terms of the Agreement (the “Final Maturity Date”), an amount in cash equal to the then applicable Balance. Notwithstanding the foregoing, on the twelve (12) month anniversary of the Issue Date for each of the first three years after the Issue Date (each such date, an “Interest Payment Date”), the Company shall pay accrued interest of this Note in kind by increasing the Face Amount by the amount of interest payable to Holder as of each such Interest Payment Date, and on each Interest Payment Date thereafter, the Company shall pay accrued interest of this Note either, in the Company’s sole discretion, (i) in cash or (ii) in kind by increasing the Face Amount by the amount of interest payable to Holder as of each such Interest Payment Date.

(c)          [INTENTIONALLY OMITTED]

(d)          Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 5) shall be made pro rata among all such Holders based upon the aggregate principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder’s pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(d).

3.          Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):

(a)          Holder’s Right to Convert. Holder shall have the option to convert this Note as follows:

(i)          At any time after the twelve (12) month anniversary of the Issue Date and prior to the fifth Trading Day prior to the Final Maturity Date, Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of the Holder hereof, at any time within the period specified above and from time to time into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price (as defined below) on the Conversion Date (as defined below) (each such conversion, an “Optional 12-Month Conversion”);

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(ii)         At any time if a Change of Control occurs prior to the Final Maturity Date, then the Company shall provide Holder written notice of such Change of Control at least twenty (20) days prior to the consummation of such Change of Control and Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of Holder, at any time and from time to time until the fifteenth (15th) day following receipt of such notice of such Change of Control, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional COC Conversion”); or

(iii)        At any time if an Event of Default has occurred and is continuing, subject to Section 5(c) hereof, Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of Holder, at any time and from time to time while such Event of Default is continuing, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional EOD Conversion”, and together with an Optional 12-Month Conversion and an Optional COC Conversion, “Holder’s Optional Conversion”).

(b)         Conversion Price. The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be the US$2.87. Such initial Conversion Price shall be subject to adjustment as provided below.

(c)          Mechanics of Conversion.

(i)          In order to exercise its rights pursuant to a Holder’s Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the then outstanding Balance of this Note. Such notice shall state the portion of the Balance of this Note which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.

(ii)         The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Notes, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, if practicable and upon the reasonable request of any Holder after the date six months after the initial issuance of this Note, and if the Holder is not an “affiliate” of the Company (as defined under the Securities Act of 1933, as amended), cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date

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(iii)        The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(iv)        No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.

(v)         All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive (A) shares of Common Stock in exchange therefor, (B) any accrued and unpaid interest, if applicable, as described in Section 5(c), and (C) if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

(vi)        If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of the shares of Common Stock issuable to such Holder in connection with such conversion pursuant to such offering, or the closing of such Change of Control, as applicable, in which event the Holders entitled to receive the shares of Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities or consummation of the Change of Control, as applicable.

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(d)          Adjustment for Dilutive Issuances. If prior to the repayment or conversion of this Note the Company shall sell, in a bona fide capital raising transaction for cash consideration (including cancellation of pre-existing Debt as payment of consideration), any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company’s capital stock (the “Securities”) at a per share purchase price (including any applicable conversion or exercise price) equal to an amount less than the effective Conversion Price on the date of such issuance, then such Conversion Price in effect immediately prior to such issuance of Securities shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue or the deemed issue of the Securities. If such per share consideration is not a cash amount, then the value of such per share consideration shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(e)          Adjustment for Issuances to Total. If the Company shall permit Total to exchange Total Notes in connection with any future issuance by the Company of Securities (other than the issuance of Total Notes or shares of Common Stock issuable upon conversion thereof pursuant to the Total Purchase Agreement or the issuance of Notes or Tranche I Notes (as defined in the Agreement) or shares of Common Stock issuable upon conversion thereof pursuant to the Agreement), whereby the Company shall issue to Total in exchange for such Total Notes a number of Securities in excess of Total’s Pro Rata Share (as defined in the Master Framework Agreement), then the then effective Conversion Price of this Note, any other Note and any Tranche I Note held by Holder as of immediately prior to such exchange (collectively, the “Holder Notes”) shall be adjusted pro rata based on the principal amount of each such Holder Note, such that the Holder Notes then outstanding shall be convertible in aggregate into an additional number of shares of Common Stock equal to the difference between (i) the actual number of Securities issued to Total in exchange for such Total Notes and (ii) Total’s Pro Rata Share of such Securities. Notwithstanding the foregoing, no adjustment under this Section 3(e) will apply to any Note or Tranche I Note held by Total.

(f)          Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

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(h)          Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i)           Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of Notes after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

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(j)           No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.

(k)           Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(l)           Notice of Record Date. In the event:

(i)          that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;

(ii)         that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)        of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Common Stock or a share dividend or share distribution thereon);

(iv)        of any Capital Reorganization; or

(v)         of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)         the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)         the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up

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(m)          Notice of Adjustment to Conversion Price. The Company will provide notice to each Holder upon the occurrence of any adjustment to the Conversion Price.

4.          Repurchase Right Upon a Change of Control. Upon the occurrence of a Change of Control prior to the Final Maturity Date, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Balance of its Notes as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”).

(b)          On or before the earlier of fifteen (15) days prior to the Final Maturity Date (if a Change of Control will occur prior to the Final Maturity Date), and thirty (30) days following the consummation of a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:

(i)          the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than fifteen (15) days and no later than sixty (60) days from the date of the Company’s delivery of the Change of Control Notice;

(ii)         the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii)        the amount of the Change of Control Payment;

(iv)        a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v)         the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.

No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.

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(c)          To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Balance of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

(d)          On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.

(e)          The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(g)          Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.

(h)          The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5.          Events of Default. Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i)          default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the then applicable Balance on this Note;

(ii)         failure by the Company for thirty (30) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 4 or Section 6 of this Note;

(iii)        failure by the Company for sixty (60) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(a) of the Agreement);

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(iv)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(v)         failure by the Company to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vi)        the Company:

(A)         commences a voluntary case under any Bankruptcy Law,

(B)         consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(C)         consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)         makes a general assignment for the benefit of its creditors, or

(E)         is unable to pay its debts as they become due; or

(vii)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company;

(B)         appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or

(C)         orders the liquidation of the Company; and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)      failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.

(b)          Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within five (5) days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.

14

(c)          Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% of the then applicable Balance of the then outstanding Notes may declare all the Notes to be due and payable immediately, which Notes shall then be immediately payable in, at the election of each Holder, either cash or shares of Common Stock in accordance with Section 3(a)(iii) hereof. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vi) or (vii) with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Holders for a failure by the Company to comply with Section 8.6 of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by holders of a majority in aggregate principal amount of the Notes then outstanding, to increase the rate of interest on this Note to the lower of (i) the Highest Lawful Rate, and (ii) 13% for the first 180 days of such failure, and 16% thereafter (which increased interest shall constitute liquidated damages for such failure).

(d)          Waiver of Past Defaults. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the Balance of the Notes and/or any applicable premium required in connection with a Change of Control Payment. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(e)          Control by Majority. Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.

(f)          Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the Balance of this Note, any interest required in connection with Section 5(c), and/or any applicable premium required in connection with a Change of Control Payment, on or after the respective due dates expressed in this Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.          Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:

15

(a)          Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP);

(b)          Debt in existence on the Issue Date or which as of the Issue Date the Company is obligated to issue thereafter, including Total Notes pursuant to the Total Purchase Agreement;

(c)          the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries;

(d)          Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

(e)          Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and

(f)          Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) debt incurred pursuant to clause (b) of this paragraph, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.

16

For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)).

As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords’ Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(v) or securing appeal or other surety bonds related to such judgments.

7.          Successors. Merger, Consolidation or Sale of Assets or Purchase of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i)          the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and

17

(ii)         immediately after such transaction no Default or Event of Default exists.

(b)          Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

(c)          Purchase of Substantial Assets. The Company will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then outstanding Notes and Tranche I Notes, purchase assets in one transaction or a series of related transactions in an amount greater than $20,000,000.

8.          Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of the Notes, (iii) change the time at which any Note must be repurchased or amend the conversion rights as set forth under Sections 3 or 4, (iv) make any Note payable in any money or at any place other than as stated in the Note, (v) impair the right of any Holder to receive payments of the Balance of such Holder’s Notes, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment, on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or (vi) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.

9.          Seniority of Notes.  The Company acknowledges, agrees and covenants that the Notes and the Tranche I Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 hereof under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Notes and Tranche I Notes except as provided in the MOU (as defined in the Agreement).

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10.         Place of Payment. Payments of the Balance of the Notes, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment, deliverable upon repayment or conversion of this Note (unless otherwise specified in the conversion notice or any other notice delivered by Holder pursuant to the terms hereof) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

11.          Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of the Balance hereunder, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys’ fees and expenses.

12.         Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13.         Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

14.         Registration of Transfer and Exchange Generally.

(a)          Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company’s principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.

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All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes.

(b)          Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless (clauses (i) or (ii) referred to herein as “Lost Note Documentation”), then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 13 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

The provisions of this Section 13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

15.         Antitrust. Holder and the Company hereto agree to (i) file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the conversion of this Note not more than 35 days prior to the date of conversion or at such other time as agreed by Holder and the Company, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 14(a) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

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16.         Governing Law.

(a)          This Note, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of delaware without giving effect to its conflict of law provisions.

(b)          Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be resolved pursuant to Section 9.6 of the Agreement.

17.         Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Investor at the address and facsimile number set forth in the Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has executed and delivered this Note on ___________________.

AMYRIS, INC.

By:
Name:
Title:

EXHIBIT 1

(To be Executed by Registered Holder in order to Convert Note)

CONVERSION NOTICE
FOR
TRANCHE II SENIOR CONVERTIBLE NOTE

The undersigned, as Holder of the Tranche II Senior Convertible Note of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $_________  (the “Note”), hereby elects to convert that portion of the outstanding Balance of the Note shown on the next page into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), of the Company, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder

Issue Common Stock:

at:

Electronically transmit and credit Common
Stock to	at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:		$

Conversion Price		$

Number of shares of Common Stock =	Total dollar amount converted =	$
Conversion Price
Number of shares of Common Stock =

If the conversion is not being settled by DTC, please issue and deliver ___ certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver ______ new Note(s) in the following amounts:

ANNEX D

FINANCIAL INFORMATION

Amyris, Inc.

Financial Information

Table of Contents:

		Page on the Financial Statements

A.	Condensed Consolidated Financial Statements as of and for the Three and Six Months ended June 30, 2013 (Unaudited)

	Condensed Consolidated Balance Sheet for the Six Month ended June 30, 2013	2

	Condensed Consolidated Statements of Operations for the Three and Six months ended June 30, 2013 and 2012	3

	Condensed Consolidated Statements of Comprehensive Loss for the Three and Six months ended June 30, 2013 and 2012	4

	Condensed Consolidated Statements of Stockholders’ Equity for the Six months ended June 30, 2013	5

	Condensed Consolidated Statements of Cash Flows for the Six months ended June 30, 2013 and 2012	6

	Notes to Consolidated Financial Statements	8

B.	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Six Months Ended June 30, 2013	33

C.	Consolidated Year-End Financial Statements:

	Report of Independent Registered Public Accounting Firm	50

	Consolidated Balance Sheets of December 31, 2012 and 2011	51

	Consolidated Statements as of Operations for the years ended December 31, 2012, 2011 sand 2010	52

	Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012, 2011 and 2010	53

	Consolidated Statements of Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit) for the years ended December 31, 2012, 2011 and 2010	54

	Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	57

	Notes to Consolidated Financial Statements	59

	Financial Statement Schedules

	Schedule II Valuation and Qualifying Accounts for the years ended December 31, 2012, 2011 and 2010	109

D.	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years ended December 31, 2012, 2011 and 2010	110

E.	Quantitative and Qualitative Disclosure About Market Risk	128

F.	Supplementary Financial Data – Selected Quarterly Financial Data (Unaudited)	129

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Amyris, Inc.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11,503	$30,592
Short-term investments	1,412	97
Accounts receivable, net of allowance of $481 as of June 30, 2013 and December 31, 2012	7,268	3,846
Inventories, net	4,065	6,034
Prepaid expenses and other current assets	7,136	8,925
Total current assets	31,384	49,494
Property, plant and equipment, net	144,141	163,121
Restricted cash	956	955
Other assets	17,234	20,112
Goodwill and intangible assets	9,120	9,152
Total assets	$202,835	$242,834
Liabilities and Equity
Current liabilities:
Accounts payable	$8,889	$15,392
Deferred revenue	7,637	1,333
Accrued and other current liabilities	22,745	24,410
Capital lease obligation, current portion	1,014	1,366
Debt, current portion	4,959	3,325
Total current liabilities	45,244	45,826
Capital lease obligation, net of current portion	728	1,244
Long-term debt, net of current portion	56,651	61,806
Related party debt	45,572	39,033
Deferred rent, net of current portion	9,976	8,508
Deferred revenue, net of current portion	6,500	4,255
Other liabilities	17,889	15,933
Total liabilities	182,560	176,605
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock - $0.0001 par value, 200,000,000 and 100,000,000 shares authorized as of June 30, 2013 and December 31, 2012, respectively; 76,177,691 and 68,709,660 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	8	7
Additional paid-in capital	695,538	666,233
Accumulated other comprehensive loss	(16,892)	(12,807)
Accumulated deficit	(657,817)	(586,327)
Total Amyris, Inc. stockholders’ equity	20,837	67,106
Noncontrolling interest	(562)	(877)
Total stockholders' equity	20,275	66,229
Total liabilities and stockholders' equity	$202,835	$242,834

See the accompanying notes to the unaudited condensed consolidated financial statements.

2

Amyris, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Product sales	$4,185	$15,580	$7,168	$41,887
Grants and collaborations revenue	6,664	3,683	11,550	6,845
Total revenues	10,849	19,263	18,718	48,732
Cost and operating expenses
Cost of products sold	8,853	23,636	17,813	67,447
Loss on purchase commitments and write off of production assets	8,423	—	8,423	36,652
Research and development	13,992	18,500	29,746	39,844
Sales, general and administrative	14,718	22,231	29,545	43,946
Total cost and operating expenses	45,986	64,367	85,527	187,889
Loss from operations	(35,137)	(45,104)	(66,809)	(139,157)
Other income (expense):
Interest income	57	503	93	1,109
Interest expense	(1,558)	(1,260)	(3,120)	(2,314)
Other expense, net	(2,030)	(1,025)	(911)	(1,176)
Total other expense	(3,531)	(1,782)	(3,938)	(2,381)
Loss before income taxes	(38,668)	(46,886)	(70,747)	(141,538)
Provision for income taxes	(246)	(249)	(482)	(493)
Net loss	$(38,914)	$(47,135)	(71,229)	(142,031)
Net (income) loss attributable to noncontrolling interest	38	329	(261)	677
Net loss attributable to Amyris, Inc. common stockholders	$(38,876)	$(46,806)	(71,490)	(141,354)
Net loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(0.81)	(0.96)	(2.63)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	75,959,228	57,442,834	74,640,314	53,828,541

See the accompanying notes to the unaudited condensed consolidated financial statements.

3

Amyris, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(In Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Comprehensive loss:
Net loss	$(38,914)	$(47,135)	$(71,229)	$(142,031)
Foreign currency translation adjustment, net of tax	(4,742)	(7,407)	(4,031)	(5,936)
Total comprehensive loss	(43,656)	(54,542)	(75,260)	(147,967)
Loss (income) attributable to noncontrolling interest	38	329	(261)	677
Foreign currency translation adjustment attributable to noncontrolling interest	(62)	(81)	(54)	(168)
Comprehensive loss attributable to Amyris, Inc.	$(43,680)	$(54,294)	$(75,575)	$(147,458)

See the accompanying notes to the unaudited condensed consolidated financial statements.

4

Amyris, Inc.

Condensed Consolidated Statements of Stockholders' Equity

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	Total Equity
December 31, 2012	68,709,660	$7	$666,233	$(586,327)	$(12,807)	$(877)	$66,229
Issuance of common stock upon exercise of stock options, net of restricted stock	475,907	—	736	—	—	—	736
Issuance of common stock in a private placement, net of issuance cost of $39	6,567,299	1	19,960				19,961
Shares issued from restricted stock unit settlement	424,825	—	(569)	—	—	—	(569)
Stock-based compensation	—	—	9,178	—	—	—	9,178
Foreign currency translation adjustment, net of tax	—	—	—	—	(4,085)	54	(4,031)
Net income (loss)	—	—	—	(71,490)	—	261	(71,229)
June 30, 2013	76,177,691	$8	$695,538	$(657,817)	$(16,892)	$(562)	$20,275

See the accompanying notes to the unaudited condensed consolidated financial statements.

5

Amyris, Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities
Net loss	$(71,229)	$(142,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,491	7,507
Loss (gain) on disposal of property, plant and equipment	(38)	181
Stock-based compensation	9,178	15,435
Amortization of debt discount	1,061	—
Provision for doubtful accounts	—	236
Loss on purchase commitments and write-off of production assets	8,423	36,652
Change in fair value of derivative instruments	(719)	1,215
Other noncash expenses	213	185
Changes in assets and liabilities:
Accounts receivable	(3,467)	3,221
Inventories, net	1,150	130
Prepaid expenses and other assets	1,098	(3,168)
Accounts payable	(1,912)	(9,074)
Accrued and other long-term liabilities and restructuring	(5,619)	(1,220)
Deferred revenue	8,549	(271)
Deferred rent	(447)	(608)
Net cash used in operating activities	(45,268)	(91,610)
Investing activities
Purchase of short-term investments	(1,763)	(8,239)
Maturities of short-term investments	334	—
Sales of short-term investments	—	16,449
Change in restricted cash	(1)	(953)
Purchase of property, plant and equipment, net of disposals	(3,711)	(43,277)
Deposits on property, plant and equipment	—	(2,088)
Net cash used in investing activities	(5,141)	(38,108)
Financing activities
Proceeds from issuance of common stock, net of repurchases	167	487
Proceeds from issuance of common stock in private placements, net of issuance costs	19,980	62,582
Principal payments on capital leases	(867)	(2,076)
Proceeds from debt issued	2,645	50,656
Proceeds from debt issued to related party	10,000	—
Principal payments on debt	(1,902)	(9,458)
Net cash provided by financing activities	30,023	102,191
Effect of exchange rate changes on cash and cash equivalents	1,297	(1,112)
Net decrease in cash and cash equivalents	(19,089)	(28,639)
Cash and cash equivalents at beginning of period	30,592	95,703
Cash and cash equivalents at end of period	$11,503	$67,064

6

Amyris, Inc.

Condensed Consolidated Statements of Cash Flows—(Continued)

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,004	$1,760
Cash paid for income taxes, net of refunds	$—	$—
Supplemental disclosures of noncash investing and financing activities:
Acquisitions of property, plant and equipment within accounts payable, accrued liabilities and notes payable	$307	$5,096
Financing of insurance premium under notes payable	$147	$—
Accrued offering cost of common stock in private placement	$(19)	$92
Accrued issuance cost of convertible notes	$—	$40
Long-term deposits used for purchase of property, plant and equipment	$—	$11,052

See the accompanying notes to the unaudited condensed consolidated financial statements.

7

Amyris, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1. The Company

Amyris, Inc. (the “Company”) was incorporated in California on July 17, 2003 and reincorporated in Delaware on June 10, 2010 for the purpose of leveraging breakthroughs in synthetic biology to develop and provide renewable compounds for a variety of markets. The Company is currently building and applying its industrial synthetic biology platform to provide alternatives to select petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide. The Company's first commercialization efforts have been focused on a renewable hydrocarbon molecule called farnesene (Biofene®), which forms the basis for a wide range of products varying from specialty chemical applications to transportation fuels, such as diesel. While the Company's platform is able to use a wide variety of feedstocks, the Company is focused initially on Brazilian sugarcane. In addition, the Company has entered into various contract manufacturing agreements to support commercial production. The Company has established two principal operating subsidiaries, Amyris Brasil Ltda. (formerly Amyris Brasil S.A., “Amyris Brasil”) for production in Brazil, and Amyris Fuels, LLC ("Amyris Fuels"). Nearly all of the Company's revenues through 2012 came from the sale of ethanol and reformulated ethanol-blended gasoline with substantially all of the remaining revenues coming from collaborations, government grants and sales of renewable products. In the third quarter of 2012, the Company transitioned out of the ethanol and reformulated ethanol-blended gasoline business. The Company does not expect to be able to replace much of the revenue lost in the near term as a result of this transition, particularly in 2013, while it continues its efforts to establish a renewable products business.

Beginning in March 2012, the Company initiated a plan to shift a portion of its production capacity from contract manufacturing facilities to a Company-owned plant that was then under construction. As a result, the Company evaluated its contract manufacturing agreements and recorded a loss of $30.4 million related to adverse purchase commitments, $10.0 million related to the write-off of facility modification costs and $5.5 million related to Company-owned equipment at contract manufacturing facilities in the year ended December 31, 2012. During the three and six months ended June 30, 2013, the Company recorded an additional loss of $8.4 million, which is included in the loss on purchase commitments and write-off of production assets related to a termination and settlement of an existing agreement with one of its contract manufacturers (see Note 8 Significant Agreements). The Company regularly monitors its plan related to production capacity, sales requirements and related cost structure. Changes to this plan may result in additional losses and impairment charges.

The Company's renewable products business strategy is to focus on the commercialization of specialty products while moving established commodity products into joint venture arrangements with leading industry partners. To commercialize its products, the Company must be successful in using its technology to manufacture its products at commercial scale and on an economically viable basis (i.e., low per unit production costs). The Company is building its experience producing renewable products at commercial scale. The Company's prospects are subject to risks, expenses and uncertainties frequently encountered by companies in this stage of development.

The Company expects to fund its operations for the foreseeable future with cash and investments currently on hand, with cash inflows from collaboration and grant funding, cash contributions from product sales, and with new debt and equity financing. The Company's planned 2013 working capital needs and its planned operating and capital expenditures for 2013 are dependent on significant inflows of cash from existing collaboration partners, as well as additional funding from new collaborations, and a pending convertible debt offering, and may also require additional funding from credit facilities or loans. The Company will continue to need to fund its research and development and related activities and to provide working capital to fund production, storage, distribution and other aspects of its business. The Company's operating plan contemplates capital expenditures of approximately $10.0 million in 2013 and the Company expects to continue to incur costs in connection with its existing contract manufacturing arrangements (see Note 6 Debt and Note 10 Stockholders' Equity).

Liquidity

The Company has incurred significant losses in each year since its inception and believes that it will continue to incur losses and negative cash flow from operations into at least 2014. As of June 30, 2013, the Company had an accumulated deficit of $657.8 million and had cash, cash equivalents and short term investments of $12.9 million. The Company has significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of June 30, 2013, the Company's debt, net of debt discount, totaled $107.2 million, of which $5.0 million matures within the next twelve months. In addition, the Company's debt agreements contain various covenants, including restrictions on the Company's business that could cause the Company to be at risk of defaults. Please refer to Note 5 Commitments and Contingencies and Note 6 Debt for further details regarding the Company's obligations and commitments.

8

In March 2013, the Company signed a collaboration agreement with Firmenich that included an annual collaboration funding component, and obtained a commitment letter from an existing stockholder with respect to additional convertible note funding of which $10.0 million was received in the second quarter of 2013 (see Note 8 Significant Agreements and Note 6 Debt), and the Company expects to use amounts received under these arrangements to fund its operations. The Company also received $20.0 million in funding through the sale of a convertible note in private placement under an existing funding agreement with a related party in July 2013 (see Note 17 Subsequent Events). Furthermore, the Company is expecting additional funding in 2013 from collaborations, a pending convertible debt offering, and potentially, other sources. In August 2013, the Company entered into an agreement with certain investors to sell up to $73.1 million in convertible promissory notes in private placements over a period of up to 24 months from the date of signing.  This convertible note financing requires the Company to satisfy various conditions before the funding is available, and the offering is divided into two tranches (one for $42.6 million and one for $30.4 million), each with differing closing conditions.  Of the total possible purchase price in the financing, $60.0 million would be paid in the form of cash ($35.0 million in the first tranche and up to $25.0 million in the second tranche) and $13.1 million would be paid by cancellation of outstanding promissory notes by an existing stockholder in connection with its exercise of pro rata rights ($7.6 million in the first tranche and $5.4 million in the second tranche). The financing is subject to timing and completion risks, including a requirement that the Company meet certain production milestones before the second tranche is available, and a requirement that the Company obtain stockholder approval prior to completing any closings in the transaction.

Though the Company expects to close its pending convertible note financing in September 2013, if there is any significant delay in such closing, it would likely need to secure additional short-term funding in September 2013. Such short-term funding may not be available on reasonable terms or at all. For example, in order to raise sufficient additional funds, we could be forced to issue further preferred and discounted equity, agree to onerous covenants, grant security interests in our assets, enter into collaboration and licensing arrangements that require us to relinquish commercial rights or grant licenses on terms that are not favorable to us, or any or all of these. If we are unable to secure sufficient short-term funding to bridge our operations to a delayed closing or fail to complete the pending convertible debt financing within the period covered by any such short-term funding, and fail to secure alternative funding to finance our operations, we would be forced to curtail our operations and cease most of our cash expenditures, which would have a material adverse effect on our ability to continue with our business plans and our status as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions for Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and notes required for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2013. The unaudited condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the unaudited condensed consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying interim condensed consolidated financial statements and related disclosures are unaudited, have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the results of operations for the periods presented. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The condensed consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future year or interim period.

9

Recent Accounting Pronouncements

In December 2011, the International Accounting Standards Board ("IASB") and the Financial Accounting Standards Board ("FASB") issued common disclosure requirements that are intended to enhance comparability between financial statements prepared on the basis of U.S. GAAP and those prepared in accordance with International Financial Reporting Standards ("IFRS"). In January 2013, the FASB issued an accounting standard update to limit the scope of the new balance sheet offsetting disclosures to derivative instruments, repurchase agreements, and securities lending transactions to the extent that they are offset in the financial statement or subject to an enforceable master netting arrangement or similar arrangement. While this guidance does not change existing offsetting criteria in U.S. GAAP or the permitted balance sheet presentation for items meeting the criteria, it requires an entity to disclose both net and gross information about assets and liabilities that have been offset and the related arrangements. Required disclosures under this new guidance should be provided retrospectively for all comparative periods presented. This new guidance is effective for fiscal years beginning on or after January 1, 2013, and interim periods within those years, which was the Company's first quarter of fiscal 2013. The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.

In July 2012, the FASB issued an amended accounting standard update to simplify how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. The amended guidance permits an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, then the amended guidance eliminates the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The amended guidance is effective for fiscal years beginning after September 15, 2012; however, early adoption is permitted. This amended guidance did not have an impact on the Company's consolidated financial statements.

In February 2013, in connection with the accounting standard related to the presentation of the Statement of Comprehensive Income, the FASB issued an accounting standard update to improve the reporting of reclassifications out of accumulated other comprehensive income of various components. This guidance requires companies to present either parenthetically on the face of the financial statements or in the notes, significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. This standard is effective for interim periods and fiscal years beginning after December 15, 2012, which was the Company's first quarter of fiscal 2013. The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.

In July 2013, the FASB issued a new accounting standard update on the financial statement presentation of unrecognized tax benefits. The new guidance provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The new guidance becomes effective for the Company on January 1, 2014 and will be applied prospectively to unrecognized tax benefits that exist at the effective date with retrospective applications permitted. The Company is currently assessing the impact of this new guidance.

3. Fair Value of Financial Instruments

The inputs to the valuation techniques used to measure fair value are classified into the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

10

As of June 30, 2013, the Company’s financial assets and financial liabilities are presented below at fair value and were classified within the fair value hierarchy as follows (in thousands):

	Level 1	Level 2	Level 3	Balance as of June 30, 2013
Financial Assets
Money market funds	$1,797	$—	$—	$1,797
Certificates of deposit	1,412	—	—	1,412
Total financial assets	$3,209	$—	$—	$3,209
Financial Liabilities
Loans payable(1)	$—	$19,841	$—	$19,841
Credit facilities(1)	—	9,124	—	9,124
Convertible notes(1)	—	—	70,185	70,185
Compound embedded derivative liability	—	—	10,012	10,012
Currency interest rate swap derivative liability	—	2,937	—	2,937
Total financial liabilities	$—	$31,902	$80,197	$112,099

(1) These liabilities are carried on the consolidated balance sheet on a historical cost basis.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The fair values of money market funds are based on fair values of identical assets. The fair values of the loans payable, convertible notes, credit facilities and currency interest rate swaps are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company. Market risk associated with fixed and variable rate long-term debt relates to the potential reduction in fair value and negative impact to future earnings, respectively, from an increase in interest rates.

The carrying amounts of certain financial instruments, such as cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable, approximate fair value due to their relatively short maturities, and low market interest rates, if applicable. The fair values of the loans payable, convertible notes and credit facilities are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company.

The following table provides a reconciliation of the beginning and ending balances for the compound embedded derivative liability measured at fair value using significant unobservable inputs (Level 3) (in thousands):

Compound Embedded Derivative Liability
Balance at December 31, 2012	$7,894
Transfers in to Level 3	4,521
Total (gain) losses included in other income (expense), net	(2,403)
Balance at June 30, 2013	$10,012

The compound embedded derivative liability, which is included in other liabilities, represents the fair value of the equity conversion option and a "make-whole" provision relating to the outstanding senior unsecured convertible promissory notes issued to Total Energies Nouvelles Activites USA (f.k.a. Total Gas & Power USA SAS) ("Total") (see Note 6 Debt). There is no current observable market for this type of derivative and, as such, the Company determined the fair value of the embedded derivative using a Black-Scholes valuation model that combines expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, probability of a change of control and the trading information of the Company's common stock into which the notes are convertible. The Company marks the embedded derivative to market due to the conversion price not being indexed to the Company's own stock. Except for the "make-whole interest" provision included in the conversion option, which is only required to be settled in cash upon a change of control at the noteholder's option, the embedded derivative will be settled in either cash or shares. As of June 30, 2013, the Company had sufficient common shares to settle the conversion option in shares.

11

The Company’s financial assets and financial liabilities as of December 31, 2012 are presented below their fair value and were classified within the fair value hierarchy as follows (in thousands):

	Level 1	Level 2	Level 3	Balance as of December 31, 2012
Financial Assets
Money market funds	$15,847	$—	$—	$15,847
Certificates of deposit	757	—	—	757
Total financial assets	$16,604	$—	$—	$16,604
Financial Liabilities
Notes payable(1)	$—	$1,676	$—	$1,676
Loans payable(1)	—	20,707	—	20,707
Credit facilities(1)	—	11,503	—	11,503
Convertible notes(1)	—	—	62,522	62,522
Compound embedded derivative liability	—	—	7,894	7,894
Currency interest rate swap derivative liability	—	1,367	—	1,367
Total financial liabilities	$—	$35,253	$70,416	$105,669

(1) These liabilities are carried on the consolidated balance sheet on a historical cost basis.

Derivative Instruments

The Company’s derivative instruments included Chicago Board of Trade (CBOT) ethanol futures and Reformulated Blendstock for Oxygenate Blending (RBOB) gasoline futures. All derivative commodity instruments were recorded at fair value on the consolidated balance sheets. None of the Company’s derivative instruments were designated as a hedging instrument. Changes in the fair value of these non-designated hedging instruments were recognized in cost of products sold in the consolidated statements of operations. As of June 30, 2013, the Company had no outstanding derivative commodity instruments resulting from the Company's transition out of its ethanol and ethanol-blended gasoline business in the quarter ended September 30, 2012.

In June 2012, the Company entered into a loan agreement with Banco Pine S.A. under which the bank provided the Company with a short term loan of R$52.0 million (approximately US$25.6 million based on the exchange rate as of September 30, 2012, the time of the loan repayment) (the “Bridge Loan”). At the time of the Bridge Loan, the Company also entered into a currency interest rate swap arrangement with Banco Pine with respect to the repayment of R$22.0 million (approximately US$9.9 million based on the exchange rate of as of June 30, 2013). The swap arrangement exchanges the principal and interest payments under the Banco Pine loan of R$22.0 million entered into in July 2012 for alternative principal and interest payments that are subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real. The swap has a fixed interest rate of 3.94%. Changes in the fair value of the swap are recognized in other income (expense), net in the consolidated statements of operations.

As of June 30, 2013, included in Other Liabilities is the Company's compound embedded derivative liability of $10.0 million and represents the fair value of the equity conversion option and a "make-whole" provision relating to the outstanding senior unsecured convertible promissory notes issued to Total (see Note 6 Debt).

Derivative instruments measured at fair value as of June 30, 2013 and December 31, 2012, and their classification on the consolidated balance sheets and consolidated statements of operations, are presented in the following tables (in thousands except contract amounts):

	Asset/Liability as of
	June 30, 2013		December 31, 2012
Type of Derivative Contract	Quantity of Contracts	Fair Value	Quantity of Contracts	Fair Value
Currency interest rate swap, included as net liability in other long term liability	1	$2,937	1	$1,367

12

		Three Months Ended June 30,		Six Months Ended June 30,
	Income	2013	2012	2013	2012
Type of Derivative Contract	Statement Classification	Gain (Loss) Recognized		Gain (Loss) Recognized
Regulated fixed price futures contracts	Cost of products sold	$—	$462	$—	$(258)
Currency interest rate swap	Other income (expense), net	$(1,505)	$(1,215)	$(1,570)	(1,215)

4. Balance Sheet Components

Inventories

Inventories are stated at the lower of cost or market and consist of the following (in thousands):

	June 30,	December 31,
	2013	2012
Raw materials	$1,143	$1,574
Work-in-process	1,374	1,771
Finished goods	1,548	2,689
Inventories, net	$4,065	$6,034

The Company evaluates the recoverability of its inventories based on assumptions about expected demand and net realizable value. If the Company determines that the cost of inventories exceeds its estimated net realizable value, the Company records a write-down equal to the difference between the cost of inventories and the estimated net realizable value. Cost is computed on a first-in, first-out basis. Inventory costs include transportation costs incurred in bringing the inventory to its existing location. The Company also evaluates the terms of its agreements with its suppliers and establishes accruals for estimated adverse purchase commitments as necessary, applying the same lower of cost or market approach that is used to value inventory.

Property, Plant and Equipment, net

Property, plant and equipment, net is comprised of the following (in thousands):

		June 30,	December 31,
	Useful Life	2013	2012
Leasehold improvements	Lesser of remaining useful life or lease term	$39,118	$39,290
Machinery and equipment	7 - 15 Years	98,039	105,162
Computers and software	3 - 5 Years	8,442	8,232
Furniture and office equipment	5 years	2,458	2,467
Buildings	15 Years	6,789	5,888
Vehicles	5 years	499	575
Construction in progress		43,055	45,372
		$198,400	206,986
Less: accumulated depreciation and amortization		(54,259)	(43,865)
Property, plant and equipment, net		$144,141	$163,121

The Company's first, purpose-built, large-scale Biofene production plant in southeastern Brazil commenced operations in December 2012. This plant is in Brotas in the state of São Paulo and is adjacent to an existing sugar and ethanol mill, Paraíso Bioenergia. The Company's construction in progress consists primarily of the upfront plant design and the initial construction of a second large-scale production plant in Brazil, located at the Usina São Martinho sugar and ethanol mill (also in the state of São Paulo).

13

Property, plant and equipment, net includes $3.4 million and $9.1 million of machinery and equipment and furniture and office equipment under capital leases as of June 30, 2013 and December 31, 2012, respectively. Accumulated amortization of assets under capital leases totaled $1.1 million and $4.1 million as of June 30, 2013 and December 31, 2012, respectively.

Depreciation and amortization expense, including amortization of assets under capital leases, was $4.1 million and $3.7 million for the three months ended June 30, 2013 and 2012, respectively, and was $8.5 million and $7.3 million for the six months ended June 30, 2013 and 2012, respectively.

The Company capitalizes interest costs incurred to construct plant and equipment. The capitalized interest is recorded as part of the depreciable cost of the asset to which it relates to and is amortized over the asset's estimated useful life. Interest cost capitalized as of June 30, 2013 and December 31, 2012 was R$1.1 million (approximately $0.5 million and $0.6 million based on the exchange rate as of June 30, 2013 and December 31, 2012, respectively).

Accrued and Other Current Liabilities

Accrued and other current liabilities are comprised of the following (in thousands):

	June 30,	December 31,
	2013	2012
Professional services	$2,903	$824
Accrued vacation	2,481	2,673
Payroll and related expenses	4,006	5,809
Tax-related liabilities	707	851
Deferred rent, current portion	1,111	1,448
Accrued interest	1,302	965
Contractual obligations to contract manufacturers, current	9,275	9,952
Customer advances	372	970
Other	588	918
Total accrued and other current liabilities	$22,745	$24,410

Other Liabilities

Other liabilities are comprised of the following (in thousands):

	June 30,	December 31,
	2013	2012
Contractual obligations to contract manufacturers, non-current	$2,000	$4,000
Fair market value of swap obligations	2,937	1,367
Fair value of compound embedded derivative liability(1)	10,012	7,894
Tax-related liabilities(2)	1,932	1,609
Other(2)	1,008	1,063
Total other liabilities	$17,889	$15,933

(1)      The compound embedded derivative liability represents the fair value of the equity conversion feature and a "make-whole" feature related to the outstanding senior unsecured convertible promissory notes issued to Total.

(2)      Certain reclassifications of prior period amounts have been made to conform to the current period presentation. Such reclassifications did not change previously reported consolidated financial statements.

5. Commitments and Contingencies

The Company leased certain facilities and financed certain of its equipment under operating and capital leases. Operating leases include leased facilities and capital leases included leased equipment (see Note 4 Balance Sheet Components). Rent expense under operating leases was approximately $1.4 million and $1.2 million respectively, for the three months ended June 30, 2013 and 2012, respectively, and was $2.1 million and $2.4 million for the six months ended June 30, 2013 and 2012, respectively.

14

On April 30, 2013, the Company entered into an amendment to its operating lease for its headquarters in Emeryville, California (the "Amendment"). The operating lease amendment provided for an extension of the lease term to May 2023, a modification of the base rent and elimination of the Company's loans and notes payable to the lessor of approximately $1.6 million (see Note 6 Debt). In addition, per the terms of the Amendment, the Company also received a rent credit of approximately $71,000 per month for the period June 2013 through December 2013 and a rent credit of approximately $42,000 per month for the full year 2014.

Future minimum payments under the Company's lease obligations as of June 30, 2013, are as follows (in thousands):

Years ending December 31:	Capital Leases	Operating Leases	Total Lease Obligations
2013 (Six Months)	$549	$3,009	$3,558
2014	1,007	6,108	7,115
2015	289	6,663	6,952
2016	—	6,685	6,685
2017	—	6,586	6,586
Thereafter	—	39,009	39,009
Total future minimum lease payments	1,845	$68,060	$69,905
Less: amount representing interest	(103)
Present value of minimum lease payments	1,742
Less: current portion	(1,014)
Long-term portion	$728

Guarantor Arrangements

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had no liabilities recorded for these agreements as of June 30, 2013 and December 31, 2012.

The Company has a credit facility (“FINEP Credit Facility”) with a financial institution to finance a research and development project on sugarcane-based biodiesel (see Note 6 Debt). The FINEP Credit Facility provides for loans of up to an aggregate principal amount of R$6.4 million (approximately US$2.9 million based on the exchange rate as of June 30, 2013) which is guaranteed by a chattel mortgage on certain equipment of the Company. The Company's total acquisition cost for the equipment under this guarantee is approximately R$6.0 million (approximately US$2.7 million based on the exchange rate as of June 30, 2013). Through December 31, 2012, the Company received all four disbursements after compliance with certain terms and conditions under the FINEP Credit Facility as described in more detail in Note 6. After the release of the first disbursement and prior to any subsequent drawdown from the FINEP Credit Facility, the Company provided bank letters of guarantee of R$3.3 million (approximately US$1.5 million based on the exchange rate as of June 30, 2013) through Banco ABC Brasil S.A. As of June 30, 2013, all available credit under this facility was fully drawn.

The Company has a credit facility (“BNDES Credit Facility”) with a financial institution to finance a production site in Brazil. This credit facility is collateralized by a first priority security interest in certain of the Company's equipment and other tangible assets totaling R$24.9 million (approximately US$11.2 million based on the exchange rate as of June 30, 2013). The Company is a parent guarantor for the payment of the outstanding balance under the BNDES Credit Facility. Additionally, the Company is required to provide a bank guarantee under the BNDES Credit Facility.

The Company has signed loan agreements and a security agreement where the Company pledged certain farnesene production assets as collateral (the fiduciary conveyance of movable goods) with each of Nossa Caixa and Banco Pine. Under the loan agreements, Banco Pine agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million as financing for capital expenditures relating to the Company's production facility in Brotas. The Company's total acquisition cost for the farnesene production assets pledged as collateral under these agreements is approximately R$68.0 million (approximately US$30.7 million based on the exchange rate as of June 30, 2013). The Company is a also a parent guarantor for the payment of the outstanding balance under these loan agreements.

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The Company has an export financing agreement for approximately US$2.5 million (approximately R$5.0 million based on exchange rate as of March 18, 2013) for a 1 year-term to fund exports through March 2014. This loan is collateralized by future exports from the Company's subsidiary in Brazil.

Under an operating lease agreement for its office facilities in Brazil, which commenced on November 15, 2011, the Company is required to maintain restricted cash or letters of credit equal to 3 months of rent of approximately R$0.2 million (approximately US$0.1 million based on the exchange rate as of June 30, 2013) in the aggregate as a guarantee that the Company will meet its performance obligations under such operating lease agreement.

Purchase Obligations

As of June 30, 2013, the Company had $11.6 million in purchase obligations which included $10.9 million in non-cancelable contractual obligations and construction commitments, of which $4.0 million have been accrued as loss on purchase commitments.

On June 25, 2013, the Company and Tate & Lyle Ingredients Americas LLC (“Tate & Lyle”) entered into a Settlement Agreement, Termination Agreement and Mutual Release (the “Termination Agreement”) to terminate the parties’ November 2010 contract manufacturing agreement. Under the Termination Agreement, no further payments will be owed for the remaining term of the Contract Manufacturing Agreement (i.e., through 2016). As of June 30, 2013 the Company has an outstanding liability of $8.8 million pertaining to its obligation under the Termination Agreement. In July 2013, the Company paid $3.6 million of its obligation pertaining to the Termination Agreement.

Other Matters

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company but will only be recorded when one or more future events occur or fail to occur. The Company's management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by the Company or unasserted claims that may result in such proceedings, the Company's management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

In May 2013, a securities class action complaint was filed against the Company and its CEO, John G. Melo, in the U.S. District Court for the Northern District of California. The complaint seeks unspecified damages on behalf of a purported class that would comprise all individuals who acquired the Company's common stock between April 29, 2011 and February 8, 2012. The complaint alleges securities law violations based on the Company's commercial projections during that period. The Company believes the complaint lacks merit, and intends to defend itself vigorously. Because the case is at a very early stage and no specific monetary demand has been made, it is not possible for us to estimate the potential loss or range of potential losses for the case.

The Company is subject to disputes and claims that arise or have arisen in the ordinary course of business and that have not resulted in legal proceedings or have not been fully adjudicated. Such matters that may arise in the ordinary course of business are subject to many uncertainties and outcomes are not predictable with assurance. Therefore, if one or more of these legal disputes or claims resulted in settlements or legal proceedings that were resolved against the Company for amounts in excess of management’s expectations, the Company’s consolidated financial statements for the relevant reporting period could be materially adversely affected.

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6. Debt

Debt is comprised of the following (in thousands):

	June 30,	December 31,
	2013	2012
Credit facilities	$10,357	$12,409
Notes payable	—	1,572
Convertible notes	25,000	25,000
Related party convertible notes	45,572	39,033
Loans payable	26,253	26,150
Total debt	107,182	104,164
Less: current portion	(4,959)	(3,325)
Long-term debt	$102,223	$100,839

FINEP Credit Facility

In November 2010, the Company entered into a credit facility with Financiadora de Estudos e Projetos (“FINEP”), a state-owned company subordinated to the Brazilian Ministry of Science and Technology. This FINEP Credit Facility was extended to partially fund expenses related to the Company’s research and development project on sugarcane-based biodiesel (“FINEP Project”) and provides for loans of up to an aggregate principal amount of R$6.4 million (approximately US$2.9 million based on the exchange rate as of June 30, 2013) which is secured by a chattel mortgage on certain equipment of the Company as well as by bank letters of guarantee. As of December 31, 2012, all available credit under this facility was fully drawn.

Interest on loans drawn under this credit facility is fixed at 5% per annum. In case of default under or non-compliance with the terms of the agreement, the interest on loans will be dependent on the long-term interest rate as published by the Central Bank of Brazil (“TJLP”). If the TJLP at the time of default is greater than 6%, then the interest will be 5% plus a TJLP adjustment factor, otherwise the interest will be at 11% per annum. In addition, a fine of up to 10% shall apply to the amount of any obligation in default. Interest on late balances will be 1% interest per month, levied on the overdue amount. Payment of the outstanding loan balance is being made in 81 monthly installments, which commenced in July 2012 and extends through March 2019. Interest on loans drawn and other charges are paid on a monthly basis and commenced in March 2011. As of June 30, 2013 and December 31, 2012, the total outstanding loan balance under this credit facility was R$5.8 million (approximately US$2.6 million based on exchange rate as of June 30, 2013) and R$6.4 million (approximately US$3.1 million based on exchange rate as of December 31, 2012), respectively.

The FINEP Credit Facility contains the following significant terms and conditions:

•           The Company would share with FINEP the costs associated with the FINEP Project. At a minimum, the Company would contribute from its own funds approximately R$14.5 million (approximately US$7.1 million based on the exchange rate as of December 31, 2012) of which R$11.1 million was to be contributed prior to the release of the second disbursement. As of December 31, 2012, all four disbursements were completed and for its part, the Company has fulfilled all of its cost sharing obligations;

•           After the release of the first disbursement, prior to any subsequent drawdown from the FINEP Credit Facility, the Company was required to provide bank letters of guarantee of up to R$3.3 million in aggregate (approximately US$1.5 million based on the exchange rate as of June 30, 2013). On December 17, 2012 and prior to release of the second disbursement on December 26, 2012, the Company obtained the required bank letter of guarantees from Banco ABC Brasil, S.A.

•           Amounts released from the FINEP Credit Facility must be completely used by the Company towards the FINEP Project within 30 months after the contract execution.

BNDES Credit Facility

In December 2011, the Company entered into a credit facility ("BNDES Credit Facility”) in the amount of R$22.4 million (approximately US$10.1 million based on the exchange rate at June 30, 2013) with Banco Nacional de Desenvolvimento Econômico e Social ('BNDES”), a government owned bank headquartered in Brazil. This BNDES facility was extended as project financing for a production site in Brazil. The credit line is divided into an initial tranche for up to approximately R$19.1 million (approximately US$8.6 million based on the exchange rate at June 30, 2013) and an additional tranche of approximately R$3.3 million (approximately US$1.5 million based on the exchange rate at June 30, 2013) that becomes available upon delivery of additional guarantees. The credit line is available for 12 months from the date of the Credit Facility, subject to extension by the lender.

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The principal of the loans under the BNDES Credit Facility is required to be repaid in 60 monthly installments, with the first installment due in January 2013 and the last due in December 2017. Interest was due initially on a quarterly basis with the first installment due in March 2012. From and after January 2013, interest payments are due on a monthly basis together with principal payments. The loaned amounts carry interest of 7% per annum. Additionally, there is a credit reserve charge of 0.1% on the unused balance from each credit installment from the day immediately after it is made available through its date of use, when it is paid.

The BNDES Credit Facility is collateralized by a first priority security interest in certain of the Company's equipment and other tangible assets totaling R$24.9 million (approximately US$11.2 million based on the exchange rate as of June 30, 2013). The Company is a parent guarantor for the payment of the outstanding balance under the BNDES Credit Facility. Additionally, the Company is required to provide a bank guarantee equal to 10.0% of the total approved amount (R$22.4 million in total debt) available under this Credit Facility. For advances of the second tranche (above R$19.1 million), the Company is required to provide additional bank guarantees equal to 90.0% of each such advance, plus additional Company guarantees equal to at least 130.0% of such advance. The BNDES Credit Facility contains customary events of default, including payment failures, failure to satisfy other obligations under this credit facility or related documents, defaults in respect of other indebtedness, bankruptcy, insolvency and inability to pay debts when due, material judgments, and changes in control of Amyris Brasil. If any event of default occurs, the Lender may terminate its commitments and declare immediately due all borrowings under the facility. As of June 30, 2013 and December 31, 2012 the Company had R$17.2 million (approximately US$7.8 million based on the exchange rate as of June 30, 2013) and R$19.1 million (approximately US$9.3 million based on the exchange rate as of December 31, 2012) in outstanding advances under the BNDES Credit Facility.

Notes Payable

During the period between May 2008 and October 2008, the Company entered into notes payable agreements with the lessor of its headquarters under which it borrowed a total of $3.3 million for the purchase of tenant improvements, bearing an interest rate of 9.5% per annum and to be repaid over a period of 55 to 120 months. As of June 30, 2013 and December 31, 2012, a principal amount of zero and $1.6 million, respectively, was outstanding under these notes payable. During the three months ended June 30, 2013, as part of the Amendment entered into on April 30, 2013 to the Company's operating lease for its headquarters, the Company recorded the elimination of these notes payable as a lease incentive and recorded approximately $1.4 million to deferred rent liability in the consolidated balance sheet.

Convertible Notes

In February 2012, the Company completed the sale of senior unsecured convertible promissory notes in an aggregate principal amount of $25.0 million pursuant to a Securities Purchase Agreement, between the Company and certain investment funds affiliated with Fidelity Investments Institutional Services Company, Inc. The offering consisted of the sale of 3.0% senior unsecured convertible promissory notes with a March 1, 2017 maturity date and an initial conversion price equal to $7.0682 per share of the Company's common stock, subject to adjustment for proportional adjustments to outstanding common stock and anti-dilution provisions in case of dividends and distributions. As of June 30, 2013, the notes were convertible into an aggregate of up to 3,536,968 shares of common stock. The note holders have a right to require repayment of 101% of the principal amount of the notes in an acquisition of the Company, and the notes provide for payment of unpaid interest on conversion following such an acquisition if the note holders do not require such repayment.  The securities purchase agreement and notes include covenants regarding payment of interest, maintaining the Company's listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, material adverse effect clauses and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting. Furthermore, the senior unsecured convertible notes include restrictions on the amount of debt the Company is permitted to incur. The Company's total outstanding debt at any time cannot exceed the greater of $200.0 million or 50% of its consolidated total assets and its secured debt cannot exceed the greater of $125 million or 30% of its consolidated total assets. As of June 30, 2013 and December 31, 2012, a principal amount of $25.0 million and $25.0 million, respectively, was outstanding under these notes payable.

Related Party Convertible Notes

In July 2012, the Company entered into a further amendment of the collaboration agreement with Total that expanded Total's investment in the biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, provided a new structure for the research and development program and formation of the joint venture (the “Fuels JV”) to commercialize the products encompassed by the diesel and jet fuel research and development program (the “Program”) and changed the structure of the funding from Total to include a convertible debt mechanism.

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The purchase agreement for the notes related to the funding from Total provides for the sale of an aggregate of $105.0 million in notes as follows:

•           As part of an initial closing under the purchase agreement (which initial closing was completed in two installments), (i) on July 30, 2012, the Company sold a 1.5% Senior Unsecured Convertible Note Due 2017 to Total in the face amount of $38.3 million, including $15.0 million in new funds and $23.3 million in previously-provided diesel research and development funding by Total, and (ii) on September 14, 2012, the Company sold another note (in the same form) for $15.0 million in new funds from Total.

•           The purchase agreement provides that additional notes may be sold in subsequent closings in July 2013 (for cash proceeds to the Company of $30.0 million) and July 2014 (for cash proceeds to the Company of $21.7 million, which would be settled in an initial installment of $10.85 million payable at such closing and a second installment of $10.85 million payable in January 2015).

The notes each have a March 1, 2017 maturity date and an initial conversion price equal to $7.0682 per share of the Company's common stock. The notes bear interest of 1.5% per annum (with a default rate of 2.5%), accruing from the date of funding and payable at maturity or on conversion or a change of control where Total exercises the right to require the Company to repay the notes. Accrued interest is canceled if the notes are canceled based on a “Go” decision. The agreements contemplate that the research and development efforts under the Program may extend through 2016, with a series of “Go/No Go” decisions by Total through such date tied to funding by Total.

The notes become convertible into the Company's common stock (i) within 10 trading days prior to maturity (if they are not canceled as described above prior to their maturity date), (ii) on a change of control of the Company, (iii) if Total is no longer the largest stockholder of the Company following a “No-Go” decision (subject to a six-month lock-up with respect to any shares of common stock issued upon conversion), and (iv) on a default by the Company. If Total makes a final “Go” decision, then the notes will be exchanged by Total for equity interests in the Fuels JV, after which the notes will not be convertible and any obligation to pay principal or interest on the notes will be extinguished. If Total makes a “No-Go” decision, outstanding notes will remain outstanding and become payable at maturity.

In connection with the Private Placement that occurred on December 24, 2012, Total elected to participate in the Private Placement by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes then outstanding for 1,677,852 of the Company's common stock at $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible promissory notes was cancelled. The cancellation of the debt was treated as an extinguishment of debt in accordance with the guidance outlined in ASC 470-50.

On March 24, 2013, the Company entered into a letter agreement with Total under which Total agreed to waive its right to cease its participation in the parties' fuels collaboration at the July 2013 decision point and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to the Company's satisfaction of the relevant closing conditions for such funding in the securities purchase agreement).  As consideration for this waiver and commitment, the Company agreed to:

•           Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of the Company's common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share, provided that the conversion price will not be reduced by more than the maximum possible amount permitted under the NASDAQ rules such that the new conversion price would require the Company to obtain stockholder consent; and

•           Grant Total a senior security interest in the Company's intellectual property, subject to certain exclusions and subject to release by Total when the Company and Total enter into final documentation regarding the establishment of the Fuels JV.

In addition to the waiver by Total described above, Total also agreed that, at the Company's request and contingent upon the Company meeting its obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing.  Specifically, if the Company requested such advance installments, subject to certain closing conditions and delivery of certifications regarding the Company's cash levels, Total was obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder to be funded on the original July 2013 closing date.

On June 6, 2013, the Company sold and issued a 1.5% Senior Unsecured Convertible Note to Total in an aggregate principal amount of $10.0 million with a March 1, 2017 maturity date pursuant to the July 30, 2012 purchase agreement as discussed above. In accordance with the Letter Agreement dated March 24, 2013 this convertible note has a conversion price equal to $3.08 per share of the Company's common stock. The Company did not request the initial $10.0 million advance, due no later than May 15, 2013, but did request the June advance (as described above), under which this convertible note was issued.

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The conversion price of the notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total has a right to require repayment of 101% of the principal amount of the notes in the event of a change of control of the Company and the notes provide for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment. The purchase agreement and notes include covenants regarding payment of interest, maintenance of the Company's listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the purchase agreement and notes, with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting. Furthermore, the senior unsecured convertible notes include restrictions on the amount of debt the Company is permitted to incur. The Company's total outstanding debt at any time cannot exceed the greater of $200.0 million or 50% of its consolidated total assets and its secured debt cannot exceed the greater of $125.0 million or 30% of its consolidated total assets. As of June 30, 2013 and December 31, 2012, $45.6 million and $39.0 million, respectively, was outstanding under these convertible notes, net of debt discount of $12.7 million and $9.3 million, respectively.

Loans Payable

In December 2009, the Company entered into a loans payable agreement with the lessor of its Emeryville pilot plant under which it borrowed a total of $250,000, bearing an interest rate of 10.0% per annum and to be repaid over a period of 96 months. As of June 30, 2013 and December 31, 2012, a principal amount of zero and $177,000, respectively, was outstanding under the loan. During the three months ended June 30, 2013, as part of the Amendment entered into on April 30, 2013 to the Company's operating lease for its headquarters, the Company recorded the elimination of this loan payable as a lease incentive and recorded approximately $168,000 to deferred rent liability in the consolidated balance sheet.

In June 2012, the Company entered into a loan agreement with Banco Pine under which Banco Pine provided the Company with a short-term bridge loan of R$52.0 million (approximately US$25.6 million based on the exchange rate as of September 30, 2012, the time of loan repayment). The interest rate for the bridge loan was 0.4472% monthly (approximately 5.5% on an annualized basis). The principal and interest due under the bridge loan matured and were required to be repaid on September 19, 2012, subject to extension by Banco Pine. At the time of this bridge loan, the Company entered into a currency interest rate swap arrangement with the lender for R$22.0 million (approximately US$9.9 million based on the exchange rate as of June 30, 2013). The interest rate swap arrangement exchanged the principal and interest payments under the Banco Pine loan of R$22.0 million entered into in July 2012 for alternative principal and interest payments that were subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real. The swap had a fixed interest rate of 3.94%. In July 2012, the Company repaid the outstanding bridge loan of R$52.0 million from Banco Pine.

In July 2012, the Company entered into a Note of Bank Credit and a Fiduciary Conveyance of Movable Goods agreements with each of Nossa Caixa and Banco Pine. Under these agreements, the Company's total acquisition cost for the farnesene production assets pledged as collateral was approximately R$68.0 million (approximately US$30.7 million based on the exchange rate as of June 30, 2013). The Company is also a parent guarantor for the payment of the outstanding balance under these loan agreements. Under such instruments, the Company could borrow an aggregate of R$52.0 million (approximately US$23.5 million based on the exchange rate as of June 30, 2013) as financing for capital expenditures relating to the Company's manufacturing facility in Brotas.  Under the loan agreements, Banco Pine, agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million.  The funds for the loans are provided by Banco Nacional de Desenvolvimento Econômico e Social ("BNDES"), but are guaranteed by the lenders. The loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year. The loans are also subject to early maturity and delinquency charges upon occurrence of certain events including interruption of manufacturing activities at Brotas for more than 30 days, except during sugarcane off-season.  For the first two years that the loans are outstanding, the Company is required to pay interest only on a quarterly basis.  After August 15, 2014, the Company is required to pay equal monthly installments of both principal and interest for the remainder of the term of the loans. As of June 30, 2013 and December 31, 2012, a principal amount of $23.5 million and $25.4 million, respectively, was outstanding under these loan agreements.

In October 2012, the Company entered into a loan payable agreement with a lender under which it borrowed $0.6 million to pay the insurance premiums of certain policies. The loan is payable in nine monthly installments of principal and interest. Interest accrues at a rate of 3.24% per annum. As of June 30, 2013 and December 31, 2012, the outstanding unpaid loan balance was zero and $0.4 million, respectively.

On March 18, 2013, the Company entered into an export financing agreement with Banco ABC Brasil S.A. ("ABC Bank") for approximately US$2.5 million (approximately R$5.0 million based on exchange rate as of March 18, 2013) for a 1 year-term to fund exports through March 2014. This loan is collateralized by future exports from the Company's subsidiary in Brazil. As of June 30, 2013, the principal amount outstanding was US$2.5 million.

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Letters of Credit

In June 2012, the Company entered into a letter of credit agreement for $1.0 million under which it provided a letter of credit to the landlord for its headquarters in Emeryville, California in order to cover the security deposit on the lease. The letter of credit is secured by a certificate of deposit. Accordingly, the Company has $1.0 million as restricted cash as of June 30, 2013 and December 31, 2012.

Future minimum payments under the debt agreements as of June 30, 2013 are as follows (in thousands):

Years ending December 31:	Related Party Convertible Debt	Convertible Debt	Loans Payable	Credit Facility
2013 (Six Months)	$—	$383	$921	$1,403
2014	—	760	5,287	2,698
2015	—	765	4,069	2,559
2016	—	761	3,912	2,419
2017	62,187	25,125	3,750	2,279
Thereafter	—	—	15,150	583
Total future minimum payments	62,187	27,794	33,089	11,941
Less: amount representing interest	(16,615)	(2,794)	(6,836)	(1,584)
Present value of minimum debt payments	45,572	25,000	26,253	10,357
Less: current portion	—	—	(2,783)	(2,176)
Noncurrent portion of debt	$45,572	$25,000	$23,470	$8,181

7. Joint Ventures and Noncontrolling Interest

SMA Indústria Química

On April 14, 2010, the Company established SMA Indústria Química ("SMA"), a joint venture with Usina São Martinho, to build the first facility in Brazil fully dedicated to the production of Amyris renewable products. The new company is located at the Usina São Martinho mill in Pradópolis, São Paulo state. SMA has a 20 year initial term.

 SMA is managed by a three member executive committee, of which the Company appoints two members, one of whom is the plant manager who is the most senior executive responsible for managing the construction and operation of the facility. SMA is governed by a four member board of directors, of which the Company and Usina São Martinho each appoint two members. The board of directors has certain protective rights which include final approval of the engineering designs and project work plan developed and recommended by the executive committee.

The joint venture agreements require the Company to fund the construction costs of the new facility and Usina São Martinho would reimburse the Company up to RS$61.8 million (approximately US$27.9 million based on the exchange rate as of June 30, 2013) of the construction costs after SMA commences production. Post commercialization, the Company would market and distribute Amyris renewable products and Usina São Martinho would sell feedstock and provide certain other services to SMA. The cost of the feedstock to SMA would be a price that is based on the average return that Usina São Martinho could receive from the production of its current products, sugar and ethanol. The Company would be required to purchase the output of SMA for the first four years at a price that guarantees the return of Usina São Martinho’s investment plus a fixed interest rate. After this four year period, the price would be set to guarantee a break-even price to SMA plus an agreed upon return.

Under the terms of the joint venture agreements, if the Company becomes controlled, directly or indirectly, by a competitor of Usina São Martinho, then Usina São Martinho has the right to acquire the Company’s interest in SMA. If Usina São Martinho becomes controlled, directly or indirectly, by a competitor of the Company, then the Company has the right to sell its interest in SMA to Usina São Martinho. In either case, the purchase price shall be determined in accordance with the joint venture agreements, and the Company would continue to have the obligation to acquire products produced by SMA for the remainder of the term of the supply agreement then in effect even though the Company would no longer be involved in SMA’s management.

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The Company has a 50% ownership interest in SMA. The Company has identified SMA as a variable interest entity ("VIE") pursuant to the accounting guidance for consolidating VIEs because the amount of total equity investment at risk is not sufficient to permit SMA to finance its activities without additional subordinated financial support, as well as because the related commercialization agreement provides a substantive minimum price guarantee. Under the terms of the joint venture agreement, the Company directs the design and construction activities, as well as production and distribution. In addition, the Company has the obligation to fund the design and construction activities until commercialization is achieved. Subsequent to the construction phase, both parties equally fund SMA for the term of the joint venture. Based on those factors, the Company was determined to have the power to direct the activities that most significantly impact SMA’s economic performance and the obligation to absorb losses and the right to receive benefits. Accordingly, the financial results of SMA are included in the Company’s consolidated financial statements and amounts pertaining to Usina São Martinho’s interest in SMA are reported as noncontrolling interests in subsidiaries.

Novvi

In June 2011, the Company entered into joint venture agreements with Cosan Combustíveis e Lubrificantes S.A. and Cosan S.A. Industria e Comércio (such Cosan entities, collectively or individually, “Cosan”), related to the formation of a joint venture to focus on the worldwide development, production and commercialization of base oils made from Biofene for the automotive, commercial and industrial lubricants markets (the "Original JV Agreement"). The parties originally envisioned operating their joint venture through Novvi S.A., a Brazilian entity jointly owned by Cosan and Amyris Brasil.

Under the Original JV Agreement and related agreements, the Company and Cosan each owned 50% of Novvi S.A. and each party would share equally any costs and any profits ultimately realized by Novvi S.A. The joint venture agreement had an initial term of 20 years from the date of the Original JV Agreement, subject to earlier termination by mutual written consent or by a non-defaulting party in the event of specified defaults by the other party. The Shareholders' Agreement had an initial term of 10 years from the date of the agreement, subject to earlier termination if either the Company or Cosan ceases to own at least 10% of the voting stock of Novvi S.A. Since its formation, the Novvi S.A. had minimal operating activities while the Company and Cosan continued to determine and finalize the strategy and operating activities of Novvi S.A. Upon determination by the Company and Cosan that the joint venture be operated out of a US entity, the operating activities of Novvi S.A. ceased. The Company has identified that Novvi S.A. is a VIE and determined that the power to direct activities, which most significantly impact the economic success of the joint venture, is equally shared between the Company and Cosan. Accordingly, the Company is not the primary beneficiary and therefore accounts for its investment in Novvi S.A. under the equity method of accounting.

On March 26, 2013, the Company, Amyris Brasil and Cosan entered into a termination agreement to terminate the Original JV Agreement. In addition, Amyris Brasil agreed to sell, its 50% ownership in Novvi S.A. for approximately R$22,000 which represented the current value of its 50% equity ownership in Novvi S.A., a now-dormant company, to Cosan. Upon the consummation of the transaction with the shares transferring from Amyris Brasil to Cosan, the Shareholders Agreement of Novvi S.A. dated June 3, 2011 automatically terminated.

In September 2011, the Company and Cosan US, Inc. (“Cosan U.S.”) formed Novvi LLC, a U.S. entity that is jointly owned by the Company and Cosan U.S. On March 26, 2013 the Company and Cosan U.S. entered into agreements to (i) expand their base oils joint venture to also include additives and lubricants and (ii) operate their joint venture exclusively through Novvi LLC (“Novvi”). Specifically, the parties entered into an Amended and Restated Operating Agreement for Novvi, which sets forth the governance procedures for Novvi and the joint venture and the parties' initial contribution. The Company also entered into an IP License Agreement with Novvi under which the Company granted Novvi (i) an exclusive (subject to certain limited exceptions for the Company), worldwide, royalty-free license to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in automotive and industrial lubricants markets and (ii) a non-exclusive, royalty free license, subject to certain conditions, to manufacture Biofene solely for its own products. In addition, both the Company and Cosan U.S. granted Novvi certain rights of first refusal with respect to alternative base oil and additive technologies that may be acquired by the Company or Cosan U.S. during the term of the IP License Agreement. Under these agreements, the Company and Cosan U.S. will each own 50% of Novvi and each party will share equally in any costs and any profits ultimately realized by the joint venture. Novvi is governed by a six member Board of Managers, three from each investor who will appoint the Officers of Novvi who will be responsible for carrying out the daily operating activities of Novvi as directed by the Board of Managers. The IP License Agreement has an initial term of 20 years from the date of the agreement, subject to standard early termination provisions such as uncured material breach or a party's insolvency. Under the terms of the Amended and Restated Operating Agreement for initial contribution, Cosan U.S. is obligated to fund its 50% ownership share of Novvi in cash in the amount of $10.0 million and the Company is obligated to fund its 50% ownership share of Novvi through the granting of an IP License to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in the automotive, commercial and industrial lubricants markets which has been agreed upon by Cosan U.S. and Amyris valued at $10.0 million. On March 26, 2013, the Company measured its initial contribution of IP to Novvi at the Company's carrying value of the licenses granted under the IP License Agreement, which was zero. Additional funding requirements to finance the ongoing operations of Novvi are expected to happen through revolving credit or other loan facilities provided by unrelated parties (i.e. such as financial institutions); cash advances or other credit or loan facilities provided by the Company and Cosan U.S. or their affiliates; or additional capital contributions by the Company and Cosan U.S.

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The Company has identified Novvi as a VIE and determined that the power to direct activities, which most significantly impact the economic success of the joint venture (i.e. continuing research and development, marketing, sales, distribution and manufacturing of Novvi products), is equally shared between the Company and Cosan. Accordingly, the Company is not the primary beneficiary and therefore accounts for its investment in Novvi under the equity method of accounting. The Company will continue to reassess its primary beneficiary analysis of Novvi if there are changes in events and circumstances impacting the power to direct activities that most significantly affect Novvi's economic success. Under the equity method, the Company's share of profits and losses are to be included in “Income (loss) from equity method investments, net” in the consolidated statements of operations. During the three and six months ended June 30, 2013, the Company recorded no amounts for its share of Novvi's net loss as the carrying amount of the Company's investment in Novvi was zero and losses in excess of the carrying amount are offset by the accretion of the Company's share in the basis difference resulted from the parties' initial contribution. For the three months ended June 30, 2013 and 2012, the Company recorded $0.1 million and $0.9 million, respectively, and $2.6 million and $0.9 million for the six months ended June 30, 2013 and 2012, respectively, of revenue from the research and development activities that it has performed on behalf of Novvi.

Glycotech

In January 2011, the Company entered into a production service agreement ("Agreement") with Glycotech, whereby Glycotech is to provide process development and production services for the manufacturing of various Company products at its leased facility in Leland, North Carolina. The Company products to be manufactured by Glycotech will be owned and distributed by the Company. Pursuant to the terms of the agreement, the Company is required to pay the manufacturing and operating costs of the Glycotech facility which is dedicated solely to the manufacture of Amyris products. The initial term of the agreement is for a two year period commencing on February 1, 2011 and will renew automatically for successive one-year terms, unless terminated by the Company. On the same date as the production service agreement, the Company also entered into a right of first refusal agreement with the lessor of the facility and site leased by Glycotech covering a two year period commencing in January 2011. Per the terms of the right of first refusal agreement, the lessor agreed not to sell the facility and site leased by Glycotech during the term of the production service agreement. In the event that the lessor is presented with an offer to sell or decides to sell an adjacent parcel, the Company has the right of first refusal to acquire it.

The Company has determined that the arrangement with Glycotech qualifies as a VIE. The Company determined that it is the primary beneficiary of this arrangement since it has the power through the management committee over which it has majority control to direct the activities that most significantly impact Glycotech's economic performance. In addition, the Company is required to fund 100% of Glycotech's actual operating costs for providing services each month while the facility is in operation under the production service agreement. Accordingly, the Company consolidates the financial results of Glycotech. As of June 30, 2013, the carrying amounts of the consolidated VIE's assets and liabilities were not material to the Company's consolidated financial statements.

The table below reflects the carrying amount of the assets and liabilities of the two consolidated VIEs for which the Company is the primary beneficiary. As of June 30, 2013, the assets include $22.8 million in property, plant and equipment and $4.1 million in other assets, and $0.5 million in current assets. The liabilities include $0.2 million in accounts payable and accrued current liabilities and $0.2 million in loan obligations by Glycotech to its shareholders that are non-recourse to the Company. The creditors of each consolidated VIE have recourse only to the assets of that VIE.

	June 30,	December 31,
(In thousands)	2013	2012
Assets	$27,405	$29,564
Liabilities	$477	$355

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The change in noncontrolling interest for the six months ended June 30, 2013 and 2012 is summarized below (in thousands):

	2013	2012
Balance at January 1	$(877)	$(240)
Foreign currency translation adjustment	54	168
Gain (loss) attributable to noncontrolling interest	261	(677)
Balance at June 30	$(562)	$(749)

8. Significant Agreements

Tate & Lyle Termination Agreement

On June 25, 2013, the Company and Tate & Lyle entered into a Settlement Agreement, Termination Agreement and Mutual Release (the “Termination Agreement”) to terminate the parties’ November 2010 contract manufacturing agreement (the “Contract Manufacturing Agreement”). The Termination Agreement resolves all outstanding issues that had arisen in connection with the Company’s relationship with Tate & Lyle.

The Contract Manufacturing Agreement had secured manufacturing capacity for farnesene through 2016 at Tate & Lyle’s facility in Decatur, Illinois.  The Contract Manufacturing Agreement included a base monthly payment regardless of level of production at Tate & Lyle’s facility in addition to a variable amount based on volume. With the Company’s commencement of production at its farnesene facility located in Brazil, the Company determined that maintaining the Contract Manufacturing Agreement was no longer desired from a cost and operational perspective. The Company had no production at the Tate & Lyle facility since the first quarter of 2013.

Pursuant to the Termination Agreement, the Company is required to make four payments to Tate & Lyle, totaling approximately $8.8 million, of which $3.6 million is to satisfy outstanding obligations and $5.2 million is in lieu of additional payments otherwise owed under the Contract Manufacturing Agreement.  These four payments are due under the Termination Agreement between July 17, 2013 and December 16, 2013, and such payments are deemed to be in full satisfaction of all amounts otherwise owed under the Contract Manufacturing Agreement.  Under the Termination Agreement, no further payments will be owed for the remaining term of the Contract Manufacturing Agreement (i.e., through 2016). As a result, the Company recorded a loss of $8.4 million which is included in the loss on purchase commitments and write-off of production assets and consisted of an impairment charge of $6.7 million relating to Company-owned equipment at Tate & Lyle, a $2.7 million write- off of an unamortized portion of equipment costs funded by the Company for Tate & Lyle, offset by a reversal of $1.0 million provision for loss on fixed purchase commitments. As of June 30, 2013 the Company has an outstanding liability of $8.8 million pertaining to its obligation under the Termination Agreement. In July 2013, the Company paid $3.6 million of its obligation pertaining to the Termination Agreement (see Note 17 Subsequent Events).

IFF Joint Development and License Agreement

On April 23, 2013, the Company entered into a joint development and license agreement with International Flavors & Fragrances Inc. ("IFF"). Under the terms of the multi-year agreement, IFF and the Company will jointly develop certain fragrance ingredients. IFF will have exclusive rights to these fragrance ingredients for applications in the flavors and fragrances field, and the Company will have exclusive rights in other fields. IFF and the Company will share in the economic value derived from these ingredients. The joint development and license agreement provides for up to $6.0 million in funding by IFF to the Company during the first phase of the collaboration, of which $4.5 million is based on achievement of certain milestones. As of June 30, 2013 the Company has recorded deferred revenue of $1.5 million pertaining to this agreement.

Firmenich Master Collaboration Agreement

On March 13, 2013, the Company entered into a Master Collaboration Agreement (the “Agreement”) with Firmenich to establish a collaboration for the development and commercialization of multiple renewable flavors and fragrances ("F&F") compounds. Under this Agreement, except for rights granted under preexisting collaboration relationships, the Company is granting Firmenich exclusive access for such compounds to specified Company intellectual property for the development and commercialization of F&F products in exchange for research and development funding and a profit sharing arrangement. The Agreement supersedes and expands a prior collaboration agreement between the Company and Firmenich.

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The Agreement provides annual, up-front funding to the Company by Firmenich of $10.0 million for each of the first three years of the collaboration. The initial payment of $10.0 million was received by the Company on March 27, 2013 of which $2.9 million was recognized as revenue for the three and six months ended June 30, 2013. The Agreement contemplates additional funding by Firmenich on a discretionary basis and up to $5.0 million over three milestone payments from Firmenich to the Company. Under the Company's revenue recognition policy for milestone payments, for arrangements that include milestones that are determined to be substantive and at risk at the inception of the arrangement, revenue is recognized upon achievement of the milestone and is limited to those amounts whereby collectability is reasonably assured. As these milestones are defined or modified after the initial contract date, they could possibly still be substantive milestones and accounted for under the milestone method assuming that they meet all of the criteria.

In addition, the Agreement contemplates that the parties will mutually agree on a supply price for each compound and share product margins from sales of each compound on a 70/30 basis (70% for Firmenich) until Firmenich receives $15.0 million more than the Company in the aggregate, after which the parties will share 50/50 in the product margins on all compounds. The Company also agreed to pay a one-time success bonus of up to $2.5 million to Firmenich for outperforming certain commercialization targets. Firmenich's eligibility to receive the one-time success bonus commences upon the first sale of the first Firmenich product.

The Agreement does not impose any specific research and development commitments on either party after year six, but if the parties mutually agree to perform development after year six, the Agreement provides that the parties will fund it equally.

Under the Agreement, the parties jointly select target compounds, subject to final approval of compound specifications by Firmenich. During the development phase, the Company is required to provide labor, intellectual property and technology infrastructure and Firmenich is required to contribute downstream polishing expertise and market access. The Agreement provides that the Company will own research and development and strain engineering intellectual property, and Firmenich will own blending and, if applicable, chemical conversion intellectual property. Under certain circumstances such as the Company's insolvency, Firmenich gains expanded access to the Company's intellectual property. Following development of F&F compounds under the Agreement, the Agreement contemplates that the Company will manufacture the initial target molecules for the compounds and Firmenich will perform any required downstream polishing and distribution, sales and marketing.

9. Goodwill and Intangible Assets

The following table presents the components of the Company's intangible assets (in thousands):

		June 30, 2013			December 31, 2012
	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
In-process research and development	Indefinite	$8,560	$—	$8,560	$8,560	$—	$8,560
Acquired licenses and permits	2	772	(772)	—	772	(740)	32
Goodwill	Indefinite	560	—	560	560		560
		$9,892	$(772)	$9,120	$9,892	$(740)	$9,152

The following table presents the activity of intangible assets for the six months ended June 30, 2013 (in thousands):

	December 31, 2012				June 30, 2013
	Net Carrying Value	Additions	Adjustments	Amortization	Net Carrying Value
In-process research and development	$8,560	$—	$—	$—	$8,560
Acquired licenses and permits	32	—	—	(32)	—
Goodwill	560	—	—	—	560
	$9,152	$—	$—	$(32)	$9,120

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The intangible assets acquired through the Draths Corporation acquisition on October 6, 2011 of in process research and development of $8.6 million and goodwill of $0.6 million are treated as indefinite lived intangible assets until completion or abandonment of the projects, at which time the assets will be amortized over the remaining useful life or written-off, as appropriate. If the carrying amount of the assets is greater than the measures of fair value, impairment is considered to have occurred and a write-down of the asset is recorded. Any finding that the value of its intangible assets has been impaired would require the Company to write-down the impaired portion, which could reduce the value of its assets and reduce (increase) its net income (loss) for the year in which the related impairment charges occur.

Acquired licenses and permits are amortized using a straight-line method over its estimated useful life. Amortization expense for this intangible was zero and $97,000 for the three months ended June 30, 2013 and 2012, respectively and was $32,000 and $193,000 for the six months ended June 30, 2013 and 2012, respectively. As of June 30, 2013, acquired licenses and permits were fully amortized.

10. Stockholders’ Equity

February 2012 Private Placement

In February 2012, the Company completed a private placement of 10,160,325 shares of its common stock at a price of $5.78 per share for aggregate proceeds of $58.7 million. In connection with this private placement, the Company entered into an agreement with an investor to purchase additional shares of the Company's common stock for an additional $15.0 million by March 2013 upon satisfaction by the Company of criteria associated with the commissioning of the Company's production plant in Brotas. This was satisfied by the investor through a $10.0 million investment in a private placement completed by the Company in December 2012 and subsequently, through a $5.0 million investment in a private placement completed by the Company in March 2013.

May 2012 Private Placement

In May 2012, the Company completed a private placement of 1,736,100 shares of its common stock at a price of $2.36 per share for aggregate proceeds of $4.1 million.

December 2012 Private Placement

In December 2012, the Company completed a private placement of its common stock for the issuance of 14,177,849 shares of its common stock at a price of $2.98 per share for aggregate proceeds of $37.2 million and the cancellation of $5.0 million worth of outstanding senior unsecured convertible promissory notes previously issued by the Company. Shares totaling 1,677,852 were issued to Total in exchange for this cancellation. Net cash received for this private placement as of December 31, 2012 was $22.2 million and the remaining $15.0 million of proceeds was received in January 2013. In connection with this private placement, the Company entered into a Letter of Agreement, dated December 24, 2012 with an investor under which the Company acknowledged that the investor's initial investment of $10.0 million in December 2012 represented partial satisfaction of the investor's preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by the Company of criteria associated with the commissioning of the Company's production plant in Brotas.

In January 2013, the Company received $15.0 million in proceeds from a private placement offering that closed in December 2012. Consequently, the Company issued 5,033,557 shares of the 14,177,849 shares of the Company's common stock.

Biolding Follow-on Investment

In March 2013, the Company completed a private placement of 1,533,742 shares of its common stock at a price of $3.26 per share for aggregate proceeds of $5.0 million. This private placement represented the final tranche of Biolding's preexisting contractual obligation to fund $15.0 million upon satisfaction by the Company of certain criteria associated with the commissioning of a production plant in Brazil.

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Evergreen Shares for 2010 Equity Plan and 2010 ESPP

On January 23, 2013, the Company's Board of Directors approved the additional shares which will be available for issuance under the 2010 Equity Plan and the 2010 ESPP. These shares represent an automatic increase in the number of shares available for issuance under the 2010 Equity Plan and the 2010 ESPP of 3,435,483 and 687,096, respectively, equal to 5% and 1%, respectively of 68,709,660 shares, the total outstanding shares of the Company’s common stock as of December 31, 2012. This automatic increase was effective as of January 1, 2013. Shares available for issuance under the 2010 Equity Plan and 2010 ESPP were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 1, 2010 (Registration No. 333-169715). The Company filed registration statements on Form S-8 on March 28, 2013 and May 20, 2013 with respect to the shares added by the automatic increase on January 1, 2013.

11. Stock-Based Compensation

The Company’s stock option activity and related information for the six months ended June 30, 2013 was as follows:

	Number Outstanding	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding - December 31, 2012	8,946,592	$9.07	7.5	$954
Options granted	1,616,105	$2.87
Options exercised	(158,966)	$0.98
Options cancelled	(1,600,431)	$9.59
Outstanding - June 30, 2013	8,803,300	$7.99	7.45	$388

Vested and expected to vest after June 30, 2013	8,162,316	$8.19	7.31	$364
Exercisable at June 30, 2013	4,121,741	$9.98	5.81	$228

The aggregate intrinsic value of options exercised under all option plans was $0.1 million and $0.1 million for the three months ended June 30, 2013 and 2012, respectively and was $0.3 million and $0.7 million for the six months ended June 30, 2013 and 2012, respectively, determined as of the date of option exercise.

The Company’s restricted stock units ("RSUs") and restricted stock activity and related information for the six months ended June 30, 2013 was as follows:

	RSUs	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Outstanding - December 31, 2012	2,550,799	$7.92	1.3
Awarded	1,016,000	$2.85	—
Vested	(613,619)	$6.06	—
Forfeited	(182,664)	$4.23	—
Outstanding - June 30, 2013	2,770,516	$4.20	1.26
Expected to vest after June 30, 2013	2,414,032	$4.20	1.21

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The following table summarizes information about stock options outstanding as of June 30, 2013:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted - Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.10—$2.76	1,053,612	8.52	$2.54	250,328	$1.98
$2.81—$2.83	26,800	9.80	$2.83	—	$—
$2.87—$2.87	962,000	9.93	$2.87	—	$—
$2.89—$3.05	921,948	9.51	$2.99	153,339	$3.04
$3.12—$3.83	237,025	8.30	$3.29	40,388	$3.21
$3.86—$3.86	1,157,506	8.12	$3.86	391,969	$3.86
$3.93—$3.93	893,923	4.20	$3.93	893,923	$3.93
$4.06—$9.32	1,145,195	5.94	$6.08	840,954	$6.22
$10.44—$16.00	1,086,335	6.32	$15.29	673,675	$15.38
$16.50—$30.17	1,318,956	6.98	$22.51	877,165	$22.15
$0.10—$30.17	8,803,300	7.45	$7.99	4,121,741	$9.98

Stock-Based Compensation Expense

Stock-based compensation expense related to options and restricted stock units granted to employees and nonemployees was allocated to research and development expense and sales, general and administrative expense as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Research and development	$1,049	$1,558	$2,296	$3,071
Sales, general and administrative	3,936	7,356	6,882	12,364
Total stock-based compensation expense	$4,985	$8,914	$9,178	$15,435

As of June 30, 2013, there were unrecognized compensation costs of $19.8 million related to stock options, and the Company expects to recognize those costs over a weighted average period of 2.91 years. As of June 30, 2013, there were unrecognized compensation costs of $6.6 million related to RSUs, and the Company expects to recognize those costs over a weighted average period of 1.83 years.

Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company's common stock on the date of grant. Stock-based compensation cost for stock options and employee stock purchase plan rights is estimated at the grant date and offering date, respectively, based on the fair-value using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.2%	1.1%	1.2%	1.1%
Expected term (in years)	6.1	6.0	6.1	6.0
Expected volatility	82%	76%	82%	76%

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The fair value of nonemployee stock options was estimated using the following weighted-average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.7%	1.4%	1.5%	1.6%
Expected term (in years)	6.1	7.2	6.4	7.2
Expected volatility	82%	76%	83%	76%

12. Related Party Transactions

February 2012 Private Placement

In February 2012, the Company completed a private placement of 10,160,325 shares of its common stock at a price of $5.78 per share for aggregate proceeds of $58.7 million pursuant to a securities purchase agreement, among the Company and existing certain investors, including Total and Maxwell (Mauritius) Pte Ltd, each a beneficial owner of more than 5% of the Company's existing common stock at the time of the transaction. In addition, members of the Company's Board of Directors and certain parties related to such directors participated in the offering.

May 2012 Private Placement

In May 2012, the Company completed a private placement of 1,736,100 shares of its common stock at a price of $2.36 per share for aggregate proceeds of $4.1 million pursuant to a series of Common Stock Purchase Agreements, among the Company and members of the Company's Board of Directors and certain parties related to such directors.

Biolding Follow-on Investment

In March 2013, the Company completed a private placement of 1,533,742 shares of its common stock to an existing stockholder, Biolding Investment SA ("Biolding"), at a price of $3.26 per share for aggregate proceeds of $5.0 million. This private placement represented the final tranche of Biolding's preexisting contractual obligation to fund $15.0 million upon satisfaction by the Company of certain criteria associated with the commissioning of a production plant in Brazil.

Letter Agreement with Total

As of March 24, 2013, the Company entered into a letter agreement with Total under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to the Company's satisfaction of the relevant closing conditions for such funding in the securities purchase agreement).  As consideration for this waiver and commitment, the Company agreed to:

•           Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of the Company's common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share, provided that the conversion price will not be reduced by more than the maximum possible amount permitted under the NASDAQ rules such that the new conversion price would require the Company to obtain stockholder consent; and

•           Grant Total a senior security interest in the Company's intellectual property, subject to certain exclusions and subject to release by Total when the Company and Total enter into final documentation regarding the establishment of the Fuels JV.

In addition to the waiver by Total described above, Total also agreed that, at the Company's request and contingent upon the Company meeting its obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing.  Specifically, if the Company requests such advance installments, subject to certain closing conditions and delivery of certifications regarding the Company's cash levels, Total is obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder to be funded on the original July 2013 closing date.

On June 6, 2013, the Company sold and issued a 1.5% Senior Unsecured Convertible Note to Total in an aggregate principal amount of $10.0 million with a March 1, 2017 maturity date pursuant to the July 30, 2012 purchase agreement as discussed above. In accordance with the Letter Agreement dated March 24, 2013 this convertible note has a conversion price equal to $3.08 per share of the Company's common stock. The Company did not request the initial $10.0 million advance, due no later than May 15, 2013, but did request the June advance (as described above), under which this convertible note was issued.

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13. Income Taxes

For the three months ended June 30, 2013 and 2012, the Company recorded a provision for income taxes of $246,000 and $249,000, respectively, and a provision for income taxes of $482,000 and $493,000, respectively, for the six months ended June 30, 2013 and 2012. The provision for income taxes for the six months ended June 30, 2013 and 2012 consisted of an accrual of Brazilian withholding tax on an intercompany interest liability. Other than the above mentioned provision for income tax, no additional provision for income taxes has been made, net of the valuation allowance, due to cumulative losses since the commencement of operations.

As of June 30, 2013, the US Internal Revenue Service has completed its audit of the Company for tax year 2008 which concluded that there were no adjustments resulting from the audit. While the statutes are closed for tax year 2008, the US federal tax carryforwards (net operating losses and tax credits) may be adjusted by the Internal Revenue Service in the year in which the carryforward is utilized.

On January 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, or ATRA. Under prior law, a taxpayer was entitled to a research tax credit for qualifying amounts incurred through December 31, 2011. The ATRA extends the research credit for two years for qualified research expenditures incurred through the end of 2013. The extension of the research credit is retroactive and includes amounts incurred after 2011. The benefit of the reinstated credit did not impact the income statement in the period of enactment, which is the first quarter of 2013, as the research and development credit carryforwards are offset by a full valuation allowance.

14. Segment Information

The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of allocating resources and evaluating financial performance. The Company has one business activity comprised of research and development and sales of fuels and farnesene-derived products and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

Revenues by geography are based on the location of the customer. The following tables set forth revenue and long-lived assets by geographic area (in thousands):

Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
United States	$4,458	$16,596	$10,022	$42,902
Brazil	1,259	813	2,077	1,688
Europe	4,005	1,395	4,230	3,333
Asia	1,127	459	2,389	809
Total	$10,849	$19,263	$18,718	$48,732

Long-Lived Assets

	June 30,	December 31,
	2013	2012
United States	$58,562	$70,273
Brazil	83,794	90,982
Europe	1,785	1,866
Total	$144,141	$163,121

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15. Comprehensive Income (Loss)

Comprehensive income (loss) represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company’s foreign currency translation adjustments represent the components of comprehensive income (loss) excluded from the Company’s net loss and have been disclosed in the consolidated statements of comprehensive loss for all periods presented.

The components of accumulated other comprehensive loss are as follows (in thousands):

	June 30, 2013	December 31, 2012
Foreign currency translation adjustment, net of tax	$(16,892)	$(12,807)
Total accumulated other comprehensive loss	$(16,892)	$(12,807)

16. Net Loss Attributable to Common Stockholders and Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the Company’s net loss attributable to Amyris, Inc. common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities, including stock options, restricted stock units, common stock warrants, using the treasury stock method or the as converted method, as applicable. For all periods presented, basic net loss per share was the same as diluted net loss per share because the inclusion of all potentially dilutive securities outstanding was anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss are the same for each period presented.

The following table presents the calculation of basic and diluted net loss per share of common stock attributable to Amyris, Inc. common stockholders (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Numerator:
Net loss attributable to Amyris, Inc. common stockholders	$(38,876)	$(46,806)	$(71,490)	$(141,354)
Denominator:
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	75,959,228	57,442,834	74,640,314	53,828,541
Net loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(0.81)	$(0.96)	$(2.63)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been anti-dilutive:

	Three and Six Months Ended June 30,
	2013	2012
Period-end stock options to purchase common stock	8,803,300	9,190,218
Convertible promissory notes	13,617,144	3,536,968
Period-end common stock subject to repurchase	1	793
Period-end common stock warrants	21,087	23,339
Period-end restricted stock units	2,770,516	1,657,231
Total	25,212,048	14,408,549

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17. Subsequent Events

Related Party Convertible Debt Financings

On July 26, 2013, the Company sold and issued a 1.5% Senior Unsecured Convertible Note to Total in an aggregate principal amount of $20.0 million with a March 1, 2017 maturity date pursuant to the July 30, 2012 purchase agreement described in Note 6 Debt. This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013. In accordance with the Letter Agreement dated March 23, 2013 this convertible note has a conversion price equal to $3.08 per share of Company common stock.

In August 2013, the Company entered into an agreement with certain investors to sell up to $73.1 million in convertible promissory notes in private placements over a period of up to 24 months from the date of signing.  This convertible note financing requires the Company to satisfy various conditions before the funding is available, and the offering is divided into two tranches (one for $42.6 million and one for $30.4 million), each with differing closing conditions.  Of the total possible purchase price in the financing, $60.0 million would be paid in the form of cash ($35.0 million in the first tranche and up to $25.0 million in the second tranche) and $13.1 million would be paid by cancellation of outstanding promissory notes by an existing stockholder in connection with its exercise of pro rata rights ($7.6 million in the first tranche and $5.4 million in the second tranche). The financing is subject to timing and completion risks, including a requirements that the Company meets certain production milestones before the second tranche is available, obtain stockholder approval prior to completing any closings in the transaction, and issues a warrant to one of the purchasers to purchase 1,000,000 shares of the Company's common stock at an exercise price of $0.01 per share, exercisable only if another of the purchasers in the financing converts preexisting promissory notes with a certain per share conversion price.

Tate & Lyle Termination Agreement

Pursuant to the Termination Agreement described in Note 8 Significant Agreements, the Company is required to make four payments to Tate & Lyle, totaling approximately $8.8 million due between July 17, 2013 and December 16, 2013. In July 2013, the Company paid $3.6 million of its total $8.8 million obligation pursuant to the Termination Agreement.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion and analysis should be read in conjunction with our condensed consolidated financial statements and the related notes that appear elsewhere in this Form 10-Q. These discussions contain forward-looking statements reflecting our current expectations that involve risks and uncertainties which are subject to safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our strategy, future production capacity and other aspects of our future operations, ability to improve our production efficiencies, future financial position, future revenues, projected costs, expectations regarding demand and acceptance for our technologies, growth opportunities and trends in the market in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part II, Item 1A, “Risk Factors,” in this Quarterly Report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements.

Trademarks

Amyris®, the Amyris logo, Biofene® and No Compromise® are trademarks or registered trademarks of Amyris, Inc. This report also contains trademarks and trade names of other businesses that are the property of their respective holders.

Overview

Amyris is a renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. We developed innovative microbial engineering and screening technologies that modify the way microorganisms process sugars. We are using our proprietary synthetic biology platform to design microbes, primarily yeast, and use them as living factories in established fermentation processes to convert plant-sourced sugars into renewable hydrocarbons. We are developing, and, in some cases, already commercializing, products from these hydrocarbons in several target industry sectors, including cosmetics, lubricants, flavors and fragrances, polymers and specialty materials , and transportation fuels. We call these No Compromise products because we design them to perform comparably to or better than currently available products.

We have been applying our industrial synthetic biology platform to provide alternatives to a broad range of petroleum-sourced products. We have focused our development efforts on the production of Biofene, our brand of renewable farnesene, a long-chain, branched liquid hydrocarbon molecule. Using Biofene as a first commercial building block molecule, we are developing a wide range of renewable products for our target markets.

While our platform is able to utilize a wide variety of feedstocks, we are focusing our large-scale production plans primarily on the use of Brazilian sugarcane as our feedstock because of its renewability, low cost and relative price stability. We have also been able to produced Biofene through the use of other feedstocks such as sugar beets, corn dextrose, sweet sorghum and cellulosic sugars.

Our first purpose-built, large-scale Biofene production plant commenced operations in southeastern Brazil in December 2012. This plant in Brotas, in the state of São Paulo, is adjacent to an existing sugar and ethanol mill, Paraiso Bionergia. We have also commenced initial construction of a second large-scale production plant in Brazil, located at the Usina São Martinho sugar and ethanol mill also in the state of São Paulo, which we intend to complete the construction when market development support the start-up of that plant.

Our business strategy is focused on our commercialization efforts on specialty products while moving established commodity products, including our fuels and base oil lubricants products, into joint venture arrangements with established industry leaders. We believe this approach will permit access to the capital and resources necessary to support large-scale production and global distribution for our ubiquitous products. Our initial renewable products efforts have been focused on products for the cosmetics, niche fuel opportunities, fragrance oils, and liquid polymer sectors.

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Total Relationship

In June 2010, we entered into a collaboration agreement with Total. This agreement provided for joint collaboration on the development of products through the use of our synthetic biology platform. In connection with this agreement, Total invested $133.2 million in our equity. In November 2011, we entered into an amendment of the collaboration agreement with Total with respect to development and commercialization of Biofene for diesel. This represented an expansion of the initial collaboration with Total, and established a global, exclusive collaboration for the development of Biofene for diesel and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis. In July 2012, we entered into a further amendment of the collaboration agreement with Total that expanded Total's investment in the Biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total to include a convertible debt mechanism. Under the new agreements, we issued senior unsecured convertible notes to Total for an aggregate of $30.0 million in new cash in the third quarter of 2012 and an additional $30.0 million in 2013. Total may decide to provide further funding in 2014. Upon completion of the research and development program, we and Total would form a joint venture company that would have exclusive rights to produce and market renewable diesel and/or jet fuel. Should Total decide not to pursue commercialization, under certain conditions, it is eligible to recover up to $100.0 million, payable in March 2017, in the form of cash or in the form of common stock at a conversion price of $7.0682 per share (or, for notes issued in 2013, a lower price as determined under the March 2013 letter agreement as described below).

In connection with a private placement of our common stock that occurred in December 2012, Total elected to participate by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible debt outstanding for 1,677,852 shares at the purchase price in this private placement of $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible debt was cancelled.

In March 2013, we entered into a letter agreement with Total under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point referenced above and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to our satisfaction of the relevant closing conditions for such funding in the securities purchase agreement). As consideration for this waiver and commitment, we agreed to:

•              Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of our common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share; and

•              Grant Total a senior security interest in our intellectual property, subject to certain exclusions and subject to release by Total when we and Total enter into final documentation regarding the establishment of the Fuels JV.

In addition to the waiver by Total described above, Total also agreed that, at our request and contingent upon us meeting our obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing.  Specifically, if we requested such advance installments, subject to certain closing conditions and delivery of certifications regarding our cash levels, Total was obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder to be funded on the original July 2013 closing date.

In June 2013, we sold and issued a 1.5% Senior Unsecured Convertible Note to Total in an aggregate principal amount of $10.0 million with a maturity date of March 1, 2017 pursuant to the July 2012 purchase agreement. This convertible note has a conversion price of $3.08 per share in accordance with the March 2013 Letter Agreement as discussed above. We did not request the initial advance described above, but did request the June advance, under which this convertible note was issued. Subsequently, in July 2013, we sold a $20.0 million senior unsecured convertible note to Total with the same conversion price as the note in the June 2013 sale. This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013. We expect that Total will cancel an additional portion of its outstanding convertible promissory notes in connection with its exercise of pro rata rights in our pending August 2013 convertible debt financing (with the final amount of such cancellation to be determined based on the final size of the closing in such offering).

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Manufacturing

Beginning in March 2012, we initiated a plan to shift production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction. As a result, we evaluated our contract manufacturing agreements and recorded a loss of $31.2 million related to $10.0 million in facility modification costs and $21.2 million of fixed purchase commitments in the first quarter of 2012. We recognized additional charges of $1.4 million and $7.8 million, respectively, in the third and fourth quarter of 2012 associated with losses on fixed purchase commitments. We computed the loss on facility modification costs and fixed purchase commitments using the same lower of cost or market approach that is used to value inventory. The computation of the loss on firm purchase commitments is subject to several estimates, including cost to complete and the ultimate selling price of any of our products manufactured at the relevant production facilities, and is therefore inherently uncertain. We also recorded a loss on write-off of production assets of $5.5 million related to Amyris-owned production equipment at contract manufacturing facilities in the three months ended March 31, 2012.

Tate & Lyle

On June 25, 2013, we entered into a Termination Agreement with Tate & Lyle to terminate the parties’ November 2010 Contract Manufacturing Agreement.  The Termination Agreement resolves all outstanding issues that had arisen in connection with our relationship with Tate & Lyle.

The Contract Manufacturing Agreement had secured manufacturing capacity for farnesene through 2016 at Tate & Lyle’s facility in Decatur, Illinois.  The Contract Manufacturing Agreement included a base monthly payment regardless of level of production at Tate & Lyle’s facility in addition to a variable amount based on volume.  With the commencement of production at our farnesene facility located in Brazil, we determined that maintaining the Contract Manufacturing Agreement was no longer desired from a cost and operational perspective.  We had no production at the Tate & Lyle facility since the first quarter of 2013.

Pursuant to the Termination Agreement, we are required to make four payments to Tate & Lyle, totaling approximately $8.8 million, of which $3.6 million is to satisfy outstanding obligations and $5.2 million is in lieu of additional payments otherwise owed under the Contract Manufacturing Agreement.  These four payments are due under the Termination Agreement between July 17, 2013 and December 16, 2013, and such payments are deemed to be in full satisfaction of all amounts otherwise owed under the Contract Manufacturing Agreement.  Under the Termination Agreement, no further payments will be owed for the remaining term of the Contract Manufacturing Agreement (i.e., through 2016). Additionally, we recorded a loss on purchase commitments and write-off of production assets of $8.4 million which consisted of an impairment charge of $6.7 million relating to our equipment at Tate & Lyle, a $2.7 million write- off of an unamortized portion of equipment costs funded us for Tate & Lyle, offset by a reversal of $1.0 million provision for loss on fixed purchase commitments. As of June 30, 2013 we have an outstanding liability of $8.8 million pertaining to our obligation under the Termination Agreement. In July 2013, we paid $3.6 million of our obligation pertaining to the Termination Agreement.

Joint Ventures

Novvi

On March 26, 2013, we and Cosan entered into a termination agreement to terminate the Original JV Agreement. In addition, we agreed to sell our 50% ownership in Novvi S.A. for approximately R$22,000 which represented the current value of our 50% equity ownership in Novvi S.A., a now-dormant company, to Cosan. Upon the consummation of the transaction with the shares transferring from Amyris Brasil to Cosan, the Shareholders Agreement of Novvi S.A. dated June 3, 2011 will automatically terminate.

In September 2011, we and Cosan US, Inc. (“Cosan U.S.”) formed Novvi LLC, a U.S. entity that is jointly owned by the Company and Cosan U.S. On March 26, 2013 we and Cosan U.S. entered into agreements to (i) expand their base oils joint venture to also include additives and lubricants and (ii) operate their joint venture exclusively through Novvi LLC (“Novvi”). Specifically, the parties entered into an Amended and Restated Operating Agreement for Novvi, which sets forth the governance procedures for Novvi and the joint venture and the parties' initial contribution. We also entered into an IP License Agreement with Novvi under which we granted Novvi (i) an exclusive (subject to certain limited exceptions for the Company), worldwide, royalty-free license to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in the automotive, commercial and industrial lubricants markets and (ii) a non-exclusive, royalty free license, subject to certain conditions, to manufacture Biofene solely for its own products. In addition, both we and Cosan U.S. granted Novvi certain rights of first refusal with respect to alternative base oil and additive technologies that may be acquired by us or Cosan U.S. during the term of the IP License Agreement. Under these agreements, we and Cosan U.S. will each own 50% of Novvi and each party will share equally in any costs and any profits ultimately realized by the joint venture. Novvi is governed by a six member Board of Managers, three from each investor who will appoint the Officers of Novvi who will be responsible for carrying out the daily operating activities of Novvi as directed by the Board of Managers. The IP License Agreement has an initial term of 20 years from the date of the agreement, subject to standard early termination provisions such as uncured material breach or a party's insolvency. Under the terms of the Amended and Restated Operating Agreement for initial contribution, Cosan U.S. is obligated to fund its 50% ownership share of Novvi in cash in the amount of $10.0 million and we are obligated to fund our 50% ownership share of Novvi through the granting of an IP License to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in the automotive, commercial and industrial lubricants markets which has been agreed upon by Cosan U.S. and Amyris valued at $10.0 million. On March 26, 2013, we measured our initial contribution of IP to Novvi at our carrying value of the licenses granted under the IP License Agreement, which was zero. Additional funding requirements to finance the ongoing operations of Novvi are expected to happen through revolving credit or other loan facilities provided by unrelated parties (i.e. such as financial institutions); cash advances or other credit or loan facilities provided by us and Cosan U.S. or their affiliates; or additional capital contributions us and Cosan U.S.

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We have identified Novvi as a VIE and determined that the power to direct activities, which most significantly impact the economic success of the joint venture (i.e. continuing research and development, marketing, sales, distribution and manufacturing of Novvi products), is equally shared between us and Cosan. Accordingly, we are not the primary beneficiary and therefore account for our investment in Novvi under the equity method of accounting. We will continue to reassess our primary beneficiary analysis of Novvi if there are changes in events and circumstances impacting the power to direct activities that most significantly affect Novvi's economic success. Under the equity method, our share of profits and losses are to be included in “Income (loss) from equity method investments, net” in our consolidated statements of operations. During the three and six months ended June 30, 2013, we recorded no amounts for our share of Novvi's net loss as the carrying amount of our investment in Novvi was zero and losses in excess of the carrying amount are offset by the accretion of our share in the basis difference resulted from the parties' initial contribution. For the three months ended June 30, 2013 and 2012, we recorded $0.1 million and $0.9 million, respectively, and $2.6 million and $0.9 million for the six months ended June 30, 2013 and 2012, respectively, of revenue from the research and development activities performed on behalf of Novvi.

Sales and Revenue

To commercialize our Biofene-derived product, squalane, in the cosmetics sector for use as an emollient, we have entered into a number of distribution agreements such as Laserson S.A. in Europe, Nikko Chemicals Co., Ltd. in Japan, and Centerchem, Inc. in the United States. As an initial step towards commercialization of Biofene-based diesel, we have entered into agreements with municipal fleet operators in São Paulo, Brazil. Our diesel fuel is supplied to BR Distribudora, a division of Petrobras, which in turn blends our product with petroleum diesel and sells to a number of bus operators including Santa Brigida, the largest bus fleet operator in São Paulo. For the industrial lubricants market, we established a joint venture with Cosan for the worldwide development, production and commercialization of renewable base oils in the lubricant sector.

We transitioned out of the ethanol and ethanol-blended business during the third quarter ended September 30, 2012. We do not expect to be able to replace prior year revenue levels in the near term as a result of this transition, particularly in 2013 while we focus our efforts to establish our renewable products business.

The following table sets forth our comparative revenue data for the periods or the periods shown (in thousands):

	Three Months Ended June 30,		Year-to Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Revenues
Ethanol and ethanol-blended gasoline	$—	$13,309	$(13,309)	(100)%
Renewable products	4,185	2,271	1,914	84%
Collaborations revenue	3,090	1,770	1,320	75%
Grants	3,574	1,913	1,661	87%
Total revenues	$10,849	$19,263	$(8,414)	(44)%

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	Six Months Ended June 30,		Year-to Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Revenues
Ethanol and ethanol-blended gasoline	$—	$37,178	$(37,178)	(100)%
Renewable products	7,168	4,709	2,459	52%
Collaborations revenue	6,144	2,661	3,483	131%
Grants	5,406	4,184	1,222	29%
Total revenues	$18,718	$48,732	$(30,014)	(62)%

Financing

In 2012, we completed multiple financings involving loans and convertible debt and equity offerings. In February 2012, we completed a private placement of 10.2 million shares of common stock for aggregate proceeds of $58.7 million and raised $25.0 million from an offering of senior unsecured convertible promissory notes. In May 2012, we completed a private placement of 1.7 million shares of common stock for aggregate proceeds of $4.1 million. In July 2012, we completed a sale of a $38.3 million in a senior unsecured convertible promissory note for cash proceeds of $15.0 million and our repayment of $23.3 million in previously-provided research and development funds and, in September 2012, we completed a sale of an additional senior unsecured convertible promissory note for additional cash proceeds of $15.0 million. In December 2012, we completed a private placement of our common stock for the issuance of 14,177,849 shares at a price of $2.98 per share for aggregate proceeds of $37.2 million and the cancellation of $5.0 million worth of outstanding senior unsecured convertible promissory notes previously issued us. Shares totaling 1,677,852 were issued to Total in exchange for this cancellation. Net cash received for this private placement as of December 31, 2012 was $22.2 million and the remaining $15.0 million of proceeds was received in January 2013. In connection with this private placement, we entered into a Letter of Agreement, dated December 24, 2012 with Biolding under which we acknowledged that Biolding's initial investment of $10.0 million in December 2012 represented partial satisfaction of its preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by us of criteria associated with the commissioning of our production plant in Brotas.

In March 2013, we completed a private placement of our common stock to Biolding and issued 1,533,742 of our common stock at a price of $3.26 per share resulting in aggregate proceeds of approximately $5.0 million. This private placement represented the final tranche of Biolding's preexisting contractual obligation to fund $15.0 million upon satisfaction by us of certain criteria associated with the commissioning of a production plant in Brazil.

Pursuant to the letter agreement discussed above under the caption "Total Relationship", we completed a sale of $10.0 million senior unsecured convertible note to Total with a conversion price of $3.08 per share in June 2013. Subsequently, in July 2013, we sold a $20.0 million in senior unsecured convertible note to Total with the same conversion price as the note in the June 2013 sale.This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013.

In August 2013, we signed an agreement for an additional private placement of convertible promissory notes as described in more detail in more detail below.

Liquidity

We have incurred significant losses in each year since our inception and believe that we will continue to incur losses and negative cash flow from operations into at least 2014. As of June 30, 2013, we had an accumulated deficit of $657.8 million and had cash, cash equivalents and short term investments of $12.9 million. We have significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of June 30, 2013, our debt totaled $107.2 million, of which $5.0 million matures within the next twelve months. In addition, our debt agreements contain various covenants, including restrictions on business that could cause us to be at risk of defaults.

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In March 2013, we signed a collaboration agreement with Firmenich that included a collaboration funding component, and obtained a commitment letter from Total with respect to additional convertible note funding (as described above) of which we received $10.0 million in proceeds in June 2013, and we expect to use amounts received under these arrangements to fund our operations. We also received $20.0 million in funding through the sale of a convertible note in private placement under an existing funding agreement with Total in July 2013. This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013. Furthermore, we are expecting additional funding in 2013 from collaborations, a pending convertible debt offering, and potentially, other sources. In August 2013, we entered into an agreement with certain investors to sell up to $73.1 million in convertible promissory notes in private placements over a period of up to 24 months from the date of signing.  This convertible note financing requires us to satisfy various conditions before the funding is available, and the offering is divided into two tranches (one for $42.6 million and one for $30.4 million), each with differing closing conditions.  Of the total possible purchase price in the financing, $60.0 million would be paid in the form of cash ($35.0 million in the first tranche and up to $25.0 million in the second tranche) and $13.1 million would be paid by cancellation of outstanding promissory notes by an existing stockholder in connection with its exercise of pro rata rights ($7.6 million in the first tranche and $5.4 million in the second tranche). The financing is subject to timing and completion risks, including a requirement that we meet certain production milestones before the second tranche is available, and a requirement that we obtain stockholder approval prior to completing any closings in the transaction.

Though we expect to close our pending convertible note financing in September 2013, if there is any significant delay in such closing, we would likely need to secure additional short-term funding in September 2013. Such short-term funding may not be available on reasonable terms or at all. For example, in order to raise sufficient additional funds, we could be forced to issue further preferred and discounted equity, agree to onerous covenants, grant security interests in our assets, enter into collaboration and licensing arrangements that require us to relinquish commercial rights or grant licenses on terms that are not favorable to us, or any or all of these. If we are unable to secure sufficient short-term funding to bridge our operations to a delayed closing or fail to complete the pending convertible debt financing within the period covered by any such short-term funding, we would be forced to curtail our operations and cease most of our cash expenditures, which would have a material adverse effect on our ability to continue our business plans and our status as a going concern.

Comparison of Three Months Ended June 30, 2013 and 2012

Revenues

	Three Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Revenues
Ethanol and ethanol-blended gasoline	$—	$13,309	$(13,309)	(100)%
Renewable products	4,185	2,271	1,914	84%
Product sales	4,185	15,580	(11,395)	(73)%
Grants and collaborations revenue	6,664	3,683	2,981	81%
Total revenues	$10,849	$19,263	$(8,414)	(44)%

Our total revenues decreased by $8.4 million to $10.8 million for the three months ended June 30, 2013 as compared to the same period in the prior year, as did the revenue from product sales which decreased by $11.4 million to $4.2 million with such reductions resulting primarily from the transitioning out of the ethanol and ethanol-blended gasoline business during the third quarter of 2012. We do not expect to be able to replace prior year revenue levels in the near term as a result of this transition, particularly in 2013 while we focus our efforts to establish our renewable products business.

Product sales of our farnesene-derived products increased $1.9 million in the second quarter of 2013 compared to the prior year. The increase in the second quarter of 2013 is primarily a result of sales to new distributors and diesel sales. Additionally, grants and collaborations revenue increased in the second quarter of 2013 by $3.0 million to $6.7 million compared to the same period in the prior year primarily due to the revenue recognized from collaboration research services with Firmenich, along with the achievement of program milestones under the DARPA Technology Investment Agreement. The increase in revenue from the DARPA milestone was partially offset by the absence of revenue from the "Integrated Bio-Refinery" grant from the U.S. Department of Energy as the project was completed in the first quarter of 2013.

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Cost and Operating Expenses

	Three Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Cost of products sold	$8,853	$23,636	$(14,783)	(63)%
Loss on purchase commitments and write-off of production assets	8,423	—	8,423	nm
Research and development	13,992	18,500	(4,508)	(24)%
Sales, general and administrative	14,718	22,231	(7,513)	(34)%
Total cost and operating expenses	$45,986	$64,367	$(18,381)	(29)%

nm= not meaningful

Cost of Products Sold

Our cost of products sold decreased by $14.8 million to $8.9 million for the three months ended June 30, 2013 compared to the same period in the prior year. Our cost of products sold includes production costs of farnesene-derived products, which includes cost of raw materials, labor and overhead, amounts paid to contract manufacturers and period costs including inventory write-downs resulting from applying lower-of-cost-or-market inventory valuations. Cost of farnesene-derived products sold also includes certain costs related to the scale-up in production of such products. As of December 2012, we began operating our own large-scale Biofene production plant in Brotas, in the state of São Paulo, Brazil.

We transitioned out of the ethanol and ethanol-blended business during the third quarter of 2012 to focus our efforts to establish our renewable products business, as a result, 2013 cost of products sold do not include any such costs. Cost of products sold declined by $13.7 million for the three months ended June 30, 2013 compared to the same period in the prior year. Production costs of farnesene-derived products sold decreased by $1.1 million compared to the prior year as the prior year costs included higher write-downs taken from applying lower-of-cost-or-market adjustments against higher production levels as we scaled up of our renewable operations. This decrease was partly offset by current period charges for excess capacity at various manufacturing facilities.

Cost of Products Sold Associated with Loss on Purchase Commitments and Write Off of Production Assets

Beginning in March 2012, we initiated a plan to shift a portion of our production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction. We computed the loss on facility modification costs and fixed purchase commitments using the same approach that is used to value inventory-the lower of cost or market value. The computation of the loss on firm purchase commitments is subject to several estimates, including the ultimate selling price of any of our products manufactured at the relevant production facilities, and is therefore inherently uncertain.

During the three months ended June 30, 2013, we recorded an additional loss related to a termination and settlement of our existing agreement with Tate & Lyle, one of our contract manufacturers, of $8.4 million which consisted of an impairment charge of $6.7 million relating to our equipment at Tate & Lyle, a $2.7 million write-off of an unamortized portion of equipment costs funded by us for Tate & Lyle, offset by a reversal of $1.0 million provision for loss on fixed purchase commitments.

Research and Development Expenses

Our research and development expenses decreased by $4.5 million for the three months ended June 30, 2013 compared to the same period in the prior year, primarily as a result of overall lower spending. The decrease was attributable to a $1.9 million reduction in personnel-related expenses associated with a lower headcount, a $1.6 million reduction in other overhead expenses, and a $1.0 million reduction in consulting and professional services expenses. Research and development expenses included stock-based compensation expense of $1.0 million and $1.6 million during the three months ended June 30, 2013 and 2012, respectively.

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Sales, General and Administrative Expenses

Our sales, general and administrative expenses decreased by $7.5 million for the three months ended June 30, 2013 compared to the same period of the prior year, primarily as a result of overall lower spending. The decrease is attributed primarily to a $5.1 million reduction in personnel-related expenses associated with lower stock-based compensation expenses and lower headcount, $1.0 million reduction in consulting and professional service fees, and $1.0 million reduction in other overhead expenses. Sales, general and administrative expenses included stock-based compensation expense of $3.9 million and $7.4 million during the three months ended June 30, 2013 and 2012, respectively.

Other Income (Expense)

	Three Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Other income (expense):
Interest income	$57	$503	$(446)	(89)%
Interest expense	(1,558)	(1,260)	(298)	24%
Other expense, net	(2,030)	(1,025)	(1,005)	98%
Total other expense	$(3,531)	$(1,782)	$(1,749)	98%

Total other expense increased by approximately $1.7 million to $3.5 million for the three months ended June 30, 2013 compared to the same period of the prior year. The increase in total other expense was attributable to an increase in other expense, net of $1.0 million, a $0.4 million decrease in interest income due to lower cash balance compared to the same period in the prior year and an increase in interest expense of $0.3 million associated with increased borrowings to fund our operations. The increase in other expense, net of $1.0 million is primarily due to $2.0 million foreign currency fluctuations related to intercompany balances and $0.4 million change in fair value of our interest swap liability partially offset by a $1.4 million gain from change in fair value of the compound derivative liability associated with our senior unsecured convertible promissory notes issued to Total.

Comparison of Six Months Ended June 30, 2013 and 2012

Revenues

	Six Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Revenues
Ethanol and ethanol-blended gasoline	$—	$37,178	$(37,178)	(100.0)%
Renewable products	7,168	4,709	2,459	52.2%
Product sales	$7,168	$41,887	$(34,719)	(83)%
Grants and collaborations revenue	11,550	6,845	4,705	69%
Total revenues	$18,718	$48,732	$(30,014)	(62)%

Our total revenues decreased by $30.0 million to $18.7 million for the six months ended June 30, 2013 as compared to the same period in the prior year, as did revenue from product sales by $34.7 million to $7.2 million with such reductions resulting primarily from the transitioning out of the ethanol and ethanol-blended gasoline business during the third quarter of 2012. We do not expect to be able to replace prior year revenue levels in the near term as a result of this transition, particularly in 2013 while we focus our efforts to establish our renewable products business.

Product sales of our renewable products increased by $2.5 million to $7.2 million for the six months ended June 30, 2013 compared to the same period in the prior year as a result of sales to new distributors and diesel sales. Additionally, grants and collaboration revenue increased in the six months ended June 30, 2013 by $4.7 million to $11.6 million compared to the same period in the prior year primarily due to the revenue recognized from collaboration research services with Firmenich, along with the achievement of program milestones under the DARPA Technology Investment Agreement. The increase in revenue from the DARPA milestone was partially offset by the lower of revenue from the “Integrated Bio-Refinery” grant from the U.S. Department of Energy as the project was completed in the first quarter of 2013.

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Costs and Operating Expenses

	Six Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Cost of products sold	$17,813	$67,447	$(49,634)	(74)%
Loss on purchase commitments and write off of production assets	8,423	36,652	(28,229)	(77)%
Research and development	29,746	39,844	(10,098)	(25)%
Sales, general and administrative	29,545	43,946	(14,401)	(33)%
Total costs and operating expenses	$85,527	$187,889	$(102,362)	(54)%

Cost of Products Sold

Our cost of products sold decreased by $49.6 million to $17.8 million for the six months ended June 30, 2013 compared to the same period in the prior year. Our cost of products sold includes production costs of farnesene-derived products, which includes cost of raw materials, labor and overhead, amounts paid to contract manufacturers and period costs including inventory write-downs resulting from applying lower-of-cost-or-market inventory valuations. Cost of farnesene-derived products sold also includes certain costs related to the scale-up in production of such products. As of December 2012, we began operating our own large-scale Biofene production plant in Brotas, in the state of São Paulo, Brazil.

We transitioned out of our ethanol and ethanol-blended gasoline business in the quarter ended September 30, 2012, which resulted in a reduction of $37.3 million in cost of products sold for the six months ended June 30, 2013 compared to the same period in the prior year. Production costs of farnesene-derived products sold decreased by $12.3 million compared to the prior year as prior year costs included higher write-downs taken from applying lower-of-cost-or-market adjustments against higher production levels as we scaled up of our renewable operations. This decrease was partly offset by current period charges for excess capacity at various manufacturing facilities.

Cost of Products Sold Associated with Loss on Purchase Commitments and Write Off of Production Assets

Beginning in March 2012, we initiated a plan to shift a portion of our production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction. As a result, we evaluated our contract manufacturing agreements and, in the first quarter of 2012, recorded a loss of $31.2 million related to facility modification costs and fixed purchase commitments. We also recorded an impairment charge of $5.5 million in the three months ended March 31, 2012 related to Amyris-owned equipment at contract manufacturing facilities, based on the excess of the carrying value of the assets over their fair value. We computed the loss on facility modification costs and fixed purchase commitments using the same approach that is used to value inventory-the lower of cost or market value. The computation of the loss on firm purchase commitments is subject to several estimates, including the ultimate selling price of any of our products manufactured at the relevant production facilities, and is therefore inherently uncertain.

During the six months ended June 30, 2013, we recorded an additional loss related to a termination and settlement of our existing agreement with Tate & Lyle, one of our contract manufacturers of $8.4 million which consisted of an impairment charge of $6.7 million relating to our equipment at Tate & Lyle, a $2.7 million write-off of an unamortized portion of equipment costs funded by us for Tate & Lyle, offset by a reversal of $1.0 million provision for loss on fixed purchase commitments.

Research and Development Expenses

Our research and development expenses decreased by $10.1 million for the six months ended June 30, 2013 compared to the same period in the prior year, primarily as a result of overall lower spending. The decrease was attributable to a $4.1 million reduction in personnel-related expenses associated with a lower headcount, a $3.6 million reduction in other overhead expenses, $2.1 million reduction in consulting and professional services , and a $0.3 million decrease in travel-related expenses. Research and development expenses included stock-based compensation expense of $2.3 million and $3.1 million during the six months ended June 30, 2013 and 2012, respectively.

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Sales, General and Administrative Expenses

Our sales, general and administrative expenses decreased by $14.4 million for the six months ended June 30, 2013 compared to the same period of the prior year, primarily a result of overall lower spending. The decrease is attributed primarily to a $10.3 million reduction in personnel-related expenses associated with lower stock compensation expenses and a lower headcount, $2.2 million reduction in consulting, and professional service fees, $1.6 million reduction in other overhead expenses, and $0.3 million reduction in travel-related expenses. Sales, general and administrative expenses included stock-based compensation expense of $6.9 million and $12.4 million during the six months ended June 30, 2013 and 2012, respectively.

Other Income (Expense)

	Six Months Ended June 30,		Year-to-Year	Percentage
	2013	2012	Change	Change
	(Dollars in thousands)
Other income (expense):
Interest income	$93	$1,109	$(1,016)	(92)%
Interest expense	(3,120)	(2,314)	(806)	35%
Other expense, net	(911)	(1,176)	265	(23)%
Total other expense	$(3,938)	$(2,381)	$(1,557)	65%

Total other expense increased by $1.6 million to $3.9 million for the six months ended June 30, 2013 compared to the same period of the prior year. During the six months ended June 30, 2013, interest income decreased by $1.0 million due to lower cash balance compared to the same period in the prior year and interest expense increased $0.8 million due to increased borrowings to fund our operations including capital expenditures. These changes were partially offset by a decrease in other expense, net of $0.3 million, of which $2.4 million is due to a change in fair value of the compound embedded derivative liability associated with our senior unsecured convertible promissory notes issued to Total partially offset by a $1.8 million foreign currency fluctuations related to intercompany balances and $0.4 million of loss related to the change in fair value of our interest swap liability.

Liquidity and Capital Resources

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Working capital (deficit)	$(13,860)	$3,668
Cash and cash equivalents and short-term investments	$12,915	$30,689
Debt and capital lease obligations	$108,924	$106,774
Accumulated deficit	$(657,817)	$(586,327)

	Six Months Ended June 30,
	2013	2012
	(Dollars in thousands)
Net cash used in operating activities	$(45,268)	$(91,610)
Net cash used in investing activities	(5,141)	(38,108)
Net cash provided by financing activities	30,023	102,191

Working Capital. Working capital (deficit) was $(13.9) million at June 30, 2013, a decrease of $17.5 million from working capital as of December 31, 2012. This decrease was principally attributable to a reduction in net cash and investment balances of $17.8 million due primarily to fund our operating expenses and service our debt, a $6.3 million increase in short-term deferred revenue, a $2.0 million decrease in inventory, a $1.8 million decrease in prepaid and other currents assets, and an increase of $1.6 million in short term debt balances. This decrease was offset in part by a $3.4 million increase in accounts receivable and a reduction of $8.2 million in accounts payable and accrued and other current liabilities.

To support production of our products in contract manufacturing and dedicated production facilities, we have incurred, and we expect to continue to incur, capital expenditures as we invest in these facilities. We plan to continue to seek external debt financing from U.S. and Brazilian sources to help fund our investments in these contract manufacturing and dedicated production facilities.

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We expect to fund our operations for the foreseeable future with cash and investments currently on hand, with cash inflows from collaboration and grant funding, cash contributions from product sales, and with new debt and equity financing. Some of our existing anticipated financing sources, such as research and development collaborations and a pending convertible debt financing, are subject to risk that we cannot meet milestones or are not yet subject to definitive agreements or mandatory funding commitments and, if needed, we may not be able to secure additional types of financing in a timely manner or on reasonable terms, if at all. Our planned 2013 working capital needs and our planned operating and capital expenditures for 2013 are dependent on significant inflows of cash from existing collaboration partners, as well as additional funding from new collaborations, equity or debt offerings, credit facilities or loans, or combinations of these sources. We will continue to need to fund our research and development and related activities and to provide working capital to fund production, storage, distribution and other aspects of our business. Our operating plan contemplates capital expenditures of approximately $10.0 million in 2013 and we expect to continue to incur costs in connection with our existing contract manufacturing arrangements.

Liquidity. We have incurred significant losses in each year since our inception and believe that we will continue to incur losses and negative cash flow from operations into at least 2014. As of June 30, 2013, we had an accumulated deficit of $657.8 million and had cash, cash equivalents and short term investments of $12.9 million. We have significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of June 30, 2013, our debt totaled $107.2 million, of which $5.0 million matures within the next twelve months. In addition, our debt agreements contain various covenants, including restrictions on business that could cause us to be at risk of defaults. In March 2013, we signed a collaboration agreement with Firmenich that included a collaboration funding component, and obtained a commitment letter from Total with respect to additional convertible note funding (as described above under "Overview-Total Relationship") of which we received $10.0 million in proceeds in June 2013, and we expect to use amounts received under these arrangements to fund our operations. We also received $20.0 million in funding through the sale of a convertible note in private placement under an existing funding agreement with Total in July 2013. This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013. Furthermore, we are expecting additional funding in 2013 from collaborations, a pending convertible debt offering, and potentially, other sources. In August 2013, we entered into an agreement with certain investors to sell up to $73.1 million in convertible promissory notes in private placements over a period of up to 24 months from the date of signing.  This convertible note financing requires us to satisfy various conditions before the funding is available, and the offering is divided into two tranches (one for $42.6 million and one for $30.4 million), each with differing closing conditions. Of the total possible purchase price in the financing, $60.0 million would be paid in the form of cash ($35.0 million in the first tranche and up to $25.0 million in the second tranche) and $13.1 million would be paid by cancellation of outstanding promissory notes by an existing stockholder in connection with its exercise of pro rata rights ($7.6 million in the first tranche and $5.4 million in the second tranche). The financing is subject to timing and completion risks, including a requirement that we meet certain production milestones before the second tranche is available, and a requirement that we obtain stockholder approval prior to completing any closings in the transaction.

Though we expect to close our pending convertible note financing in September 2013, if there is any significant delay in such closing, we would likely need to secure additional short-term funding in September 2013. Such short-term funding may not be available on reasonable terms or at all. For example, in order to raise sufficient additional funds, we could be forced to issue further preferred and discounted equity, agree to onerous covenants, grant security interests in our assets, enter into collaboration and licensing arrangements that require us to relinquish commercial rights or grant licenses on terms that are not favorable to us, or any or all of these. If we are unable to secure sufficient short-term funding to bridge our operations to a delayed closing or fail to complete the pending convertible debt financing within the period covered by any such short-term funding, and fail to secure alternative funding to finance our operations, we would be forced to curtail our operations and cease most of our cash expenditures, which would have a material adverse effect on our ability to continue our business plans and our status as a going concern.

Convertible Note Offering. In February 2012, we sold $25.0 million in principal amount of senior unsecured convertible promissory notes due March 1, 2017. The notes have a 3.0% annual interest rate and are convertible into shares of our common stock at a conversion price of $7.0682 per share, subject to adjustment for proportional adjustments to outstanding common stock and anti-dilution provisions in case of dividends and distributions.  The note holders have a right to require repayment of 101% of the principal amount of the notes in an acquisition of Amyris, and the notes provide for payment of unpaid interest on conversion following such an acquisition if the note holders do not require such repayment.  The securities purchase agreement and notes include covenants regarding payment of interest, maintaining our listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting. Furthermore, the senior unsecured convertible notes include restrictions on the amount of debt we are permitted to incur. Our total outstanding debt at any time cannot exceed the greater of $200.0 million or 50% of our consolidated total assets and our secured debt cannot exceed the greater of $125 million or 30% of our consolidated total assets. As of June 30, 2013 and December 31, 2012, a principal amount of $25.0 million and $25.0 million, respectively, was outstanding under these notes payable.

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In July and September of 2012, we issued a total of $53.3 million of senior unsecured convertible notes to Total for an aggregate of $30.0 million in cash proceeds and our repayment of $23.3 million in previously-provided research and development funds as described in more detail under "Overview - Total Relationship" above. As part of the December 2012 private placement, 1,677,852 shares of the Company's common stock were issued in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note held by Total. On June 6, 2013, we issued an additional $10.0 million of senior unsecured convertible note to Total with a conversion price of $3.08 per share. Subsequently, on July 26, 2013, we issued a $20.0 million senior unsecured convertible note to Total with the same conversion price as the June 2013 sale.This purchase and sale completed Total's commitment to purchase $30.0 million of such notes by July 2013.

Common Stock Offerings. In February 2012, we sold 10,160,325 shares of our common stock in a private placement for aggregate offering proceeds of $58.7 million.

In May 2012, we completed a private placement of 1,736,100 shares of our common stock for aggregate cash proceeds of $4.1 million.

In December 2012, we completed a private placement of 14,177,849 shares common stock for aggregate proceeds of $37.2 million, of which $22.2 million in cash was received in December 2012 and $15.0 million in cash was received in January 2013. As part of this private placement, 1,677,852 of the 14,177,849 shares were issued to Total in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note we previously issued to Total.

In January 2013, we received $15.0 million in proceeds from a private placement offering that closed in December 2012. Consequently, we issued 5,033,557 of the 14,177,849 shares of our common stock.

In March 2013, we completed a private placement of 1,533,742 shares of its common stock at a price of $3.26 per share for aggregate proceeds of $5.0 million. This private placement represented the final tranche of Biolding's preexisting contractual obligation to fund $15.0 million upon satisfaction by us of certain criteria associated with the commissioning of a production plant in Brazil.

Export Financing with ABC Brasil. On March 18, 2013, we entered into an export financing agreement with Banco ABC Brasil S.A. for approximately US$2.5 million (approximately R$5.0 million based on exchange rate as of March 18, 2013) for a 1 year-term to fund exports through March 2014. As of June 30, 2013, the principal amount outstanding was US$2.5 million. This loan is collateralized by future exports from our subsidiary in Brazil.

Banco Pine/Nossa Caixa Financing. In July 2012, we entered into a Note of Bank Credit and a Fiduciary Conveyance of Movable Goods agreement with each of Nossa Caixa and Banco Pine. Under such instruments, we borrowed an aggregate of R$52.0 million (approximately US$23.5 million based on the exchange rate as of June 30, 2013) as financing for capital expenditures relating to our manufacturing facility in Brotas. Under the loan agreements, Banco Pine agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million. The funds for these loans are provided by Banco Nacional de Desenvolvimento Econômico e Social, or BNDES, a government owned bank headquartered in Brazil, but are guaranteed by the lenders. The loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year. The loans are also subject to early maturity and delinquency charges upon occurrence of certain events including interruption of manufacturing activities at Brotas for more than 30 days, except during sugarcane off-season. The loans are secured by certain of our farnesene production assets at the manufacturing facility in Brotas, and we were required to provide parent guarantees to each of the lenders.

BNDES Credit Facility. In December 2011, we entered into a credit facility in the amount of R$22.4 million (approximately US$10.1 million based on the exchange rate as of June 30, 2013) with BNDES. This BNDES facility was extended as project financing for a production site in Brazil. The credit line is divided into an initial tranche for up to approximately R$19.1 million (approximately US$8.6 million based on the exchange rate at June 30, 2013) and an additional tranche of approximately R$3.3 million (approximately US$1.5 million based on the exchange rate at June 30, 2013) that becomes available upon delivery of additional guarantees. The credit line is available for 12 months from the date of the Credit Agreement, subject to extension by the lender.

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The principal of loans under the BNDES credit facility is required to be repaid in 60 monthly installments, with the first installment due in January 2013 and the last due in December 2017. Interest was initially due on a quarterly basis with the first installment due in March 2012. From and after January 2013, interest payments are due on a monthly basis together with principal payments. The loaned amounts carry interest of 7% per year. Additionally, a credit reserve charge of 0.1% on the unused balance from each credit installment from the day immediately after it is made available through its date of use, is due when such credit installment is repaid.

The BNDES Credit Facility is collateralized by a first priority security interest in certain of our equipment and other tangible assets totaling R$24.9 million (approximately US$11.2 million on the exchange rate as of June 30, 2013). We are a parent guarantor for the payment of the outstanding balance under the BNDES Credit Facility. Additionally, we are required to provide a bank guarantee equal to10.0% of the total approved amount (R$22.4 million in total debt) available under the BNDES Credit Facility. For advances in the second tranche (above R$19.1 million), we are required to provide additional bank guarantees equal to 90.0% of each such advance, plus additional Amyris guarantees equal to at least 130.0% of such advance. The BNDES Credit Facility contains customary events of default, including payment failures, failure to satisfy other obligations under the credit facility or related documents, defaults in respect of other indebtedness, bankruptcy, insolvency and inability to pay debts when due, material judgments, and changes in control of Amyris Brasil. If any event of default occurs, BNDES may terminate its commitments and declare immediately due all borrowings under the facility. As of June 30, 2013 and December 31, 2012 the Company had R$17.2 million (approximately US$7.8 million based on the exchange rate as of June 30, 2013 and R$19.1 million (approximately US$9.3 million based on the exchange rate as of December 31, 2012) in outstanding advances under the BNDES Credit Facility.

FINEP Credit Facility. In November 2010, we entered into a credit facility with Financiadora de Estudos e Projetos (“FINEP”), a state-owned company subordinated to the Brazilian Ministry of Science and Technology. This FINEP Credit Facility was extended to partially fund expenses related to our research and development project on sugarcane-based biodiesel (“FINEP Project”) and provides for loans of up to an aggregate principal amount of R$6.4 million (approximately US$2.9 million based on the exchange rate as of June 30, 2013) which is secured by a chattel mortgage on certain equipment of the Company as well as by bank letters of guarantee. As of December 31, 2012, all available credit under this facility was fully drawn.

Interest on loans drawn under this credit facility is fixed at 5.0% per annum. In case of default under, or non-compliance with, the terms of the agreement, the interest on loans will be dependent on the long-term interest rate as published by the Central Bank of Brazil, or TJLP. If the TJLP at the time of default is greater than 6%, then the interest will be 5.0% + a TJLP adjustment factor otherwise the interest will be at 11.0% per annum. In addition, a fine of up to 10.0% will apply to the amount of any obligation in default. Interest on late balances will be 1.0% interest per month, levied on the overdue amount. Payment of the outstanding loan balance will be made in 81 monthly installments, which commenced in July 2012 and extend through March 2019. Interest on loans drawn and other charges are paid on a monthly basis and commenced in March 2011. As of June 30, 2013, total outstanding loan balance under this credit facility was R$5.8 million (approximately US$2.6 million based on the exchange rate as of June 30, 2013).

The FINEP Credit Facility contains the following significant terms and conditions:

•           We are required to share with FINEP the costs associated with the FINEP Project. At a minimum, we are required to contribute approximately R$14.5 million (approximately US$7.1 million based on the exchange rate as of December 31, 2012) of which R$11.1 million was contributed prior to the release of the second disbursement. As of December 31, 2012, we have fulfilled all of our cost sharing obligations;

•           After the release of the first disbursement, prior to any subsequent drawdown from the FINEP Credit Facility, we were required to provide bank letters of guarantee of up to R$3.3 million in aggregate (approximately US$1.5 million based on the exchange rate as of June 30, 2013) before receiving the second installment in December 2012. We obtained the bank letters of guarantee from Banco ABC Brasil, S.A.;

•           Amounts released from the FINEP Credit Facility must be completely used by us towards the FINEP Project within 30 months after the contract execution.

The fair values of the notes payable, loan payable, convertible notes and credit facility are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company that market participants would use in pricing the debt.

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Joint Venture Agreement. In 2010, we established SMA, a joint venture with Usina São Martinho. Under the terms of the agreement, if SMA fails to commence operations by the end of 2013, Usina São Martinho has the right to terminate the joint venture and to require us to buy Usina São Martinho's equity in SMA at its acquisition cost and transfer SMA's assets at the Usina São Martinho site to another location. In that event, we would incur significant costs beginning in mid-2014 and be required to find alternative locations for the facility. In March 2013, we met with Usina São Martinho and the parties agreed in principle to a revised business plan for the joint venture with the plant becoming operational in 2016. While we are in the process of documenting that revised business plan as an amendment to the agreement, we may not be able to reach final agreement on the revised terms.We delayed further construction of and commissioning of the SMA plant and we expect to continue to defer the project in the near term based on economic considerations and to allow us to focus on the successful implementation of our plant in Brotas.

Government Contracts. In 2010, we were awarded a $24.3 million “Integrated Bio-Refinery” grant from the U.S. Department of Energy, or DOE. Under this grant, we are required to fund an additional $10.6 million in cost sharing expenses. According to the terms of the DOE grant, we were required to maintain a cash balance of $8.7 million, calculated as a percentage of the total project costs, to cover potential contingencies and cost overruns. As of June 30, 2013, the cash requirement is zero. These funds are not legally restricted but they must be available and unrestricted during the term of the project. Our obligation for this cost share is contingent on reimbursement for project costs incurred. the “Integrated Bio-Refinery” project from DOE was completed in the first quarter of 2013.

In August 2010, we were appointed as a subcontractor to National Renewable Energy Laboratory, or NREL, under a DOE grant awarded to NREL. We have the right to be reimbursed for up to $3.6 million, and are required to fund an additional $1.4 million, in cost sharing expenses. Through June 30, 2013, we had recognized $3.0 million in revenue under this grant, of which $0.8 million was received in cash during the six months ended June 30, 2013.

In June 2012, we entered into a Technology Investment Agreement with the Defense Advanced Research Projects Agency (DARPA), under which we will perform certain research and development activities funded in part by DARPA. The work is to be performed on a cost-share basis, where DARPA funds 90% of the work and we fund the remaining 10% (primarily by providing specified labor). Under the agreement, we could receive funding of up to approximately $8.0 million over two years based on achievement of program milestones, and, accordingly, would be responsible for contributions equivalent to approximately $900,000. The agreement has an initial term of one year and, at DARPA's option, may be renewed for an additional year. Through June 30, 2013, we had recognized $3.2 million in revenue under this agreement, of which $2.8 million was recognized during the six months ended June 30, 2013. Cash has not yet been received associated to the $2.8 million in revenue as of June 30, 2013.

Cash Flows during the Six Months Ended June 30, 2013 and 2012

Cash Flows from Operating Activities

Our primary uses of cash from operating activities are cost of products sold and personnel-related expenditures offset by cash received from product sales, grants and collaborative research. Cash used in operating activities was $45.3 million and $91.6 million for the six months ended June 30, 2013 and 2012, respectively.

The largest component of the $45.3 million of cash used in our operations during the six months ended June 30, 2013 related to our net loss of $71.2 million, offset by non-cash charges of $9.2 million of stock-based compensation, $8.5 million of depreciation and amortization expenses, an $8.4 million of loss on purchase commitments and write off of production assets related to a termination and settlement of our existing agreement with one of our contract manufacturers, and a $1.1 million amortization of debt discount.

Significant operating cash inflows during the six months ended June 30, 2013 were derived primarily from sales of renewable products and from collaborative research services. Operating cash inflows also included an $8.5 million increase in deferred revenue primarily from the up-front collaboration payment from Firmenich.

Net cash used in operating activities of $91.6 million for the six months ended June 30, 2012 reflected a net loss of $142.0 million and a $11.0 million net change in our operating assets and liabilities partially offset by non-cash charges of $61.4 million. Net change in operating assets and liabilities of $11.0 million primarily consisted of a $9.1 million decrease in accounts payable, a $3.2 million increase in prepaid expenses and other assets, a $1.2 million decrease in accrued and other long term liabilities, partially offset by a $3.2 million decrease in accounts receivable. Non-cash charges of $61.4 million were primarily related to $36.7 million of losses from firm purchase commitments and write off of production assets at contract manufacturers resulting from our plan to shift a portion of our production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction, $15.4 million of stock-based compensation, and $7.5 million of depreciation and amortization expenses.

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Cash Flows from Investing Activities

Our investing activities consist primarily of capital expenditures and investment activities.

For the six months ended June 30, 2013, cash used in investing activities was $5.1 million as a result of $3.7 million in capital expenditures on plant, property and equipment due principally to the construction of our first owned production facility in Brotas and $1.4 million in net purchases of short-term investments.

For the six months ended June 30, 2012, cash used in investing activities was $38.1 million as a result of $45.4 million of capital expenditures and deposits on property and equipment, offset by net sales of short term investments of $8.2 million.

Cash Flows from Financing Activities

For the six months ended June 30, 2013, cash provided by financing activities was $30.0 million, primarily the result of the receipt of $20.0 million in proceeds from sales of common stock in private placements, net of issuance cost, and the net receipt of $12.6 million from debt financing. These cash inflows were offset, in part, by principal payments on debt and capital leases of $2.8 million.

For the six months ended June 30, 2012, cash provided by financing activities was $102.2 million, primarily the result of $50.7 million in debt financing and the receipt of $62.6 million in proceeds from sales of common stock in private placements, net of issuance costs. These cash inflows were offset, in part, by principal payments on debt of $9.5 million and principal payments on capital leases of $2.1 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any material off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our consolidated financial statements.

Contractual Obligations

The following is a summary of our contractual obligations as of June 30, 2013 (in thousands):

	Total	2013 (Six Months)	2014	2015	2016	2017	Thereafter
Principal payments on long-term debt	$119,910	$1,307	$5,962	$5,110	$5,110	$88,410	$14,011
Interest payments on long-term debt, fixed rate(1)	15,101	1,400	2,783	2,283	1,982	4,931	1,722
Operating leases	68,060	3,009	6,108	6,663	6,685	6,586	39,009
Principal payments on capital leases	1,742	499	956	287	—	—	—
Interest payments on capital leases	103	50	51	2	—	—	—
Terminal storage costs	210	100	76	34	—	—	—
Purchase obligations(2)	11,591	2,262	8,020	502	502	261	44
Total	$216,717	$8,627	$23,956	$14,881	$14,279	$100,188	$54,786

(1)        The fixed interest rates are more fully described in Note 6 of our consolidated financial statements.

(2)        Purchase obligations include non-cancelable contractual obligations and construction commitments of $10.9 million, of which $4.0 million have been accrued as loss on purchase commitments.

This table does not reflect non-reimbursable expenses that we expect to incur in 2013 in connection with research activities under the NREL subcontract discussed above under the caption "Liquidity and Capital Resources - Government Contracts." We have the right to be reimbursed for up to $3.6 million of a total of $5.0 million of expenses for research activities that we undertake under the NREL grant.

47

Additionally, this table does not reflect the expenses that we expect to incur in 2013 and 2014 in connection with research activities under DARPA under which we will perform certain research and development activities funded in part by DARPA. The work is to be performed on a cost-share basis, where DARPA funds 90% of the work and we fund the remaining 10% (primarily by providing specified labor). Under the agreement, we could receive funding of up to approximately $8.0 million over two years based on achievement of program milestones, and, accordingly, we would be responsible for contributions equivalent to approximately $900,000.

Critical Accounting Policies

There were no material changes in the Company's critical accounting policies during the six months ended June 30, 2013.

Recent Accounting Pronouncements

The information contained in Note 2 to the Unaudited Condensed Consolidated Financial Statements under the heading recent accounting pronouncements is hereby incorporated by reference into this Part I, Item 2.

48

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Amyris, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Amyris, Inc and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits (which were integrated audits in 2012 and 2011). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

San Jose, California

March 28, 2013

49

Amyris, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$30,592	$95,703
Short-term investments	97	7,889
Accounts receivable, net of allowance of $481 and $245, respectively	3,846	6,936
Inventories, net	6,034	9,070
Prepaid expenses and other current assets	8,925	19,873
Total current assets	49,494	139,471
Property, plant and equipment, net	163,121	128,101
Restricted cash	955	—
Other assets	20,112	43,001
Goodwill and intangible assets	9,152	9,538
Total assets	$242,834	$320,111
Liabilities and Equity
Current liabilities:
Accounts payable	$15,392	$26,379
Deferred revenue	1,333	3,139
Accrued and other current liabilities	24,410	30,982
Capital lease obligation, current portion	1,366	3,717
Debt, current portion	3,325	28,049
Total current liabilities	45,826	92,266
Capital lease obligation, net of current portion	1,244	2,619
Long-term debt, net of current portion	61,806	13,275
Related party debt	39,033	—
Deferred rent, net of current portion	8,508	9,957
Deferred revenue, net of current portion	4,255	4,097
Other liabilities	15,933	37,085
Total liabilities	176,605	159,299
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock - $0.0001 par value, 100,000,000 shares authorized as of December 31, 2012 and 2011; 68,709,660 and 45,933,138 shares issued and outstanding as of December 31, 2012 and 2011, respectively	7	5
Additional paid-in capital	666,233	548,159
Accumulated other comprehensive loss	(12,807)	(5,924)
Accumulated deficit	(586,327)	(381,188)
Total Amyris, Inc. stockholders’ equity	67,106	161,052
Noncontrolling interest	(877)	(240)
Total stockholders' equity	66,229	160,812
Total liabilities and stockholders' equity	$242,834	$320,111

See the accompanying notes to the consolidated financial statements.

50

Amyris, Inc.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues
Product sales	$49,638	$129,837	$68,664
Grants and collaborations revenue	24,056	17,154	11,647
Total revenues	73,694	146,991	80,311
Cost and operating expenses
Cost of products sold	77,314	155,615	70,515
Loss on purchase commitments and write off of production assets	45,854	—	—
Research and development	73,630	87,317	55,249
Sales, general and administrative	78,718	83,231	40,393
Restructuring and asset impairment (income) charges	—	—	(2,061)
Total cost and operating expenses	275,516	326,163	164,096
Loss from operations	(201,822)	(179,172)	(83,785)
Other income (expense):
Interest income	1,472	1,542	1,540
Interest expense	(4,926)	(1,543)	(1,443)
Other income, net	224	214	898
Total other income (expense)	(3,230)	213	995
Loss before income taxes	(205,052)	(178,959)	(82,790)
Provision for income taxes	(981)	(552)	—
Net loss	$(206,033)	$(179,511)	$(82,790)
Net loss attributable to noncontrolling interest	894	641	920
Net loss attributable to Amyris, Inc.	$(205,139)	$(178,870)	$(81,870)
Deemed dividend related to a beneficial conversion feature	—	—	(42,009)
Net loss attributable to Amyris, Inc. common stockholders	$(205,139)	$(178,870)	$(123,879)
Net loss per share attributable to common stockholders, basic and diluted	$(3.62)	$(3.99)	$(8.35)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	56,717,869	44,799,056	14,840,253

See the accompanying notes to the consolidated financial statements.

51

Amyris, Inc.

Consolidated Statements of Comprehensive Loss

(In Thousands)

	Years Ended December 31,
	2012	2011	2010
Comprehensive loss:
Net loss	$(206,033)	$(179,511)	$(82,790)
Change in unrealized loss on investments	—	(5)	2
Foreign currency translation adjustment, net of tax	(6,626)	(8,761)	1,751
Total comprehensive loss	(212,659)	(188,277)	(81,037)
Loss attributable to noncontrolling interest	894	641	920
Foreign currency translation adjustment attributable to noncontrolling interest	(257)	(30)	(217)
Comprehensive loss attributable to Amyris, Inc.	$(212,022)	$(187,666)	$(80,334)

See the accompanying notes to the consolidated financial statements.

52

Amyris, Inc.

Consolidated Statements of Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit)

								Accumulated
(In Thousands, Except Share and Per	Convertible Preferred Stock		Redeemable Noncontrolling	Common Stock		Additional Paid-in	Accumulated	Other Comprehensive	Noncontrolling	Total Equity
Share Amounts)	Shares	Amount	Interest	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	(Deficit)
December 31, 2009	18,365,222	$179,651	$5,506	5,114,205	$1	$5,366	$(120,448)	$1,336	$—	$(113,745)
Issuance of Series C convertible preferred stock at $12.46 per shares for cash, net of issuance costs of $5	295,981	3,683	—	—	—	—	—	—	—	—
Issuance of Series C-1 convertible preferred stock at $17.56 per shares for cash, net of issuance costs of $68	2,724,766	47,779	—	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock at $18.75 per shares for cash and deferred charge asset of $27,909, net of issuance costs of $258	7,101,548	160,805	—	—	—	—	—	—	—	—
Issuance of warrants in connection with issuance of Series C convertible preferred stock	—	(507)	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options, net of restricted stock	—	—	—	60,883	—	277	—	—	—	277
Repurchase of common stock	—	—	—	(10,367)	—	—	—	—	—	—
Shares issued from restricted stock unit settlement	—	—	—	176,272		—	—	—	—	—
Stock-based compensation	—	—	—	—	—	10,432	—	—	—	10,432
Proceeds from noncontrolling interest	—	—	7,041	—	—	—	—	—	28	28
Common stock issuance in public offering, net of issuance costs (Note 11)	—	—	—	6,095,000	—	85,534	—	—	—	85,534
Conversion of convertible preferred stock to common stock	(28,487,517)	(391,411)	—	31,550,277	3	391,408	—	—	—	391,411
Conversion of convertible preferred stock warrants to common stock warrants	—	—	—	—	—	2,318	—	—	—	2,318
Conversion of shares of Amyris Brasil S.A. shares into common stock	—	—	(11,870)	861,155	—	11,653	—	—	—	11,653
Beneficial conversion feature on issuance of Series D convertible preferred stock	—	—	—	—	—	39,292	—	—	—	39,292
Deemed dividend related to the beneficial conversion feature of Series D convertible preferred stock	—	—	—	—	—	(39,292)	—	—	—	(39,292)
Beneficial conversion feature on conversion of Amyris Brasil S.A. shares	—	—	—	—	—	2,717	—	—	—	2,717
Deemed dividend related to the beneficial conversion feature of Amyris Brasil S.A. shares	—	—	—	—	—	(2,717)	—	—	—	(2,717)
Change in unrealized loss on investments	—	—	—	—	—	—	—	2	—	2
Foreign currency translation adjustment, net of tax	—	—	217	—	—	—	—	1,534	—	1,534
Net loss	—	—	(894)	—	—	—	(81,870)	—	(26)	(81,896)
December 31, 2010	—	$—	$—	43,847,425	$4	$506,988	$(202,318)	$2,872	$2	$307,548

53

Amyris, Inc.

Consolidated Statements of Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit)—(Continued)

								Accumulated
	Convertible		Redeemable			Additional		Other
(In Thousands, Except Share and Per	Preferred Stock		Noncontrolling	Common Stock		Paid-in	Accumulated	Comprehensive	Noncontrolling	Total Equity
Share Amounts)	Shares	Amount	Interest	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	(Deficit)
December 31, 2010	—	$—	$—	43,847,425	$4	$506,988	$(202,318)	$2,872	$2	$307,548
Issuance of common stock upon exercise of stock options, net of restricted stock	—	—	—	1,641,439	1	8,491	—	—	—	8,492
Issuance of common stock upon net exercise of warrants	—	—	—	77,087	—	—	—	—	—	—
Issuance of common stock warrants in connection with equipment financing	—	—	—	—	—	193	—	—	—	193
Issuance of common stock in connection with Draths business acquisition	—	—	—	362,319	—	7,000	—	—	—	7,000
Shares issued from restricted stock unit settlement	—	—	—	6,005	—	—	—	—	—	—
Repurchase of common stock	—	—	—	(1,137)	—	(5)	—	—	—	(5)
Stock-based compensation	—	—	—	—	—	25,492	—	—	—	25,492
Fair value of assets and liabilities assigned to noncontrolling interest	—	—	—	—	—	—	—	—	369	369
Change in unrealized loss on investments	—	—	—	—	—	—	—	(5)	—	(5)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(8,791)	30	(8,761)
Net loss	—	—	—	—	—	—	(178,870)	—	(641)	(179,511)
December 31, 2011	—	$—	$—	45,933,138	$5	$548,159	$(381,188)	$(5,924)	$(240)	$160,812

54

Amyris, Inc.

Consolidated Statements of Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit)—(Continued)

								Accumulated
	Convertible		Redeemable			Additional		Other
(In Thousands, Except Share and Per	Preferred Stock		Noncontrolling	Common Stock		Paid-in	Accumulated	Comprehensive	Noncontrolling	Total Equity
Share Amounts)	Shares	Amount	Interest	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	(Deficit)
December 31, 2011	—	—	—	45,933,138	$5	$548,159	$(381,188)	$(5,924)	$(240)	$160,812
Issuance of common stock upon exercise of stock options, net of restricted stock	—	—	—	1,441,676	—	1,509	—	—	—	1,509
Issuance of common stock in a private placement, net of issuance cost of $392				21,040,717	2	89,680				89,682
Recovery of shares from Draths escrow	—	—	—	(5,402)	—	—	—	—	—	—
Shares issued from restricted stock unit settlement	—	—	—	299,584	—	(588)	—	—	—	(588)
Repurchase of common stock	—	—	—	(53)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	27,473	—	—	—	27,473
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(6,883)	257	(6,626)
Net loss	—	—	—	—	—	—	(205,139)	—	(894)	(206,033)
December 31, 2012	—	—	—	68,709,660	$7	$666,233	$(586,327)	$(12,807)	$(877)	$66,229

See the accompanying notes to the consolidated financial statements

55

Amyris, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31,
	2012	2011	2010
Operating activities
Net loss	$(206,033)	$(179,511)	$(82,790)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,570	11,077	7,280
Loss on disposal of property, plant and equipment	370	52	205
Stock-based compensation	27,473	25,492	10,432
Amortization of premium on investments	—	630	1,557
Amortization of debt discount	1,758	—	—
Provision for doubtful accounts	236	245	—
Loss on purchase commitments and write-off of production assets	45,854	—	—
Change in fair value of convertible preferred stock warrant liability	—	—	(929)
Change in fair value of derivative instruments	(1,764)	—	—
Restructuring and asset impairment (income) charges	—	—	(2,061)
Other noncash expenses	159	40	116
Changes in assets and liabilities:
Accounts receivable	2,837	(1,975)	(3,565)
Inventories, net	2,919	(5,327)	(1,708)
Prepaid expenses and other assets	11,239	(17,250)	1,133
Accounts payable	(11,811)	15,648	3,478
Accrued and other long-term liabilities and restructuring	(35,754)	53,894	664
Deferred revenue	(1,648)	5,542	1,316
Deferred rent	(1,277)	(1,053)	295
Net cash used in operating activities	(150,872)	(92,496)	(64,577)
Investing activities
Purchase of short-term investments	(8,334)	(67,556)	(189,486)
Maturities of short-term investments	—	105,000	100,711
Sales of short-term investments	16,503	68,106	28,374
Purchases of long-term investments	—	—	(7,998)
Change in restricted cash	(955)	—	4,506
Payments for business acquisitions	—	(2,934)	—
Acquisition of cash in noncontrolling interest	—	344	—
Investment in unconsolidated joint venture	—	(83)	—
Purchase of property, plant and equipment, net of disposals	(56,832)	(81,917)	(10,906)
Deposits on property, plant and equipment	(26)	(15,107)	(4,606)
Net cash provided by (used in) investing activities	(49,644)	5,853	(79,405)
Financing activities
Proceeds from issuance of convertible preferred stock, net	—	—	184,360
Proceeds from issuance of common stock, net of repurchases	891	8,445	231
Proceeds from issuance of common stock in private placements, net of issuance costs	84,682	—	—
Proceeds from equipment financing	—	3,000	1,445
Principal payments on capital leases	(3,727)	(2,835)	(2,728)
Proceeds from debt issued	78,904	37,957	—
Proceeds from debt issued to related party	30,000	—	—
Principal payments on debt	(52,633)	(5,018)	(9,722)
Proceeds from issuance of common stock in initial public offering, net	—	(497)	86,032
Proceeds from sale of noncontrolling interest	—	—	7,069
Net cash provided by financing activities	138,117	41,052	266,687
Effect of exchange rate changes on cash and cash equivalents	(2,712)	(1,766)	1,167
Net increase (decrease) in cash and cash equivalents	(65,111)	(47,357)	123,872
Cash and cash equivalents at beginning of period	95,703	143,060	19,188
Cash and cash equivalents at end of period	$30,592	$95,703	$143,060

56

Amyris, Inc.

Consolidated Statements of Cash Flows—(Continued)

(In Thousands)

	Years Ended December 31,
	2012	2011	2010
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,399	$1,412	$1,378
Cash paid for income taxes, net of refunds	$—	$—	$—
Supplemental disclosures of noncash investing and financing activities:
Acquisitions of property, plant and equipment under accounts payable, accrued liabilities and notes payable	$2,538	$3,177	$8,278
Financing of equipment	$—	$3,420	$—
Warrants issued in connection with equipment financing	$—	$193	$—
Financing of insurance premium under notes payable	$—	$—	$101
Change in unrealized gain (loss) on investments	$—	$(5)	$3
Change in unrealized gain (loss) on foreign currency	$(6,366)	$(7,905)	$(623)
Asset retirement obligation	$—	$174	$115
Warrants issued in connection with the issuance of convertible preferred stock	$—	$—	$507
Accrued deferred offering costs	$—	$—	$496
Financing of rent payments under notes payable	$—	$—	$239
Deferred charge asset related to the issuance of Series D preferred stock	$—	$—	$27,909
Issuance of common stock upon exercise of warrants	$—	$3,554	$—
Issuance of common stock related to business acquisition	$—	$7,000	$—
Conversion of convertible preferred stock to common stock	$—	$—	$391,411
Conversion of preferred stock warrants to common stock warrants	$—	$—	$2,318
Conversion of shares of Amyris Brasil S.A. held by third parties into Amyris, Inc. common stock	$—	$—	$11,653
Conversion of other liability to related party debt	$(23,300)	$—	$—
Conversion of related party debt to common stock	$5,000	$—	$—
Deemed dividend related to a beneficial conversion feature	$—	$—	$42,009
Transfer of property, plant and equipment to current assets	$—	$886	$—
Transfer of long term deposits to property, plant and equipment	$12,218	$50	$—
Acquisition of net assets in noncontrolling interest	$—	$25	$—
Reclassification of long-term investments to short-term investments	$—	$—	$7,998

See the accompanying notes to the consolidated financial statements.

57

Amyris, Inc.

Notes to Consolidated Financial Statements

1. The Company

Amyris, Inc. (the “Company”) was incorporated in California on July 17, 2003 and reincorporated in Delaware on June 10, 2010 for the purpose of leveraging breakthroughs in synthetic biology to develop and provide renewable compounds for a variety of markets. The Company is currently building and applying its industrial synthetic biology platform to provide alternatives to select petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide. The Company's first commercialization efforts have been focused on a renewable hydrocarbon molecule called farnesene (Biofene®), which forms the basis for a wide range of products varying from specialty chemical applications to transportation fuels, such as diesel. While the Company's platform is able to use a wide variety of feedstocks, the Company is focused initially on Brazilian sugarcane. In addition, the Company has entered into various contract manufacturing agreements to support commercial production. The Company has established two principal operating subsidiaries, Amyris Brasil Ltda. (formerly Amyris Brasil S.A., “Amyris Brasil”) for production in Brazil, and Amyris Fuels, LLC ("Amyris Fuels"). Nearly all of the Company's revenues to date have come from the sale of ethanol and reformulated ethanol-blended gasoline with substantially all of the remaining revenues coming from collaborations, government grants and sales of renewable products. In the third quarter of 2012, the Company transitioned out of the ethanol and reformulated ethanol-blended gasoline business. The Company does not expect to be able to replace much of the revenue lost in the near term as a result of this transition, particularly in 2013 while it continues its efforts to establish a renewable products business.

Beginning in March 2012, the Company initiated a plan to shift a portion of its production capacity from contract manufacturing facilities to a Company-owned plant that was then under construction. As a result, the Company evaluated its contract manufacturing agreements and recorded a loss of $30.4 million related to adverse purchase commitments, $10.0 million related to the write-off of facility modification costs and $5.5 million related to Company-owned equipment at contract manufacturing facilities in the year ended December 31, 2012. The Company regularly monitors its plan related to production capacity, sales requirements and related cost structure. Changes to this plan may result in additional losses and impairment charges.

The Company's renewable products business strategy is to focus on direct commercialization of higher-value, lower-volume markets while moving lower-margin, higher-volume commodity products into joint venture arrangements with established industry partners. To commercialize its products, the Company must be successful in using its technology to manufacture its products at commercial scale and on an economically viable basis (i.e., low per unit production costs). The Company is building its experience producing renewable products at commercial scale. The Company's prospects are subject to risks, expenses and uncertainties frequently encountered by companies in this stage of development.

The Company expects to fund its operations for the foreseeable future with cash and investments currently on hand, with cash inflows from collaboration and grant funding, cash contributions from product sales, and with new debt and equity financing. The Company's planned 2013 working capital needs and its planned operating and capital expenditures for 2013 are dependent on significant inflows of cash from existing collaboration partners, as well as additional funding from new collaborations, equity or debt offerings, credit facilities or loans, or combinations of these sources. The Company will continue to need to fund its research and development and related activities and to provide working capital to fund production, storage, distribution and other aspects of its business. The Company's operating plan contemplates capital expenditures of approximately $10.0 million in 2013 and the Company expects to continue to incur costs in connection with its existing contract manufacturing arrangements. During 2012, the Company completed multiple debt and equity financings, raising aggregate cash proceeds of $193.6 million. (See Note 6 - “Debt” and Note 11 - “Stockholders' Equity”). The Company's most recent financing of R$5.0 million reais (approximately US$2.5 million) was completed in March 2013. (See Note 18 - “Subsequent Events”).

Liquidity

The Company has incurred significant losses in each year since its inception and believes that it will continue to incur losses and negative cash flow from operations into at least 2014. As of December 31, 2012, the Company had an accumulated deficit of $586.3 million and had cash, cash equivalents and short term investments of $30.7 million. The Company has significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of December 31, 2012, the Company's debt totaled $104.2 million, of which $3.3 million matures within the next twelve months. In addition, the Company's debt agreements contain various covenants, including restrictions on business that could cause the Company to be at risk of defaults. Please refer to Note 5 “Commitments and Contingencies” and Note 6 “Debt” for further details regarding the Company's obligations and commitments.

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As of December 31, 2012, the Company had cash, cash equivalents and short-term investments of $30.7 million. In March 2013, the Company signed a collaboration agreement that included a funding component, and obtained a commitment letter from an existing stockholder with respect to additional convertible note funding (see Note 18 - “Subsequent Events”), and the Company expects to use amounts received under these arrangements to fund its operations. Furthermore, the Company is expecting additional funding in 2013 from collaborations, equity or debt offerings, or combinations of these sources. The Company's operating plan contemplates securing a portion of this additional funding in the second quarter of 2013. However, as of the date of this filing, the Company has not yet secured this additional funding. There can be no assurance that financing will be available on commercially acceptable terms or at all.

If the Company is unable to raise additional financing, or if other expected sources of funding are delayed or not received, the Company would take the following actions as early as the second quarter of 2013 to support its liquidity needs through the remainder of 2013 and into 2014:

•              Effect significant headcount reductions in the U.S. and in Brazil, particularly with respect to both general and administrative employees and other employees not connected to critical or contracted activities.

•              Shift its focus to existing products and customers with significantly reduced investment in new product and commercial development efforts.

•              Reduce its expenditures for third party contractors, including consultants, professional advisors and other vendors.

•              Suspend operations at its pilot plants and demonstration facilities.

•              Reduce or delay uncommitted capital expenditures, including non-essential lab equipment and information technology projects.

The contingency cash plan contemplating these actions is designed to save the Company an estimated $35 million to $40 million over the next twelve months. Implementing this plan could have a material negative impact on the Company's ability to continue its business as currently contemplated, including, without limitation, delays or failures in its ability to:

•              Achieve planned production levels;

•              Develop and commercialize products within planned timelines or at planned scales; and

•              Continue other core activities.

Furthermore, any inability to scale-back operations as necessary, and any unexpected liquidity needs, could create pressure to implement more severe measures. Such measures could have a material adverse effect on the Company's ability to meet contractual requirements, including obligations to maintain manufacturing operations, and increase the severity of the consequences described above.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions for Form 10-K and Regulations S-X statements. The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Principles of Consolidations

The Company has interests in joint venture entities that are variable interest entities (“VIEs”). Determining whether to consolidate a variable interest entity requires judgment in assessing (i) whether an entity is a VIE and (ii) if the Company is the entity’s primary beneficiary and thus required to consolidate the entity. To determine if the Company is the primary beneficiary of a VIE, the Company evaluates whether it has (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company’s evaluation includes identification of significant activities and an assessment of its ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding and financing and other applicable agreements and circumstances. The Company’s assessment of whether it is the primary beneficiary of its VIEs requires significant assumptions and judgment.

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The consolidated financial statements of the Company include the accounts of Amyris, Inc., its subsidiaries and two consolidated VIEs with respect to which the Company is considered the primary beneficiary, after elimination of intercompany accounts and transactions. Disclosure regarding the Company’s participation in the VIEs is included in Note 8.

Use of Estimates

In preparing the consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash equivalents and investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

The Company performs ongoing credit evaluation of its customers, does not require collateral, and maintains allowances for potential credit losses on customer accounts when deemed necessary.

Customers representing 10% or greater of accounts receivable were as follows:

	December 31,
Customers	2012	2011
Customer A	*	20%
Customer B	*	10%
Customer C	44%	**
Customer D	22%	**
Customer E	14%	**

 * No outstanding balance

** Less than 10%

Customers representing 10% or greater of revenues were as follows:

	Years Ended December 31,
Customers	2012	2011	2010
Customer A	13%	11%		**
Customer D	**	**	`	12%
Customer F	**	**		10%
Customer G	**	14%		23%
Customer H	13%	*		*
Customer I	**	*		10%

 * Not a customer

** Less than 10%

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Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

The carrying amounts of certain financial instruments, such as cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities, and low market interest rates if applicable. The fair values of the notes payable, loan payable, convertible notes and credit facility are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company.

The Company estimates the fair value of its embedded derivative related to Total senior unsecured convertible notes using a Black-Scholes valuation model that combines expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, probability of a change of control and the trading information of the Company's common stock into which the notes are convertible. The Company will continue to mark the bifurcated compound derivative to market due to the conversion price not being indexed to the Company's own stock because of the feature requiring the Company to redeem foregone interest upon conversion by the holder. The change in the fair value of the bifurcated compound derivative is primarily related to the change in price of the underlying common stock and is reflected in the Company's consolidated statements of operations as “other income (expense)”.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity date of 90 days or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist of money market funds and certificates of deposit.

Accounts Receivable

The Company maintains an allowance for doubtful accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company determines this allowance based on specific doubtful account identification and management judgment on estimated exposure. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable.

Investments

Investments with original maturities greater than 90 days that mature less than one year from the consolidated balance sheet date are classified as short-term investments. The Company classifies investments as short-term or long-term based upon whether such assets are reasonably expected to be realized in cash or sold or consumed during the normal cycle of business. The Company invests its excess cash balances primarily in certificates of deposit. Certificates of deposits that have maturities greater than 90 days that mature less than one year from the consolidated balance sheet date are classified as short term investments. The Company classifies all of its investments as available-for-sale and records such assets at estimated fair value in the consolidated balance sheets, with unrealized gains and losses, if any, reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Debt securities are adjusted for amortization of premiums and accretion of discounts and such amortization and accretion are reported as a component of interest income. Realized gains and losses and declines in value that are considered to be other-than-temporary are recognized in the statements of operations. The cost of securities sold is determined on the specific identification method. There were no significant realized gains or losses from sales of debt securities during the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012 and 2011, the Company did not have any other-than-temporary declines in the fair value of its debt securities.

Restricted Cash

Cash accounts that are restricted to withdrawal or usage are presented as restricted cash. As of December 31, 2012 and 2011, the Company had $955,000 and zero, respectively, of restricted cash held by a bank in a certificate of deposit as collateral under a facility lease.

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Inventories

Inventories, which consist of farnesene-derived products, as well as ethanol and reformulated ethanol-blended gasoline, are stated at the lower of cost or market and categorized as finished goods, work-in-process or raw material inventories. During the quarter ended September 30, 2012, the Company sold its remaining inventory of ethanol and reformulated ethanol-blended gasoline as it transitioned out of this business. The Company evaluates the recoverability of its inventories based on assumptions about expected demand and net realizable value. If the Company determines that the cost of inventories exceeds its estimated net realizable value, the Company records a write-down equal to the difference between the cost of inventories and the estimated net realizable value. If actual net realizable values are less favorable than those projected by management, additional inventory write-downs may be required that could negatively impact the Company's operating results. If actual net realizable values are more favorable, the Company may have favorable operating results when products that have been previously written down are sold in the normal course of business. The Company also evaluates the terms of its agreements with its suppliers and establishes accruals for estimated losses on adverse purchase commitments as necessary, applying the same lower of cost or market approach that is used to value inventory. Cost is computed on a first-in, first-out basis. Inventory costs include transportation costs incurred in bringing the inventory to its existing location.

Derivative Instruments

The Company makes limited use of derivative instruments, which includes currency interest rate swap agreements to manage the Company's exposure to foreign currency exchange rate fluctuations and interest rate fluctuations related to the Company's Banco Pine S.A. loan (discussed below under Note 6). Through the third quarter of 2012, the Company held futures positions on the New York Mercantile Exchange and the CME/Chicago Board of Trade to mitigate the risks related to the price volatility of ethanol and reformulated ethanol-blended gasoline but, as of September 30, 2012, the Company had transitioned out of that business and no longer held such derivative instruments. The Company does not engage in speculative derivative activities, and the purpose of its activity in derivative commodity instruments is to manage the financial risk posed by physical transactions and inventory. Changes in the fair value of the derivative contracts are recognized currently in the consolidated statements of operations.

Asset Retirement Obligations

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. In addition, asset retirement cost is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset. The Company’s asset retirement obligations were associated with its commitment to return property subject to an operating lease in Brazil to its original condition upon lease termination. In October 2012, this operating lease was amended which included an amendment to the terms of restitution of the property under lease. As a result of this amendment, the Company no longer has asset retirement obligations and therefore reversed the previously accrued liabilities.

As of December 31, 2012 and 2011, the Company had asset retirement obligations of zero and $1.1 million, respectively. The related leasehold improvements are being amortized to depreciation expense over the term of the lease or the useful life of the assets, whichever is shorter. Related amortization expense was $188,000, $193,000 and $229,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

The change in the asset retirement obligation is summarized below (in thousands):

Balance at December 31, 2010	$984
Additions	166
Foreign currency impacts and other adjustments	(133)
Accretion expenses recorded during the period	112
Balance at December 31, 2011	$1,129
Additions	—
Foreign currency impacts and other adjustments	(98)
Accretion expenses recorded during the period	91
Reversals	(1,122)
Balance at December 31, 2012	$—

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Property, Plant and Equipment, net

Property, plant and equipment, net are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.

Depreciation and amortization periods for the Company’s property, plant and equipment are as follows:

Machinery and equipment	7-15 years
Buildings	15 years
Computers and software	3-5 years
Furniture and office equipment	5 years
Vehicles	5 years

Buildings and leasehold improvements are amortized on a straight-line basis over the terms of the lease, or the useful life of the assets, whichever is shorter.

Computers and software includes internal-use software that is acquired to meet the Company’s needs. Amortization commences when the software is ready for its intended use and the amortization period is the estimated useful life of the software, generally 3 to 5 years. Capitalized costs primarily include contract labor and payroll costs of the individuals dedicated to the installation of internal-use software. Capitalized software additions totaled approximately $1.4 million, $1.1 million, and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively, related to software costs pertaining to the installation of new financial reporting systems. For the years ended December 31, 2012, 2011 and 2010, $0.7 million, $0.4 million and $0.3 million, respectively, of amortization expense was recorded and as of December 31, 2012 the total unamortized cost of capitalized software was $2.6 million. During the year ended December 31, 2012, the Company wrote-off capitalized software with a net book value of $0.9 million.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or the estimated useful life is no longer appropriate. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the asset down to their estimated fair values. Fair value is estimated based on discounted future cash flows. There were $6.4 million, zero and zero, respectively, of impairment charges recorded during the years ended December 31, 2012, 2011 and 2010, respectively. The impairment charges of $6.4 million in 2012 included the write-off of capitalized software with a net book value of $0.9 million.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of net assets acquired from our business combinations. Intangible assets are comprised primarily of in-process research and development ("IPR&D"). The Company makes significant judgments in relation to the valuation of goodwill and intangible assets resulting from business combinations.

There are several methods that can be used to determine the estimated fair value of the IPR&D acquired in a business combination. We used the "income method," which applies a probability weighting that considers the risk of development and commercialization, to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets will be amortized over the remaining useful life or written off, as appropriate.

Goodwill and intangible assets with indefinite lives are assessed for impairment using fair value measurement techniques on an annual basis or more frequently if facts and circumstance warrant such a review. When required, a comparison of fair value to the carrying amount of assets is performed to determine the amount of any impairment.

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The Company evaluates its intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets consist of purchased licenses and permits and are amortized on a straight-line basis over their estimated useful lives. Amortization of intangible assets was $0.4 million, $0.4 million and zero for the years ended December 31, 2012, 2011 and 2010, respectively. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, we make an assessment of the recoverability of the net carrying value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the technology over the remaining amortization period, we reduce the net carrying value of the related intangible asset to fair value and may adjust the remaining amortization period. Any such impairment charge could be significant and could have a material adverse effect on our reported financial results. The Company has not recognized any impairment charges on our intangible assets through December 31, 2012.

In-Process Research and Development

During 2011, the Company recorded IPR&D of $8.6 million related to the acquisition of Draths. Amounts recorded as IPR&D will begin being amortized upon first sales of the product over the estimated useful life of the technology. In accordance with authoritative guidance, as the technology has not yet been proven, the amortization of the acquired IPR&D has not begun. The Company estimates that it could take up to three years before it will have viable products resulting from the acquired technology.

Noncontrolling Interest and Redeemable Noncontrolling Interest

Changes in noncontrolling interest ownership that do not result in a change of control and where there is a difference between fair value and carrying value are accounted for as equity transactions. On April 14, 2010, the Company entered into a joint venture with Usina São Martinho. The carrying value of the noncontrolling interest from this joint venture is recorded in the equity section of the consolidated balance sheets (see Note 8). On January 3, 2011, the Company entered into a production service agreement with Glycotech, Inc. ("Glycotech"). The Company has determined that the arrangement with Glycotech qualifies as a VIE. The Company determined that it is the primary beneficiary. The carrying value of the noncontrolling interest from this VIE is recorded in the equity section of the consolidated balance sheets (see Note 8).

Revenue Recognition

The Company recognizes revenue from the sale of farnesene-derived products, delivery of research and development services, and from governmental grants. Through the third quarter of 2012, the Company also sold ethanol and reformulated ethanol-blended gasoline under short-term agreements at prevailing market prices. As of September 30, 2012, the Company had transitioned out of that business. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectibility is reasonably assured.

If sales arrangements contain multiple elements, the Company evaluates whether the components of each arrangement represent separate units of accounting.

Product Sales

Beginning in the second quarter of 2011, the Company began to sell farnesene-derived products, which were produced by contracted third parties. Through the third quarter of 2012, the Company also sold ethanol and reformulated ethanol-blended gasoline under short-term agreements at prevailing market prices. As of September 30, 2012, the Company had transitioned out of that business. Ethanol and reformulated ethanol-blended gasoline sales consisted of sales to customers through purchases from third-party suppliers in which the Company took physical control of the ethanol and reformulated ethanol-blended gasoline and accepted risk of loss. The Company's renewable product sales do not include rights of return. Returns are only accepted if the product does not meet product specifications and such nonconformity is communicated to the Company within a set number of days of delivery. Commencing April 1, 2012, the Company began offering a two year standard warranty provision for squalane products sold after March 31, 2012, if the products do not meet Company-established criteria as set forth in the Company's trade terms. The Company bases its return reserve on a combination of historical rate of return for the Company's squalane products and historical returns for companies in the cosmetics industry since the Company did not have a full two years of historical return data. Revenues are recognized, net of discounts and allowances, once passage of title and risk of loss has occurred and contractually specified acceptance criteria have been met, provided all other revenue recognition criteria have also been met.

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Grants and Collaborative Revenue

Revenue from collaborative research services is recognized as the services are performed consistent with the performance requirements of the contract. In cases where the planned levels of research services fluctuate over the research term, the Company recognizes revenue using the proportionate performance method based upon actual efforts to date relative to the amount of expected effort to be incurred by the Company. When up-front payments are received and the planned levels of research services do not fluctuate over the research term, revenue is recorded on a ratable basis over the arrangement term, up to the amount of cash received. When up-front payments are received and the planned levels of research services fluctuate over the research term, revenue is recorded using the proportionate performance method, up to the amount of cash received. Where arrangements include milestones that are determined to be substantive and at risk at the inception of the arrangement, revenue is recognized upon achievement of the milestone and is limited to those amounts whereby collectibility is reasonably assured.

Government grants are agreements that generally provide cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period. Revenues from government grants are recognized in the period during which the related costs are incurred, provided that the conditions under which the government grants were provided have been met and only perfunctory obligations are outstanding. Under the Defense Advanced Research Projects Agency (DARPA) contract signed in June 2012, the Company will receive funding based on achievement of program milestones. Accordingly, the Company will recognize revenue using the proportionate performance method based upon actual efforts to date relative to the amount of expected effort to be incurred, up to the amount of verified payable milestones.

Cost of Products Sold

Starting in the second quarter of 2011, cost of products sold includes production costs of farnesene-derived products, which include cost of raw materials, amounts paid to contract manufacturers and period costs including inventory write-downs resulting from applying lower-of-cost-or-market inventory valuation. Cost of farnesene-derived products sold also includes certain costs related to the scale-up in production of such products. Through the third quarter of 2012, cost of products sold consisted primarily of cost of purchased ethanol and reformulated ethanol-blended gasoline, terminal fees paid for storage and handling, transportation costs between terminals and changes in the fair value of derivative commodity instruments. The Company transitioned out of its ethanol and gasoline business in the quarter ended September 30, 2012.

Shipping and handling costs charged to customers are recorded as revenues. Shipping costs are included in cost of products sold. Such charges were not significant in any of the periods presented.

Costs of Start-Up Activities

Start-up activities are defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, commencing some new operation or activities related to organizing a new entity. All the costs associated with start-up activities related to a potential facility are expensed and recorded within selling, general and administrative expenses until the facility is considered viable by management, at which time costs would be considered for capitalization based on authoritative accounting literature.

Research and Development

Research and development costs are expensed as incurred and include costs associated with research performed pursuant to collaborative agreements and government grants. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to others that conduct certain research activities on the Company’s behalf.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

The Company recognizes and measures uncertain tax positions in accordance with Income Taxes subtopic 05-6 of ASC 740, which prescribes a recognition threshold and measurement process for recording uncertain tax positions taken, or expected to be taken in a tax return, in the consolidated financial statements. Additionally, the guidance also prescribes treatment for the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.

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Currency Translation

The Brazilian real is the functional currency of the Company’s wholly-owned subsidiary in Brazil and of the Company’s joint venture with Usina São Martinho. Accordingly, asset and liability accounts of those operations are translated into United States dollars using the current exchange rate in effect at the balance sheet date and equity accounts are translated into United States dollars using historical rates. The revenues and expenses are translated using the exchange rates in effect when the transactions occur. Gains and losses from foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in the consolidated balance sheets.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted, which is expensed on a straight-line basis over the vesting period. The Company accounts for restricted stock unit awards issued to employees based on the fair market value of the Company’s common stock.

The Company accounts for stock options issued to nonemployees based on the estimated fair value of the awards using the Black-Scholes option pricing model. The Company accounts for restricted stock units issued to nonemployees based on the fair market value of the Company’s common stock. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in the Company’s consolidated statements of operations during the period the related services are rendered.

Comprehensive Income (Loss)

Comprehensive income (loss) represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company’s foreign currency translation adjustments represent the components of comprehensive income (loss) excluded from the Company’s net loss and have been disclosed in the consolidated statements of comprehensive loss for all periods presented.

The components of accumulated other comprehensive loss are as follows (in thousands):

	December 31,
	2012	2011
Foreign currency translation adjustment, net of tax	$(12,807)	$(5,924)
Total accumulated other comprehensive loss	$(12,807)	$(5,924)

Net Loss Attributable to Common Stockholders and Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the Company’s net loss attributable to Amyris, Inc. common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities, including stock options, restricted stock units, common stock warrants, using the treasury stock method or the as converted method, as applicable. For all periods presented, basic net loss per share was the same as diluted net loss per share because the inclusion of all potentially dilutive securities outstanding was anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss are the same for each period presented.

The following table presents the calculation of basic and diluted net loss per share of common stock attributable to Amyris, Inc. common stockholders (in thousands, except share and per share amounts):

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	Years Ended December 31,
	2012	2011	2010
Numerator:
Net loss attributable to Amyris, Inc. common stockholders	$(205,139)	$(178,870)	$(123,879)
Denominator:
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	56,717,869	44,799,056	14,840,253
Net loss per share attributable to common stockholders, basic and diluted	$(3.62)	$(3.99)	$(8.35)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been anti-dilutive:

	Years Ended December 31,
	2012	2011	2010
Period-end stock options to purchase common stock	8,946,592	8,377,016	7,274,637
Convertible promissory notes	10,370,391	—	—
Period-end common stock subject to repurchase	51	7,929	33,396
Period-end common stock warrants*	21,087	26,223	195,604
Period-end restricted stock units	2,550,799	375,189	—
Total	21,888,920	8,786,357	7,503,637

•              The common stock warrants at December 31, 2011 includes 21,087 warrants issued in 2011 and 5,136 common stock warrants converted from preferred stock warrants computed on an as converted basis using the conversion ratios in effect as of September 30, 2010, the date of the IPO Closing. The common stock warrants at December 31, 2010 were converted from preferred stock warrants computed on an as converted basis using the conversion ratios in effect as of September 30, 2010.

Recent Accounting Pronouncements

In December 2011, the International Accounting Standards Board ("IASB") and the FASB issued common disclosure requirements that are intended to enhance comparability between financial statements prepared on the basis of U.S. GAAP and those prepared in accordance with IFRS. In January 2013, the FASB issued an accounting standard update to limit the scope of the new balance sheet offsetting disclosures to derivative instruments, repurchase agreements, and securities lending transactions to the extent that they are offset in the financial statement or subject to an enforceable master netting arrangement or similar arrangement. While this guidance does not change existing offsetting criteria in U.S. GAAP or the permitted balance sheet presentation for items meeting the criteria, it requires an entity to disclose both net and gross information about assets and liabilities that have been offset and the related arrangements. Required disclosures under this new guidance should be provided retrospectively for all comparative periods presented. This new guidance is effective for fiscal years beginning on or after January 1, 2013, and interim periods within those years, which would be the Company's first quarter of fiscal 2013. The adoption of this guidance will require expanded disclosure in the Company's consolidated financial statements but will not impact financial results.

In July 2012, the FASB issued an amended accounting standard update to simplify how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. The amended guidance permits an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, then the amended guidance eliminates the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The amended guidance is effective for fiscal years beginning after September 15, 2012; however, early adoption is permitted. The Company does not expect this amended guidance to have an impact on the Company's financial results.

In February 2013, in connection with the accounting standard related to the presentation of the Statement of Comprehensive Income, the FASB issued an accounting standard update to improve the reporting of reclassifications out of accumulated other comprehensive income of various components. This guidance requires companies to present either parenthetically on the face of the financial statements or in the notes, significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. This standard is effective for interim periods and fiscal years beginning after December 15, 2012, which would be the Company's first quarter of fiscal 2013. The adoption of this guidance will require expanded disclosure in the Company's consolidated financial statements but will not impact financial results.

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3. Fair Value of Financial Instruments

The inputs to the valuation techniques used to measure fair value are classified into the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

As of December 31, 2012, the Company’s financial assets and financial liabilities are presented below at fair value and were classified within the fair value hierarchy as follows (in thousands):

	Level 1	Level 2	Level 3	Balance as of December 31, 2012
Financial Assets
Money market funds	$15,847	$—	$—	$15,847
Certificates of deposit	757	—	—	757
Total financial assets	$16,604	$—	$—	$16,604
Financial Liabilities
Notes payable	$—	$1,676	$—	$1,676
Loans payable	—	20,707	—	20,707
Credit facilities	—	11,503	—	11,503
Convertible notes	—	—	62,522	62,522
Compound embedded derivative liability	—	—	7,894	7,894
Currency interest rate swap derivative liability	—	1,367	—	1,367
Total financial liabilities	$—	$35,253	$70,416	$105,669

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The fair values of money market funds are based on fair values of identical assets. The fair values of the notes payable, loan payable, convertible notes, credit facility and currency interest rate swaps are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company. Market risk associated with our fixed and variable rate long-term debt relates to the potential reduction in fair value and negative impact to future earnings, respectively, from an increase in interest rates.

The following table provides a reconciliation of the beginning and ending balances for the compound embedded derivative liability measured at fair value using significant unobservable inputs (Level 3) (in thousands):

Compound Embedded Derivative Liability
Balance at December 31, 2011	$—
Transfers in to Level 3	11,025
Total (gain) losses included in other income (expense), net	(3,131)
Balance at December 31, 2012	$7,894

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The compound embedded derivative liability, which is included in other liabilities, represents the value of the equity conversion option and a "make-whole" provision of outstanding senior unsecured convertible promissory notes issued to Total Gas & Power USA SAS (see Note 6). There is no current observable market for this type of derivative and, as such, the Company determined the value of the embedded derivative using a Black-Scholes valuation model that combines expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, probability of a change of control and the trading information of the Company's common stock into which the notes are convertible. The Company marks the embedded derivative to market due to the conversion price not being indexed to the Company's own stock. Except for the "make-whole interest" provision included in the conversion option, which is only required to be settled in cash upon a change of control at the noteholder's option, the embedded derivative will be settled in either cash or shares. As of December 31, 2012, the Company had enough common shares to settle the conversion option in shares.

The Company’s financial assets and financial liabilities as of December 31, 2011 are presented below at fair value and were classified within the fair value hierarchy as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Financial Assets
Money market funds	$57,127	$—	$—	$57,127
Certificates of Deposit	27,384	—	—	27,384
Total financial assets	$84,511	$—	$—	$84,511
Financial Liabilities
Derivative liabilities	$18	$—	$—	$18
Total financial liabilities	$18	$—	$—	$18

Derivative Instruments

The Company’s derivative instruments included Chicago Board of Trade (CBOT) ethanol futures and Reformulated Blendstock for Oxygenate Blending (RBOB) gasoline futures. All derivative commodity instruments were recorded at fair value on the consolidated balance sheets. None of the Company’s derivative instruments were designated as a hedging instrument. Changes in the fair value of these non-designated hedging instruments were recognized in cost of products sold in the consolidated statements of operations. As of December 31, 2012, the Company had no outstanding derivative commodity instruments resulting from the Company's transition out of of its ethanol and gasoline business in the quarter ended September 30, 2012.

In June 2012, the Company entered into a loan agreement with Banco Pine S.A. under which the bank provided the Company with a short term loan of R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012) (the “Bridge Loan”). At the time of the Bridge Loan, the Company also entered into a currency interest rate swap arrangement with Banco Pine with respect to the repayment of R$22.0 million (approximately US$10.8 million based on the exchange rate of as of December 31, 2012). The swap arrangement exchanges the principal and interest payments under the Banco Pine loan of R$22.0 million entered into in July 2012 for alternative principal and interest payments that are subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real. The swap has a fixed interest rate of 3.94%. Changes in the fair value of the swap are recognized in other income (expense), net in the consolidated statements of operations.

As of December 31, 2012, the Company recognized compound embedded derivative liability of $7.9 million which was included in other liabilities and represents the value of the equity conversion option and a "make-whole" provision of outstanding senior unsecured convertible promissory notes issued to Total Gas & Power USA SAS (see Note 6).

Derivative instruments measured at fair value as of December 31, 2012 and 2011, and their classification on the consolidated balance sheets and consolidated statements of operations, are presented in the following tables (in thousands except contract amounts):

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	Asset/Liability as of
	December 31, 2012		December 31, 2011
Type of Derivative Contract	Quantity of Short Contracts	Fair Value	Quantity of Short Contracts	Fair Value
Regulated fixed price futures contracts, included as liability in accounts payable	—	$—	22	$18
Currency interest rate swap, included as net liability in other long term liability	1	$1,367	—	$—

	Income	Years Ended December 31,
Type of Derivative Contract	Statement Classification	2012	2011	2010
		Gain (Loss) Recognized
Regulated fixed price futures contracts	Cost of products sold	$(288)	$(2,365)	$(2,225)
Currency interest rate swap	Other income (expense), net	$(1,367)	$—	$—

4. Balance Sheet Components

Investments

The following table summarizes the Company’s investments as of December 31, 2012 (in thousands):

	December 31, 2012
	Amortized	Unrealized Gain
	Cost	(Loss)	Fair Value
Short-Term Investments
Certificates of Deposit	$97	$—	$97
Total short-term investments	$97	$—	$97

The following table summarizes the Company’s investments as of December 31, 2011 (in thousands):

	December 31, 2011
	Amortized Cost	Unrealized Gain (Loss)	Fair Value
Short-Term Investments
Certificates of Deposit	$7,889	$—	$7,889
Total short-term investments	$7,889	$—	$7,889

Inventories

Inventories, net is comprised of the following (in thousands):

	December 31,
	2012	2011
Raw materials	$1,574	$2,191
Work-in-process	1,771	1,237
Finished goods	2,689	5,642
Inventories, net	$6,034	$9,070
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Prepaid and Other Current Assets

Prepaid and other current assets is comprised of the following (in thousands):

	December 31,
	2012	2011
Advances to contract manufacturers(1)	$784	$10,748
Manufacturing catalysts	1,895	3,929
Recoverable VAT and other taxes	4,167	2,193
Other	2,079	3,003
Prepaid and other current assets	$8,925	$19,873

(1)         At December 31, 2012 and 2011, the amount of $784,000 and $748,000, respectively, relates to the current unamortized portion of equipment costs funded by the Company to a contract manufacturer. The related amortization is being offset against purchases of inventory.

Property, Plant and Equipment, net

Property, plant and equipment, net is comprised of the following (in thousands):

	December 31,
	2012	2011
Leasehold improvements	$39,290	$40,011
Machinery and equipment	105,162	59,657
Computers and software	8,232	6,491
Furniture and office equipment	2,467	2,223
Buildings	5,888	—
Vehicles	575	596
Construction in progress	45,372	45,318
	$206,986	154,296
Less: accumulated depreciation and amortization	(43,865)	(26,195)
Property, plant and equipment, net	$163,121	$128,101

Property, plant and equipment, net includes $9.1 million and $13.7 million of machinery and equipment and furniture and office equipment under capital leases as of December 31, 2012 and 2011, respectively. Accumulated amortization of assets under capital leases totaled $4.1 million and $4.7 million as of December 31, 2012 and 2011, respectively.

Depreciation and amortization expense, including amortization of assets under capital leases, was $14.2 million, $10.7 million and $7.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company capitalizes interest costs incurred to construct plant and equipment. The capitalized interest is recorded as part of the depreciable cost of the asset to which it relates to and is amortized over the asset's estimated useful life. Interest cost capitalized as of December 31, 2012 and 2011was $0.6 million and zero, respectively.

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Other Assets

Other assets are comprised of the following (in thousands):

	December 31,
	2012	2011
Deferred charge asset(1)	$—	$18,792
Deposits on property and equipment, including taxes	2,363	17,455
Advances to contract manufacturers, net of current portion(2)	2,222	2,866
Recoverable taxes on purchased property, plant and equipment(3)	13,597	2,075
Other	1,930	1,813
Total other assets	$20,112	$43,001

(1)         The deferred charge asset relates to the collaboration agreement between the Company and Total (see Note 9).

(2)         At December 31, 2012 and 2011, $2.2 million and $2.9 million, respectively, relates to the non-current unamortized portion of equipment costs funded by the Company to a contract manufacturer. The related amortization is being offset against purchases of inventory.

(3)         At December 31, 2012 and December 31, 2011, $13.6 million and $2.1 million, respectively, are recoverable taxes from the Brazilian government.

Accrued and Other Current Liabilities

Accrued and other current liabilities are comprised of the following (in thousands):

	December 31,
	2012	2011
Professional services	$824	$4,384
Accrued vacation	2,673	2,761
Payroll and related expenses	5,809	6,343
Construction in progress	—	4,992
Tax-related liabilities	851	2,180
Deferred rent, current portion	1,448	1,274
Contractual obligations to contract manufacturers	9,952	—
Customer advances	970	3,667
Other	1,883	5,381
Total accrued and other current liabilities	$24,410	$30,982

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Other Liabilities

Other liabilities are comprised of the following (in thousands):

	December 31,
	2012	2011
Contingently repayable advance from related party collaborator(1)	$—	$31,922
Bonus payable to contract manufacturer, non-current	—	2,500
Contractual obligations to contract manufacturers, non-current	4,000	—
Fair market value of swap obligations	1,367	—
Asset retirement obligations	—	1,129
Fair value of compound embedded derivative liability(2)	7,894	—
Other	2,672	1,534
Total other liabilities	$15,933	$37,085

(1)         The contingently repayable advance from related party collaborator as of December 31, 2011 relates to the collaboration agreement between the Company and Total.

(2)         The compound embedded derivative liability represents the fair value of the equity conversion feature and a "make-whole" feature of the outstanding senior unsecured convertible promissory notes issued to Total.

In November 2011, the Company and Total entered into an amendment of their Technology License, Development, Research and Collaboration Agreement (the "Amendment”). The Amendment provided for an exclusive strategic collaboration for the development of renewable diesel products and contemplated that the parties would establish a joint venture (the “JV”) for the production and commercialization of such renewable diesel products on an exclusive, worldwide basis. In addition, the Amendment contemplated providing the JV with the right to produce and commercialize certain other chemical products on a non-exclusive basis. The amendment further provided that definitive agreements to form the JV had to be in place by March 31, 2012 or such other date as agreed to by the parties or the renewable diesel program, including any further collaboration payments by Total related to the renewable diesel program, would terminate. In the second quarter of 2012, the parties extended the deadline to June 30, 2012, and, through June 30, 2012 the parties were engaged in discussions regarding the structure of future payments related to the program, until the amendment was superseded by a further amendment in July 2012 (as discussed in Note 9).

Pursuant to the Amendment, Total agreed to fund the following amounts: (i) the first $30 million in research and development costs related to the renewable diesel program which have been incurred since August 1, 2011, which amount would be in addition to the $50 million in research and development funding contemplated by the Collaboration Agreement, and (ii) for any research and development costs incurred following the JV formation date that were not covered by the initial $30 million, an additional $10 million in 2012 and up to an additional $10 million in 2013, which amounts would be considered part of the $50 million contemplated by the Collaboration Agreement. In addition to these payments, Total further agreed to fund 50% of all remaining research and development costs for the renewable diesel program under the Amendment.

Under the Amendment,Total had an option for a period of 90 days following the completion of the renewable diesel program on December 31, 2013 (or any other date as determined by the management committee to achieve the end-project milestone), to notify the Company that it did not wish to pursue production or commercialization of renewable diesel under the Amendment. If Total exercised this right, all of Total's intellectual property rights that were developed during the renewable diesel program would terminate and would be assigned to the Company, and the Company would be obligated to pay Total specified royalties based on the Company's net income in consideration of the benefits the Company derived from the technology and intellectual property developed during the renewable diesel development project. Such royalty payments would commence on the royalty notification date and end on the date when the Company had paid Total an aggregate amount equal to $150 million. Such royalty payments would be equal to (20%) of the Company and Company-affiliate (i) net income on a yearly basis derived from licenses or sales of intellectual property developed under the collaboration other than to the extent such licenses or sales relate to the use of such intellectual property for the non-exclusive JV products, and (ii) net income of the Company on a consolidated basis other than that derived from the jet fuel development program with Total or from the non-exclusive JV products.

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In addition, under the Amendment, if the Company sold all or substantially all of its renewable diesel business prior to the time the aggregate royalty amount has been paid, the Company would be required to pay Total fifty percent (50%) of the net proceeds from such sale up to the then-remaining unpaid amount of the aggregate royalty amount. Net income was to be calculated in accordance with generally accepted accounting principles consistently applied by the Company and in the event that the foregoing net income was negative for a given fiscal quarter, the Company would not be required to pay any royalty for such fiscal quarter). Beginning on the sixth year from the royalty notification date, the aforementioned royalty would be additionally derived from the non-exclusive JV products.

The Company concluded that there was a significant amount of risk associated with the development of these products and therefore the arrangement is within the scope of ASC 730-20 Research and Development. The Company also determined that until Total exercised its royalty option under the Amendment, it would be uncertain that financial risk involved with research and development was transferred from the Company to Total. Accordingly, the funds received from Total for the diesel product research and development activities were recorded as a contingently repayable advance from the collaborator as part of other liabilities in the Company's consolidated balance sheets. Depending on the resolution of Total's royalty option contingency, the Company will record this arrangement as a contract to perform research and development services or as an obligation to repay the funds.

In July 2012, the Company entered into a further amendment of the collaboration agreement with Total that expanded Total's investment in the biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total to include a convertible debt mechanism (see Note 9). As a part of the July 2012 amendment agreements, Total's royalty option contingency related to diesel was removed and the jet fuel collaboration was combined with the expanded biofene collaboration. As a result, $46.5 million of payments received from Total that had been recorded as an advance from the collaborator were no longer contingently repayable. Of this amount, $23.3 million was treated as a repayment by the Company and included as part of the senior unsecured convertible promissory note issued to Total in July 2012 and the remaining $23.2 million was recorded as a contract to perform research and development services, which was offset by the reduction of the capitalized deferred charge asset of $14.4 million resulting in the Company recording revenue from a related party of $8.9 million.

5. Commitments and Contingencies

Capital Leases

In March 2008, the Company executed an equipment financing agreement intended to cover certain qualifying research and laboratory hardware and software. In January 2009, the agreement was amended to increase the financing amount. During the years ended December 31, 2012, 2011 and 2010, the Company financed certain purchases of hardware equipment and software of approximately zero, zero and $1.4 million, respectively. Pursuant to the equipment financing agreement, the Company financed the equipment with the transactions representing capital leases. Accordingly, fixed assets and capital lease liabilities were recorded at the present values of the future lease payments of $0.4 million and $3.1 million at December 31, 2012 and 2011. The incremental borrowing rates used to determine the present values of the future lease payments was 9.5%. The capital lease obligations expire at various dates, with the latest maturity in March 2013. In connection with the agreement entered into in 2008, the Company issued a warrant to purchase shares of the Company's convertible preferred stock (see Note 11).

In December 2011, the Company executed an equipment financing agreement for $3.0 million for certain qualifying manufacturing and laboratory equipment. Pursuant to the equipment financing agreement, the Company financed the equipment with transactions representing capital leases. This sales/leaseback transaction resulted in a $1.3 million unrealized loss which is being amortized over the life of the assets under lease. Accordingly, a capital lease liability was recorded at the present value of the future lease payments of $2.2 million and $3.4 million during the years ended December 31, 2012 and 2011, respectively. The incremental borrowing rate used to determine the present values of the future lease payments was 6.5%. The lease obligations expire on January 1, 2015. In connection with the capital lease entered into in 2011, the Company issued a warrant to purchase shares of the Company's common stock (see Note 11). Future minimum payments under this sales/leaseback agreement as of December 31, 2012 are as follows (in thousands):

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Years ending December 31:	Sales/ Leaseback
2013	$1,098
2014	1,007
2015	289
2016	—
2017	—
Thereafter	—
Total future minimum lease payments	2,394
Less: amount representing interest	(168)
Present value of minimum lease payments	2,226
Less: current portion	(982)
Long-term portion	$1,244

The Company recorded interest expense in connection with its capital leases of $382,000, $559,000 and $821,000 for the years ended December 31, 2012, 2011 and 2010, respectively. Future minimum payments under capital leases, including the sales/leaseback, as of December 31, 2012 are as follows (in thousands):

Years ending December 31:	Capital Leases
2013	$1,489
2014	1,007
2015	289
2016	—
2017	—
Thereafter	—
Total future minimum lease payments	2,785
Less: amount representing interest	(175)
Present value of minimum lease payments	2,610
Less: current portion	(1,366)
Long-term portion	$1,244

Operating Leases

The Company has noncancelable operating lease agreements for office, research and development, and manufacturing space in the United States that expire at various dates, with the latest expiration in May 2018 with an estimated annual rent payment of approximately $6.2 million. In addition, the Company leases facilities in Brazil pursuant to noncancelable operating leases that expire at various dates, with the latest expiration in November 2016 and with an estimated annual rent payment of approximately $0.6 million.

In 2007, the Company entered into an operating lease for its headquarters in Emeryville, California, with a term of ten years commencing in May 2008. As part of the operating lease agreement, the Company received a tenant improvements allowance of $11.4 million. The Company recorded the allowance as deferred rent and associated expenditures as leasehold improvements that are being amortized over the shorter of their estimated useful life or the term of the lease. In connection with the operating lease, the Company elected to defer a portion of the monthly base rent due under the lease and entered into notes payable agreements with the lessor for the purchase of certain tenant improvements. In October 2010, the Company amended its lease agreement with the lessor of its headquarters, to lease up to approximately 22,000 square feet of research and development and office space. In return for the removal of the early termination clause in its amended lease agreement, the Company received approximately $1.0 million from the lessor in December 2010.

The Company recognizes rent expense on a straight-line basis over the noncancelable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Where leases contain escalation clauses, rent abatements, and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line rent expense over the lease term. Rent expense was $4.9 million, $4.8 million and $3.3 million, respectively, for the years ended December 31, 2012, 2011 and 2010, respectively.

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In January 2011, the Company entered into a right of first refusal agreement with respect to a facility and site in Leland, North Carolina leased by Glycotech covering a two year period commencing in January 2011. Under the right of first refusal agreement, the lessor agrees not to sell the facility and site leased by Glycotech during the term of the production service agreement. If the lessor is presented with an offer to sell, or decides to sell, an adjacent parcel, the Company has a right of first refusal to acquire the adjacent parcel or leased property.

In February 2011, the Company commenced payment of rent related to an operating lease on real property owned by Usina São Martinho in Brazil. In conjunction with a joint venture agreement (see Note 7) with the same entity, the real property will be used by the joint venture entity, SMA Indústria Química S.A. (“SMA”), for the construction of a production facility. This lease has a term of 20 years commencing in February 2011 with an estimated annual rent payment of approximately $46,000.

In February 2011, the Company entered into an operating lease for certain equipment owned by GEA Engenharia de Processos e Sistemas Industriais Ltda (“GEA”) in Brazil. The equipment under this lease was used by the Company in its production activities in Brazil. This lease had a term of one year commencing in March 2011 and was terminated in June 2012 and the equipment was returned to GEA.

In March 2011, the Company entered into an operating lease on real property owned by Paraíso Bioenergia S.A. (“Paraíso Bioenergia”) in Brazil. In conjunction with a supply agreement (see Note 9) with the same entity, the real property is being used by the Company for its Biofene production plant in Brotas. This lease has a term of 15 years commencing in March 2011 with an estimated annual rent payment of approximately $116,000.

In August 2011, the Company notified the lessor of its leased office facilities in Brazil of the Company's termination of its existing lease effective November 30, 2011. At the same time, the Company entered into an operating lease for new office facilities in Campinas, Brazil. The new lease has a term of 5 years commencing in November 2011 with an estimated annual rent payment of approximately $367,000.

In October 2012, an operating lease associated with the Company's pilot plant in Brazil was amended. As a result of this amendment, the Company's operating lease was extended and the new expiration is October 2015 and included an amendment to the terms of restitution of the property under lease. As a result of this amendment, the Company no longer has asset retirement obligations and therefore reversed the previously accrued liabilities.

Future minimum payments under operating leases as of December 31, 2012, are as follows (in thousands):

Years ending December 31:	Operating Leases - Facilities	Operating Leases - Land	Total Operating Leases
2013	$6,463	$161	$6,624
2014	6,610	162	6,772
2015	6,738	162	6,900
2016	6,729	162	6,891
2017	6,598	162	6,760
Thereafter	2,786	1,556	4,342
Total future minimum lease payments	$35,924	$2,365	$38,289

Guarantor Arrangements

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had no liabilities recorded for these agreements as of December 31, 2012 and 2011.

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The Company has a facility (“FINEP Credit Facility”) with a financial institution to finance a research and development project on sugarcane-based biodiesel (see Note 6). The FINEP Credit Facility provides for loans of up to an aggregate principal amount of R$6.4 million (approximately US$3.1 million based on the exchange rate as of December 31, 2012) which is guaranteed by a chattel mortgage on certain equipment of the Company. The Company's total acquisition cost for the equipment under this guarantee is approximately R$6.0 million (approximately US$2.9 million based on the exchange rate as of December 31, 2012). Through December 31, 2012, the Company received all four disbursements after compliance with certain terms and conditions under the FINEP Credit Facility as described in more detail in Note 6. After the release of the first disbursement and prior to any subsequent drawdown from the FINEP Credit Facility, the Company provided bank letters of guarantee of R$3.3 million (approximately US$1.6 million based on the exchange rate as of December 31, 2012) through Banco ABC Brasil S.A. As of December 31, 2012, all available credit under this facility was fully drawn.

The Company has a credit facility (“BNDES Credit Facility”) with a financial institution to finance a production site in Brazil. This credit facility is collateralized by a first priority security interest in certain of the Company's equipment and other tangible assets totaling R$24.9 million (approximately US$12.2 million based on the exchange rate at December 31, 2012). The Company is a parent guarantor for the payment of the outstanding balance under the BNDES Credit Facility. Additionally, the Company is required to provide a bank guarantee under the BNDES Credit Facility.

The Company has signed loan agreements and a security agreement where the Company pledged certain farnesene production assets as collateral (the fiduciary conveyance of movable goods) with each of Nossa Caixa and Banco Pine. Under the loan agreements, Banco Pine, agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million as financing for capital expenditures relating to the Company's production facility in Brotas. The Company's total acquisition cost for the farnesene production assets pledged as collateral under these agreements is approximately R$68.0 million (approximately US$33.3 million based on the exchange rate as of December 31, 2012). The Company is a also a parent guarantor for the payment of the outstanding balance under these loan agreements.

Under an operating lease agreement for its office facilities in Brazil, which commenced on November 15, 2011, the Company is required to maintain restricted cash or letters of credit equal to 3 months of rent of approximately R$0.2 million (approximately US$0.1 million based on the exchange rate as of December 31, 2012) in the aggregate as a guarantee that the Company will meet its performance obligations under such operating lease agreement.

Purchase Obligations

As of December 31, 2012, the Company had $53.1 million in purchase obligations which included $52.7 million in non-cancelable contractual obligations and construction commitments, of which $13.9 million have been accrued as loss on purchase commitments.

Other Matters

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by the Company or unasserted claims that may result in such proceedings, the Company's management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company is subject to disputes and claims that arise or have arisen in the ordinary course of business and that have not resulted in legal proceedings or have not been fully adjudicated. For example, as of December 31, 2012, the Company had accrued approximately R$2.5 million (approximately US$1.2 million based on the exchange rate as of December 31, 2012) for losses it deemed to be probable arising from a potential claim relating to a contract manufacturing arrangement. Such matters that may arise in the ordinary course of business are subject to many uncertainties and outcomes are not predictable with assurance. Therefore, if one or more of these legal disputes or claims resulted in settlements or legal proceedings that were resolved against the Company for amounts in excess of management’s expectations, the Company’s consolidated financial statements for the relevant reporting period could be materially adversely affected.

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6. Debt

Debt is comprised of the following (in thousands):

	December 31,
	2012	2011
Credit facilities	$12,409	$18,852
Notes payable	1,572	3,113
Convertible notes	25,000	—
Related party convertible notes	39,033	—
Loans payable	26,150	19,359
Total debt	104,164	41,324
Less: current portion	(3,325)	(28,049)
Long-term debt	$100,839	$13,275

FINEP Credit Facility

In November 2010, the Company entered into a credit facility with Financiadora de Estudos e Projetos (“FINEP”), a state-owned company subordinated to the Brazilian Ministry of Science and Technology. This FINEP Credit Facility was extended to partially fund expenses related to the Company’s research and development project on sugarcane-based biodiesel (“FINEP Project”) and provides for loans of up to an aggregate principal amount of R$6.4 million (approximately US$3.1 million based on the exchange rate as of December 31, 2012) which is secured by a chattel mortgage on certain equipment of the Company as well as by bank letters of guarantee. Through December 31, 2012, the Company received all four disbursements after compliance with certain terms and conditions under the FINEP Credit Facility. The first disbursement of approximately R$1.8 million (approximately US$0.9 million based on the exchange rate as of December 31, 2012) was received in February 2011. The remaining balance totaling approximately R$4.6 million (approximately US$2.2 million based on exchange rate as December 31, 2012) was received in December 2012 in three equal disbursements of approximately R$1.6 million (approximately US$0.8 million based on exchange rate as of December 31, 2012). As of December 31, 2012, all available credit under this facility was fully drawn.

Interest on loans drawn under this credit facility is fixed at 5% per annum. In case of default under or non-compliance with the terms of the agreement, the interest on loans will be dependent on the long-term interest rate as published by the Central Bank of Brazil (“TJLP”). If the TJLP at the time of default is greater than 6%, then the interest will be 5% plus a TJLP adjustment factor, otherwise the interest will be at 11% per annum. In addition, a fine of up to 10% shall apply to the amount of any obligation in default. Interest on late balances will be 1% interest per month, levied on the overdue amount. Payment of the outstanding loan balance is being made in 81 monthly installments, which commenced in July 2012 and extends through March 2019. Interest on loans drawn and other charges are paid on a monthly basis and commenced in March 2011. As of December 31, 2012, the total outstanding loan balance under this credit facility was R$6.4 million (approximately US$3.1 million based on exchange rate as of December 31, 2012).

The FINEP Credit Facility contains the following significant terms and conditions:

•              The Company would share with FINEP the costs associated with the FINEP Project. At a minimum, the Company would contribute from its own funds approximately R$14.5 million (approximately US$7.1 million based on the exchange rate as of December 31, 2012) of which R$11.1 million was to be contributed prior to the release of the second disbursement. As of December 31, 2012, all four disbursements were completed and for its part, the Company has fulfilled all of its cost sharing obligations;

•              After the release of the first disbursement, prior to any subsequent drawdown from the FINEP Credit Facility, the Company was required to provide bank letters of guarantee of up to R$3.3 million in aggregate (approximately US$1.6 million based on the exchange rate as of December 31, 2012). On December 17, 2012 and prior to release of the second disbursement on December 26, 2012, the Company obtained the required bank letter of guarantees from Banco ABC Brasil, S.A.

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•              Amounts released from the FINEP Credit Facility must be completely used by the Company towards the FINEP Project within 30 months after the contract execution.

Revolving Credit Facility

In December 2010, the Company established a revolving credit facility with a financial institution that provided for loans and standby letters of credit of up to an aggregate principal amount of $10.0 million with a sublimit of $5.0 million on standby letters of credit. Interest on loans drawn under this revolving credit facility was equal to (i) the Eurodollar Rate plus 3.0%; or (ii) the Prime Rate plus 0.5%. In case of default or non-compliance with the terms of the agreement, the interest on loans was Prime Rate plus 2.0%. The credit facility was collateralized by a first priority security interest in certain of the Company's present and future assets. In April 2012, the Company repaid $7.7 million of its outstanding loans under the Credit Facility. In May 2012, the Company entered into a letter agreement with the bank amending the credit facility agreement to reduce the committed amount under the credit facility from $10.0 million to approximately $2.3 million, and the letters of credit sublimit from $5.0 million to approximately $2.3 million. The amendment also modified the current ratio covenant to require a ratio of current assets to current liabilities of at least $1.3:1 (as compared to 2:1 in the Credit Facility), and required the Company to maintain unrestricted cash of at least $15.0 million in its account with the Bank. In June 2012, the credit facility was terminated and, as of December 31, 2012, no loans or letters of credit were outstanding.

BNDES Credit Facility

In December 2011, the Company entered into a credit facility ("BNDES Credit Facility”) in the amount of R$22.4 million (approximately US$11.0 million based on the exchange rate at December 31, 2012) with Banco Nacional de Desenvolvimento Econômico e Social ('BNDES”), a government owned bank headquartered in Brazil. This BNDES facility was extended as project financing for a production site in Brazil. The credit line is divided into an initial tranche for up to approximately R$19.1 million reais and an additional tranche of approximately R$3.3 million that becomes available upon delivery of additional guarantees. The credit line is available for 12 months from the date of the Credit Facility, subject to extension by the lender.

The principal of the loans under the BNDES Credit Facility is required to be repaid in 60 monthly installments, with the first installment due in January 2013 and the last due in December 2017. Interest will be due initially on a quarterly basis with the first installment due in March 2012. From and after January 2013, interest payments will be due on a monthly basis together with principal payments. The loaned amounts carry interest of 7% per annum. Additionally, there is a credit reserve charge of 0.1% on the unused balance from each credit installment from the day immediately after it is made available through its date of use, when it is paid.

The BNDES Credit Facility is denominated in Brazilian reais. The BNDES Credit Facility is collateralized by a first priority security interest in certain of the Company's equipment and other tangible assets totaling R$24.9 million (approximately US$12.2 million based on the exchange rate as of December 31, 2012). The Company is a parent guarantor for the payment of the outstanding balance under the BNDES Credit Facility. Additionally, the Company is required to provide a bank guarantee equal to 10.0% of the total approved amount (R$22.4 million in total debt) available under this Credit Facility. For advances of the second tranche (above R$19.1 million), the Company is required to provide additional bank guarantees equal to 90.0% of each such advance, plus additional Company guarantees equal to at least 130.0% of such advance. The BNDES Credit Facility contains customary events of default, including payment failures, failure to satisfy other obligations under this credit facility or related documents, defaults in respect of other indebtedness, bankruptcy, insolvency and inability to pay debts when due, material judgments, and changes in control of Amyris Brasil. If any event of default occurs, the Lender may terminate its commitments and declare immediately due all borrowings under the facility. As of December 31, 2012 the Company had R$19.1 million (approximately US$9.3 million based on the exchange rate as of December 31, 2012) in outstanding advances under the BNDES Credit Facility.

Notes Payable

During the period between May 2008 and October 2008, the Company entered into notes payable agreements with the lessor of its headquarters under which it borrowed a total of $3.3 million for the purchase of tenant improvements, bearing an interest rate of 9.5% per annum and to be repaid over a period of 55 to 120 months. As of December 31, 2012 and 2011, a principal amount of $1.6 million and $2.0 million, respectively, was outstanding under these notes payable.

In connection with the operating lease for its headquarters (see Note 5) in Emeryville, California, the Company elected to defer a portion of it's monthly base rent due under the lease. In June 2011, a deferred rent obligation of $1.5 million resulting from this election became due and payable in 24 equal monthly installments of approximately $63,000. As such, the Company reclassified this obligation from Other Liabilities to Notes Payable. In June 2012, the Company paid off the outstanding notes payable balance. As of December 31, 2012 and 2011, a principal amount of zero and $1.1 million, respectively, was outstanding under this note payable.

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Convertible Notes

In February 2012, the Company completed the sale of senior unsecured convertible promissory notes in an aggregate principal amount of $25.0 million pursuant to a Securities Purchase Agreement, between the Company and certain investment funds affiliated with Fidelity Investments Institutional Services Company, Inc. The offering consisted of the sale of 3.0% senior unsecured convertible promissory notes with a March 1, 2017 maturity date and an initial conversion price equal to $7.0682 per share of the Company's common stock, subject to adjustment for proportional adjustments to outstanding common stock and anti-dilution provisions in case of dividends and distributions. As of December 31, 2012, the notes were convertible into an aggregate of up to 3,536,968 shares of common stock. The note holders have a right to require repayment of 101% of the principal amount of the notes in an acquisition of the Company, and the notes provide for payment of unpaid interest on conversion following such an acquisition if the note holders do not require such repayment.  The securities purchase agreement and notes include covenants regarding payment of interest, maintaining the Company's listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, material adverse effect clauses and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting. Furthermore, the senior unsecured convertible notes include restrictions on the amount of debt the Company is permitted to incur. The Company's total outstanding debt at any time can not exceed the greater of $200.0 million or 50% of its consolidated total assets and its secured debt cannot exceed the greater of $125 million or 30% of its consolidated total assets.

Related Party Convertible Notes

In July 30, 2012, the Company entered into a further amendment of the collaboration agreement with Total that expanded Total's investment in the biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total to include a convertible debt mechanism (see Note 9).

The purchase agreement for the notes related to the funding from Total provides for the sale of an aggregate of $105.0 million in notes as follows:

•              As part of an initial closing under the purchase agreement (which initial closing was completed in two installments), (i) on July 30, 2012, the Company sold a 1.5% Senior Unsecured Convertible Note Due 2017 to Total in the face amount of $38.3 million, including $15.0 million in new funds and $23.3 million in previously-provided diesel research and development funding by Total, and (ii) on September 14, 2012, the Company sold another note (in the same form) for $15.0 million in new funds from Total.

•              The purchase agreement provides that additional notes may be sold in subsequent closings in July 2013 (for cash proceeds to the Company of $30.0 million) and July 2014 (for cash proceeds to the Company of $21.7 million, which would be settled in an initial installment of $10.85 million payable at such closing and a second installment of $10.85 million payable in January 2015).

The notes each have a March 1, 2017 maturity date and an initial conversion price equal to $7.0682 per share of the Company's common stock. The notes bear interest of 1.5% per annum (with a default rate of 2.5%), accruing from the date of funding and payable at maturity or on conversion or a change of control where Total exercises the right to require the Company to repay the notes. Accrued interest is canceled if the notes are canceled based on a “Go” decision.

The notes become convertible into the Company's common stock (i) within 10 trading days prior to maturity (if they are not canceled as described above prior to their maturity date), (ii) on a change of control of the Company, (iii) if Total is no longer the largest stockholder of the Company following a “No-Go” decision (subject to a six-month lock-up with respect to any shares of common stock issued upon conversion), and (iv) on a default by the Company. If Total makes a final “Go” decision, then the notes will be exchanged by Total for equity interests in the Fuels JV, after which the notes will not be convertible and any obligation to pay principal or interest on the notes will be extinguished. If Total makes a “No-Go” decision, outstanding notes will remain outstanding and become payable at maturity.

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In connection with the Private Placement that occurred on December 24, 2012, Total elected to participate in the Private Placement by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes into 1,677,852 of the Company's common stock at $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible promissory notes was cancelled. The cancellation of the debt was treated as an extinguishment of debt in accordance with the guidance outlined in AS 470-50.

The conversion price of the notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total has a right to require repayment of 101% of the principal amount of the notes in the event of a change of control of the Company and the notes provide for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment. The purchase agreement and notes include covenants regarding payment of interest, maintenance of the Company's listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the purchase agreement and notes, with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting. Furthermore, the senior unsecured convertible notes include restrictions on the amount of debt the Company is permitted to incur. The Company's total outstanding debt at any time can not exceed the greater of $200.0 million or 50% of its consolidated total assets and its secured debt cannot exceed the greater of $125.0 million or 30% of its consolidated total assets.

Loans Payable

In December 2009, the Company entered into a loans payable agreement with the lessor of its Emeryville pilot plant under which it borrowed a total of $250,000, bearing an interest rate of 10.0% per annum and to be repaid over a period of 96 months. As of December 31, 2012 and 2011, a principal amount of $177,000 and $204,000, respectively, was outstanding under the loan.

In December 2011, the Company entered into a loan agreement with Banco Pine under which Banco Pine provided the Company with a short term loan of R$35.0 million (approximately US$17.1 million based on the exchange rate as of December 31, 2012). Such loan was an advance on an anticipated July 2012 financing from Nossa Caixa Desenvolvimento, ("Nossa Caixa"), the Sao Paulo State development bank, and Banco Pine, under which Banco Pine and Nossa Caxia would provide the Company with loans of up to approximately R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012) as financing for capital expenditures relating to the Company's manufacturing facility in Brotas. The interest rate for the loan was 119.2% of the Brazilian interbank lending rate (approximately 12.3% on an annualized basis). The principal and interest due on the principal under the loan agreement, as amended, matured and was repaid on August 15, 2012.

In June 2012, the Company entered into a separate loan agreement with Banco Pine under which Banco Pine provided the Company with a short-term bridge loan of R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012). The bridge loan was an additional advance on the anticipated Banco Pine and Nossa Caixa financing described above. The interest rate for the bridge loan was 0.4472% monthly (approximately 5.5% on an annualized basis). The principal and interest due under the bridge loan matured and were required to be repaid on September 19, 2012, subject to extension by Banco Pine. The bridge loan was in addition to the R$35.0 million short term loan to the Company described above. At the time of this bridge loan, the Company entered into a currency interest rate swap arrangement with the lender for R$22.0 million (approximately US$10.8 million based on the exchange rate as of December 31, 2012). The interest rate swap arrangement exchanged the principal and interest payments under the Banco Pine loan of R$22.0 million entered into in July 2012 for alternative principal and interest payments that were subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real. The swap had a fixed interest rate of 3.94%.

In July 2012, the Company entered into a Note of Bank Credit and a Fiduciary Conveyance of Movable Goods agreements with each of Nossa Caixa and Banco Pine. Under these agreements, the Company's total acquisition cost for the farnesene production assets pledged as collateral is approximately R$68.0 million (approximately US$33.3 million based on the exchange rate as of December 31, 2012). The Company is a also a parent guarantor for the payment of the outstanding balance under these loan agreements.

Under such instruments, the Company could borrow an aggregate of R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012) as financing for capital expenditures relating to the Company's manufacturing facility in Brotas.  Under the loan agreements, Banco Pine, agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million.  The funds for the loans are provided by Banco Nacional de Desenvolvimento Econômico e Social ("BNDES"), but are guaranteed by the lenders. The loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year.  For the first two years that the loans are outstanding, the Company is required to pay interest only on a quarterly basis.  After August 15, 2014, the Company is required to pay equal monthly installments of both principal and interest for the remainder of the term of the loans. In July 2012, the Company repaid the outstanding bridge loans of R$52.0 million and R$35.0 million from Banco Pine.

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In October 2012, the Company entered into a loans payable agreement with a lender under which it borrowed $0.6 million to pay the insurance premiums of certain schedule of policies. The loan is payable in nine monthly installments of principal and interest. Interest accrues at a rate of 3.24% per annum. As of December 31, 2012, the outstanding unpaid loan balance was $0.4 million.

Letters of Credit

In November 2008, the Company entered into the Credit Agreement with a financial institution to finance the purchase and sale of fuel and for working capital requirements, as needed. In October 2009, the agreement was amended to decrease the maximum amount that the Company may borrow under such facility. The Credit Agreement, as amended, provided, as of March 31, 2012, for an aggregate maximum availability up to the lower of $20.0 million and the borrowing base as defined in the agreement, and was subject to a sub-limit of $5.7 million for the issuance of letters of credit and a sub-limit of $20.0 million for short-term cash advances for product purchases. The Credit Agreement was collateralized by a first priority security interest in certain of the Company’s present and future assets. The Company was a parent guarantor for the payment of the outstanding balance under the Credit Agreement. Outstanding advances bore an interest rate at the Company’s option of the bank’s prime rate plus 1.0% or the bank’s cost of funds plus 3.5%. In April 2012, the Company, entered into an Amendment to the credit agreement, effective as of April 14, 2012 to extend the maturity date pending the Company's transition out of its ethanol and reformulated ethanol-blended gasoline business, and its plan to repay all amounts remaining outstanding under the Credit Agreement, and terminate the Credit Agreement as of the new maturity date. As of December 31, 2012, the Credit Agreement was terminated. As of December 31, 2012 and 2011, the Company had no outstanding advances and had zero and $5.0 million, respectively, in outstanding letters of credit under the Credit Agreement.

In June 2012, the Company entered into a letter of credit agreement for $1.0 million under which it provided a letter of credit to the landlord for its headquarters in Emeryville, California in order to cover the security deposit on the lease. The letter of credit is secured by a certificate of deposit. Accordingly, the Company recorded $1.0 million as restricted cash as of December 31, 2012.

Future minimum payments under the debt agreements as of December 31, 2012 are as follows (in thousands):

Years ending December 31:	Related Party Convertible Debt	Convertible Debt	Notes Payable	Loans Payable	Credit Facility
2013	$—	$760	$351	$1,958	$3,175
2014	—	760	379	2,970	2,926
2015	—	765	379	4,456	2,774
2016	—	760	381	4,286	2,623
2017	51,627	25,125	384	4,110	2,393
Thereafter	—	—	154	16,426	612
Total future minimum payments	51,627	28,170	2,028	34,206	14,503
Less: amount representing interest	(12,594)	(3,170)	(456)	(8,056)	(2,094)
Present value of minimum debt payments	39,033	25,000	1,572	26,150	12,409
Less: current portion	—	—	(311)	(556)	(2,458)
Noncurrent portion of debt	$39,033	$25,000	$1,261	$25,594	$9,951

7. Joint Ventures

SMA Indústria Química S.A.

On April 14, 2010, the Company established SMA, a joint venture with Usina São Martinho, to build the first facility in Brazil fully dedicated to the production of Amyris renewable products. The new company is located at the Usina São Martinho mill in Pradópolis, São Paulo state. SMA has a 20 year initial term.

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SMA is managed by a three member executive committee, of which the Company appoints two members, one of whom is the plant manager who is the most senior executive responsible for managing the construction and operation of the facility. SMA is governed by a four member board of directors, of which the Company and Usina São Martinho each appoint two members. The board of directors has certain protective rights which include final approval of the engineering designs and project work plan developed and recommended by the executive committee.

The joint venture agreements require the Company to fund the construction costs of the new facility and Usina São Martinho would reimburse the Company up to RS$61.8 million (approximately US$30.2 million based on the exchange rate as of December 31, 2012) of the construction costs after SMA commences production. Post commercialization, the Company would market and distribute Amyris renewable products and Usina São Martinho would sell feedstock and provide certain other services to SMA. The cost of the feedstock to SMA would be a price that is based on the average return that Usina São Martinho could receive from the production of its current products, sugar and ethanol. The Company would be required to purchase the output of SMA for the first four years at a price that guarantees the return of Usina São Martinho’s investment plus a fixed interest rate. After this four year period, the price would be set to guarantee a break-even price to SMA plus an agreed upon return.

Under the terms of the joint venture agreements, if the Company becomes controlled, directly or indirectly, by a competitor of Usina São Martinho, then Usina São Martinho has the right to acquire the Company’s interest in SMA. If Usina São Martinho becomes controlled, directly or indirectly, by a competitor of the Company, then the Company has the right to sell its interest in SMA to Usina São Martinho. In either case, the purchase price shall be determined in accordance with the joint venture agreements, and the Company would continue to have the obligation to acquire products produced by SMA for the remainder of the term of the supply agreement then in effect even though the Company would no longer be involved in SMA’s management.

Amyris has a 50% ownership interest in SMA. The Company has identified SMA as a VIE. The Company is the primary beneficiary and consequently consolidates SMA’s operations in its financial statements.

Joint Venture with Cosan

In June 2011, the Company entered into joint venture agreements with Cosan Combustíveis e Lubrificantes S.A. and Cosan S.A. Industria e Comércio (such Cosan entities, collectively or individually, “Cosan”), related to the formation of a joint venture (the “Novvi JV”), to focus on the worldwide development, production and commercialization of base oils made from Biofene for the automotive, commercial and industrial lubricants markets (the "Original JV Agreement"). The parties originally envisioned operating their joint venture through Novvi S.A., a Brazilian entity jointly owned by Cosan and Amyris Brasil.

Under the Original JV Agreement and related agreements (including a Shareholders' Agreement and Joint Venture Implementation Agreement), the Company and Cosan each owned 50% of the Novvi JV and each party would share equally in any costs and any profits ultimately realized by the JV. The joint venture agreement had an initial term of 20 years from the date of the Original JV Agreement, subject to earlier termination by mutual written consent or by a non-defaulting party in the event of specified defaults by the other party (including breach by a party of any material obligations under the joint venture agreements). The Shareholders' Agreement had an initial term of 10 years from the date of the agreement, subject to earlier termination if either the Company or Cosan ceases to own at least 10% of the voting stock of the Novvi JV.

The Company identified Novvi S.A. as a VIE. The power to direct activities, which most significantly impact the economic success of the joint venture, is equally shared between the Company and Cosan who are not related parties. Accordingly, the Company is not the primary beneficiary and therefore accounts for its investment in the JV entity using the equity method. The Company periodically reviews its consolidation analysis on an ongoing basis. As of December 31, 2012, the carrying amounts of the unconsolidated JV entity's assets and liabilities were not material to the Company's consolidated financial statements.

In September 2011, a U.S. JV entity, Novvi LLC, was formed. Novvi LLC is jointly owned by the Company and Cosan US, Inc. ("Cosan US"). For the years ended December 31, 2012, 2011 and 2010, the Company recorded $0.9 million, $3.6 million and zero, respectively, of revenue from the research and development activities that it has performed on behalf of the joint venture.

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8. Noncontrolling Interest

Redeemable Noncontrolling Interest

In December 2009, Amyris Brasil sold 1,111,111 of its shares representing a 4.8% interest in Amyris Brasil for R$10.0 million. The redeemable noncontrolling interest was reported in the mezzanine equity section of the consolidated balance sheet because the Company was then subject to a contingent put option under which it could have been required to repurchase an interest in Amyris Brasil from the noncontrolling interest holder.

In March 2010, Amyris Brasil sold an additional 853,333 shares of its stock, an incremental 3.4% interest, for R$3.0 million. In May 2010, Amyris Brasil sold an additional 1,111,111 shares of its stock, an incremental 4.07% interest, for R$10.0 million.

Under the terms of the agreements with these Amyris Brasil investors, the Company had the right to require the investors to convert their shares of Amyris Brasil into shares of the Company's common stock at a 1:0.28 conversion ratio. On September 30, 2010, in connection with the Company’s IPO, shares of Amyris Brasil held by these investors were converted into 861,155 shares of the Company’s common stock. The remaining noncontrolling interest as of September 30, 2010 was converted to common stock and additional paid-in capital.

At the closing of the IPO, the Company recorded a one-time beneficial conversion feature charge of $2.7 million associated with the conversion of the shares of Amyris Brasil held by investors into shares of Amyris, Inc. common stock, which impacted earnings per share for the year ended December 31, 2010.

The following table provides a roll forward of the redeemable noncontrolling interest (in thousands):

Balance as of December 31, 2009	$5,506
Proceeds from redeemable noncontrolling interest	7,041
Conversion of shares of Amyris Brasil S.A. subsidiary held by third parties into common stock	(11,870)
Foreign currency translation adjustment	217
Net loss	(894)
Balance as of December 31, 2010	$—

Noncontrolling Interest

SMA Indústria Química

The joint venture, SMA (see Note 7), is a VIE pursuant to the accounting guidance for consolidating VIEs because the amount of total equity investment at risk is not sufficient to permit SMA to finance its activities without additional subordinated financial support, as well as because the related commercialization agreement provides a substantive minimum price guarantee. Under the terms of the joint venture agreement, Amyris directs the design and construction activities, as well as production and distribution. In addition, Amyris has the obligation to fund the design and construction activities until commercialization is achieved. Subsequent to the construction phase, both parties equally fund SMA for the term of the joint venture. Based on those factors, the Company was determined to have the power to direct the activities that most significantly impact SMA’s economic performance and the obligation to absorb losses and the right to receive benefits. Accordingly, the financial results of SMA are included in the Company’s consolidated financial statements and amounts pertaining to Usina São Martinho’s interest in SMA are reported as noncontrolling interests in subsidiaries.

Glycotech

In January 2011, the Company entered into a production service agreement with Glycotech, whereby Glycotech is to provide process development and production services for the manufacturing of various Company products at its leased facility in Leland, North Carolina. The Company products to be manufactured by Glycotech will be owned and distributed by the Company. Pursuant to the terms of the agreement, the Company is required to pay the manufacturing and operating costs of the Glycotech facility which is dedicated solely to the manufacture of Amyris products. The initial term of the agreement is for a two year period commencing on February 1, 2011 and will renew automatically for successive one-year terms, unless terminated by the Company. On the same date as the production service agreement, the Company also entered into a right of first refusal agreement with the lessor of the facility and site leased by Glycotech covering a two year period commencing in January 2011. Per the terms of the right of first refusal agreement, the lessor agreed not to sell the facility and site leased by Glycotech during the term of the production service agreement. In the event that the lessor is presented with an offer to sell or decides to sell an adjacent parcel, the Company has the right of first refusal to acquire it.

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The Company has determined that the arrangement with Glycotech qualifies as a VIE. The Company determined that it is the primary beneficiary of this arrangement since it has the power through the management committee over which it has majority control to direct the activities that most significantly impact Glycotech's economic performance. In addition, the Company is required to fund 100% of Glycotech's actual operating costs for providing services each month while the facility is in operation under the production service agreement. Accordingly, the Company consolidates the financial results of Glycotech. As of December 31, 2012, the carrying amounts of the consolidated VIE's assets and liabilities were not material to the Company's consolidated financial statements.

The table below reflects the carrying amount of the assets and liabilities of the two consolidated VIEs for which the Company is the primary beneficiary. The assets include $24.7 million in property, plant and equipment and $4.5 million in other assets, and $0.4 million in current assets. The liabilities include $0.3 million in accounts payable and accrued current liabilities and $0.1 million in loan obligations by Glycotech to its shareholders that are non-recourse to the Company. The creditors of each consolidated VIE have recourse only to the assets of that VIE.

	December 31,
(In thousands)	2012	2011
Assets	$29,564	$22,094
Liabilities	$355	$2,873

The change in noncontrolling interest for the years ended December 31, 2012 and 2011 is summarized below (in thousands):

	2012	2011
Balance at January 1	$(240)	$2
Addition to noncontrolling interest	—	369
Foreign currency translation adjustment	257	30
Loss attributable to noncontrolling interest	(894)	(641)
Balance at December 31	$(877)	$(240)

9. Significant Agreements

Research and Development Activities

Total Collaboration Agreement

In June 2010, the Company entered into a technology license, development, research and collaboration agreement (“collaboration agreement”) with Total Gas & Power USA Biotech, Inc., an affiliate of Total S.A. (Total S.A. and its relevant affiliates, collectively, “Total”). The collaboration agreement sets forth the terms for the research, development, production and commercialization of certain to-be-determined chemical and/or fuel products made through the use of the Company’s synthetic biology platform. The collaboration agreement establishes a multiphased process through which projects are identified, screened, studied for feasibility, and ultimately selected as a project for development of an identified lead compound using an identified microbial strain. Under the terms of the collaboration agreement, Total will fund up to the first $50.0 million in research and development costs for the selected projects; thereafter the parties will share such costs equally. Amyris has agreed to dedicate the laboratory resources needed for collaboration projects. Total also plans to second employees at Amyris to work on the projects. Once a development project has commenced, the parties are obligated to work together exclusively to develop the lead compound during the project development phase. After a development project is completed, the Company and Total expect to form one or more joint ventures to commercialize any products that are developed, with costs and profits to be shared on an equal basis, provided that if Total has not achieved profits from sales of a joint venture product equal to the amount of funding it provided for development plus an agreed upon rate of return within three years of commencing sales, then Total will be entitled to receive all profits from sales until this rate of return has been achieved. Each party has certain rights to independently produce commercial quantities of these products under certain circumstances, subject to paying royalties to the other party. Total has the right of first negotiation with respect to exclusive commercialization arrangements that the Company would propose to enter into with certain third parties, as well as the right to purchase any of the Company’s products on terms no less favorable than those offered to or received by the Company from third parties in any market where Total or its affiliates have a significant market position.

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The collaboration agreement has an initial term of twelve years and is renewable by mutual agreement by the parties for additional three year periods. Neither the Company nor Total has the right to terminate the agreement voluntarily. The Company and Total each have the right to terminate the agreement in the event the other party commits a material breach, is the subject of certain bankruptcy proceedings or challenges a patent licensed to it under the collaboration agreement. Total also has the right to terminate the collaboration agreement in the event the Company undergoes a sale or change of control to certain entities. If the Company terminates the collaboration agreement due to a breach, bankruptcy or patent challenge by Total, all licenses the Company has granted to Total terminate except licenses related to products for which Total has made a material investment and licenses related to products with respect to which binding commercialization arrangements have been approved, which will survive subject, in most cases, to the payment of certain royalties by Total to the Company. Similarly, if Total terminates the collaboration agreement due to a breach, bankruptcy or patent challenge by the Company, all licenses Total has granted to the Company terminate except licenses related to products for which the Company has made a material investment, certain grant-back licenses and licenses related to products with respect to which binding commercialization arrangements have been approved, which will survive subject, in most cases, to the payment of certain royalties to Total by the Company. On expiration of the collaboration agreement, or in the event the collaboration agreement is terminated for a reason other than a breach, bankruptcy or patent challenge by one party, licenses applicable to activities outside the collaboration generally continue with respect to intellectual property existing at the time of expiration or termination subject, in most cases, to royalty payments. There are circumstances under which certain of the licenses granted to Total will survive on a perpetual, royalty-free basis after expiration or termination of the collaboration agreement. Generally these involve licenses to use the Company’s synthetic biology technology and core metabolic pathway for purposes of either independently developing further improvements to marketed collaboration technologies or products or the processes for producing them within a specified scope agreed to by the Company and Total prior to the time of expiration or termination, or independently developing early stage commercializing products developed from collaboration compounds that met certain performance criteria prior to the time the agreement expired or was terminated and commercializing products related to such compounds. After the collaboration agreement expires, the Company may be obligated to provide Total with ongoing access to Amyris laboratory facilities to enable Total to complete research and development activities that commenced prior to termination.

In June 2010, concurrent with the collaboration agreement, the Company issued 7,101,548 shares of Series D preferred stock to Total for aggregate proceeds of approximately $133.0 million at a per share price of $18.75, which was lower than the per share fair value of common stock as determined by management and the Board of Directors. Due to the fact the collaboration agreement and the issuance of shares to Total occurred concurrently, the terms of both the collaboration agreement and the issuance of preferred stock were evaluated to determine whether their separately stated pricing was equal to the fair value of services and preferred stock. The Company determined that the fair value of Series D preferred stock was $22.68 at the time of issuance, and therefore, the Company measured the preferred stock initially at its fair value with a corresponding reduction in the consideration for the services under the collaboration agreement. As revenue from the collaboration agreement will be generated over a period of time based on the performance requirements, the Company recorded the difference between the fair value and consideration received for the Series D preferred stock of $27.9 million as a Deferred Charge Asset within Other Assets on the balance sheet at the time of issuance which will be recognized as a reduction to revenue in proportion to the total estimated revenue under the collaboration agreement. As of December 31, 2012 and 2011, the Company has recognized a cumulative reduction of $27.9 million and $9.1 million, respectively, against the deferred charge asset.

As a result of recording the Series D preferred stock at its fair value, the effective conversion price was greater than the fair value of common stock as determined by management and the Board of Directors. Therefore, no beneficial conversion feature was recorded at the time of issuance. The Company further determined that the conversion option with a contingent reduction in the conversion price upon a qualified IPO was a potential contingent beneficial feature and, as a result, the Company calculated the intrinsic value of such conversion option upon occurrence of the qualified IPO. The Company determined that a contingent beneficial conversion feature existed and the Company recorded a charge within the equity section of its balance sheet, which impacted earnings per share for the year ended December 31, 2010, based upon the price at which shares were offered to the public in the IPO in relation to the adjustment provisions provided for the Series D preferred stock. Based on the IPO price of $16.00 per share, the charge to net loss attributable to Amyris’ common stockholders was $39.3 million.

In connection with Total’s equity investment, the Company agreed to appoint a person designated by Total to serve as a member of the Company’s Board of Directors in the class subject to the latest reelection date, and to use reasonable efforts, consistent with the Board of Directors’ fiduciary duties, to cause the director designated by Total to be re-nominated by the Board of Directors in the future. These membership rights terminate upon the earlier of Total holding less than half of the shares of common stock originally issuable upon conversion of the Series D preferred stock or a sale of the Company.

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The Company also agreed with Total that, so long as Total holds at least 10% of the Company’s voting securities, the Company will notify Total if the Company’s Board of Directors seeks to cause the sale of the Company or if the Company receives an offer to be acquired. In the event of such decision or offer, the Company must provide Total with all information given to an offering party and certain other information, and Total will have an exclusive negotiating period of fifteen business days in the event the Board of Directors authorizes the Company to solicit offers to buy the Company, or five business days in the event that the Company receives an unsolicited offer to be acquired. This exclusive negotiation period will be followed by an additional restricted negotiation period of ten business days, during which the Company will be obligated to negotiate with Total and will be prohibited from entering into an agreement with any other potential acquirer. Total has also entered into a standstill agreement pursuant to which it agreed for a period of three years not to acquire in excess of the greater of 20% of the number of shares of Series D preferred stock purchased by Total (during the initial two years) or 30% (during the third year) of the Company’s common stock without the prior consent of our Board of Directors, except that, among other things, if another person acquires more than Total’s then current holdings of the Company’s common stock, then Total may acquire up to that amount plus one share.

In November 2011, the Company and Total entered into an amendment of the collaboration agreement as described above in Note 4 under "Other Liabilities".

In July 2012, the Company entered into an amendment of its collaboration agreement with Total and related agreements. Under such July agreements, the scope of the collaboration initially contemplated by the parties under the November 2011 amendment described in Note 4, was expanded to encompass certain joint venture products for use in diesel and jet fuel on a worldwide basis and to provide a new structure for the research and development program and formation of the joint venture (the “Fuels JV”) to commercialize the products encompassed by the diesel and jet fuel research and development program (the “Program”).

Under the new agreements, the Company controls operations and execution of the Program subject to strategic and ultimate decision-making authority by a management committee composed of Company and Total representatives, and Total participates in the ultimate Fuels JV, or receives rights to recover its investment if, at a series of decision points, it decides not to proceed with the project. The agreements contemplate that the parties would grant exclusive manufacturing and commercial licenses to the Fuels JV for the Fuels JV products when the Fuels JV is formed (subject to requirements for the Company to grant the license to Total in the event the Fuels JV is not formed because of a deadlock, followed by an election by the Company to sell to Total the assets it otherwise would have contributed to the Fuels JV, or earlier under certain circumstances), and that the Company would retain the right to make and sell products other than the Fuels JV products. Under the agreements, the Fuels JV licenses would be consistent with the principle that development, production and commercialization of the Fuels JV products in Brazil will remain with the Company unless Total elects, after formation of the Fuels JV, to have such business contributed to the Fuels JV. The agreements also provide that certain Fuels JV non-exclusive products that were contemplated by the November 2011 amendment to the collaboration agreement are no longer to be included in the Fuels JV, but that the parties will explore potential development and commercialization of such products at a later date.

The agreements contemplate that the research and development efforts under the Program may extend through 2016, with a series of “Go/No Go” decisions by Total through such date tied to funding by Total. Each funding tranche involves the issuance of senior unsecured convertible promissory notes by the Company to Total (see Note 6). The agreements provided for cash funding by Total of $15.0 million in July 2012 and an additional $15.0 million in September 2012. (Such funding occurred in July and September as contemplated by the agreements.) Further, Total will fund $30.0 million by July 2013, and, if it chooses to proceed with the Program, fund an additional $10.85 million in July 2014 and $10.85 million in January 2015. Thirty days following the earlier of the completion of the research and development program or December 31, 2016, Total has a final opportunity to decide whether or not to proceed with the Program.

At either of the decision points tied to the funding described above (in July 2013 or July 2014), if Total decides not to continue to fund the Program (or, at any funding date does not provide funding based on (i) the Company's failure to satisfy a closing condition under the purchase agreement for the notes, or (ii) Total's breach of the purchase agreement), the notes previously issued under the purchase agreement would remain outstanding and become payable by the Company at the maturity date in March 2017, the Program and associated agreements would terminate, all Company rights granted for use in farnesene-based diesel and farnesene-based jet fuel would revert to the Company, and no Fuels JV would be formed to commercialize the Fuels JV products.

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In the final “Go/No Go” decision described above, Total may elect to (i) go forward with the full Program (diesel and jet fuel) (a “Go” decision), (ii) not continue its participation in the full Program, or (iii) go forward only with the jet fuel component of the Program, with the following outcomes:

•              For a “Go” decision by Total with respect to the whole Program, the parties would form the Fuels JV and the notes would be canceled.

•              For a “No-Go” decision by Total with respect to the whole Program, the consequences would be as described in the paragraph above regarding a decision by Total not to continue to fund the Program.

•              For a decision by Total to proceed with the jet fuel component of the Program and not the diesel component of the Program, 70% of the principal amount outstanding under the notes would remain outstanding and become payable by the Company and 30% of the outstanding principal of such notes would be canceled, the diesel product would no longer be included in the collaboration, the Fuels JV would not receive rights to products for use in diesel fuels, and the Fuels JV would be formed by the parties to commercialize products for use in jet fuels.

The agreements contemplate that the parties will finalize the structure for the Fuels JV in the future as set forth in the agreements and that the Fuels JV, if and when it is formed, would, subject to the conditions described below and absent other agreement, be owned equally (50%/50%) by the Company and Total. Under the agreements, the parties will, prior to the projected completion date, enter into a shareholders' agreement governing the Fuels JV, agree on the budget and business plan for the Fuels JV, and form the Fuels JV. In addition, following a final “Go” decision, the parties would enter into the Fuels JV license agreements, contribution agreements and other agreements required to establish the Fuels JV and enable it to operate.

Within thirty days prior to the final “Go” decision, Total may declare a “deadlock” if the parties fail to come to agreement on various matters relating to the formation of the Fuels JV, at which point Total may (i) elect to declare a “No-Go” decision, which has the consequences described above, or (ii) initiate a process whereby the fair value of the proposed Fuels JV would be determined and the Company would then have the option to: (i) elect to sell to Total the assets that the Company would have been required to contribute to the Fuels JV for an amount equal to 50% of such fair value; (ii) proceed with the formation of the Fuels JV (accepting Total's position with respect to the funding requirement of the Fuels JV) and becoming a 50% owner of the Fuels JV; or (iii) proceed with the formation of the Fuels JV (accepting Total's position with respect to the funding requirements of the Fuels JV), and then sell all or a portion of its 50% interest in the Fuels JV to Total for a price equal to the fair value multiplied by the percentage ownership of the Fuels JV sold to Total.

The agreements provide that the Company would initially retain its ability to develop its diesel and jet fuel business in Brazil, and that Total has an option to require the Company to contribute its Brazil diesel and jet fuel business to the Fuels JV at a price determined pursuant to the agreements. Such option terminates if the Fuels JV is not formed or if Total subsequently buys out the Company's Fuels JV contribution. Furthermore, the option is limited to the jet fuel business if Total opts out of the diesel component of the Program as described above.

Under the agreements, Total has a right to participate in future equity or convertible debt financings of the Company through December 31, 2013 to preserve its pro rata ownership of the Company and thereafter in limited circumstances. The purchase price for the first $30 million of purchases under this pro rata right would be paid by cancellation of outstanding notes held by Total.

In connection with the purchase agreement and sale of the Notes, the Company entered into a registration rights agreement. Under such agreement, the Company is obligated to file a registration statement on Form S-3 with the SEC registering the resale of all of the shares of the Company's common stock issuable upon conversion of the notes within twenty days prior to the maturity date of the notes or within 30 days following optional conversion. In addition, the Company is obligated to have the registration statement declared effective within 70-100 days following the filing depending on whether the Company receives comments from the SEC. If the registration statement filing is delayed or the registration statement is not declared effective within the foregoing time frames, the Company is required to make certain monthly payments to the Total.

As a result, $46.5 million of payments received from Total that had been recorded as an advance from the collaborator were no longer contingently repayable. Of this amount, $23.3 million was treated as a repayment by the Company and included as part of the senior unsecured convertible promissory note issued to Total in July 2012 and the remaining $23.2 million was recorded as a contract to perform research and development services, which was offset by the reduction of the capitalized deferred charge asset of $14.4 million resulting in the Company recording revenue from a related party of $8.9 million.

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In December 2012, Total elected to participate in a private placement of the Company's common stock by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes into 1,677,852 shares of the Company's common stock at $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible debt was cancelled.

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M&G Finanziaria Collaboration Agreement

In June 2010, the Company entered into a collaboration agreement with M&G Finanziaria S.R.L. (“M&G”) to incorporate Biofene as an ingredient in M&G's polyethylene terephthalate, or PET, resins to be incorporated into containers for food, beverages and other products. In April 2011, Amyris and M&G entered into an Amended and Restated Collaboration Agreement to amend certain portions of the original agreement entered into in June 2010 and adding Chemtex Italia S.R.L. and Chemtex International Inc. (both wholly owned subsidiaries of M&G) to the collaboration agreement. Under the terms of the amended agreement, the Company and Chemtex International Inc. will share the costs incurred associated with the PET collaboration on a 50/50 basis. In addition, the amended agreement expanded the collaboration arrangement between the Company and M&G to include a Cellulosic feasibility study with each party bearing its own costs associated with such feasibility study. The collaboration agreement also establishes the terms under which M&G may purchase Biofene from the Company upon successful completion of product integration.

Firmenich Collaboration and Joint Development Agreements

In November 2010, the Company entered into collaboration and joint development agreements with Firmenich SA (“Firmenich”), a flavors and fragrances company based in Geneva, Switzerland. Under the agreements, Firmenich will fund technical development at the Company to produce an ingredient for the flavors and fragrances market. The Company will manufacture the ingredient and Firmenich will market it, and the parties will share in any resulting economic value. The agreement also grants exclusive worldwide flavors and fragrances commercialization rights to Firmenich for the ingredient. In addition, Firmenich has an option to collaborate with the Company to develop a second ingredient. In July 2011, the Company and Firmenich expanded their collaboration agreement to include a third ingredient. The collaboration and joint development agreements will continue in effect unit the later of the expiration or termination of the development agreements or the supply agreements. The Company is also eligible to receive potential total payments of $6.0 million upon the achievement of certain performance milestones towards which the Company will be required to make a contributory performance. These milestones are accounted for under the guidance in the FASB accounting standard update related to revenue recognition under the milestone method. The Company concluded that these milestone payments are substantive.

For the years ended December 31, 2012 and 2011, the Company recorded $4.8 million and $5.2 million, respectively, of revenue from the collaboration agreement with Firmenich. Included in these collaboration revenues were the first milestone payment of $2.0 million which was recognized as revenue during the year ended December 31, 2011 and the second milestone payment of $2.0 million which was recognized as revenue during the year ended December 31, 2012.

In March 2013, the Company and Firmenich entered into a collaboration agreement as described in Note 18-"Subsequent Events."

Michelin Collaboration Agreement

In September 2011, the Company entered into a collaboration agreement with Manufacture Francaise des Pneumatiques Michelin (“Michelin”). Under the terms of the collaboration agreement, the Company and Michelin will collaborate on the development, production and worldwide commercialization of isoprene or isoprenol, generally for tire applications, using the Company's technology. Under the agreement, Michelin has agreed to pay an upfront payment to the Company of $5.0 million, subject to a reimbursement provision under which the Company would have to repay $1.0 million if it fails to achieve specified future technical milestones. The agreement provides that, subject to achievement of technical milestones, Michelin can notify the Company of its desired date for initial delivery, and the parties will either collaborate to establish a production facility or use an existing Company facility for production. The agreement also includes a term sheet for a supply agreement that would be negotiated at the time the decision regarding production facilities is made. The agreement has an initial term that will expire upon the earlier of 42 months from the effective date and the completion of a development work plan. As of December 31, 2012, the Company recorded the upfront payment of $5.0 million from Michelin as deferred revenue.

Manufacturing Agreements

In 2010 and 2011, the Company entered into contract manufacturing agreements with various contract manufacturing partners to utilize their manufacturing facilities to produce Amyris products.

Under the terms of these contract manufacturing agreements, the Company provided necessary equipment for the manufacturing of its products, over which the Company retained ownership. The Company also reimbursed the contract manufacturers for an aggregate of $13.8 million in expenditures related to the modification of their facilities. The Company recorded facility modification costs as Other Assets on the balance sheet and amortized them as an offset against purchases of inventory. Certain of these contract manufacturing agreements also impose fixed purchase commitments on the Company, regardless of the production volumes.

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Beginning in March 2012, the Company initiated a plan to shift a portion of its production capacity from contract manufacturing facilities to a Company-owned plant that was then under construction. As a result, the Company evaluated its contract manufacturing agreements and recorded a loss of $31.2 million related to the write-off of $10.0 million in facility modification costs and the recognition of $21.2 million of fixed purchase commitments in the three months ended March 31, 2012. The Company recognized an additional charge of $1.4 million and $7.8 million, respectively, in the third and fourth quarters of 2012 associated with loss on fixed purchase commitments. The Company computed the loss on facility modification costs and fixed purchase commitments using the same lower of cost or market approach that is used to value inventory. The computation of the loss on fixed purchase commitments is subject to several estimates, including cost to complete and the ultimate selling price of any Company products manufactured at the relevant production facilities, and is therefore inherently uncertain. The Company also recorded a loss on write-off of production assets of $5.5 million related to Amyris-owned production equipment at contract manufacturing facilities in the quarter ended March 31, 2012. Total loss on purchase commitments and write-off of production assets for the year ended December 31, 2012 was $45.9 million. The Company will continue to evaluate the potential for losses in future periods based on updated production and sales price assumptions.

Tate & Lyle

In November 2010, the Company entered into a contract manufacturing agreement with Tate & Lyle Ingredients Americas, Inc. (“Tate & Lyle”), an affiliate of Tate & Lyle PLC. Tate & Lyle commenced production operations in the fourth quarter of 2011. At December 31, 2012 and 2011, the Company has recorded $0.8 million and $0.7 million, respectively, in prepaid and other current assets and $2.2 million and $2.9 million, respectively, in other noncurrent assets pertaining to the unamortized portion of equipment costs funded by the Company to Tate & Lyle (see Note 4). The related amortization is being offset against purchases of inventory from this contract manufacturer.

Paraíso Bioenergia

In March 2011, the Company entered into a supply agreement with Paraíso Bioenergia, a renewable energy company producing sugar, ethanol and electricity headquartered in São Paulo State, Brazil. Under the agreement, the Company will construct fermentation and separation capacity to produce its products and Paraíso Bioenergia will supply sugar cane juice and other utilities. The Company will retain the full economic benefits enabled by the sale of Amyris renewable products over the lower of sugar or ethanol alternatives. In conjunction with the supply agreement, the Company also entered into an operating lease on a real property owned by Paraíso Bioenergia. The real property is being used by the Company for its production site in Brotas (see Note 5).

Per the terms of the supply agreement, in the event that Paraíso is presented with an offer to sell or decides to sell the real property, the Company has the right of first refusal to acquire it. If the Company fails to exercise its right of first refusal the purchaser of the real property will need to comply with the specific obligations of Paraíso Bioenergia to the Company under the lease agreement.

Albemarle

In July 2011, the Company entered into a contract manufacturing agreement with Albemarle Corporation ("Albemarle"), which will provide toll manufacturing services at its facility in Orangeburg, South Carolina. Under this agreement, Albemarle will manufacture lubricant base oils from Biofene, which will be owned and distributed by the Company or a Company-designated commercial partner. The initial term of this agreement is from July 31, 2011 through December 31, 2012. Albemarle is required to modify its facility, including installation and qualification of equipment and instruments necessary to perform the toll manufacturing services under the agreement. The Company reimbursed Albemarle $10.0 million for all capital expenditures related to the facility modification, which was accounted for as a prepaid asset. All equipment or facility modifications acquired or made by Albemarle will be owned by Albemarle, subject to Albemarle's obligation to transfer title to, and ownership of, certain assets to the Company within 30 days after termination of the agreement, at the Company's discretion and sole expense. In March 2012, the Company recorded a loss of $10.0 million related to the write-off of the facility modification costs, described above.

In addition, the Company will pay a one-time, non-refundable performance bonus of $5.0 million if Albemarle delivers to the Company certain quantity of the lubricant base stock by December 31, 2011 or $2.0 million if Albemarle delivers the same quantity by January 31, 2012. Based on Albermarle's performance as of December 31, 2011, the Company concluded that Albermarle had earned the bonus which is payable in two payments. The Company paid Albemarle $2.5 million during the year ended December 31, 2012 and recorded a liability of $2.5 million as of December 31, 2012 for the second payment which is payable on March 31, 2013.

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In February 2012, the Company entered into an amended and restated agreement with Albemarle, which superseded the original contract manufacturing agreement with Albemarle.  The term of the new agreement continues through December 31, 2019.  The agreement includes certain obligations for the Company to pay fixed costs totaling $7.5 million, of which $3.5 million and $4.0 million are payable in 2012 and 2014, respectively. In the three months ended March 31, 2012, the Company recorded a corresponding loss related to these fixed purchase commitments, as described above. In addition, fixed costs of $2.0 million per quarter are payable in 2013 if the Company exercises its option to have product manufactured in the facility in 2013.  The agreement also includes variable pricing during the contract term.

Supply Agreements

The Company has also entered into agreements to sell Biofene and its derivatives directly to various potential customers, including M&G for use in plastics, Kuraray Co., Ltd. ("Kuraray") for use in the production of polymers, Firmenich and Givaudan SA. ("Givaudan") for ingredients for the flavors and fragrances market, and Method Products, Inc. ("Method") for use in home and personal care products.

Soliance Agreements

In June 2010, the Company entered into an agreement with Soliance for the development and commercialization of Biofene-based squalane for use as an ingredient in cosmetics products. In December 2011, the Company and Soliance entered into an agreement and release to terminate the collaboration agreement and any other obligations with respect to the proposed joint venture. As part of the termination agreement the parties agreed that for a period commencing October 1, 2011 and ending on December 31, 2013, Soliance will be paid a commission of 10.0% of amounts received by the Company from Nikko Chemicals Co., Ltd. (“Nikko") on quantities of squalane sold by the Company to Nikko with respect to Nikko's committed minimum purchase obligation pursuant to a distribution agreement with Nikko. Concurrently with the execution of such termination agreement, the parties executed a distribution agreement, pursuant to which the Company appointed Soliance as its exclusive distributor to distribute the Company's squalane in the cosmetic market in the approved territory.

Nikko Chemicals

In August 2011, the Company entered into an agreement with Nikko, a private limited company in Japan, for the sales of renewable squalane to Nikko (commencing in September 2011 and continuing for two years through the end of December 2013).

10. Draths Corporation Acquisition

On October 6, 2011 (the Closing Date), the Company completed an acquisition of certain assets from Draths related to production of renewable chemicals. The acquisition was accounted for as a business combination. In connection with the acquisition, the Company issued 362,319 shares of common stock, of which 41,408 shares were held in escrow and paid $2.9 million in cash. In the quarter ended June 30, 2012, the Company recovered 5,402 shares of common stock from the escrow in connection with certain Draths indemnification obligations under the purchase agreement.

The components of the purchase price allocation for Draths are as follows:

Purchase Consideration:
(in thousands)
Fair value of common stock issued to Draths	$7,000
Cash paid to Draths	2,934
Total purchase consideration	$9,934

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Allocation of Purchase Price:
(in thousands)
Property and Equipment	$713
Other	101
In-process research and development	8,560
Goodwill	560
Total purchase consideration	$9,934

The Company has allocated $8.6 million of the purchase price of Draths to acquired IPR&D. This amount represents management's valuation of the fair value of assets acquired at the date of the acquisition. Management used the income approach to determine the estimated fair values of acquired IPR&D, applying a risk adjusted discount rate of 30% to the development project's cash flows. The discounted cash flow model applies probability weighting factors, based on estimates of successful product development and commercialization, to estimated future net cash flows resulting from projected revenues and related costs. These success rates take into account the stages of completion and the risks surrounding successful development and commercialization of the underlying products such as estimates of revenues and operating profits related to the IPR&D considering its stage of development; the time and resources needed to complete the development; the life of the potential commercialized product and associated risks, including the inherent difficulties and uncertainties in developing a product.

Goodwill totaling $0.6 million represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and is due primarily to synergies expected from combining the new genetic pathway with the Company's existing platform to accelerate development to get the technology to market sooner leading to increased market penetration from future products and customers.

The Draths business acquisition is a taxable transaction. For federal and state tax purposes, the above in-process research and development and goodwill is amortized over a 15-year period. The Company has determined that there are no significant differences in the tax basis of assets and the basis for financial reporting purposes. In addition, the business combination did not have any impact on the Company's deferred tax balance, net of the full valuation allowance, or to uncertain tax positions, at the acquisition date.

The Company applies the applicable accounting principles set forth in the U.S. Financial Accounting Standards Board's Accounting Standards Codification to its intangible assets (including goodwill), which prohibits the amortization of intangible assets with indefinite useful lives and requires that these assets be reviewed for impairment at least annually. There are several methods that can be used to determine the estimated fair value of the IPR&D acquired in a business combination. The Company utilized the "income method," which applies a probability weighting that considers the risk of development and commercialization, to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets will be amortized over the remaining useful life or written off, as appropriate. If the carrying amount of the assets is greater than the measures of fair value, impairment is considered to have occurred and a write-down of the asset is recorded. Any finding that the value of its intangible assets has been impaired would require the Company to write-down the impaired portion, which could reduce the value of its assets and reduce its net income for the year in which the related impairment charges occur.

11. Stockholders’ Equity

Private Placement

In February 2012, the Company completed a private placement of its common stock of 10,160,325 shares of it's common stock at a price of $5.78 per share for aggregate proceeds of $58.7 million. In connection with this private placement, the Company entered into an agreement with an investor to purchase additional shares of the Company's Common Stock for an additional $15.0 million by March 2013 upon satisfaction by the Company of criteria associated with the commissioning of the Company's production plant in Brotas. This was partially satisfied by the investor through its $10.0 million investment under the private placement in December 2012. Additionally, such agreement granted certain investors Board designation rights and certain rights of first investment with respect to future issuances of the Company's securities.

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In May 2012, the Company also completed a private placement of its common stock for the issuance of 1,736,100 shares of it's common stock at a price of $2.36 per share for aggregate proceeds of $4.1 million.

In December 2012, the Company completed a private placement of its common stock for the issuance of 14,177,849 shares of its common stock at a price of $2.98 per share for aggregate proceeds of $37.2 million and the cancellation of $5.0 million worth of outstanding senior unsecured convertible promissory notes previously issued by the Company. Shares totaling 1,677,852 were issued to Total in exchange for this cancellation. Net cash received as of December 31, 2012 was $22.2 million and the remaining $15.0 million of proceeds was settled in January 2013. In connection with this private placement, the Company entered into a Letter of Agreement, dated December 24, 2012 with an investor under which the Company acknowledged that the investor's initial investment of $10.0 million in December 2012 represented partial satisfaction of the investor's preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by the Company of criteria associated with the commissioning of the Company's production plant in Brotas.

Initial Public Offering

On September 30, 2010, the Company closed its initial public offering (“IPO”) of 5,300,000 shares of common stock at an offering price of $16.00 per share, resulting in net proceeds to the Company of approximately $73.7 million, after deducting underwriting discounts of $5.9 million and offering costs of $5.2 million. Upon the closing of the IPO, the Company’s outstanding shares of convertible preferred stock were automatically converted into 31,550,277 shares of common stock and the outstanding convertible preferred stock warrants were automatically converted into common stock warrants to purchase a total of 195,604 shares of common stock and shares of Amyris Brasil held by third party investors were automatically converted into 861,155 shares of common stock.

In connection with the IPO, the Company granted the underwriters the right to purchase up to an additional 795,000 shares of common stock to cover over-allotments. In October 2010, the underwriters exercised such right to purchase 795,000 shares and the Company received approximately $11.8 million of proceeds, net of underwriter’s discount.

Common Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 100,000,000 shares of common stock. Holders of the Company’s common stock are entitled to dividends as and when declared by the Board of Directors, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote.

Preferred Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 5,000,000 shares of preferred stock. The Board of Directors has the authority, without action by its stockholders, to designate and issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Prior to the closing of the Company’s IPO, the Company had four series of convertible preferred stock outstanding, including Series D preferred stock issued to Total (see Note 9). As of December 31, 2012 and December 31, 2011, the Company had zero convertible preferred stock outstanding.

Common Stock Warrants

During the period from January 1, 2008 to September 30, 2010, the Company issued 182,405 warrants in connection with placement agent fees associated with its preferred stock issuance, capital and operating lease agreements and consulting services. Upon the closing of the Company’s IPO on September 30, 2010, these outstanding convertible preferred stock warrants were automatically converted into common stock warrants to purchase 195,604 shares of common stock. In addition, the fair value of the convertible preferred stock warrants as of September 30, 2010, estimated to be $2.3 million using the Black-Scholes option pricing model, was reclassified to additional paid in capital.

In December 2011, in connection with a capital lease agreement, the Company issued warrants to purchase 21,087 shares of the Company's common stock at an exercise price of $10.67 per share. The Company estimated the fair value of these warrants as of the issuance date to be $193,000 and recorded these warrants as other assets and were amortized subsequently over the term of the lease. The fair value was based on the contractual term of the warrants of 10 years, risk free interest rate of 2.0%, expected volatility of 86% and zero expected dividend yield. The warrants remain unexercised and outstanding as of December 31, 2012.

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Each of these warrants includes a cashless exercise provision which permits the holder of the warrant to elect to exercise the warrant without paying the cash exercise price, and receive a number of shares determined by multiplying (i) the number of shares for which the warrant is being exercised by (ii) the difference between the fair market value of the stock on the date of exercise and the warrant exercise price, and dividing such by (iii) the fair market value of the stock on the date of exercise. During the years ended December 31, 2012 and 2011, warrants were exercised with respect to zero and 190,468 shares, respectively through the cashless exercise provision and zero and 77,087 shares of common stock were issued after deducting the shares to cover the cashless exercises.

As of December 31, 2012 and 2011, the Company had the following unexercised common stock warrants:

		Exercise	Shares as of
Underlying Stock	Expiration Date	Price per Share	December 31, 2012	December 31, 2011
Common Stock	1/31/2018	$24.88	—	2,884
Common Stock	9/23/2018	$25.26	—	2,252
Common Stock	12/23/2021	$10.67	21,087	21,087
Total			21,087	26,223

12. Stock-Based Compensation Plans

2010 Equity Incentive Plan

The Company's 2010 Equity Incentive Plan (“2010 Equity Plan”) became effective on September 28, 2010 and will terminate in 2020. Pursuant to the 2010 Equity Plan, any shares of the Company’s common stock (i) issued upon exercise of stock options granted under the Company's 2005 Stock Option/Stock Issuance Plan (the "2005 Plan") that cease to be subject to such option and (ii) issued under the 2005 Plan that are forfeited or repurchased by the Company at the original purchase price will become part of the 2010 Equity Plan. Subsequent to the effective date of the 2010 Equity Plan, an additional 803,944 shares that were forfeited under the 2005 Plan were added to the shares reserved for issuance under the 2010 Equity Plan.

The number of shares reserved for issuance under the 2010 Equity Plan increase automatically on January 1st of each year starting with January 1, 2011, by a number of shares equal to 5.0% percent of the Company’s total outstanding shares as of the immediately preceding December 31st. The Company’s Board of Directors or the Leadership Development and Compensation Committee of the Board of Directors is able to reduce the amount of the increase in any particular year. The 2010 Equity Plan provides for the granting of common stock options, restricted stock awards, stock bonuses, stock appreciation rights, restricted stock units and performance awards. It allows for time-based or performance-based vesting for the awards. Options granted under the 2010 Equity Plan may be either incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, non-employee directors and consultants. The Company will be able to issue no more than 30,000,000 shares pursuant to the grant of ISOs under the 2010 Equity Plan. Options under the 2010 Equity Plan may be granted for periods of up to ten years. All options issued to date have had a ten year life. Under the plan, the exercise price of any ISOs and NSOs may not be less than 100% of the fair market value of the shares on the date of grant. The exercise price of any ISOs and NSOs granted to a 10% stockholder may not be less than 110% of the fair value of the underlying stock on the date of grant. The options granted to date generally vest over four to five years.

As of December 31, 2012, options to purchase 5,708,475 shares of the Company's common stock granted from the 2010 Equity Plan were outstanding and 1,059,715 shares of the Company’s common stock remained available for future awards that may be granted from the 2010 Equity Plan. The options outstanding as of December 31, 2012 had a weighted-average exercise price of approximately $9.84 per share.

2005 Stock Option/Stock Issuance Plan

In 2005, the Company established its 2005 Plan which provided for the granting of common stock options, restricted stock units, restricted stock and stock purchase rights awards to employees and consultants of the Company. The 2005 Plan allowed for time-based or performance-based vesting for the awards. Options granted under the 2005 Plan were ISOs or NSOs. ISOs were granted only to Company employees (including officers and directors who are also employees). NSOs were granted to Company employees, non-employee directors, and consultants.

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All options issued under the 2005 Plan have had a ten year life. The exercise prices of ISOs and NSOs granted under the 2005 Plan were not less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an ISO and NSO granted to a 10% stockholder could not be less than 110% of the estimated fair value of the underlying stock on the date of grant as determined by the Board of Directors. The options generally vested over 5 years.

As of December 31, 2012, options to purchase 3,178,117 shares of the Company’s common stock granted from the 2005 Stock Option/Stock Issuance Plan remained outstanding and, as a result of the adoption of the 2010 Equity Incentive Plan discussed above, zero shares of the Company’s common stock remained available for issuance under the 2005 Plan. The options outstanding under the 2005 Plan as of December 31, 2012 had a weighted-average exercise price of approximately $7.79 per share.

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options or release of restricted stock units.

2010 Employee Stock Purchase Plan

The 2010 Employee Stock Purchase Plan (the “2010 ESPP”) became effective on September 28, 2010. The 2010 ESPP is designed to enable eligible employees to purchase shares of the Company’s common stock at a discount. Each offering period is for one year and consists of two six-month purchase periods. Each twelve-month offering period generally commences on May 16th and November 16th, each consisting of two six-month purchase periods. The purchase price for shares of common stock under the 2010 ESPP is the lesser of 85% of the fair market value of the Company’s common stock on the first day of the applicable offering period or the last day of each purchase period. A total of 168,627 shares of common stock were initially reserved for future issuance under the 2010 Employee Stock Purchase Plan. During the first eight years of the life of the 2010 ESPP, the number of shares reserved for issuance increases automatically on January 1st of each year, starting with January 1, 2011, by a number of shares equal to 1% of the Company’s total outstanding shares as of the immediately preceding December 31st. Pursuant to the automatic increase provision, an additional 459,325 shares were reserved for issuance during the year ended December 31, 2012 for a cumulative total of 897,799 additional shares reserved for issuance under the automatic increase provision. The Company’s Board of Directors or the Leadership Development and Compensation Committee of the Board of Directors is able to reduce the amount of the increase in any particular year. No more than 10,000,000 shares of the Company’s common stock may be issued under the 2010 ESPP and no other shares may be added to this plan without the approval of the Company’s stockholders.

During the year ended December 31, 2012, 579,167 shares of the Company's common stock were purchased under the 2010 ESPP. At December 31, 2012, 186,700 shares of the Company’s common stock remained available for issuance under the 2010 ESPP.

Stock Option Activity

The Company’s stock option activity and related information for the year ended December 31, 2012 was as follows:

	Number Outstanding	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding - December 31, 2011	8,377,016	$14.05	7.9	$29,127
Options granted	3,592,593	$3.49
Options exercised	(866,203)	$0.72
Options cancelled	(2,156,814)	$15.78
Outstanding - December 31, 2012	8,946,592	$9.07	7.5	$954
Vested and expected to vest after December 31, 2012	8,281,330	$9.18	7.3	$893
Exercisable at December 31, 2012	4,134,023	$9.94	5.8	$575

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The aggregate intrinsic value of options exercised under all option plans was $2.7 million, $28.7 million and $934,000 for the years ended December 31, 2012, 2011 and 2010, respectively, determined as of the date of option exercise.

The Company’s restricted stock units and restricted stock activity and related information for the year ended December 31, 2012 was as follows:

	RSUs	Weighted Average Grant- Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Outstanding - December 31, 2011	375,189	$29.84	1.4
Awarded	2,966,900	$3.45	—
Vested	(415,792)	$13.47	—
Forfeited	(375,498)	$10.28	—
Outstanding - December 31, 2012	2,550,799	$7.92	1.3
Expected to vest after December 31, 2012	2,237,365	$7.92	1.2

The following table summarizes information about stock options outstanding as of December 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted - Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.10—$2.76	1,129,158	8.1	$2.31	279,345	$1.06
$3.04—$3.55	768,990	9.7	$3.12	10,936	$3.13
$3.86—$3.86	1,424,649	8.9	$3.86	296,482	$3.86
$3.93—$3.93	1,198,288	3.9	$3.93	1,152,673	$3.93
$4.06—$9.32	1,351,331	6.8	$6.37	799,576	$6.38
$10.44—$14.28	326,936	7.2	$12.61	190,964	$13.51
$16.00—$16.00	1,174,667	8.0	$16.00	531,966	$16.00
$16.50—$20.41	959,303	7.0	$18.72	552,878	$18.77
$24.20—$27.13	533,270	7.5	$26.32	272,539	$26.15
$30.17—$30.17	80,000	8.2	$30.17	46,664	$30.17
$0.10—$30.17	8,946,592	7.5	$9.07	4,134,023	$9.94

Common Stock Subject to Repurchase

Historically under the 2005 Plan, the Company allowed employees to exercise options prior to vesting. The Company has the right to repurchase at the original purchase price any unvested (but issued) common shares upon termination of service of an employee. The consideration received for an early exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares and liability are reclassified into equity on a ratable basis as the award vests. The Company recorded a liability in accrued expenses of $197 and $30,000, respectively, relating to options for 51 and 7,929 shares of common stock that were exercised and unvested as of December 31, 2012 and 2011, respectively. These shares were subject to a repurchase right held by the Company and are included in issued and outstanding shares as of December 31, 2012 and 2011, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense related to options and restricted stock units granted to employees and nonemployees was allocated to research and development expense and sales, general and administrative expense as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Research and development	$6,451	$6,345	$2,161
Sales, general and administrative	21,022	19,147	8,271
Total stock-based compensation expense	$27,473	$25,492	$10,432

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Employee Stock–Based Compensation

During the years ended December 31, 2012, 2011 and 2010, the Company granted options to purchase 3,589,593 shares, 2,677,249 shares, and 2,918,440 shares of its common stock, respectively, to employees with weighted average grant date fair values of $2.28, $18.41, and $11.84 per share, respectively. As of December 31, 2012 and 2011, there were unrecognized compensation costs of $51.2 million, and $54.7 million, respectively, related to these stock options. The Company expects to recognize those costs over a weighted average period of 2.9 years as of December 31, 2012. Future option grants will increase the amount of compensation expense to be recorded in these periods.

In August 2012, the Company's CEO exercised outstanding options to purchase 668,730 shares of the Company's common stock and sold the shares to certain members of the Company's Board of Directors or their affiliates through a private sale at a price of $3.70, which was greater than the fair market value of the stock at the date of sale. The Company recorded $388,000 in stock-based compensation expense as an excess of the sale price over the fair market value of shares in this transaction during the year ended December 31, 2012.

During the years ended December 31, 2012 and 2011, 2,956,900 and 352,301 of restricted stock units, respectively, were granted to employees with a weighted average service-inception date fair value of $3.46 and $29.85 per unit, respectively . The Company recognized a total of $6.3 million and $3.6 million, respectively, in December 31, 2012 and 2011 in stock-based compensation expense for restricted stock units granted to employees. No restricted stock units was granted to employees in 2010. As of December 31, 2012 and 2011, there were unrecognized compensation costs of $7.8 million and $6.0 million, respectively, related to these restricted stock units.

During the years ended December 31, 2012, 2011 and 2010, the Company also recognized stock-based compensation expense related to its 2010 ESPP of $0.8 million, $1.9 million, and $0.5 million, respectively.

Compensation expense was recorded for stock-based awards granted to employees based on the grant date estimated fair value (in thousands):

	Years Ended December 31,
	2012	2011	2010
Research and development	$6,442	$6,306	$2,086
Sales, general and administrative	20,887	18,288	5,696
Total stock-based compensation expense	$27,329	$24,594	$7,782

Employee stock-based compensation expense recognized for the year ended December 31, 2012 included $907,000, related to option modifications. As part of separation agreements with certain former senior employees, the Company agreed to accelerate the vesting of options for 825,523 shares of common stock and extend the exercise period for certain grants. The stock-based compensation expense above includes the impact of a repricing of stock options in June 2012 under which certain non-executive employees received a one-time reduction in the exercise price for such options with per share exercise prices per share higher than $24.00 held by U.S. employees of Amyris and the new exercise price for such options was $16.00, our initial public offering price. The total amount of the stock-based compensation associated with repricing was immaterial to the consolidated financial statements.

In the quarter ended June 30, 2011, the Company commenced sales of farnesene-derived products which were produced by contracted third parties. Accordingly, the Company did not have any dedicated production headcount so there is no stock-based compensation expense recorded in cost of products sold.

Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company's common stock on the date of grant. Stock-based compensation cost for stock options and employee stock purchase plan rights is estimated at the grant date and offering date, respectively, based on the fair-value using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

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	Years Ended December 31,
	2012	2011	2010
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.1%	2.3%	2.5%
Expected term (in years)	6.0	5.8	6.0
Expected volatility	77%	86%	96%

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on a combination of historical volatility for the Company's stock and the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Fair Value of Common Stock— Prior to the IPO, the fair value of the shares of common stock underlying the stock options was determined by the Board of Directors. Because there was no public market for the Company’s common stock, the Board of Directors determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The Company’s common stock started trading in the NASDAQ Global Market under ticker symbol AMRS on September 28, 2010. Consequently, after the IPO, the fair value of the shares of common stock underlying the stock options is the closing price on the option grant date.

Forfeiture Rate—The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated by the Company, the Company may be required to record adjustments to stock-based compensation expense in future periods.

Each of the inputs discussed above is subjective and generally requires significant management and director judgment to determine.

Nonemployee Stock–Based Compensation

During the years ended December 31, 2012, 2011 and 2010, the Company granted nonemployee options to purchase 3,000, 15,000 and 101,000 shares of its common stock, respectively, to nonemployees in exchange for services. Compensation expense of $86,000, $797,000 and $834,000 was recorded for the years ended December 31, 2012, 2011 and 2010, respectively, for stock-based awards granted to nonemployees. The nonemployee options were valued using the Black-Scholes option pricing model.

During the years ended December 31, 2012, 2011 and 2010, 10,000, 32,855 and 126,272 restricted stock units, respectively, were granted to nonemployees and a total of $58,000, $101,000 and $1.8 million, respectively, in stock-based compensation expense was recognized by the Company for the years ended December 31, 2012, 2011 and 2010. The 126,272 restricted stock units that were granted in 2010 were awarded to a related party as compensation for advisory services rendered. These restricted stock units vested quarterly and became fully vested as of September 30, 2010.

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The fair value of nonemployee stock options was estimated using the following weighted-average assumptions:

	Years Ended December 31,
	2012	2011	2010
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.4%	2.1%	3.2%
Expected term (in years)	7.0	7.8	8.6
Expected volatility	77%	86%	95%

13. Employee Benefit Plan

The Company established a 401(k) Plan to provide tax deferred salary deductions for all eligible employees. Participants may make voluntary contributions to the 401(k) Plan up to 90% of their eligible compensation, limited by certain Internal Revenue Service restrictions. The Company does not match employee contributions.

14. Related Party Transactions

The Company has entered into a license agreement with University of California, Berkeley. A co-founder and advisor to the Company is a professor at the University of California, Berkeley. The Company paid the advisor zero, $2,500 and $23,000, during the years ended December 31, 2012, 2011 and 2010, respectively.

During 2008, the Company entered into an agreement with a venture capital group to provide strategic advisory services to Amyris and its then majority owned subsidiary, Amyris Brasil. One of the venture capital group's former directors is also a member of the Company’s Board of Directors. Under the agreement, the Company issued options to the venture capital group, which vest and become exercisable based on the service of the former director of the group on the Company's Board of Directors.

In June 2010, the Company entered into agreements with Total relating to the Company’s Series D preferred stock and collaboration for the research, development, production and commercialization of chemical and/or fuel products (see Note 9).

In October 2011, the Company completed a business combination with Draths. In connection with the acquisition, the Company issued 362,319 shares of the Company's common stock, of which 41,408 shares were held in escrow and paid $2.9 million in cash. In the quarter ended June 30, 2012, the Company recovered 5,402 shares of common stock from the escrow in connection with certain Draths indemnification obligations under the purchase agreement. One of the Company's Board of Directors was also on the board of Draths.

In November 2011, the Company and Total entered into an amendment to their Technology License, Development, Research and Collaboration Agreement (see Note 4).

In February 2012, the Company completed a private placement of 10,160,325 shares of its common stock at a price of $5.78 per share for aggregate proceeds of $58.7 million pursuant to a securities purchase agreement, among the Company and existing certain investors, including Total and Maxwell (Mauritius) Pte Ltd, each a beneficial owner of more than 5% of the Company's existing common stock at the time of the transaction. In addition, members of the Company's Board of Directors and certain parties related to such directors participated in the offering.

In May 2012, the Company completed a private placement of 1,736,100 shares of it's common stock at a price of $2.36 per share for aggregate proceeds of $4.1 million pursuant to a series of Common Stock Purchase Agreements, among the Company and members of the Company's Board of Directors and certain parties related to such directors.

In July 2012, the Company entered into various agreements with Total relating to the Program (see Note 9).

In December 2012, the Company completed a private placement of its common stock for the issuance of 14,177,849 shares it's common stock at a price of $2.98 per share for aggregate proceeds of $37.2 million and the cancellation of $5.0 million worth of outstanding senior unsecured convertible promissory notes previously issued by the Company (see Note 6). Shares totaling 1,677,852 were issued to Total in exchange for this cancellation. Net cash received as of December 31, 2012 was $22.2 million and the remaining $15.0 million of proceeds were settled in January 2013.

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In connection with the December 2012 private placement, the Company entered into a Letter of Agreement, dated December 24, 2012 with Biolding, an existing investor. Under the letter agreement, the Company acknowledged that Biolding's initial investment of $10.0 million under the Purchase Agreement represented partial satisfaction of Biolding's preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by the Company of criteria associated with the commissioning of the Company's production plant in Brotas. Pursuant to the letter agreement, Biolding would invest the remaining $5.0 million no later than March 31, 2013 following satisfaction of the criteria. A member of the Company's Board of Directors is affiliated with Biolding.

In connection with the February 2012 and December 2012 private placement, Naxyris SA and TPG Biotechnology Partners II, L.P., each a beneficial owner of more than 5% of the Company's outstanding common stock at the time of the December 2012 offering, purchased shares in the December 2012 offering; in addition, Naxyris SA's Board designee (pursuant to the February 2012 agreement), was serving on the Company's Board of Directors at the time of both the February 2012 and the December 2012 offerings, and a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P., was serving on the Company's Board of Directors at the time of the December 2012 offering.

Foris Ventures LLC and Sualk Capital Ltd, entities affiliated with two of the Company's existing Board of Directors, purchased shares of the Company's common stock in both the February 2012 and December 2012 offerings; in addition, Sualk Capital Ltd's Board designee (pursuant to the February 2012 agreement), was serving on the Company's Board of Directors at the time of the December 2012 offering.

Please refer to Note 18 "Subsequent Events" for additional related party transactions.

15. Restructuring

In June 2009, the Company initiated a restructuring plan to reduce its cost structure. The restructuring plan resulted in the consolidation of the Company’s headquarter facility located in Emeryville, California, which is under an operating lease. The Company ceased using a certain part of this headquarter facility in August 2009. The Company recorded approximately $5.4 million of restructuring charges associated with the facility lease costs after the operations ceased. In addition, as a result of the consolidation of the headquarter facility, the Company recorded approximately $3.1 million related to asset impairments and reversed $2.7 million related to deferred rent associated with the leased facility. In September 2010, the Company’s Board of Directors approved the Company’s plan to reoccupy the part of its headquarter facility which was previously the subject of the 2009 restructuring. This reoccupied space was used to meet the Company’s expansion requirements. As a result, the Company reversed approximately $4.6 million of its restructuring liability and recognized an income from restructuring of $2.1 million during the year ended December 31, 2010.

The following table summarizes the liability and utilization by cost type associated with the restructuring (in thousands):

	Exit Costs	Deferred Rent	Total
Accrued restructuring as of December 31, 2009	$5,078	$—	$5,078
Cash payments	(906)	—	(906)
Accretion expense	395	—	395
Reversal of restructuring liability	(2,061)	(2,506)	(4,567)
Accrued restructuring as of December 31, 2010	$2,506	$(2,506)	$—

16. Income Taxes

For the years ended December 31, 2012, 2011 and 2010, the Company recorded a provision for income taxes of $981,000, $552,000 and zero, respectively. The provision for income taxes for the year ended December 31, 2012 consisted of an accrual of Brazilian withholding tax on an intercompany interest liability. The provision for incomes taxes for the year ended December 31, 2011 consisted of $727,000 for the accrual of Brazilian withholding tax on an intercompany interest liability, partially offset by a $175,000 benefit from income taxes resulting from valuation allowance adjustments due to an increase in currency translation adjustments classified as other comprehensive losses. Other than the above mentioned provision for income tax, no additional provision for income taxes has been made, net of the valuation allowance, due to cumulative losses since the commencement of operations.

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The components of loss before income taxes and minority interests are as follows for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Years Ended December 31,
	2012	2011	2010
United States	$(146,028)	$(140,153)	$(67,525)
Foreign	(59,024)	(38,806)	(15,265)
Loss before income taxes	$(205,052)	$(178,959)	$(82,790)

The components of the provision for income taxes are as follows for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Years Ended December 31,
	2012	2011	2010
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	981	727	—
Total current provision (benefit)	981	727	—
Deferred:
Federal	—	(150)	—
State	—	(25)	—
Foreign	—	—	—
Total deferred provision (benefit)	—	(175)	—
Total provision for income taxes	$981	$552	$—

A reconciliation between the statutory federal income tax and the Company’s effective tax rates as a percentage of loss before income taxes is as follows:

	Years Ended December 31,
	2012	2011	2010
Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State tax rate, net of federal benefit	(0.4)%	(4.4)%	(1.6)%
Stock-based compensation	0.2%	0.6%	0.3%
Federal R&D credit	—%	(0.8)%	(0.8)%
Other	1.6%	(0.7)%	1.6%
Foreign losses	(5.8)%	(5.4)%	—%
Change in valuation allowance	38.8%	45.0%	34.5%
Effective income tax rate	0.4%	0.3%	—%

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Temporary differences and carryforwards that gave rise to significant portions of deferred taxes are as follows (in thousands):

	December 31,
	2012	2011	2010
Net operating loss carryforwards	$145,324	$103,390	$56,615
Fixed assets	—	—	340
Research and development credits	7,259	5,937	3,325
Foreign Tax Credit	1,782	801	—
Accruals and reserves	15,997	12,150	2,257
Stock-based compensation	15,882	11,351	4,316
Capitalized start-up costs	16,070	22,974	8,993
Capitalized research and development costs	26,850	—	—
Other	7,649	2,904	225
Total deferred tax assets	236,813	159,507	76,071
Fixed assets	(525)	(2,742)	—
Other	—	—	—
Total deferred tax liabilities	(525)	(2,742)	—
Net deferred tax asset prior to valuation allowance	236,288	156,765	76,071
Less: Valuation allowance	(236,288)	(156,765)	(76,071)
Net deferred tax assets (liabilities)	$—	$—	$—

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, especially the uncertainties surrounding the realization of deferred tax assets through future taxable income, the Company believes it is not yet more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2012. The valuation allowance increased $79.5 million, $80.7 million, and $28.3 million, during the years ended December 31, 2012, 2011 and 2010, respectively.

As of December 31, 2012, the Company had federal and state net operating loss carryforwards of approximately $373.7 million and $202.4 million , respectively, available to reduce future taxable income, if any. Approximately $25.7 million and $12.7 million of the federal and state net operating loss carryforwards, respectively, resulted from exercises of employee stock options and vesting of restricted stock units and have not been included in the Company’s gross deferred tax assets. In accordance with ASC 718, such unrealized tax benefits of approximately $9.5 million will be accounted for as a credit to additional paid-in capital if and when realized through a reduction in income taxes payable.

The Company also has federal research and development credits of $5.1 million and foreign tax credit carryforwards of $1.8 million, and California research and development credit carryforwards of $7.9 million, respectively, at December 31, 2012. The American Taxpayer Relief Act of 2012 (the "Act") was enacted on January 2, 2013. The Act retroactively reinstates the federal research and development credit from January 1, 2012, through December 31, 2013. The benefit of the reinstated credit is not expected to impact the income statement in the period of enactment, which is the first quarter of 2013 as the research and development credit carryforwards are offset by a full valuation allowance.

The Tax Reform Act of 1986 and similar state provisions limit the use of net operating loss and credit carryforwards in certain situations where equity transactions result in a change of ownership as defined by Internal Revenue Code Section 382. In the event the Company has experienced an ownership change, as defined, utilization of its federal and state net operating loss and credit carryforwards could be limited. If not utilized, the federal net operating loss carryforward begins expiring in 2025, and the California net operating loss carryforward begins expiring in 2015. The federal foreign tax credits and research and development credit carryforwards will expire starting in 2020 and in 2024; respectively, if not utilized. The California tax credits can be carried forward indefinitely.

103

Effective January 1, 2007, the Company adopted the accounting guidance on uncertainties in income taxes. A reconciliation of the beginning and ending amounts of unrecognized tax benefits since the adoption of accounting guidance on uncertainty in income taxes is as follows:

Balance at December 31, 2010	1,734
Increases in tax positions for prior period	—
Increases in tax positions during current period	1,369
Balance at December 31, 2011	$3,103
Increases in tax positions for prior period	82
Increases in tax positions during current period	733
Balance at December 31, 2012	$3,918

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. The Company determined that no accrual for interest and penalties was required as of December 31, 2012.

As of December 31, 2012, the Company’s total unrecognized tax benefits were $3.9 million, of which none of the tax benefits, if recognized, would affect the effective income tax rate due to the valuation allowance that currently offsets deferred tax assets. The Company does not anticipate the total amount of unrecognized income tax benefits will significantly increase or decrease in the next 12 months.

The Company’s primary tax jurisdiction is the United States. For United States federal and state tax purposes, tax years 2003 and forward remain open and subject to tax examination by the appropriate federal or state taxing authorities. Brazil tax years 2008 through the current remain open and subject to examination.

The Company is currently under audit by the US Internal Revenue Service for tax year 2008. As of December 31, 2012, the Company has received a Form 4549-A, Income Tax Discrepancy Adjustments (Examination No Change Report) which concluded that there were no adjustments resulting from the audit by the US Internal Revenue Service for the tax year 2008.  As of December 31, 2012, the Company has not yet received the Area Director's final approval of the report.

17. Reporting Segments

The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of allocating resources and evaluating financial performance. The Company has one business activity comprised of research and development and sales of fuels and farnesene-derived products and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single reportable segment and operating unit structure.

104

Revenues by geography are based on the location of the customer. The following tables set forth revenue and long-lived assets by geographic area (in thousands):

Revenues

	Years Ended December 31,
	2012	2011	2010
United States	$49,111	$141,098	$80,311
Brazil	3,786	141	—
Europe	16,461	5,695	—
Asia	4,336	57	—
Total	$73,694	$146,991	$80,311

Long-Lived Assets

	December 31,
	2012	2011
United States	$70,273	$76,108
Brazil	90,982	48,240
Europe	1,866	3,753
Total	$163,121	$128,101

18. Subsequent Events

Evergreen Shares for 2010 Equity Plan and 2010 ESPP

On January 23, 2013, the Company's Board of Directors approved the additional shares which will be available for issuance under the 2010 Equity Plan and the 2010 ESPP. These shares represent an automatic increase in the number of shares available for issuance under the 2010 Equity Plan and the 2010 ESPP of 3,435,483 and 687,096, respectively, equal to 5% and 1%, respectively of 68,709,660 shares, the total outstanding shares of the Company’s common stock as of December 31, 2012. This automatic increase was effective as of January 1, 2013. Shares available for issuance under the 2010 Equity Plan and 2010 ESPP were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 1, 2010 (Registration No. 333-169715). The Company intends to file a registration statement on Form S-8 with respect to a portion of the shares added by the automatic increase on January 1, 2013 following the filing of its annual report on Form 10-K.

Proceeds from December 2012 Private Placement

On January 11, 2013, the Company received the remaining $15.0 million of proceeds from the private placement offering that closed in December 2012. Consequently, the Company issued 5,033,557 shares of the Company's common stock to an investor on that date.

Firmenich Agreement

On March 13, 2013, the Company entered into a Master Collaboration Agreement (the “Agreement”) with Firmenich to establish a collaboration for the development and commercialization of multiple renewable flavors and fragrances ("F&F") compounds. Under this Agreement, except for rights granted under preexisting collaboration relationships, the Company is granting Firmenich exclusive access for such compounds to specified Company intellectual property for the development and commercialization of F&F products in exchange for research and development funding and a profit sharing arrangement. The Agreement supersedes and expands a prior collaboration agreement between the Company and Firmenich as described in Note 9.

The Agreement provides annual, up-front funding to the Company by Firmenich of $10.0 million for each of the first three years of the collaboration. The initial payment of $10.0 million was received by the Company on March 27, 2013. The Agreement contemplates additional funding by Firmenich on a discretionary basis and up to $5.0 million in milestone payments from Firmenich to the Company. In addition, the Agreement contemplates that the parties will mutually agree on a supply price for each compound and share product margins from sales of each compound on a 70/30 basis (70% for Firmenich) until Firmenich receives $15.0 million more than the Company in the aggregate, after which the parties will share 50/50 in the product margins on all compounds. The Company also agreed to pay a one-time success bonus of up to $2.5 million to Firmenich for outperforming certain commercialization targets.

105

The Agreement does not impose any specific research and development commitments on either party after year six, but if the parties mutually agree to perform development after year six, the Agreement provides that the parties will fund it equally.

Under the Agreement, the parties jointly select target compounds, subject to final approval of compound specifications by Firmenich. During the development phase, the Company is required to provide labor, intellectual property and technology infrastructure and Firmenich is required to contribute downstream polishing expertise and market access. The Agreement provides that the Company will own research and development and strain engineering intellectual property, and Firmenich will own blending and, if applicable, chemical conversion intellectual property. Under certain circumstances such as the Company's insolvency, Firmenich gains expanded access to the Company's intellectual property. Following development of F&F compounds under the Agreement, the Agreement contemplates that Company will manufacture the initial target molecules for the compounds and Firmenich will perform any required downstream polishing and distribution, sales and marketing.

Export Financing with ABC Brasil

On March 18, 2013, the Company entered into an export financing agreement with Banco ABC Brasil S.A. (ABC Bank) for approximately US$2.5 million (approximately R$5.0 million based on exchange rate as of March 18, 2013) for a 1 year-term to fund exports through March 2014.

Letter Agreement with Total

As of March 24, 2013, the Company entered into a letter agreement with Total under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point referenced above under Note 9 - “Significant Agreements,” and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to the Company's satisfaction of the relevant closing conditions for such funding in the securities purchase agreement).  As consideration for this waiver and commitment, the Company agreed to:

•             Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of the Company's common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share, provided that the conversion price will not be reduced by more than the maximum possible amount permitted under the NASDAQ rules such that the new conversion price would require the Company to obtain stockholder consent; and

•             Grant Total a senior security interest in the Company's intellectual property, subject to certain exclusions and subject to release by Total when the Company and Total enter into final documentation regarding the establishment of the Fuels JV.

In addition to the waiver by Total described above, Total also agreed that, at the Company's request and contingent upon the Company meeting its obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing.  Specifically, if the Company requests such advance installments, subject to certain closing conditions and delivery of certifications regarding the Company's cash levels, Total is obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder funding on the original July 2013 closing date.

Biolding Follow-on Investment

On March 27, 2013, the Company completed a private placement of its common stock to Biolding for the issuance of 1,533,742 of its common stock at a price of $3.26 per share aggregate proceeds of approximately $5.0 million. This private placement represented the final tranche of Biolding's preexisting contractual obligation to fund $15.0 million upon satisfaction by the Company of certain criteria associated with the commissioning of a production plant in Brazil.

Joint Venture with Cosan

As of March 26, 2013, the Company and Cosan US, Inc. (“Cosan US”) entered into agreements to (i) expand their base oils joint venture to also include additives and lubricants and (ii) operate their joint venture exclusively through Novvi LLC. Specifically, the parties entered into an Amended and Restated Operating Agreement for Novvi LLC, which sets forth the governance procedures for Novvi LLC and the joint venture and the parties initial contribution, which for the Company are the licenses granted under the IP License Agreement. The Company also entered into an IP License Agreement with Novvi LLC under which the Company granted Novvi LLC (i) an exclusive (subject to certain limited exceptions for the Company), worldwide, royalty-free license to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in the automotive, commercial and industrial lubricants markets and (ii) a non-exclusive, royalty-free license, subject to certain conditions, to manufacture Biofene solely for its own products. In addition, both the Company and Cosan US granted Novvi LLC certain rights of first refusal with respect to alternative base oil and additive technologies that may be acquired by the Company or Cosan US during the term of the IP License Agreement. Under these agreements, the Company and Cosan US will each own 50% of Novvi LLC, and each party will share equally in any costs and any profits ultimately realized by the joint venture. The IP License Agreement has an initial term of 20 years from the date of the agreement, subject to standard early termination provisions such as uncured material breach or a party's insolvency.

106

In conjunction with the execution of the documents above, the Company, Amyris Brasil and Cosan are also entering into a termination of the Original JV Agreement.  In addition, Amyris Brasil agreed to sell, for a nominal amount, its 50% interest in the Novvi S.A. entity, a now-dormant company, to Cosan.  Following consummation of such sale, the Shareholders' Agreement between Amyris Brasil and Cosan with regard to Novvi S.A. will automatically terminate pursuant to its terms.

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SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010

(in thousands)

	Balance at Beginning of Period	Additions	Write-off/ Adjustments	Balance at End of Period
Deferred Tax Assets Valuation Allowance:
Year ended December 31, 2012	$156,765	$79,523	$—	$236,288
Year ended December 31, 2011	$76,071	$80,694	$—	$156,765
Year ended December 31, 2010	$47,799	$28,272	$—	$76,071

	Balance at Beginning of Period	Additions	Write-off/ Adjustments	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2012	$245	$236	$—	$481
Year ended December 31, 2011	$—	$245	$—	$245
Year ended December 31, 2010	$—	$—	$—	$—

Schedules not listed above are omitted because they are not required, they are not applicable or the information is already included in the consolidated financial statements or notes thereto.

(3) Exhibits. Reference is made to the exhibits listed in the index to exhibits in Item 15(b) below.

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Amyris is a renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. We developed innovative microbial engineering and screening technologies that modify the way microorganisms process sugars. We are using our proprietary synthetic biology platform to design microbes, primarily yeast, and use them as living factories in established fermentation processes to convert plant-sourced sugars into renewable hydrocarbons. We are developing, and, in some cases, already commercializing, products from these hydrocarbons in several target markets, including cosmetics, lubricants, flavors and fragrances, polymers and plastic additives, home and personal care products, and transportation fuels. We call these No Compromise products because we design them to perform comparably to or better than currently available products.

We have been applying our industrial synthetic biology platform to provide alternatives to a broad range of petroleum-sourced products. We have focused our development efforts on the production of Biofene, our brand of renewable farnesene, a long-chain, branched liquid hydrocarbon molecule. Using Biofene as a first commercial building block molecule, we are developing a wide range of renewable products for our target markets.

While our platform is able to utilize a wide variety of feedstocks, we are focusing our large-scale production plans primarily on the use of Brazilian sugarcane as our feedstock because of its abundance, low cost and relative price stability. We have also produced Biofene from other feedstocks such as sugar beets, corn dextrose, sweet sorghum and cellulosic sugars.

Our first purpose-built, large-scale Biofene production plant commenced operations in southeastern Brazil in December 2012. This plant in Brotas, in the state of São Paulo, is adjacent to an existing sugar and ethanol mill, Paraíso Bioenergia. We have also advanced initial construction of a second large-scale production plant in Brazil, located at the Usina São Martinho sugar and ethanol mill also in the state of São Paulo, which we intend to complete when production economics support start-up of that plant. To satisfy initial commercial demand for our products until our own facilities are operating, we have leveraged contract-manufacturing capabilities of established companies.

Our business strategy is to focus our direct commercialization efforts on higher-value, lower-volume markets while moving lower-margin, higher-volume commodity products, including our fuels and base oil lubricants products, into joint venture arrangements with established industry leaders. We believe this approach will permit access to the capital and resources necessary to support large-scale production and global distribution for our large-market commodity products. Our initial renewable products efforts have been focused on cosmetics, niche fuel opportunities, fragrance oils, and farnesene for liquid polymers.

Total Relationship

In June 2010, we entered into a collaboration agreement with Total. This agreement provided for joint collaboration on the development of products through the use of our synthetic biology platform. In connection with this agreement, Total invested $133.2 million in our equity. In November 2011, we entered into an amendment of the collaboration agreement with Total with respect to development and commercialization of Biofene for diesel. This represented an expansion of the initial collaboration with Total, and established a global, exclusive collaboration for the development of Biofene for diesel and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis. In July 2012, we entered into a further amendment of the collaboration agreement with Total that expanded Total's investment in the Biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total to include a convertible debt mechanism. Under the new agreements, we issued senior unsecured convertible notes to Total for an aggregate of $30.0 million in new cash in the third quarter of 2012. Total may decide to provide further funding at annual decision points in mid-2013 and 2014. Upon completion of the research and development program, we and Total would form a joint venture company that would have exclusive rights to produce and market renewable diesel and/or jet fuel. Should Total decide not to pursue commercialization, under certain conditions, it is eligible to recover up to $100 million, payable in March 2017, in the form of cash or in the form of common stock at a conversion price of $7.0682 per share (or, for notes issued in 2013, a lower price as determined under the March 2013 letter agreement as described below).

109

In connection with a private placement of our common stock that occurred in December 2012, Total elected to participate by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible debt outstanding for 1,677,852 shares at the purchase price in this private placement of $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible debt was cancelled.

In March 2013, we entered into a letter agreement with Total under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point referenced above and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to our satisfaction of the relevant closing conditions for such funding in the securities purchase agreement). As consideration for this waiver and commitment, we agreed to:

•             Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of our common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share, provided that the conversion price will not be reduced by more than the maximum possible amount permitted under the NASDAQ rules such that the new conversion price would require us to obtain stockholder consent; and

•             Grant Total a senior security interest in our intellectual property, subject to certain exclusions and subject to release by Total when we and Total enter into final documentation regarding the establishment of the Fuels JV.

In addition to the waiver by Total described above, Total also agreed that, at our request and contingent upon us meeting our obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing.  Specifically, if we request such advance installments, subject to certain closing conditions and delivery of certifications regarding our cash levels, Total is obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013 , with the remainder funding on the original July 2013 closing date.

Contract Manufacturing

In 2010 and 2011, to support our initial commercial production of Biofene, we entered into contract manufacturing agreements with various contract manufacturing partners. We also established contract manufacturing relationships to support conversion of Biofene into finished chemical products. Under the terms of the associated contract manufacturing agreements, we provided necessary equipment for the manufacturing of products, over which we retained ownership. During 2012 and 2011, we reimbursed contract manufacturers for an aggregate of $13.8 million in expenditures related to the modification of their facilities. We recorded these costs as facility modification costs in other assets and amortized them as an offset against purchases of inventory. Certain of our contract manufacturing agreements have also imposed fixed purchase commitments on us, regardless of production volumes.

In January 2011, we entered into a production service agreement with Glycotech under which Glycotech performs finishing steps to convert Biofene into squalane, diesel, base oils for industrial lubricants, and other products. In addition, in July 2011, we entered into a contract manufacturing agreement with Albemarle under which Albemarle is to provide toll manufacturing services at its facility in South Carolina and we are obligated to reimburse Albemarle for capital expenditures related to facility modifications required for the services. In February 2012, we entered into an amended and restated agreement with Albemarle, which superseded the original contract manufacturing agreement with Albemarle. The term of the new agreement continues through December 31, 2019.  The agreement includes certain obligations for us to pay fixed costs totaling $7.5 million, of which $3.5 million and $4.0 million are payable in 2012 and 2014, respectively. In addition, fixed costs of $2.0 million per quarter are payable in 2013 if we exercise our option to have product manufactured in the facility in 2013.  The agreement also includes variable pricing during the contract term. We may seek to enter into additional contract manufacturing arrangements. We expect to work with third parties specializing in particular industries to convert Biofene by simple chemical processes and initially to sell it primarily in the forms of squalane, diesel, base oils for industrial lubricants, and other products.

Beginning in March 2012, we initiated a plan to shift production capacity from the contract manufacturing facilities to Amyris-owned plants that were then under construction. As a result, we evaluated our contract manufacturing agreements and recorded a loss of $31.2 million related to $10.0 million in facility modification costs and $21.2 million of fixed purchase commitments in the first quarter of 2012. We recognized additional charges of $1.4 million and $7.8 million, respectively, in the third and fourth quarter of 2012 associated with losses on fixed purchase commitments. We computed the loss on facility modification costs and fixed purchase commitments using the same lower of cost or market approach that is used to value inventory. The computation of the loss on firm purchase commitments is subject to several estimates, including cost to complete and the ultimate selling price of any of our products manufactured at the relevant production facilities, and is therefore inherently uncertain. We also recorded a loss on write-off of production assets of $5.5 million related to Amyris-owned production equipment at contract manufacturing facilities in the three months ended March 31, 2012. We will continue to evaluate the potential for losses in future periods based on updated production and sales price assumptions.

110

During the year ended December 31, 2012, we incurred $38.7 million of scale-up costs to support our production of Biofene-derived products that are included within cost of products sold. These scale-up costs include the contract manufacturing cost related to production of Biofene-derived products and the finishing of Biofene into finished products. We continue to commit significant resources to our production process in advance of our achieving full commercial production volume. As only a portion of our production costs varies with our revenue, our production costs will be greater than our revenue until we achieve significant product volume. We anticipate that our production costs will decrease as we continue to improve our processes and increase throughput.

Sales and Revenue

To commercialize our initial Biofene-derived product, squalane, for sale to cosmetics companies for use as a moisturizing ingredient in cosmetics and other personal care products, we have entered into marketing and distribution agreements with a number of distributors since June 2010. As an initial step towards commercialization of Biofene-based diesel, we have entered into agreements with several bus operators in São Paulo, Brazil. Our diesel fuel is supplied to BR Distribudora, a division of Petrobras, which in turn blends our product with petroleum diesel and sells to a number of bus operators including Santa Brigida, the largest bus fleet operator in São Paulo. For the industrial lubricants market, in June 2011 we established a joint venture with Cosan for the worldwide development, production and commercialization of renewable base oils.

We have also entered into agreements to sell Biofene and its derivatives directly to various potential customers, including with M&G for use in plastics, with Kuraray for use in production of polymers, with Michelin for use in tires, with Firmenich and Givaudan for ingredients for the flavors and fragrances market, and with Method for use in home and personal care products. Production and sale of our products pursuant to any of these relationships will depend on the achievement of contract-specific technical, development and commercial milestones.

Since inception through December 31, 2012, we have recognized $392.5 million in revenue, primarily from the sale of ethanol and reformulated ethanol-blended gasoline. We transitioned out of the ethanol and ethanol-blended business during the third quarter ended September 30, 2012. We do not expect to be able to replace much of the revenues lost in the near term as a result of this transition, particularly in 2013 while we continue our efforts to establish our renewable products business.

Financing

In 2012, we completed multiple financings involving loans and convertible debt and equity offerings. In February 2012, we completed a private placement of 10.2 million shares of common stock for aggregate proceeds of $58.7 million and raised $25.0 million from an offering of senior unsecured convertible promissory notes. In May 2012, we completed a private placement of 1.7 million shares of common stock for aggregate proceeds of $4.1 million. In July 2012, we completed a sale of $38.3 million in a senior unsecured convertible promissory note for cash proceeds of $15.0 million and our repayment of $23.3 million in previously-provided research and development funds and, in September 2012, we completed a sale of an additional senior unsecured convertible promissory note for additional cash proceeds of $15.0 million. In December 2012, we completed a private placement of 14.2 million shares of common stock for aggregate proceeds of $37.2 million and the cancellation of $5.0 million worth of outstanding senior unsecured convertible promissory notes we previously issued to Total in exchange for approximately 1.7 million shares of common stock. Under the December 2012 purchase agreement and related documents, the purchase of a portion of the shares, representing $15.0 million of the proceeds from that transaction, was not settled until January 2013. Cash received as of December 31, 2012 in the December 2012 financing, net of the note conversion and the January 2013 settlement, was $22.2 million.

Liquidity

We have incurred significant losses in each year since our inception and believe that we will continue to incur losses and negative cash flow from operations into at least 2014. As of December 31, 2012, we had an accumulated deficit of $586.3 million and had cash, cash equivalents and short term investments of $30.7 million. We have significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of December 31, 2012, our debt totaled $104.2 million, of which $3.3 million matures within the next twelve months. In addition, our debt agreements contain various covenants, including restrictions on business that could cause us to be at risk of defaults. In March 2013, we signed a collaboration agreement that included a funding component, and obtained a commitment letter from Total with respect to additional convertible note funding (as described above), and we expect to use amounts received under these arrangements to fund our operations. Furthermore, we are expecting additional funding in 2013 from collaborations, equity or debt offerings, or combinations of these sources. Our operating plan contemplates securing a portion of this additional funding in the second quarter of 2013. However, as of the date of this filing, we have not yet secured this additional funding. There can be no assurance that financing will be available on commercially acceptable terms or at all. If we are unable to raise additional financing, or if other expected sources of funding are delayed or not received, we would take actions to support our liquidity needs that could have a material negative impact on our ability to continue our business as currently contemplated. See “Liquidity and Capital Resources” below in this section for additional detail regarding these contingency plans and their potential effects on our business.

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Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of our financial statements.

Revenue Recognition

We currently recognize revenues from the sale of farnesene-derived products, from the delivery of collaborative research services and from government grants. Through the third quarter of 2012, we also sold ethanol and reformulated ethanol-blended gasoline under short-term agreements and in spot transactions at prevailing market prices. Revenues are recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.

If sales arrangements contain multiple elements, we evaluate whether the components of each arrangement represent separate units of accounting. Application of revenue recognition standards requires subjective determination and requires management to make judgments about the fair values of each individual element and whether it is separable from other aspects of the contractual relationship.

For each source of revenues, we apply the above revenue recognition criteria in the following manner:

Product Sales

Starting in the second quarter of 2011, we commenced sales of farnesene-derived products. Through the third quarter of 2012, we also sold ethanol and reformulated ethanol-blended gasoline under short-term agreements and in spot transactions at prevailing market prices. Revenues are recognized, net of discounts and allowances, once passage of title and risk of loss have occurred, provided all other revenue recognition criteria have also been met.

Shipping and handling costs charged to customers are recorded as revenues. Shipping costs are included in cost of products sold. Such charges were not significant in any of the periods presented.

Grants and Collaborative Research Services

Revenues from collaborative research services are recognized as the services are performed consistent with the performance requirements of the contract. In cases where the planned levels of research services fluctuate over the research term, we recognize revenues using the proportionate performance method based upon actual efforts to date relative to the amount of expected effort to be incurred by us. When up-front payments are received and the planned levels of research services do not fluctuate over the research term, revenues are recorded on a ratable basis over the arrangement term, up to the amount of cash received. When up-front payments are received and the planned levels of research services fluctuate over the research term, revenues are recorded using the proportionate performance method, up to the amount of cash received. Where arrangements include milestones that are determined to be substantive and at risk at the inception of the arrangement, revenues are recognized upon achievement of the milestone and is limited to those amounts whereby collectibility is reasonably assured.

Government grants are made pursuant to agreements that generally provide cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period. Revenues from government grants are recognized in the period during which the related costs are incurred, provided that the conditions under which the government grants were provided have been met and only perfunctory obligations are outstanding. Under a government contract signed in June 2012, we will receive funding based on achievement of program milestones and accordingly revenues are recognized using the proportionate performance method based upon actual efforts to date relative to the amount of expected effort to be incurred, up to the amount of verified payable milestones.

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Consolidations

We have interests in certain joint venture entities that are variable interest entities or VIEs. Determining whether to consolidate a variable interest entity may require judgment in assessing (i) whether an entity is a variable interest entity and (ii) if we are the entity’s primary beneficiary and thus required to consolidate the entity. To determine if we are the primary beneficiary of a VIE, we evaluate whether we have (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our evaluation includes identification of significant activities and an assessment of our ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding and financing and other applicable agreements and circumstances. Our assessment of whether we are the primary beneficiary of our VIEs requires significant assumptions and judgment.

Impairment of Long-Lived Assets

We assess impairment of long-lived assets, which include property, plant and equipment and test long-lived assets for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the fair value of the asset, which is calculated as the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized in the consolidated statements of operations when the carrying amount is determined not to be recoverable and exceeds fair value, which is determined on a discounted cash flow basis.

We make estimates and judgments about future undiscounted cash flows and fair values. Although our cash flow forecasts are based on assumptions that are consistent with our plans, there is significant exercise of judgment involved in determining the cash flow attributable to a long-lived asset over its estimated remaining useful life. Our estimates of anticipated cash flows could be reduced significantly in the future. As a result, the carrying amounts of our long-lived assets could be reduced through impairment charges in the future. We recorded losses on write-off of production assets of $6.4 million during the year ended December 31, 2012. There were no such losses on write off of production assets recorded in the years ended December 31, 2011 and 2010.

Inventories

Inventories, which consist of farnesene-derived products, ethanol and reformulated ethanol-blended gasoline, are stated at the lower of cost or market. In the quarter ended September 30, 2012, we sold our remaining inventory of ethanol and reformulated ethanol-blended gasoline as we transitioned out of this business. We evaluate the recoverability of our inventories based on assumptions about expected demand and net realizable value. If we determine that the cost of inventory exceeds its estimated net realizable value, we record a write-down equal to the difference between the cost of inventory and the estimated net realizable value. If actual net realizable values are lower than those projected by management, additional inventory write-downs may be required that could negatively impact our operating results. If actual net realizable values are more than those projected by management, we may have favorable operating results when products that have been previously written down are sold in the normal course of business. We also evaluate the terms of our agreements with our suppliers and establish accruals for estimated losses on adverse purchase commitments as necessary, applying the same lower of cost or market approach that is used to value inventory.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of net assets acquired from our business combinations. Intangible assets are comprised primarily of in-process research and development ('IPR&D"). We make significant judgments in relation to the valuation of goodwill and intangible assets resulting from business combinations and asset acquisitions.

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There are several methods that can be used to determine the estimated fair value of the IPR&D acquired in a business combination. We have used the "income method," which applies a probability weighting that considers the risk of development and commercialization, to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets will be amortized over the remaining useful life or written off, as appropriate.

Goodwill and intangible assets with indefinite lives are assessed for impairment using fair value measurement techniques on an annual basis or more frequently if facts and circumstance warrant such a review. When required, a comparison of fair value to the carrying amount of assets is performed to determine the amount of any impairment.

We evaluate our intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets consist of purchased licenses and permits and are amortized on a straight-line basis over their estimated useful lives. Factors that could trigger an impairment review include significant under-performance relative to historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, we make an assessment of the recoverability of the net carrying value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the technology over the remaining amortization period, we will reduce the net carrying value of the related intangible asset to fair value and may adjust the remaining amortization period. Any such impairment charge could be significant and could have a material adverse effect on our reported financial results. We have not recognized any impairment charges on our intangible assets through December 31, 2012.

Stock-Based Compensation

Stock-based compensation cost for RSUs is measured based on the closing fair market value of our common stock on the date of grant. Stock-based compensation cost for stock options and employee stock purchase plan rights is estimated at the grant date and offering date, respectively, based on the fair-value of our common stock using the Black-Scholes option pricing model. We amortize the fair value of the employee stock options on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The measurement of nonemployee stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in our consolidated statements of operations during the period the related services are rendered. There is inherent uncertainty in these estimates and if different assumptions had been used, the fair value of the equity instruments issued to nonemployee consultants could have been significantly different.

In future periods, our stock-based compensation expense is expected to change as a result of our existing unrecognized stock-based compensation still to be recognized and as we issue additional stock-based awards in order to attract and retain employees and nonemployee consultants.

Significant Factors, Assumptions and Methodologies Used In Determining Fair Value

We utilize the Black-Scholes option pricing model to estimate the fair value of our equity awards. The Black-Scholes option pricing model requires inputs such as the expected term of the grant, expected volatility and risk-free interest rate. Further, the forfeiture rate also affects the amount of aggregate compensation that we are required to record as an expense. These inputs are subjective and generally require significant judgment.

The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Years Ended December 31,
	2012	2011	2010
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.1%	2.3%	2.5%
Expected term (in years)	6.0	5.8	6.0
Expected volatility	77%	86%	96%

Expected term is derived from a comparable group of publicly listed companies that has a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

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Expected volatility is derived from a combination of historical volatility for our stock and the historical volatilities of a comparable group of publicly listed companies within our industry over a period equal to the expected term of our options because we do not yet have a long trading history.

Risk-free interest rate is the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Expected dividend yield was assumed to be zero as we have not paid, and do not anticipate, declaring any cash dividends to holders of our common stock in the foreseeable future.

We estimate our forfeiture rate based on an analysis of our actual forfeitures and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant effect on reported stock-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the consolidated financial statements.

We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our own stock-based compensation on a prospective basis and incorporating these factors into the Black-Scholes option pricing model.

Each of these inputs is subjective and generally requires significant management judgment to determine. If, in the future, we determine that another method for calculating the fair value of our stock options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee stock options could change significantly. Higher volatility and longer expected terms generally result in an increase to stock-based compensation expense determined at the date of grant.

Income Taxes

We are subject to income taxes in both the U.S. and foreign jurisdictions, and we use estimates in determining our provisions for income taxes. We use the liability method of accounting for income taxes, whereby deferred tax assets or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income.

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. We recognize a valuation allowance against our net deferred tax assets if it is more likely than not that some portion of the deferred tax assets will not be fully realizable. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. At December 31, 2012, we had a full valuation allowance against all of our deferred tax assets.

We apply the provisions of FASB's guidance on accounting for uncertainty in income taxes. We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and the tax benefit to be recognized is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Embedded Derivatives Related to Convertible Notes

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e. host) are accounted for and valued as a separate financial instrument. We evaluated the terms and features of our convertible notes payable and identified a compound embedded derivative (a conversion option that contains a “make-whole interest” provision) requiring bifurcation and accounting at fair value because the economic and contractual characteristics of the embedded derivative met the criteria for bifurcation and separate accounting due to the conversion option containing a “make-whole interest” provision, that requires cash payment for forgone interest upon a change of control. We estimate the fair value of the compound embedded derivative using a Black-Scholes valuation model that combines expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, probability of a change of control and the trading information of our common stock into which the notes are convertible. The change in the fair value of the bifurcated compound derivative is primarily related to the change in price of the underlying common stock and is reflected in our consolidated statements of operations as “other income (expense).”

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Results of Operations

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Revenues

	Years Ended December 31,		Year-to Year	Percentage
	2012	2011	Change	Change
	(Dollars in thousands)
Revenues
Product sales	$49,638	$129,837	$(80,199)	(62)%
Grants and collaborations revenue	24,056	17,154	6,902	40%
Total revenues	$73,694	$146,991	$(73,297)	(50)%

Our total revenues decreased by $73.3 million to $73.7 million in 2012 with such reduction resulting primarily from decreases in product sales. Revenue from product sales decreased by $80.2 million to $49.6 million primarily from lower sales of ethanol and reformulated ethanol-blended gasoline purchased from third parties which accounted for $90.2 million of the reduction, with a decrease in gallons sold and an increase in average selling price per gallon compared to 2011. We sold 2.3 million gallons of ethanol and11.2 million gallons of reformulated ethanol-blended gasoline in the 2012 compared to 10.1 million gallons of ethanol and 36.4 million gallons of reformulated ethanol-blended gasoline sales in the prior year. Product sales of our farnesene-derived products increased $10.0 million in 2012 compared to the prior year. Grants and collaborations revenue in 2012 increased by $6.9 million compared to the prior year primarily due to the revenue recognized upon the amendment of our collaboration agreement with Total as described in more detail in "Financial Statements and Supplementary Data-Note 4-Balance Sheet Components," which resulted in the recognition of approximately $9.8 million in collaboration revenue, partially offset by a decline in other collaboration revenue of $2.9 million.

Nearly all of our revenues to date have come from the sale of ethanol and reformulated ethanol-blended gasoline with the remainder coming from renewable products as well as from collaborations and government grants. We transitioned out of the ethanol and ethanol-blended gasoline business during the third quarter of 2012. We do not expect to be able to replace much of the revenue lost in the near term as a result of this transition, particularly in 2013 while we continue our efforts to establish a renewable products business.

Cost and Operating Expenses

	Years Ended December 31,		Year-to Year	Percentage
	2012	2011	Change	Change
	(Dollars in thousands)
Cost of products sold	$77,314	$155,615	$(78,301)	(50)%
Loss on purchase commitments and write-off of production assets	45,854	—	45,854	nm
Research and development	73,630	87,317	(13,687)	(16)%
Sales, general and administrative	78,718	83,231	(4,513)	(5)%
Total cost and operating expenses	$275,516	$326,163	$(50,647)	(16)%

______________

nm= not meaningful

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Cost of Products Sold

Cost of products sold consists primarily of cost of purchased ethanol and reformulated ethanol-blended gasoline, terminal fees paid for storage and handling, transportation costs between terminals and changes in the fair value of derivative commodity instruments. Starting in the second quarter of 2011, our cost of products sold also included production costs of farnesene-derived products, which included cost of raw materials, amounts paid to contract manufacturers and period costs including inventory write-downs resulting from applying lower-of-cost-or-market inventory valuations. Cost of farnesene-derived products sold also includes certain costs related to the scale-up in production of such products. Our cost of products sold decreased by $78.3 million to $77.3 million in 2012 compared to the prior year. We had a decrease of $91.5 million in costs of ethanol and reformulated ethanol-blended gasoline purchased from third parties primarily due to a decline in product volume partially offset by an increase in average unit cost. This decrease in cost of products sold for ethanol and reformulated ethanol-blended gasoline was partially offset by an increase in product costs of farnesene-derived products of $13.2 million compared to the prior year as we scale up our renewable operations.

We transitioned out of our ethanol and gasoline business in the quarter ended September 30, 2012, which resulted in a reduction of cost of products sold. As we are now operating our own large-scale Biofene production plant in Brotas, in the state of São Paulo, Brazil as of December 2012, we will have a scale-up of production from this facility and the associated manufacturing costs. As we develop cost efficient manufacturing in our first production facility, we expect to seek to work selectively with other Brazilian sugar and ethanol producers to build additional facilities adjacent to their existing mills, thereby reducing the capital required to establish and scale our production operations.

We expect our cost per unit of products sold associated with farnesene-derived products to decline if and when we achieve full-scale commercial production at our large-scale manufacturing facility. We are not able to predict when or if this will occur.

Cost of Products Sold Associated with Loss on Purchase Commitments and Write-Off of Production Assets

Beginning in March 2012, we initiated a plan to shift a portion of our production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction. As a result, we evaluated our contract manufacturing agreements and, in the first quarter of 2012, recorded a loss of $31.2 million related to facility modification costs and fixed purchase commitments. We also recorded an impairment charge of $5.5 million in the three months ended March 31, 2012 related to Amyris-owned equipment at contract manufacturing facilities, based on the excess of the carrying value of the assets over their fair value. We recognized additional charges of $1.4 million and $7.8 million, respectively, in the third and fourth quarter of 2012 associated with losses on fixed purchase commitments. We computed the loss on facility modification costs and fixed purchase commitments using the same approach that is used to value inventory-the lower of cost or market value. The computation of the loss on firm purchase commitments is subject to several estimates, including the ultimate selling price of any of our products manufactured at the relevant production facilities, and is therefore inherently uncertain.

Research and Development Expenses

Our research and development expenses decreased by $13.7 million in 2012 over the prior year, primarily as a result of overall lower spending. The decreases were attributable to a $5.7 million reduction in expenses associated with completions of certain outsourced process development projects, a $2.5 million decrease in outsourced services resulting from completion of certain phases of our government grants project, $2.2 million reduction in outside consulting expenses, a $1.9 million decrease in personnel-related expenses associated with lower headcount, and a $0.9 million decrease in travel-related expenses and other overhead expenses. Research and development expenses included stock-based compensation expense of $6.5 million in 2012 compared to $6.3 million in 2011.

Sales, General and Administrative Expenses

Our sales, general and administrative expenses decreased by $4.5 million in 2012 compared to the same period of the prior year. The decrease is attributed primarily to a $7.3 million reduction in spend for consulting and professional service fees and a $0.9 million decrease in travel-related expenses partially offset by a $3.6 million increase in personnel-related expenses associated with severance and transition costs and higher stock-based compensation. Sales, general and administrative expenses included stock-based compensation expense of $21.0 million and $19.1 million during 2012 and 2011, respectively.

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Other Income (Expense)

	Years Ended December 31,		Year-to Year	Percentage
	2012	2011	Change	Change
	(Dollars in thousands)
Other income (expense):
Interest income	$1,472	$1,542	$(70)	(5)%
Interest expense	(4,926)	(1,543)	(3,383)	219%
Other income, net	224	214	10	5%
Total other income (expense)	$(3,230)	$213	$(3,443)	(1,616)%

Total other expense increased by approximately $3.4 million to $3.2 million in 2012 compared to the prior year. The increase in total other expense was related primarily to higher interest expense of $3.4 million associated with increased borrowings to fund our operations including capital expenditures for the coming year. Other income, net for the year ended December 31, 2012 included a gain of $3.1 million attributable to the change in fair value of a compound embedded derivative liability associated with our senior unsecured convertible promissory notes issued to Total which was partially offset by a $1.4 million expense recognized for the fair market value of a currency interest swap derivative liability, a $0.9 million loss on the extinguishment of the $5.0 million debt associated with the December 2012 private placement and a $0.5 million realized loss on foreign currency transactions. No corresponding amounts related to these transactions were recognized during the year ended December 31, 2011.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

Revenues

	Years Ended December 31,		Year-to Year	Percentage
	2011	2010	Change	Change
	(Dollars in thousands)
Revenues
Product sales	$129,837	$68,664	$61,173	89%
Grants and collaborations revenue	17,154	11,647	5,507	47%
Total revenues	$146,991	$80,311	$66,680	83%

Our total revenue increased by $66.7 million to $147.0 million in 2011 from $80.3 million in 2010 primarily as a result of increases in product sales. Revenue from product sales increased by $61.2 million to $129.8 million primarily from sales of ethanol and reformulated ethanol-blended gasoline purchased from third parties in 2011, resulting primarily from an increase in average selling price per gallon and an increase in gallons sold over 2010 due primarily to an increase in demand from existing customers. We sold 10.1 million gallons of ethanol and 36.4 million gallons of reformulated ethanol-blended gasoline in the 2011 compared to 20.6 million gallons of ethanol and 12.4 million gallons of reformulated ethanol-blended gasoline sales in the prior year. We recognized product sales from farnesene-derived products for the first time in the quarter ended June 30, 2011, which have not been significant to date. The increase of $5.5 million in grants and collaborations revenue was primarily the result of higher revenue generated from collaborative research offset in part by lower grant revenue in 2011 compared to the prior year.

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Cost and Operating Expenses

	Years Ended December 31,		Year-to Year	Percentage
	2011	2010	Change	Change
	(Dollars in thousands)
Cost of products sold	$155,615	$70,515	$85,100	121%
Research and development	87,317	55,249	32,068	58%
Sales, general and administrative	83,231	40,393	42,838	106%
Restructuring and asset impairment (income) charges	—	(2,061)	2,061	(100)%
Total cost and operating expenses	$326,163	$164,096	$162,067	99%

Cost of Products Sold

Our cost of products sold increased by $85.1 million to $155.6 million in 2011 compared to the prior year. The increase was primarily the result of an increase of $59.6 million in costs of ethanol and reformulated ethanol-blended gasoline purchased from third parties, which was based on an increase in product cost per gallon and higher product volume. We also incurred $25.5 million of cost of renewable products, of which $15.4 million is associated with inventory write downs resulting from applying the lower-of-cost-or-market inventory valuation. Cost of renewable products also included some costs related to the scale-up in production of such products and had no corresponding charge in the prior year.

Research and Development Expenses

Our research and development expenses increased by $32.1 million in 2011 over the prior year, primarily as a result of an $11.3 million increase in personnel-related expenses associated with headcount growth and higher stock-based compensation, a $10.0 million increase in outside consulting expenses associated with increased development activities and $5.8 million in higher overhead costs associated with increased headcount and development activities. Research and development expenses included stock-based compensation expense of $6.3 million in 2011 compared to $2.2 million in 2010.

Sales, General and Administrative Expenses

Our sales, general and administrative expenses increased by $42.8 million in 2011 over the prior year, primarily as a result of increased personnel-related expenses of $24.1 million, higher consulting fees of $8.4 million and higher professional fees of $2.0 million associated with higher legal and auditing fees. The increase in consulting and professional fees was due primarily to a success fee of $5.0 million owed to a chemical conversion contract manufacturer and a termination penalty of $1.0 million owed to terminate a research and development contract related to production development. Sales, general and administrative expenses included stock-based compensation expense of $19.1 million and $8.3 million during 2011 and 2010, respectively.

Restructuring and Asset Impairment Charges (Income)

In June 2009, we initiated a restructuring plan to reduce our cost structure. The restructuring plan resulted in the consolidation of our headquarter facility located in Emeryville, California, which is under an operating lease. We ceased using a certain part of our headquarter facility in August 2009. We recorded approximately $5.4 million of restructuring charges associated with the facility lease costs after the operations ceased. In addition, as a result of the consolidation of the headquarter facility, we recorded approximately $3.1 million related to asset impairments and reversed $2.7 million related to deferred rent associated with the leased facility.

In September 2010, our Board of Directors approved our plan to reoccupy the part of our headquarter facility that previously was the subject of the 2009 restructuring. This reoccupied space was used to meet our expansion requirements. As a result, we reversed approximately $4.6 million of our restructuring liability that had been accrued in connection with the 2009 restructuring and recognized income from restructuring of $2.1 million during the year ended December 31, 2010.

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Other Income (Expense)

	Years Ended December 31,		Year-to Year	Percentage
	2011	2010	Change	Change
	(Dollars in thousands)
Other income (expense):
Interest income	$1,542	$1,540	$2	—%
Interest expense	(1,543)	(1,443)	(100)	7%
Other income, net	214	898	(684)	(76)%
Total other income	$213	$995	$(782)	(79)%

Total other income decreased by approximately $0.8 million to $0.2 million in 2011 compared to the prior year. The decrease is related primarily to a decline in other income, net of approximately $0.7 million and to higher interest expense of $0.1 million associated with higher debt balances. The $0.7 million decrease in other income, net is primarily the result of our having recorded $0.9 million in income for the change in fair value of our convertible preferred stock warrants in 2010. These warrants converted into warrants to purchase our common stock upon completion of our initial public offering, or IPO, in September 2010.

Deemed Dividend

We recognized a deemed dividend in 2010 related to the charges incurred with the one-time beneficial conversion feature of the Series D convertible preferred stock of $39.3 million and to the one-time beneficial conversion feature related to the conversion of Amyris Brasil S.A. shares of $2.7 million, each of which converted into Amyris Inc. common stock upon the consummation of our IPO. The deemed dividend was recorded at the closing of the IPO and impacted earnings and earnings per share in 2010.

Liquidity and Capital Resources

	December 31,
	2012	2011
	(Dollars in thousands)
Working capital	$3,668	$47,205
Cash and cash equivalents and short-term investments	$30,689	$103,592
Debt and capital lease obligations	$106,774	$47,660
Accumulated deficit	$(586,327)	$(381,188)

	Years Ended December 31,
	2012	2011	2010

Net cash used in operating activities	$(150,872)	$(92,496)	$(64,577)
Net cash provided by (used in) investing activities	(49,644)	5,853	(79,405)
Net cash provided by financing activities	138,117	41,052	266,687

Working Capital. Working capital was $3.7 million at December 31, 2012, a decrease of $43.5 million from working capital as of December 31, 2011. This decrease was principally attributable to a reduction in net cash and investment balances of $72.9 million due primarily to our investment in large scale production plants, and a decline of $10.9 million in other current assets largely related to the write off of facility modification costs at one of our contract manufacturing facilities. This decrease was offset in part by a reduction of $24.7 million in short term debt balances and a reduction of $17.6 million in accounts payable and accrued and other current liabilities.

To support production of our products in contract manufacturing and dedicated production facilities, we have incurred, and we expect to continue to incur, capital expenditures as we invest in these facilities.We plan to continue to seek external debt financing from U.S. and Brazilian sources to help fund our investment in these contract manufacturing and dedicated production facilities.

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We expect to fund our operations for the foreseeable future with cash and investments currently on hand, with cash inflows from collaboration and grant funding, cash contributions from product sales, and with new debt and equity financing. Our planned 2013 working capital needs and our planned operating and capital expenditures for 2013 are dependent on significant inflows of cash from existing collaboration partners, as well as additional funding from new collaborations, equity or debt offerings, credit facilities or loans, or combinations of these sources. We will continue to need to fund our research and development and related activities and to provide working capital to fund production, storage, distribution and other aspects of its business. Our operating plan contemplates capital expenditures of approximately $10.0 million in 2013 and we expect to continue to incur costs in connection with our existing contract manufacturing arrangements.

Liquidity. We have incurred significant losses in each year since our inception and believe that we will continue to incur losses and negative cash flow from operations into at least 2014. As of December 31, 2012, we had an accumulated deficit of $586.3 million and had cash, cash equivalents and short term investments of $30.7 million. We have significant outstanding debt and contractual obligations related to purchase commitments, as well as capital and operating leases. As of December 31, 2012, our debt totaled $104.2 million, of which $3.3 million matures within the next twelve months. In addition, our debt agreements contain various covenants, including restrictions on business that could cause us to be at risk of defaults. In March 2013, we signed a collaboration agreement that included a funding component, and obtained a commitment letter from Total with respect to additional convertible note funding (as described above under "Overview-Total Relationship"), and we expect to use amounts received under these arrangements to fund our operations. Furthermore, we are expecting additional funding in 2013 from collaborations, equity or debt offerings, or combinations of these sources. Our operating plan contemplates securing a portion of this additional funding in the second quarter of 2013. However, as of the date of this filing, we have not yet secured this additional funding. There can be no assurance that financing will be available on commercially acceptable terms or at all.

If we are unable to raise additional financing, or if other expected sources of funding are delayed or not received, we would take the following actions as early as the second quarter of 2013 to support our liquidity needs through the remainder of 2013 and into 2014:

•             Effect significant headcount reductions in the U.S. and in Brazil, particularly with respect to both general and administrative employees and other employees not connected to critical or contracted activities.

•             Shift our focus to existing products and customers with significantly reduced investment in new product and commercial development efforts.

•             Reduce our expenditures for third party contractors, including consultants, professional advisors and other vendors.

•            Suspend operations at our pilot plants and demonstration facilities.

•            Reduce or delay uncommitted capital expenditures, including non-essential lab equipment and information technology projects.

The contingency cash plan contemplating these actions is designed to save us an estimated $35 million to $40 million over the next twelve months. Implementing this plan could have a material negative impact on our ability to continue our business as currently contemplated, including, without limitation, delays or failures in our ability to:

•            Achieve planned production levels;

•            Develop and commercialize products within planned timelines or at planned scales; and

•            Continue other core activities.

Furthermore, any inability to scale-back operations as necessary, and any unexpected liquidity needs, could create pressure to implement more severe measures. Such measures could have a material adverse effect on our ability to meet contractual requirements, including obligations to maintain manufacturing operations, and increase the severity of the consequences described above.

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Convertible Note Offering. In February 2012, we sold $25.0 million in principal amount of senior unsecured convertible promissory notes due March 1, 2017. The notes have a 3.0% annual interest rate and are convertible into shares of our common stock at a conversion price of $7.0682 per share, subject to adjustment for proportional adjustments to outstanding common stock and anti-dilution provisions in case of dividends and distributions.  The note holders have a right to require repayment of 101% of the principal amount of the notes in an acquisition of Amyris, and the notes provide for payment of unpaid interest on conversion following such an acquisition if the note holders do not require such repayment.  The securities purchase agreement and notes include covenants regarding payment of interest, maintaining our listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

In July and September of 2012, we issued $53.3 million worth of senior unsecured convertible notes to Total for an aggregate of $30.0 million in cash proceeds and our repayment of $23.3 million in previously-provided research and development funds as described in more detail under "Overview - Total Relationship" above. As part of the December 2012 private placement, 1,677,852 shares of the Company's common stock were issued in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note held by Total.

Common Stock Offerings. In February 2012, we sold 10,160,325 shares of our common stock in a private placement for aggregate offering proceeds of $58.7 million.

In May 2012, we completed a private placement of 1,736,100 shares of our common stock for aggregate cash proceeds of $4.1 million.

In December 2012, we completed a private placement of 14,177,849 shares common stock for aggregate proceeds of $37.2 million, of which $22.2 million in cash was received in December 2012 and $15.0 million in cash was received in January 2013. As part of this private placement, 1,677,852 of such shares were issued to Total in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note we previously issued to Total.

Banco Pine Loans. In December 2011, we received a loan of R$35.0 million (approximately US$17.1 million based on the exchange rate as of December 31, 2012) from Banco Pine. Such loan was an advance on an anticipated 2012 financing from Nossa Caixa, the Sao Paulo State development bank, and Banco Pine, under which Banco Pine and Nossa Caixa would provide us with loans of up to approximately R$52.0 million (approximately $25.4 million based on the exchange rate at December 31, 2012) as financing for capital expenditures relating to our manufacturing facility in Brotas. The maturity date for this loan was originally February 17, 2012; however, in February 2012, we entered into a supplemental agreement with Banco Pine under which the parties agreed to extend the maturity date for the repayment of the original loan from February 17, 2012 to May 17, 2012, and in May 2012, we entered into an additional supplemental extending the maturity date to August 15, 2012. This loan was repaid in July 2012.

In June 2012, we entered into a separate loan agreement with Banco Pine under which Banco Pine provided a bridge loan of R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012). The bridge loan was an additional advance on the anticipated Banco Pine and Nossa Caixa financing described above. The interest rate for the bridge loan was 0.4472% monthly (approximately 5.5% on an annualized basis). The principal and interest of this bridge loan matured and were required to be repaid on September 19, 2012, subject to extension by Banco Pine. This bridge loan was repaid in July 2012.

We secured these loans to allow us to continue construction and process development at our manufacturing facility in Brotas, and we expect to seek additional loans from this bank and others in order to be able to fund the establishment of other plants in Brazil and elsewhere.

Banco Pine/Nossa Caixa Financing. In July 2012, we entered into a Note of Bank Credit and a Fiduciary Conveyance of Movable Goods agreement with each of Nossa Caixa and Banco Pine. Under such instruments, we borrowed an aggregate of R$52.0 million (approximately US$25.4 million based on the exchange rate as of December 31, 2012) as financing for capital expenditures relating to our manufacturing facility in Brotas. Under the loan agreements, Banco Pine agreed to lend R$22.0 million and Nossa Caixa agreed to lend R$30.0 million. The funds for these loans are provided by Banco Nacional de Desenvolvimento Econômico e Social, or BNDES, a government owned bank headquartered in Brazil, but are guaranteed by the lenders. The loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year. The loans are secured by certain of our farnesene production assets at the manufacturing facility in Brotas, and we were required to provide parent guarantees to each of the lenders.

BNDES Credit Facility. In December 2011, we entered into a credit facility in the amount of R$22.4 million (approximately US$11.0 million based on the exchange rate as of December 31, 2012) with BNDES. This BNDES facility was extended as project financing for a production site in Brazil. The credit line is divided into an initial tranche for up to approximately R$19.1 million and an additional tranche of approximately R$3.3 million that becomes available upon delivery of additional guarantees. The credit line is available for 12 months from the date of the Credit Agreement, subject to extension by the lender.

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The principal of loans under the BNDES credit facility is required to be repaid in 60 monthly installments, with the first installment due in January 2013 and the last due in December 2017. Interest was initially due on a quarterly basis with the first installment due in March 2012. From and after January 2013, interest payments will be due on a monthly basis together with principal payments. The loaned amounts carry interest of 7% per year. Additionally, a credit reserve charge of 0.1% on the unused balance from each credit installment from the day immediately after it is made available through its date of use, when it is paid.

The credit facility is collateralized by first priority security interest in certain of our equipment and other tangible assets with an original purchase price of R$24.9 million. We are a parent guarantor for the payment of the outstanding balance under the BNDES credit facility. Additionally, we are required to provide a bank guarantee equal to 10% of the total approved amount (R$22.4 million in total debt) available under the credit facility. For advances in the second tranche (above R$19.1 million ), we are required to provide additional bank guarantees equal to 90% of each such advance, plus additional Amyris guarantees equal to at least 130% of such advance. The credit agreement contains customary events of default, including payment failures, failure to satisfy other obligations under the credit agreement or related documents, defaults in respect of other indebtedness, bankruptcy, insolvency and inability to pay debts when due, material judgments, and changes in control of Amyris Brasil. If any event of default under the credit agreement occurs, the lender may terminate its commitments and declare immediately due all borrowings under the facility. As of December 31, 2012 we had R$19.1 million (approximately US$9.3 million based on the exchange rate as of December 31, 2012) in outstanding advances under the BNDES credit facility.

FINEP Credit Facility. In November 2010, we entered into a credit facility with Financiadora de Estudos e Projetos, or FINEP, a state-owned company subordinated to the Brazilian Ministry of Science and Technology. This FINEP Credit Facility was extended to partially fund expenses related to our research and development project on sugarcane-based biodiesel, or the FINEP Project, and provided for loans of up to an aggregate principal amount of R$6.4 million (approximately US$3.1 million based on the exchange rate at December 31, 2012) which are guaranteed by a chattel mortgage on certain of our equipment as well as bank letters of guarantee. The first disbursement of approximately R$1.8 million(approximately US$0.9 million based on the exchange rate at December 31, 2012) was received in February 2011 and an additional disbursement of approximately R$4.6 million (approximately US$2.2 million based on the exchange rate at December 31, 2012) was received in December 2012.

Interest on loans drawn under this credit facility is fixed at 5.0% per annum. In case of default under, or non-compliance with, the terms of the agreement, the interest on loans will be dependent on the long-term interest rate as published by the Central Bank of Brazil, or TJLP. If the TJLP at the time of default is greater than 6%, then the interest will be 5.0% + a TJLP adjustment factor otherwise the interest will be at 11.0% per annum. In addition, a fine of up to 10.0% will apply to the amount of any obligation in default. Interest on late balances will be 1.0% interest per month, levied on the overdue amount. Payment of the outstanding loan balance will be made in 81 monthly installments, which commenced in July 2012 and extends through March 2019. Interest on loans drawn and other charges are paid on a monthly basis and commenced in March 2011. As of December 31, 2012, total outstanding loan balance under this credit facility was R$6.4 million (approximately US$3.1 million based on the exchange rate as of December 31, 2012).

The FINEP Credit Facility contains the following significant terms and conditions:

•              We are required to share with FINEP the costs associated with the FINEP Project. At a minimum, we are required to contribute approximately R$14.5 million (US$7.1 million based on the exchange rate at December 31, 2012) of which R$11.1 million was contributed prior to the release of the second disbursement;

•              After the release of the first disbursement, prior to any subsequent drawdown from the FINEP Credit Facility, we were required to provide bank letters of guarantee of up to R$3.3 million in aggregate (approximately US$1.6 million based on the exchange rate at December 31, 2012) before receiving the second installment in December 2012;

•             Amounts released from the FINEP Credit Facility must be completely used by us towards the FINEP Project within 30 months after the contract execution.

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Revolving Credit Facility. In December 2010, we established a revolving credit facility with a financial institution that provided for loans and standby letters of credit of up to an aggregate principal amount of $10.0 million, with a sublimit of $5.0 million on standby letters of credit. Interest on loans drawn under this revolving credit facility was equal to, at our option, (i) the Eurodollar Rate plus 3.0%; or (ii) the Prime Rate plus 0.5%. In case of default or non-compliance with the terms of the agreement, the interest on loans was Prime Rate plus 2.0%. The credit facility was collateralized by a first priority security interest in certain of our present and future assets. In April 2012, we paid $7.7 million of outstanding loans under this credit facility. In May 2012, we entered into a letter agreement with the bank amending the credit facility agreement to reduce the committed amount under the credit facility from $10.0 million to approximately $2.3 million, and the letters of credit sublimit from $5.0 million to approximately $2.3 million. The amendment also modified the current ratio covenant to require a ratio of current assets to current liabilities of at least 1.3:1 (as compared to 2:1 in the credit facility), and required us to maintain unrestricted cash of at least $15.0 million in its account with the bank. In June 2012, the credit facility was terminated and, as of December 31, 2012, no loans or letters of credit were outstanding.

Amyris Fuels Credit Agreement. We had an uncommitted facility letter with a financial institution to finance the purchase and sale of fuel and for working capital requirements, as needed. We were a parent guarantor for the payment of the outstanding balance under the credit agreement. The agreement was collateralized by a first priority security interest in certain of our present and future assets. The agreement was terminated as of June 30, 2012 and, as of December 31, 2012, we had zero in outstanding letters of credit under the Credit Agreement.

The fair values of the notes payable, loan payable, convertible notes and credit facility are based on the present value of expected future cash flows and assumptions about current interest rates and the creditworthiness of the Company that market participants would use in pricing the debt.

Joint Venture Agreement. In 2010, we established SMA, a joint venture with Usina São Martinho. Under the terms of the agreement, if the SMA fails to commence operations by the end of 2013, Usina São Martinho has the right to terminate the joint venture and to require us to buy Usina São Martinho's equity in SMA at its acquisition cost and transfer SMA's assets at the Usina São Martinho site to another location. In that event, we would incur significant costs beginning in mid-2014 and be required to find alternative locations for the facility. In March 2013, we met with Usina São Martinho and the parties agreed in principle to a revised business plan for the joint venture with the plant becoming operational in 2016, and, while we are in the process of documenting that revised business plan as an amendment to the agreement, we may not be able to reach final agreement on the revised terms.

As of December 31, 2012, we delayed further construction of and commissioning of the SMA plant and we expect to continue to defer the project in the near term based on economic considerations and to allow us to focus on the successful implementation of our plant in Brotas.

Government Contracts. In 2010, we were awarded a $24.3 million “Integrated Bio-Refinery” grant from the U.S. Department of Energy, or DOE. Under this grant, we are required to fund an additional $10.6 million in cost sharing expenses. According to the terms of the DOE grant, we were required to maintain a cash balance of $8.7 million, calculated as a percentage of the total project costs, to cover potential contingencies and cost overruns. As of December 31, 2012, the cash requirement is approximately $0.4 million. These funds are not legally restricted but they must be available and unrestricted during the term of the project. Our obligation for this cost share is contingent on reimbursement for project costs incurred. Through December 31, 2012, we have recognized $23.4 million in revenue under this grant, of which $6.4 million was received in cash during the year ended December 31, 2012.

In August 2010, we were appointed as a subcontractor to National Renewable Energy Laboratory, or NREL, under a DOE grant awarded to NREL. We have the right to be reimbursed for up to $3.6 million, and are required to fund an additional $1.4 million, in cost sharing expenses. Through December 31, 2012, we had recognized $1.5 million in revenue under this grant, of which $0.8 million was received in cash during the year ended December 31, 2012.

In June 2012, we entered into a Technology Investment Agreement with The Defense Advanced Research Projects Agency (DARPA), under which we will perform certain research and development activities funded in part by DARPA. The work is to be performed on a cost-share basis, where DARPA funds 90% of the work and we fund the remaining 10% (primarily by providing specified labor). Under the agreement, we could receive funding of up to approximately $8.0 million over two years based on achievement of program milestones, and, accordingly, would be responsible for contributions equivalent to approximately $900,000. The agreement has an initial term of one year and, at DARPA's option, may be renewed for an additional year. Through December 31, 2012, we had recognized $0.4 million in revenue under this agreement, of which $0.4 million was received in cash during the year ended December 31, 2012.

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Cash Flows during the Years Ended December 31, 2012, 2011, and 2010

Cash Flows from Operating Activities

Our primary uses of cash from operating activities are cost of products sold and personnel related expenditures offset by cash received from product sales. Cash used in operating activities was $150.9 million, $92.5 million and $64.6 million for the years ended December 31, 2012, 2011 and 2010.

Net cash used in operating activities was $150.9 million during the year ended December 31, 2012. The largest component of our cash used in operations during this period related to our net loss of $206.0 million, which included non-cash charges of $45.9 million related to losses from fixed purchase commitments and write-off of production assets at contract manufacturers, $27.5 million of stock-based compensation, and $14.6 million of depreciation and amortization expenses. In addition, significant operating cash outflows were primarily related to a $35.8 million decrease in accrued and other long term liabilities, an $11.8 million decrease in accounts payable, a $1.6 million decrease in deferred revenue and a $1.3 million decrease in deferred rent. Accrued and other long term liabilities decreased primarily due to the release of the contingently repayable advance from related party collaborator (Total) of $31.9 million as a result of the July 2012 amendment of the collaboration agreement with Total. Accounts payable decreased primarily due to payments for production and contract manufacturing costs that were accrued for in the prior year but paid in the current year.

Significant operating cash inflows during the year ended December 31, 2012 were derived primarily from sales of ethanol and reformulated ethanol-blended gasoline purchased from third parties and from collaborative research services. In addition, operating cash inflows were comprised primarily of an $11.2 million decrease in prepaid expenses and other assets, a $2.8 million decrease in accounts receivable and a $2.9 million decrease in net inventory. The decrease in prepaid expenses and other assets was primarily related to the reduction of $18.8 million in deferred charge asset related to Total as a result of the July 2012 amendment of the collaboration agreement with Total. The decrease in accounts receivable was primarily due to our transition out of the ethanol and ethanol-blended gasoline business during the third quarter of 2012.

Cash used in operating activities of $92.5 million in 2011 reflected a net loss of $179.5 million partially offset by non-cash charges of $37.5 million and a $49.5 million net change in our operating assets and liabilities. Net change in operating assets and liabilities of $49.5 million primarily consisted of a $53.9 million increase in accrued and other long term liabilities of which $31.9 million was due to the contingently repayable advance from Total, a $15.6 million increase in accounts payable and a $5.5 million increase in deferred revenue partially offset by a $5.3 million increase in inventory, a $17.3 million increase in prepaid expenses and other assets, a $2.0 million increase in accounts receivable and a $1.1 million reduction in deferred rent. Non-cash charges primarily included $25.5 million of stock-based compensation and $11.1 million of depreciation and amortization expenses.

Cash used in operating activities of $64.6 million in 2010 reflected a net loss of $82.8 million partially offset by non-cash charges of $16.6 million and a $1.6 million net change in our operating assets and liabilities. Non-cash charges primarily included $10.4 million of stock-based compensation and $7.3 million of depreciation and amortization.

Cash Flows from Investing Activities

Our investing activities consist primarily of capital expenditures, net investment purchases, maturities and sales.

For the year ended December 31, 2012, cash used in investing activities was $49.6 million as a result of $56.9 million of capital expenditures and deposits on plant, property and equipment due to the construction of our first owned production facility in Brotas and $1.0 million of restricted cash, offset by net sales of short term investments of $8.2 million.

For the year ended December 31, 2011, cash provided by investing activities was $5.9 million$ as a result of $105.0 million in net investment securities maturities and $0.3 million in acquisition of cash in noncontrolling interest offset by a $97.0 million of capital expenditures and deposits on property, plant and equipment and a $2.9 million payment to Draths Corporation in relation to a business acquisition.

For the year ended December 31, 2010, cash used in investing activities was $79.4 million as a result of $68.4 million in net investment purchases and $15.5 million of capital expenditures and deposits on property, plant and equipment, offset by the release of $4.5 million in restricted cash.

Cash Flows from Financing Activities

For the year ended December 31, 2012, cash provided by financing activities was $138.1 million, primarily the result of the net receipt of $108.9 million from debt financing, of which $30.0 million is debt financing from a related party, the receipt of $84.7 million in proceeds from sales of common stock in private placements net of issuance cost, and the receipt of $0.9 million in proceeds from option exercises. These cash inflows were offset in part by principal payments on debt of $52.6 million and principal payments on capital leases of $3.7 million.

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For the year ended December 31, 2011, cash provided by financing activities was $41.1 million, as a result of the net receipt of $38.0 million from debt financing, the receipt of $8.4 million in proceeds from option exercises, and the receipt of $3.0 million in equipment financing. These cash receipts were offset in part by principal payments on debt of $5.0 million, principal payments on capital leases of $2.8 million, and $0.5 million in costs related to the initial public offering of our common stock.

For the year ended December 31, 2010, cash provided by financing activities was $266.7 million, primarily the result of the net receipt of $132.9 million from our sale of Series D convertible preferred stock, the receipt of the net proceeds of $86.0 million from the initial public offering of our common stock, the net receipt of $47.8 million from our sale of Series C-1 convertible preferred stock, the net receipt of $3.7 million from our sale of Series C convertible preferred stock, the receipt of $7.1 million from investors in Amyris Brasil and $1.4 million in proceeds from equipment financing. These cash receipts were offset in part by principal payments on debt of $9.7 million and principal payments on capital leases of $2.7 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any material off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our consolidated financial statements.

Contractual Obligations

The following is a summary of our contractual obligations as of December 31, 2012 (in thousands):

	Total	2013	2014	2015	2016	2017	Thereafter
Principal payments on long-term debt	$113,432	$3,325	$3,962	$5,846	$5,875	$79,131	$15,293
Interest payments on long-term debt, fixed rate(1)	17,102	2,919	3,073	2,528	2,175	4,508	1,899
Operating leases	38,289	6,624	6,772	6,900	6,891	6,760	4,342
Principal payments on capital leases	2,610	1,366	957	287	—	—	—
Interest payments on capital leases	175	123	50	2	—	—	—
Terminal storage costs	157	148	9	—	—	—	—
Purchase obligations(2)	53,113	16,275	17,706	10,243	8,623	218	48
Total	$224,878	$30,780	$32,529	$25,806	$23,564	$90,617	$21,582

 ____________________

(1)          The fixed interest rates are more fully described in Note 6 of our consolidated financial statements.

(2)          Purchase obligations include non-cancelable contractual obligations and construction commitments of $52.7 million, of which $13.9 million have been accrued as loss on purchase commitments.

This table does not reflect non-reimbursable expenses that we expect to incur in 2013 in connection with research activities under the DOE Integrated Bio-Refinery grant and the NREL subcontract discussed above under the caption "Liquidity and Capital Resources - Government Contracts." We have the right to be reimbursed for up to $24.3 million of a total of up to $34.9 million of expenses for research activities that we undertake under the DOE Integrated Bio-Refinery grant. We have the right to be reimbursed for up to $3.6 million of a total of $5.0 million of expenses for research activities that we undertake under the NREL grant.

Additionally, this table does not reflect the expenses that we expect to incur in 2013 and 2014 in connection with research activities under DARPA under which we will perform certain research and development activities funded in part by DARPA. The work is to be performed on a cost-share basis, where DARPA funds 90% of the work and we fund the remaining 10% (primarily by providing specified labor). Under the agreement, we could receive funding of up to approximately $8.0 million over two years based on achievement of program milestones, and, accordingly, we would be responsible for contributions equivalent to approximately $900,000.

Recent Accounting Pronouncements

The information contained in Note 2 to the Consolidated Financial Statements under the heading "Recent Accounting Pronouncements" is hereby incorporated by reference into this Part II, Item 8.

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ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The market risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in: commodity market prices, foreign currency exchange rates, and interest rates as described below.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and our outstanding debt obligations. We generally invest our cash in investments with short maturities or with frequent interest reset terms. Accordingly, our interest income fluctuates with short-term market conditions. As of December 31, 2012, our investment portfolio consisted primarily of money market funds and certificates of deposit, all of which are highly liquid investments. Due to the short-term nature of our investment portfolio, our exposure to interest rate risk is minimal. Additionally, as of December 31, 2012, 100% of our outstanding debt is in fixed rate instruments.

Foreign Currency Risk

Most of our sales contracts are principally denominated in U.S. dollars and, therefore, our revenues are not currently subject to significant foreign currency risk. The functional currency of our wholly-owned consolidated subsidiary in Brazil is the local currency (Brazilian real) in which recurring business transactions occur. We do not use currency exchange contracts as hedges against amounts permanently invested in our foreign subsidiary. The amount we consider permanently invested in our foreign subsidiary and translated into U.S. dollars using the year end exchange rate is $76.7 million at December 31, 2012 and $62.8 million at December 31, 2011. This increase between 2012 and 2011 is due to additional capital contributions made during 2012, which are partially offset by the depreciation of the Brazilian real versus the U.S. dollar and an increase in accumulated deficit of our wholly-owned consolidated subsidiary in Brazil. The potential loss in fair value, which would principally be recognized in Other Comprehensive Income (Loss), resulting from a hypothetical 10% adverse change in quoted Brazilian real exchange rates is $7.7 million and $6.3 million for 2012 and 2011, respectively. Actual results may differ.

We make limited use of derivative instruments, which includes currency interest swap agreements to manage the Company's exposure to foreign currency exchange rate and interest rate related to the Company's Banco Pine S.A. loan. In June 2012, we entered into a currency interest rate swap arrangement with Banco Pine for R$22.0 million (approximately US$10.8 million based on the exchange rate of December 31, 2012). The swap arrangement exchanges the principal and interest payments under the Banco Pine loan entered into in July 2012 for alternative principal and interest payments that are subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real. The swap has a fixed interest rate of 3.94%. This arrangement hedges the fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real.

Commodity Price Risk

Our primary exposure to market risk for changes in commodity prices currently relates to our purchases of sugar feedstocks. When possible, we managed our exposure to this risk primarily through the use of supplier pricing agreements. Through the third quarter of 2012, we also had commodity market risk related to our purchases of ethanol and reformulated ethanol-blended gasoline in which we used standard derivative commodity instruments to hedge the price volatility of ethanol and reformulated ethanol-blended gasoline, principally through futures contracts. However, as of September 30, 2012, we transitioned out of that business and no longer purchase any ethanol and reformulated ethanol-blended gasoline or use standard derivative commodity instruments. The changes in fair value of these contracts are recorded on the balance sheet and recognized immediately in cost of products sold. We recognized a loss of $0.3 million, $2.4 million and $2.2 million, as the change in fair value for the years ended December 31, 2012, 2011 and 2010, respectively (see Note 3 to our Consolidated Financial Statements).

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SUPPLEMENTARY FINANCIAL DATA

Selected Quarterly Financial Data (unaudited)

The following table presents selected unaudited consolidated financial data for each of the eight quarters in the two-year periods ended December 31, 2012. In the Company’s opinion, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the financial information for the periods presented. Net loss per share—basic and diluted, for the four quarters of each fiscal year may not sum to the total for the fiscal year because of the different number of shares outstanding during each period.

	Quarter
	First	Second	Third	Fourth
	(In thousands, except share and per share amounts)

Year Ended December 31, 2012
Total revenues	$29,469	$19,263	$19,108	$5,854
Product sales	$26,307	$15,580	$4,728	$3,023
Gross profit (loss) from product sales	$(17,504)	$(8,056)	$284	$(2,400)
Net loss attributable to common stockholders	$(94,548)	$(46,806)	$(20,293)	$(43,492)
Net loss per share—basic and diluted	$(1.88)	$(0.81)	$(0.34)	$(0.72)
Shares used in calculation—basic and diluted	50,214,192	57,442,834	58,964,226	60,187,256
Year Ended December 31, 2011
Total revenues	$37,174	$32,002	$36,276	$41,539
Product sales	$34,020	$27,816	$31,162	$36,839
Gross profit (loss) from product sales	$(362)	$(1,320)	$(4,567)	$(19,529)
Net loss attributable to common stockholders	$(33,137)	$(42,615)	$(43,690)	$(59,428)
Net loss per share—basic and diluted	$(0.76)	$(0.95)	$(0.97)	$(1.30)
Shares used in calculation—basic and diluted	43,851,142	44,626,721	45,031,613	45,663,667

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The Board of Directors Recommends a Vote FOR Proposal 1.

The Board of Directors recommends a vote FOR the following proposal.

1.	Approval of the issuance of up to $110,000,000 aggregate principal amount of senior convertible promissory notes and a warrant to purchase 1,000,000 shares of our common stock in a private placement transaction or series of private placement transactions and the issuance of the common stock issuable upon conversion or exercise of such notes and warrants in accordance with NASDAQ Marketplace Rules 5635(b)-(d).	‚	For	‚	Against	‚	Abstain

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AMYRIS, INC.

SPECIAL MEETING OF STOCKHOLDERS

[                   ], September, 2013

[     ] a.m. Pacific Time

5885 Hollis Street
Suite 100
Emeryville, California

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held September [     ], 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at [                 ].

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PROXY FOR 2013 SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC.

The signer of this proxy hereby appoints John Melo and Steven Mills, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on [                 ], September [   ], 2013 at [     ] a.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

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